 Filed Pursuant to Rule 424(b)(1)
 Registration No. 333-260294
PROSPECTUS
13,043,478 Class A Common Shares
CI&T Inc
(incorporated in the Cayman Islands)
This is an initial public offering of the Class A common shares, US$0.00005 par value per share of CI&T Inc, or the Issuer. The Issuer is offering 11,111,111 of the Class A common shares to be sold in this offering. The selling shareholders identified in this prospectus (the “Selling Shareholders”), are offering an additional 1,932,367 Class A common shares. We will not receive any proceeds from the sale of Class A common shares by the Selling Shareholders.
Prior to this offering, there has been no public market for our Class A common shares. The initial public offering price per Class A common share is US$15.00. Our Class A common shares have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol “CINT.”
Following this offering, our existing shareholders, including Cesar Nivaldo Gon, Bruno Guiçardi Neto, Fernando Matt Borges Martins, the Advent Managed Fund LLCs (as defined below) and existing minority shareholders (collectively, the “Class B Shareholders”), will beneficially own, either directly or indirectly, 90.1% of our outstanding share capital, assuming no exercise of the underwriters’ overallotment option referred to below. The shares held by the Class B Shareholders are Class B common shares, which carry rights that are identical to the Class A common shares being sold in this offering, except that (i) holders of Class B common shares are entitled to ten votes per share, whereas holders of our Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and are subject to certain transfer restrictions, and (iii) holders of Class B common shares are entitled to preemptive rights in the event that additional Class A common shares are issued, in order to maintain their proportional ownership interest, and such preemptive rights may only be exercised with the written consent of at least seventy percent (70%) of Class B common shares in issue (the “Class B Shareholder Consent”). Class B common shares shall not be listed on any stock exchange and will not be publicly traded. Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law. As a result, the Class B Shareholders will control approximately 98.9% of the voting power of our outstanding share capital following this offering, assuming no exercise of the underwriters’ overallotment option, and will, so long as they control the voting power of our outstanding share capital, effectively control substantially all matters requiring shareholder approval. For further information, see “Description of Share Capital.”
We are a “foreign private issuer” and an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as a result, have elected to comply with certain reduced public company disclosure and reporting requirements. In addition, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. See “Risk Factors — Certain Risks Relating to this Offering and Our Class A Common shares — As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we will have different disclosure and other requirements from U.S. domestic registrants and non-emerging growth companies.”
Investing in our Class A common shares involves risks. See “Risk Factors” beginning on page 26 of this prospectus.
	Per Class A common share	Total
Initial public offering price(1)	US$15.00	US$195,652,170.00
Underwriting discounts and commissions(1)(2)	US$0.90	US$11,739,130.20
Proceeds, before expenses, to us(1)(3)	US$14.10	US$156,666,665.10
Proceeds, before expenses, to the Selling Shareholders(1)(3)	US$14.10	US$27,246,374.70

(1)
Assumes no exercise of the underwriters’ option to purchase additional Class A common shares.

(2)
See “Underwriting” for a description of all compensation payable to the underwriters.

(3)
See ‘‘Expenses of the Offering’’ for a description of all expenses (other than total underwriting discount and commissions) payable in connection with this offering.

The Selling Shareholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to 1,956,522 additional Class A common shares to cover over-allotments, if any, at the initial public offering price, less underwriting discounts and commissions. We will not receive any proceeds from the sale of Class A common shares by the Selling Shareholders.
Neither the U.S. Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect to deliver the Class A common shares against payment in New York, New York on or about November 15, 2021.
Global Coordinators / Lead Bookrunners
Goldman Sachs & Co. LLC	Citigroup
Joint Bookrunners
J.P. Morgan	Morgan Stanley
Passive Bookrunners
Itaú BBA	BofA Securities	Bradesco BBI

The date of this prospectus is November 9, 2021.

i

Neither we, the Selling Shareholders, the underwriters nor any of our or their respective agents have authorized anyone to provide any information or make any representation about this offering that is different from, or in addition to, that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we, the Selling Shareholders, the underwriters nor any of our or their respective agents will have or take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the Selling Shareholders, the underwriters nor any of our or their agents have authorized any other person to provide you with different or additional information. Neither we, the Selling Shareholders, the underwriters nor any of our or their agents are making an offer to sell, or seeking an offer to buy, the Class A common shares in any jurisdiction where the offer or sale is not permitted. This prospectus is being used in connection with the offering of the Class A common shares in the United States and, to the extent described below, elsewhere. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
This prospectus is being used in connection with the offering of the Class A common shares in the United States and, to the extent described below, elsewhere based solely on the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
Notice to Investors Outside the United States. Neither we, the Selling Shareholders, any of the underwriters nor any of our or their agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A common shares and the distribution of this prospectus outside the United States.
Notice to EEA Investors. In any European Economic Area, or EEA, Member State that has implemented the Prospectus Regulation, this communication is addressed only to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Regulation. This prospectus has been prepared on the basis that any offer of our Class A common shares in any Member State of the European Economic Area, or EEA (each, a “Relevant Member State”), will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make any offer within the EEA of our Class A common shares which are the subject of this offering may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of our Class A common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purposes of this provision, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, and includes any relevant implementing measure in each Relevant Member State.
Notice to UK Investors. In the United Kingdom (the “UK”), this prospectus is addressed only to and directed at qualified investors who are (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

ii

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “CI&T” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to CI&T Inc, together with its subsidiaries; all references to the “Issuer” refer to CI&T Inc; and all references in this prospectus to “CI&T Brazil” refer to CI&T Software S.A.
The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to the Brazilian Central Bank (Banco Central do Brasil). References in the prospectus to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

iii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important or relevant to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business,” “Presentation of Financial and Other Information,” “Unaudited Pro Forma Condensed Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our audited consolidated financial statements and unaudited condensed consolidated interim financial statements included elsewhere in this prospectus, before deciding to invest in our Class A common shares.
Unless the context otherwise requires, we use the terms “CI&T,” “the Company,” “we,” “us” and “our” in this prospectus to refer to CI&T, Inc and, where appropriate, our consolidated subsidiaries.
CI&T
OUR PURPOSE & VISION
Our purpose is to unlock the potential in businesses, people and technology to improve their tomorrow.
Our vision is to be the most trusted digital partner for the world’s most renowned brands while inspiring healthier, more sustainable and inclusive ways of working together and creating value.
OVERVIEW
CI&T is a provider of strategy, design and software engineering services to enable digital transformation for the world’s largest enterprises and fast growing companies. As companies race to provide their end-customers with a digital-first experience, our highly talented multidisciplinary teams of strategists, designers and engineers bring a 26-year track record of accelerating business innovations through our end-to-end scalable digital solutions. Through our collaborative approach, we are deeply embedded within our clients’ organizations helping drive digital transformation in their day-to-day business operations and strategic thinking. We do this at scale with a global presence of over 5,000 professionals spread across eight countries. As a result, many blue-chip companies and fast-growing companies across geographies and industry verticals trust CI&T as their partner for digital transformation.
In recent years, many new emerging technologies and market trends, such as mobility, cloud computing, artificial intelligence and hyper-connectivity, have revolutionized and continue to alter how end-users interact with their brands, forcing businesses to redefine engagement models and customer experiences. As companies across industries seek to transform their businesses, they require specialized engineering and creative talent to rapidly design customized, innovative solutions. Many companies and traditional IT outsourcing vendors today often lack the know-how and talent to implement these transformational changes at speed and scale. We believe this dynamic creates an attractive opportunity for a digital native company like ours to help companies rapidly adapt while meeting the demands of their end-customers.
According to the International Data Corporation (“IDC”), the digital transformation services market is massive. While this market encompasses a number of distinct technology solutions, we focus on application development and deployment, consulting, technology outsourcing, and support of IT systems to enable enterprise-wide digital change. IDC forecasts that the total global digital transformation services market is expected to reach an aggregate of US$958 billion in annual spending by 2024, a substantial portion of which directly relates to the services that we offer.1
Born in the digital space, CI&T has been at the forefront of innovation delivering business impact by transforming ideas into reality. Our end-to-end offering starts by addressing our clients’ challenges and identifying opportunities where digital technologies can create value (Strategy), then iterating with multidisciplinary teams to create viable solutions (Design) and finally, implementing these digital products and platforms at speed and scale (Engineering). We believe this approach uniquely positions us to capitalize on the massive scale and continuous growth within the digital transformation services market.

1
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

We serve our clients by organizing our delivery operations into autonomous units called Growth Units.
Our Growth Units are industry agnostic and multidisciplinary, incorporating talent from across the organization to provide clients with holistic solutions. Growth Units are empowered to focus on the needs of clients and leverage CI&T’s centralized shared services platform for branding, human capital strategy and corporate learning support. Four to eight multidisciplinary senior leaders comprise an executive leadership team and work together to lead each Growth Unit. This structure enables our executives to actively manage their teams while staying very close to our clients. Within each Growth Unit, there are multiple teams of approximately 10 people dedicated to a specific client or project which typically include a project manager, designers, architects, data scientists, and developers among others (the “Squads”). Using Dunbar’s number as a guide, when a Growth Unit reaches a size of approximately 400 people, we split it into smaller units to ensure our organization stays flat, agile and collaborative. Our Growth Units are further supported by our PowerHouses, specialized teams with very deep digital competencies that help our clients remain up to date with the latest emerging trends and technologies regardless of their sector. By empowering smaller teams, we have found that our employees remain more engaged and entrepreneurial while we continue to expand our global reach and scale.
Our approach has enabled us to attract numerous blue-chip companies, such as Johnson & Johnson, AB InBev, Nestlé, Google, Itaú Unibanco, Coca-Cola, LifeScan and Telefônica among many others. While focused on expanding our business in North America and Europe, we believe our deep roots in Latin America, especially in Brazil, benefit our growth strategy given the region’s massive size and heightened demand for digital transformation services. Our end-to-end solutions and collaborative approach allow us to establish deeply embedded, long-term relationships with our clients that in some instances date back over 14 years. We actively help our clients innovate through these trusted relationships while increasing our share of revenues, as demonstrated by our Net Revenue Retention Rate, which is calculated by dividing Net revenue, less Net revenue generated from new clients in a given year, over Net revenue from the previous year. Over the last four full years, our average Net Revenue Retention Rate was 118%.
We attribute a great part of our success to our proprietary methodology based on three main pillars, all of which have environmental, social and governance (“ESG”) principles as a foundation:
•
Impact.   Combines a results-focused strategy with client-centric design and technical mastery to deliver end-to-end solutions in short 90-day cycles aimed at improving operating and financial results.

•
People.   We unlock our team’s potential by promoting from within and investing in individualized development plans for each one of our employees while creating an environment of diversity and trust. We have built a lean operation that helps us attract, keep, engage, and motivate talent. We believe this makes us an attractive company for employees and creates an environment that fosters long and rewarding careers, as evidenced by our strong levels of employee engagement and retention. We are currently recognized as one of the top employers in our sector by the Glassdoor “Overall rating” and “Recommend to a Friend” indicators, and over the last 14 consecutive years we have been certified as a “Great Place to Work” in Brazil by the GPTW Institute. From July 2020 to June 2021, our employee attrition rate based on voluntary employee departures was 12% (excluding employee departures with less than a six month tenure).

•
Learning.   We manage the business and our people through an Adhocracy model, a decentralized decision-making process that promotes entrepreneurship and autonomy, enabling us to adapt and learn very quickly. We believe that the combination of Adhocracy and an attitude of being an “always learning” organization makes us unique. Our growth and delivery model is focused on bringing together multidisciplinary teams that gain a comprehensive view of the client’s challenges and strategic objectives. By leveraging our PowerHouses’ deep domain capabilities and vertical expertise, we support our clients through a multi-year digital transformation journey. As a form of recognition, our Adhocracy managerial approach was featured in a case study at the London Business School in 2020.

We were founded 26 years ago in Campinas, Brazil, by Cesar Nivaldo Gon, Bruno Guiçardi Neto, and Fernando Matt Borges Martins. Today, Cesar serves as our CEO, Bruno as our North American President and Fernando as a board member, maintaining the same entrepreneurial spirit, culture, and energy that has characterized us since our inception. We believe that true innovation comes from a strong culture that is

2

founder-led, diverse, inclusive, and promotes a safe working environment. We believe that this culture enables people from different backgrounds and experiences to share ideas, create solutions, and flourish in the workplace.
From 2017 to 2020, our Net revenue increased at a compound annual growth rate (CAGR) of 28%. During the first six months of 2021, we continued to demonstrate strong performance with Net revenue of R$611,616 thousand, compared to R$448,254 thousand for the first six months of 2020, representing a Net revenue increase of 36%. On a constant currency basis, we generated Net revenue of R$582,033 thousand for the first six months of 2021, compared to R$449,527 thousand for the first six months of 2020, representing a Net revenue increase of 29%. We generated Net revenue of R$956,519 thousand during 2020 compared to R$677,133 thousand during 2019, representing a year-over-year increase of 41%. On a constant currency basis, we generated Net revenue of R$835,937 thousand during 2020, compared to R$676,172 thousand during 2019, representing a year-over-year increase of 24%. In addition to strong top line growth, our team remains lean and efficient. Per billable employee,2 our Net revenue for the year ended 2020 and 2019 was R$383 thousand and R$341 thousand, respectively, and for the twelve-month period from July 2020 to June 2021 and July 2019 to June 2020, our Net revenue per billable employee was R$375 thousand and R$373 thousand, respectively.
As we continue to scale, our operating margins have also benefited. During the first six months of 2021, our Net profit was R$84,337 thousand, compared to R$58,714 thousand during the same period in 2020, representing a Net profit margin of 14% and 13% for the six months ended June 30, 2021 and 2020 respectively. Our Net profit for the fiscal year ended 2020 was R$127,654 thousand, compared to R$56,569 thousand during 2019, representing a Net profit margin of 13% and 8% for 2020 and 2019 respectively. During the first six months of 2021, we generated Adjusted EBITDA of R$142,249 thousand, which represents a 23% Adjusted EBITDA Margin, compared to an Adjusted EBITDA of R$115,535 thousand and a 26% Adjusted EBITDA Margin for the first six months of 2020. We generated Adjusted EBITDA of R$237,917 thousand in 2020, which represents a 25% Adjusted EBITDA Margin, compared to R$136,221 thousand and a 20% Adjusted EBITDA Margin for the prior fiscal year.
After giving effect to our acquisition of Dextra Holdings on a pro forma basis, we generated Pro Forma Net revenue of R$749,439 thousand during the first six months of 2021 and Pro Forma Net revenue of R$1,160,555 thousand during 2020.
During the first six months of 2021, our Pro Forma Net profit was R$87,060 thousand, representing a Pro Forma Net profit margin of 12%, and for 2020, our Pro Forma Net profit was R$122,243 thousand, representing a Pro Forma Net profit margin of 11%. For the first six months of 2021, our Pro Forma Adjusted EBITDA was R$185,792 thousand, which represents a 25% Pro Forma Adjusted EBITDA Margin, and for 2020 our Pro Forma Adjusted EBITDA was R$300,060 thousand, which represents a 26% Pro Forma Adjusted EBITDA Margin.
INDUSTRY AND MARKET OPPORTUNITY
The rapid expansion of technology, driven by the ubiquity of mobile applications and other connected devices, has increased the prevalence of connected consumers. Empowered by these technologies, consumers are more sophisticated than ever and are increasingly demanding seamless digital experiences. Meanwhile, companies across industries with new, tech-centric business models that embrace these trends challenge traditional enterprises. To meet rising consumer expectations and compete against these emerging digital-first companies, traditional enterprises invest in digital transformation to digitize their legacy applications and processes and increase the efficiency of customer interactions.

We define “billable employees” as those employees accounted for within costs of services provided, which are employees directly involved with the delivery of our strategy, design, and software development services to customers, and which constitute the primary part of our workforce responsible for revenue generation. For the year ended December 31, 2020 and 2019, we had 2,498 and 1,984 billable employees, respectively. For the twelve month period from July 2020 to June 2021 and from July 2019 to June 2020, we had 2,983 and 2,143 billable employees, respectively.

This paradigm shift in business models was underway before the outbreak of the pandemic caused by the SARS-CoV-2 coronavirus disease (“COVID-19”); however, the pandemic has accelerated the adoption of digital technology to support remote working environments and remote customer engagement. Despite significant budget pressures and cost containment measures, according to IDC, overall investments in digital resiliency increased steadily throughout 2020 and continue to increase as businesses prioritize or accelerate the adoption of cloud computing, collaboration, and digital transformation projects.3 Furthermore, according to IDC, 65% of global GDP is expected to be digitized by 2022, driving US$7 trillion of direct digital transformation investments from 2020 to 2023.4
Companies have recognized this changing customer demand and competitive landscape; however, to maximize investment, companies must adopt digital technologies for specific products and customer experiences, and also embed digital strategies into their operating model to create new value and efficiencies that differentiate them from competitors. According to IDC, 500 million new logical applications are expected to be created between 2018 and 2023, which is equal to the number built over the past 40 years and demonstrates the breadth of market opportunity for digital transformation services.5 Companies are beginning to appreciate that this digital journey is not simply a matter of a single process or application, but is the product of iterative development across an organization. Most companies, however, do not have the resources or expertise to develop and execute a digital transformation plan. According to IDC, 73% of organizations are still 12 to 24 months away from developing a plan to operationalize their enterprise digital strategies.6
Confronted with these challenges, some enterprises have turned to large IT outsourcers for support. Most of these providers however, have an embedded cost-first approach, laden with a legacy strategy and are unable to deliver digital-first multidisciplinary teams and a holistic digital transformation strategy to clients. These limitations have supported the emergence of a new class of digital pure-play providers, such as CI&T.
The market opportunity for digital transformation is massive and growing. According to IDC, the worldwide market for digital transformation services is expected to be US$648 billion in 2021 and is expected to grow at a compound annual growth rate of 14% through 2024.7 In addition, the market opportunity in the United States is expected to be US$225 billion in 2021 and is expected to grow at a compound annual growth rate of 13% through 2024, while the market opportunity in Latin America is expected to be US$16 billion in 2021, and is expected to grow at a compound annual growth rate of 17% through 2024.8
OUR DIFFERENTIATED APPROACH
We are a native, end-to-end digital transformation partner for leading enterprises around the world. We plan to leverage our core strengths to continue serving the world’s most valuable brands.
•
Our end-to-end offerings drive digital transformation rapidly.   Our ability to combine our multidisciplinary teams of talented strategists, designers and engineers allows us to rapidly develop and deploy integrated, end-to-end customized solutions. Large corporations are urgently trying to embrace digital transformation however, have trouble executing a plan given the complex and fragmented landscape of applications that have to be managed. We work collaboratively with our clients to develop a comprehensive digital strategy prior to deploying technologies. This ensures prioritization and a focus on measurable results and deeply embeds us with senior decision-makers at

IDC, Digital Resiliency Investment Index, October 2020 (#US46982920).

4
IDC, IDC FutureScape: Worldwide Digital Transformation 2021 Predictions (#US46942020)

5
IDC, IDC FutureScape: Worldwide IT Industry 2019 Predictions (#US44403818)

6
IDC, Failure to Achieve Digital Transformation is Due to a Lack of Operational Planning and Not from a Digital Strategy Shortfall, June 2020 (#US46539818).

7
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

8
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

our clients. Our continuous 90-day business impact cycles force our Growth Units to be very focused and disciplined throughout the life of the project.
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Globally scaled with an agile nearshore delivery platform.   With distributed teams in the USA, Brazil, Canada, UK, Portugal, Japan, China, and Australia, our global presence with over 5,000 talented professionals allow us to be near, and culturally similar to our clients while leveraging nearshore teams in compatible time zones. Our close proximity to clients deepens our relationships while providing us an extensive understanding of their business models and digital transformation needs. Such closeness allows us to seamlessly integrate with our clients’ teams, fosters collaboration and facilitates the expeditious delivery of solutions.

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Deep domain capabilities and vertical expertise.   We have traditionally focused on our deep domain capabilities across sectors to service large enterprises and organizations that highly value our software development and technological expertise. Over our successful history we have developed significant vertical expertise in several large sectors such as financial services, retail & consumer goods and life sciences/healthcare that have further added to our core strengths and capabilities. To enhance our client solutions in all verticals, we always operate with multidisciplinary teams that are supported by our PowerHouses, or specialized teams with specific technical or domain expertise. We plan to continue enhancing our mastery of a wide range of technologies and full-stack digital practices by recruiting additional talent for our Growth Units and PowerHouses.

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We have a highly qualified and diversified talent base across the globe.   Several things define us as a company, but one drives our success: our people. We believe that our Adhocracy management system, which empowers employees to lead, distinguishes us from our competitors and helps us attract a very unique set of talent. Furthermore, our reputation as a digital innovator for companies globally allows us to attract and retain well-educated and talented professionals around the world. Since our inception, we have built a strong culture focused on entrepreneurship, growth and collaboration, which fosters high employee retention and promotion. Over the last 14 consecutive years, we have been certified as a “Great Place to Work” in Brazil by the GPTW Institute, and since 2020 we have established a “Work From Anywhere” approach to further expand our talent pool.

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Long-term relationships with our clients.   Our end-to-end capabilities allow us to become deeply embedded within our clients supporting all phases of their initiatives from the ideation, to the design and development, to the final support phases of their product life cycles. As a result of our end-to-end approach, we often become an integral part of our clients’ organizations. These capabilities, coupled with our customized solutions, allow us to build strong client relationships that grow and expand over time, as reflected by our average year-end Net Revenue Retention Rate of 118% over the last four full years. Today, we have important clients among our Top 10 clients that have been with us for over 14 years.

GROWTH STRATEGY
We are very excited about our future and believe we can continue to scale our Company and expand our footprint well into the future. We base our growth strategy on four main pillars:
[1]
Our Ever-Evolving Offering.   With the support of our PowerHouses we are constantly adapting to emerging technologies and trends in order to innovate our own services and capabilities. We plan to continue leveraging our successful track record over the last 26 years and our talented group of professionals in strategy, data science, design and engineering to be at the forefront of these new trends to positively impact our clients’ businesses while helping us onboard new ones.

[2]
Our Land & Expand.   We have established a Land & Expand strategy to promote the growth of our business organized as:

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Land new client relationships.   We believe there are significant untapped opportunities to win new global large enterprises and other fast-growing companies across different industries and geographies. With an Account Based Marketing (‘‘ABM’’) approach, we gather creativity, intelligence and data in an engine that transforms leads into new clients by identifying the ideal client profile (“ICP”). Our ABM approach further allows us to understand the ICP’s needs and objectives allowing us to customize the strategic sales pitch that suits their specific needs. In addition to large enterprises, we also work with smaller, fast-growing companies that require a different set of services that allow us to test new offerings and develop new capabilities, or what we call our “muscle builder” strategy for learning and constantly evolving our offerings. We prioritize our efforts to develop business in different regions including in North America & Europe, Latin America — Brazil, and Asia Pacific and Japan.
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Expand existing client relationships globally.   We have a successful track record of leveraging our existing client relationships to add new capabilities and/or help solve new challenges as shown by our strong average year-end Net Revenue Retention Rate of 118% over the last four full years. As part of our strong culture, we take it upon ourselves to always deliver for our clients and we believe that, as a result, they end up becoming our biggest advocates and promoters over time.

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Partner relationships.   As digital transformation trends take hold across industries, we actively develop new strategic channels and connections that provide us with significant new and ongoing business within our partners’ ecosystems (Google, Acquia, Microsoft, VTex, Bain & Company etc.). In addition, our close ties with our main shareholder, an investment vehicle of funds managed by Advent International Corporation (“Advent”), has also opened doors to many new opportunities that we are capitalizing on.

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Advisory Growth Boards.   We have established advisory boards, called Growth Boards, comprising seasoned senior executives from different industries and specialties that generate business opportunities to support our go-to-market strategy. Many Growth Board members are former CI&T clients who deeply understand our differentiators and introduce us to and help us target new clients who can benefit from our digital expertise. We have Growth Boards in North America, Europe and Asia that actively help us onboard new business opportunities.

[3]
Human Capital.   Our ability to attract, develop and retain top talent is key to our growth. We are committed to building a multicultural and inclusive company focused on creating a better tomorrow for our clients. We believe we have built an effective system to attract, train, prepare and retain our workforce. As we continue to expand globally, we are diversifying our sources of human capital. For example, we launched development centers in the UK and Portugal during the first half of 2020 and in Australia during the second half of the year. In the first half of 2020, we also established a remote presence in Canada. During the first six months of 2021, we made approximately 1,300 job offers to employee candidates and approximately 1,000 of them were accepted, representing a new hire acceptance of approximately 79%. As of June 30, 2021, after giving effect on a pro forma basis to the Dextra Acquisition, our total number of employees had increased to over 5,000 professionals. We believe the future of work is a work-from-anywhere model and we are ready to capitalize on this massive opportunity to hire talent globally to continue servicing our clients’ demands.

[4]
Inorganic Growth.   We actively seek and plan to selectively pursue acquisitions that complement our global strategy and culture. We have a successful track record of acquiring and integrating strategic companies that provide us with differentiated capabilities and access to new industry verticals, international markets, and talent. We routinely evaluate acquisition opportunities aligned with our strategic expansion goals and will continue to target and pursue such acquisitions that expand service offerings and capabilities, add differentiated talent and expand our client base.

RECENT DEVELOPMENTS
Certain Preliminary Pro Forma Results for the Nine Months Ended September 30, 2021
Our financial results for the nine months ended September 30, 2021 are not yet finalized. The following table reflects low and high ranges for certain estimated preliminary financial pro forma results for the nine months ended September 30, 2021, giving effect to our acquisition of Dextra Holdings as if it had occurred on January 1, 2021:

	For the nine months ended in September 30, 2021
	Low	High
Pro forma Net Revenue	1,154,742	1,162,866
Pro Forma Net profit for the period	84,390	90,609
Pro forma Adjusted Net Profit(1)	112,390	119,609
Pro forma Adjusted EBITDA	262,877	277,855
Pro forma Adjusted EBITDA Margin	23%	24%

(1)
In calculating Pro forma Adjusted Net Profit, we exclude cost components that are not related to the direct management of our projects. For the period presented in this table, the adjustments were: Business consultant expenses from R$6,500 thousand to R$7,000 thousand (detailed in note 2 in the reconciliation of Pro Forma Adjusted EBITDA below); and Impairment of R$21,818 thousand (detailed in note 1 in the reconciliation of Pro Forma Adjusted EBITDA below).

The following table presents a reconciliation of Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Profit for the period to the most comparable IFRS measure for each such metric:
	For the nine months ended in September 30, 2021
	Low	High
Pro Forma Net profit for the period	84,390	90,609
Net finance costs	46,257	48,789
Income tax expense	55,342	58,372
Depreciation and amortization	49,294	51,992
Pro forma EBITDA	235,284	249,762
Pro Forma Net profit for the period	84,390	90,609
Net finance costs	46,257	48,789
Income tax expense	55,342	58,372
Depreciation and amortization	49,294	51,992
Impairment(1)	21,818	21,818
Other adjustments(2)	5,776	6,276
Pro forma Adjusted EBITDA	262,877	277,855

(1)
After the consummation of the Dextra Acquisition, CI&T decided to discontinue investments made by the Dextra Group on certain in progress intangible assets related to digital platforms of R$20,647 thousand and a residual amount with respect to a non-compete agreement in the amount of R$1,171 thousand and recognized an impairment in its third quarter of 2021. CI&T does not expect a continuing impact in its operations related to this item, which is a non-cash item.

(2)
In calculating Pro forma Adjusted EBITDA, we exclude components that are not related to the direct management of our projects. For the period presented in this table, Other adjustments include: Business Consultant Costs, from R$6,500 thousand to R$7,000 thousand, related to corporate reorganization and secondary public offering costs, as well as mergers and acquisitions activity; Government grants received of R$1,418 thousand (tax reimbursement in the China subsidiary); and Stock Options compensation costs of R$694 thousand.

Cautionary Statement Regarding Preliminary Results
The above Pro forma preliminary results, including the non-IFRS measures referred to above, are preliminary, unaudited and subject to completion, reflect our management’s current views and may change as a result of our management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. While the above preliminary results have been prepared in good faith and based on information available at the time of preparation, no assurance can be made that actual results will not change as a result of our management’s review of results and other factors. The preliminary results presented above are subject to finalization and closing of our accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with IFRS. The preliminary results depend on several factors, including risks related to the successful integration of Dextra Tecnologia and weaknesses in our and Dextra Tecnologia’s internal controls and financial reporting process (as described under “Risk Factors”). In addition, the estimates and assumptions underlying the preliminary results include, among other things, economic, competitive, regulatory and financial market conditions and business decisions that may not be accurately reflected and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described in the section entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond our control. There can be no assurance that the underlying assumptions or estimates will be realized; while we do not expect that our estimated preliminary results will differ materially from our actual results for the nine months ended September 30, 2021, we cannot assure you that our estimated preliminary results for the nine months ended September 30, 2021 will be indicative of our financial results for future interim periods or for the full year ending December 31, 2021. As a result, the preliminary results cannot necessarily be considered predictive of actual operating results for the periods described above, and this information should not be relied on as such. You should read this information together with our financial statements and unaudited pro forma condensed financial information included elsewhere in this prospectus, and with the sections of this prospectus entitled “Summary Financial and Other Information,” “Presentation of Financial and Other Information,” “Unaudited Pro Forma Condensed Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The preliminary results presented above were prepared by and are the responsibility of our management. No independent registered public accounting firm or independent accountant has examined, compiled or otherwise performed any procedures with respect to the financial information contained in these preliminary results. Accordingly, no independent registered public accounting firm or independent accountant has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm or independent accountant assumes any responsibility for the preliminary results. The reports of the independent registered public accounting firms and independent accountants included elsewhere in this prospectus relate to the historical financial information of CI&T Brazil and Dextra. Such reports do not extend to the preliminary results and should not be read to do so.
By including in this prospectus a summary of certain preliminary results regarding our financial and operating results, neither we, the Selling Shareholders, the underwriters nor any of their respective agents or other representatives has made or makes any representation to any person regarding our ultimate performance compared to the information contained in the preliminary results and actual results may materially differ from those described above.
Acquisition of Dextra
On June 26, 2021, CI&T Brazil entered into a share purchase agreement (the “Share Purchase Agreement”) with Prime Sistemas Fundo de Investimentos em Participações Multiestratégia Investimento no Exterior (the “Seller”), as seller, Prime Sistemas de Atendimento ao Consumidor Ltda., as guarantor, and certain other intervening parties, for the purchase of the entire share capital of Dextra Investimentos S.A. (“Dextra Holdings”) and its subsidiaries for R$800,000 thousand, subject to certain purchase price adjustments for debt, cash and working capital amounts. The transaction received regulatory approval from the Brazilian antitrust authority (Conselho Administrativo de Defesa Econômica, or “CADE”) on July 22, 2021 and closed on August 10, 2021 (the “Dextra Acquisition”).
Since the closing of the acquisition, we have held the entire share capital of Dextra Holdings and its direct and indirect subsidiaries Dextra Tecnologia S.A. (“Dextra Tecnologia”), Dextra, Inc (“Dextra U.S.”), Cinq Technologies Ltda. (“Cinq”), and Cinq Technologies LLC (“Cinq U.S.” and, together with Dextra Holdings, Dextra Tecnologia, Dextra U.S. and Cinq, the “Dextra Group”). At closing, CI&T Brazil paid the Seller R$650,000 thousand. The balance of R$150,000 thousand (the “Deferred Payment”), less amounts withheld to cover future indemnity payments, shall become due on the first anniversary of the closing date, subject to any purchase price adjustments as set forth in the Share Purchase Agreement, including adjustments based on the Brazilian Interbank Deposit Rate (“CDI”). In addition, if our initial public offering closes prior to the one year anniversary of the closing date, a portion of the Deferred Payment in the amount of R$50,000 thousand, adjusted by the CDI (the “Advance Deferred Payment”), will become due and payable within fifteen days of the closing of our initial public offering. Until the payment in full of the Deferred Payment, the shares of Dextra Holdings owned by CI&T Brazil will be subject to a pledge (alienação fiduciária) for the benefit of the Seller, provided, however, that if the Advance Deferred Payment is paid to the Seller, such share pledge will be replaced with a bank guarantee covering the outstanding amount of the Deferred Payment. We funded the purchase price paid at closing through bank financings in Brazil.
Based in Brazil, the Dextra Group is focused on customized software development, and is an expert in combining design methodologies, agile development and data science to deliver digital products to its clients.
The Dextra Group has a team of approximately 1,100 people developing digital transformation projects for leading companies in Brazil and the U.S., including Alelo, McDonald’s, Serasa Experian, globo.com, Vivo, and Solvay. Since 2013, the Dextra Group has been recognized nationally among the 10 best medium-size companies to work for by the GPTW Institute in Brazil.
Our strategy for pursuing this acquisition was to increase the talent pool available to us and our client portfolio in Brazil and the U.S., as well as to improve the capabilities of our nearshore operating model. We expect to quickly integrate the Dextra Group into our operations while capitalizing on our Adhocracy model and Growth Units organizational approach to further expand our global reach and scale.
SUMMARY OF RISK FACTORS
Investing in our Class A common shares involves risks. You should carefully consider the risks described in the “Risk Factors” beginning on page 26 before making a decision to invest in our Class A common shares. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Class A common shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:
Certain Risks Relating to Our Business and Industry
•
If any of our largest clients terminates, decreases the scope of, or fails to renew its business relationship or contract with us, our revenues, business and results of operations may be adversely affected.

•
Our clients may terminate engagements before completion or choose not to enter into new engagements with us.

•
The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, financial condition, results of operations and prospects will depend on future developments, which are highly uncertain and are difficult to predict.

•
Degradation of the quality of the solutions we offer could diminish demand for our services or cause disruptions in our clients’ businesses, adversely affecting our ability to attract and retain clients, harming our business, results of operations and corporate reputation and subjecting us to liability.

•
Our contracts could be unprofitable.

•
Our business depends on a strong brand and corporate reputation.

•
We face intense competition.

•
We must attract and retain highly-skilled IT professionals. Increases in our current levels of attrition may increase our operating costs and adversely affect our future business prospects.

Certain Risks Relating to Our Growth Strategy
•
We may not be able to sustain our revenue growth rate in the future.

•
We are focused on growing our client base internationally and may not be successful.

•
If we do not continue to innovate and remain at the forefront of emerging technologies and related market trends, we may lose clients and not remain competitive.

•
Potential future acquisitions could prove difficult to integrate, disrupt our business, dilute shareholder value and strain our resources.

Certain Risks Relating to Our Acquisition of the Dextra Group and its Business
•
We may not be able to integrate the Dextra Group into our ongoing business operations, which may result in our inability to fully achieve the intended benefits of the acquisition, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.

•
Even if we are able to successfully integrate the Dextra Group into our business operations, we may not be able to realize the revenue and other synergies and growth that we anticipate from the acquisition within the expected time frame or at all.

Certain Risks Relating to Our Organizational Structure
•
We are dependent on members of our senior management team and other key employees.

•
We are exposed to fluctuations in foreign currency exchange rates and enter into derivatives transactions to manage our exposure to exchange rate risk.

•
Our holding company structure makes us dependent on the operations of our subsidiaries.

Certain Compliance, Tax, Legal and Regulatory Risks
•
Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our services, and could have a negative impact on our business.

•
We and our clients may be subject to new and evolving privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.

•
Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may adversely affect our results of operations.

Certain Risks Relating to Brazil
•
Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.

•
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil’s political and economic conditions could harm us and the price of our Class A common shares.

•
Risks related to the global economy may affect the perception of risks in other countries, particularly in the United States, Europe and emerging markets, adversely affecting the Brazilian economy and the market price of securities of issuers with principal operations in Brazil, including our Class A common shares.

Certain Risks Relating to Our Class A Common Shares and the Offering
•
There is no existing market for our Class A common shares, and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.

•
We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud. As we are an emerging growth company, our independent registered public accounting firm has not yet conducted an audit of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002.
•
Transformation into a public company may increase our costs and disrupt the regular operations of our business.

•
The market price of our Class A common shares may be volatile or may decline sharply or suddenly, regardless of our operating performance, and we may not be able to meet investors’ or analysts’ expectations. You may not be able to resell your Class A common shares for the initial offer price or above it and you may lose all or part of your investment.

•
The dual class structure of our common stock has the effect of concentrating voting control with the Class B Shareholders; this will limit or preclude your ability to influence corporate matters.

•
Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.

Our Corporate Structure
Our Corporate Reorganization
Contribution of Shares
We are a Cayman Islands exempted company, incorporated with an indefinite term and limited liability on June 7, 2021 for purposes of carrying out our initial public offering. Prior to the consummation of this offering, existing shareholders of CI&T Brazil will first contribute all of their shares in CI&T Brazil to our wholly-owned subsidiary CI&T Delaware LLC (“CI&T Delaware”), and will subsequently contribute their shares of CI&T Delaware to us (the “Contribution”). In return for this Contribution, we will issue 121,086,785 new Class B common shares to the existing shareholders of CI&T Brazil in a one to 68.14 exchange for the shares of CI&T Brazil indirectly contributed to us. As a result, CI&T Brazil will be our indirect wholly-owned subsidiary as of the consummation of the Contribution. Until the completion of the Contribution, we will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.
After accounting for the Contribution and the new 11,111,111 Class A common shares that will be issued and sold by us in this offering and the 1,932,367 Class A Common shares to be sold by the Selling Shareholders, we will have a total of 132,197,896 common shares issued and outstanding immediately following this offering, of which, assuming no exercise of the underwriters’ overallotment option, 119,154,418 will be Class B common shares beneficially owned by the existing shareholders, and 13,043,478 will be Class A common shares beneficially owned by investors purchasing in this offering.
Reverse Merger of Hoshin Empreendimentos S.A.
On April 30, 2021, the shareholders of CI&T Brazil approved the reverse merger into CI&T Brazil of Hoshin Empreendimentos S.A. (“Hoshin”), the vehicle formerly used by Java Fundo de Investimento em Participações (“Advent Managed Fund”) to invest in CI&T Brazil. As of April 30, 2021, the carrying amount of Hoshin’s assets that were merged into CI&T Brazil was R$108 thousand. As consideration for the reverse merger, CI&T Brazil issued 744,217 common shares of CI&T Brazil, with no par value, to Hoshin’s sole shareholder, Advent Managed Fund in exchange for the common shares of CI&T Brazil formerly held by Hoshin plus 1 common share resulting from the capital increase relating to CI&T Brazil’s acquisition of Hoshin’s net assets. As a result, Hoshin was dissolved, with CI&T Brazil succeeding to Hoshin’s obligations, rights and responsibilities, and Advent Managed Fund became a direct shareholder of CI&T Brazil.
As of October 25, 2021, and prior to the Contribution, Advent Managed Fund distributed its shares of CI&T Brazil to its holders AI Calypso Brown LLC, AI Iaeptus Grey LLC and AI Titan Black LLC (collectively, the “Advent Managed Fund LLCs”).
Spin-off of CI&T IOT
On April 30, 2021, the shareholders of CI&T Brazil approved the spin-off of CI&T Brazil’s interest in CI&T IOT Comércio de Hardware e Software Ltda. (“CI&T IOT”), our former subsidiary focused on the sale of advanced technology devices and software related to the efficient use of spaces.

The decision to spin-off CI&T IOT to CI&T Brazil’s shareholders followed management’s recommendation that such spin-off would provide administrative, economic and financial benefits for CI&T Brazil, CI&T IOT and their shareholders, as it would streamline CI&T Brazil’s service offerings given that management did not foresee the business of CI&T IOT as being part of CI&T Brazil’s business moving forward, while facilitating an improvement in CI&T IOT’s organizational structure.
The spin-off was meant to (i) segregate corporate structures based on corporate activities to facilitate better management of operations, assets and cash flows, and optimize the use of operational and financial resources, (ii) more efficiently use resources and increase the potential valuation of both companies and (iii) increase opportunities for generating liquidity by means of a more efficient use of assets and liabilities and streamlined administrative functions.
The spin-off was approved and became effective on April 30, 2021. It did not have a significant impact on our results of operations for any of the years presented. For the period from January 1, 2021 through April 30, 2021, CI&T IOT’s Net revenue was R$436 thousand, which represented 0.07% of the Company’s consolidated Net revenue for the same period. For the year ended December 31, 2020, CI&T IOT’s Net revenue was R$1,000 thousand, which represented 0.10% of the Company’s consolidated Net revenue for the same period. For more information on existing relationships between CI&T Brazil and CI&T IOT, see “Related Party Transactions.”
Organizational Chart
A simplified organizational chart showing our corporate structure after giving effect to our corporate reorganization and this offering is shown below:

*
On August 10, 2021, we closed the acquisition of Dextra Investimentos S.A., Dextra Tecnologia S.A., Dextra Inc., CINQ Technologies Ltda and CINQ Inc., which as of the date of this registration statement are separate subsidiaries of CI&T Software S.A. Dextra Investimentos S.A., Dextra Tecnologia S.A. and CINQ Technologies Ltda will be merged into CI&T Software S.A. as of December 2021. Dextra Inc. and CINQ Inc. will remain as subsidiaries of CI&T Software S.A.

On October 29, 2021, the shareholders' meeting of our subsidiary, CI&T Brazil, approved a dividend distribution in the total amount of R$50,000 thousand, as a result of profits accrued in 2021, followed by subsequent capitalization of the total amount of such credits resulting from the dividend distribution, proportionally to the respective shareholdings held by shareholders in the share capital of CI&T Brazil. On October 30, 2021, the shareholders’ meeting of our subsidiary, CI&T Brazil, approved a reduction in its share capital of up to R$120,000 thousand, which shall be effective on December 29, 2021, as a result of the 60-day waiting period for effectiveness of capital reductions under applicable Brazilian law and upon ratification by the shareholder’s meeting of the final amount subject to reduction. Upon effectiveness of CI&T Brazil's capital reduction on December 29, 2021, CI&T Brazil will distribute up to R$120,000 thousand in kind to its then sole shareholder, CI&T Delaware, by means of the transfer of the equity interest held in certain subsidiaries. We expect such capital reduction will have an impact on the income tax payable by our subsidiary, CI&T Brazil, but will not materially affect our financial condition or results of operations.
Corporate Information
Our principal executive office is located at R. Dr. Ricardo Benetton Martins, 1.000, Pólis de Tecnologia — Prédio 23B, Zip Code 13086-902, Campinas — São Paulo State — Brazil. Our telephone number at this address is +55 19 21024500.
Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://ciandt.com/us/en-us. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.
We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.
Implications of Being an Emerging Growth Company
As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
a requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting;

•
reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute arrangements.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual revenues of at least US$1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30, and (2) the date on which we have issued more than US$1.07 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of the requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus and we may choose to take advantage of other reduced reporting burdens in future filings. Accordingly, the information contained herein and the information that we provide to our shareholders may be different from the information you might get from other public companies.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus before investing in our Class A common shares including “Risk Factors”and our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements.
Issuer
CI&T Inc
Class A common shares offered by us
11,111,111 Class A common shares.
Class A common shares offered by the Selling Shareholders
1,932,367 Class A common shares (or 3,888,889 Class A common shares if the underwriters exercise in full their option to purchase additional shares).
Offering price
US$15.00 per Class A common share.
Voting rights
The Class A common shares will be entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) will be entitled to ten votes per share.
Each Class B common share may be converted into one Class A common share at the option of the holder.
If, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding, then each Class B common share will convert automatically into one Class A common share.
In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to other holders of Class B common shares or their affiliates or to certain unrelated third parties as described under “Description of Share Capital — Conversion.”
Holders of Class A common shares and Class B common shares will vote together as a single class on all matters, unless otherwise required by law and subject to certain exceptions set forth in our Articles of Association as described under “Description of Share Capital — Voting Rights.”
Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, (1) holders of Class A common shares will hold approximately 1.1% of the combined voting power of our outstanding common shares and approximately 9.9% of our total equity ownership and (2) holders of Class B common shares will hold approximately 98.9% of the combined voting power of our outstanding common shares and approximately 90.9% of our total equity ownership.
If the underwriters exercise their option to purchase additional shares in full, (1) holders of Class A common shares will hold approximately 1.3% of the combined voting power of our outstanding common shares and approximately 11.3% of our total equity ownership and (2) holders of Class B common shares will hold approximately 98.7% of the combined voting power of our outstanding common shares and approximately 88.7% of our total equity ownership.

The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common shares, as described above. In addition, holders of Class B common shares are entitled to preemptive rights to purchase additional Class B common shares in the event that additional Class A common shares are issued (which may only be exercised with Class B Shareholder Consent) upon the same economic terms and at the same price, in order to maintain such holder’s proportional ownership interest in us. See “Description of Share Capital” for a description of the material terms of our common shares, and the differences between our Class A and Class B common shares.
Option to purchase additional Class A common shares
The Selling Shareholders have granted the underwriters the right to purchase up to an additional 1,956,522 Class A common shares from the Selling Shareholders within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus. We will not receive any proceeds from the sale of Class A common shares by the Selling Shareholders.
Listing
Our Class A common shares have been approved for listing on the NYSE under the symbol “CINT.”
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately US$153.4 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund working capital, finance capital expenditures and carry out future strategic acquisitions or investments in other businesses or technologies that we believe will complement our current business and expansion strategies. Any remaining net proceeds will be used for general corporate purposes. We will have broad discretion in allocating any portion of the net proceeds from this offering. See “Use of Proceeds.”
We will not receive any proceeds from the sale of Class A common shares by the Selling Shareholders.
Share capital before and after offering
As of the date of this prospectus, our authorized share capital is US$50,000, consisting of 1,000,000,000 shares of par value US$0.00005 each. Of those authorized shares, (i) 500,000,000 are designated as Class A common shares, (ii) 250,00,000 are designated as Class B common shares, and (iii) 250,000,000 are as yet undesignated and may be issued as common shares or shares with preferred rights.
Immediately after this offering, we will have 13,043,478 Class A common shares outstanding, assuming no exercise of the underwriters’ option to purchase additional shares.
Dividend policy
The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. We do not anticipate paying any cash dividends in the foreseeable future.

Lock-up agreements
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. Members of our board of directors and our executive officers, and substantially all of our pre-IPO equityholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions and potential early expiration. See “Underwriting.”
Directed Share Program
At our request, the underwriters have reserved, at the initial public offering price, up to 2.0% of the Class A common shares offered by us by this prospectus for sale to our directors, officers and certain of our employees and other persons associated with us. The sales will be made by Citigroup Global Markets, Inc., an underwriter of this offering, through a directed share program. If these persons purchase Class A common shares under the directed share program, the number of Class A common shares available for sale to the general public will be reduced. Any reserved Class A common shares that are not purchased under the directed share program will be offered by the underwriters to the general public on the same terms as the other Class A common shares offered by this prospectus.
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class A common shares.
Cayman Islands exempted company with limited
liability
We are a Cayman Islands exempted company with limited liability. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In comparison, under the Delaware General Corporation Law, a director of a Delaware corporation owes fiduciary duties to the corporation and its stockholders comprised of the duty of care and the duty of loyalty. Such duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital — Principal Differences between Cayman Islands and U.S. Corporate Law.”
Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to an additional 1,956,522 Class A common shares from the Selling Shareholders in connection with this offering.

SUMMARY FINANCIAL AND OTHER INFORMATION
The following tables set forth summary consolidated financial data of CI&T Brazil as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and as of and for the years ended December 31, 2020 and 2019, and summary unaudited pro forma financial data as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020. We have derived the consolidated statements of profit or loss data for the fiscal years ended December 31, 2020 and 2019 and the consolidated statements of financial position data as of December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of profit or loss data for the six months ended June 30, 2021 and 2020 and the consolidated statements of financial position data as of June 31, 2021 from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. These results are not necessarily indicative of the results that should be expected for any future period.
The summary unaudited pro forma financial data has been derived from the unaudited pro forma condensed financial information included elsewhere in this prospectus. The unaudited pro forma statements of income for the six months ended June 30, 2021 give effect to our acquisition of Dextra Holdings, as if it had occurred as of January 1, 2021 and the unaudited pro forma statements of income for the year ended December 31, 2020 give effect to our acquisition of Dextra Holdings, as if it had occurred on January 1, 2020. The unaudited pro forma statements of financial position as of June 30, 2021 give effect to our acquisition of Dextra Holdings, as if it had occurred on June 30, 2021. See “Presentation of Financial Information and Other Information.” The unaudited pro forma condensed financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisition actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition.
We report our financial results in Brazilian reais. CI&T Brazil maintains its books and records in Brazilian reais, the presentation currency for its audited consolidated financial statements and also the functional currency of our operations in Brazil. CI&T Brazil prepares its annual consolidated financial statements in accordance with IFRS, as issued by the IASB, and unaudited condensed consolidated interim financial statements in accordance with International Financial Reporting Standard No 34 — Interim Financial Reporting (“IAS 34”).
The summary consolidated financial data presented herein should be read in conjunction with “Presentation of Financial and Other Information,” “Unaudited Pro Forma Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and unaudited condensed consolidated interim financial statements, the audited combined carve-out financial statements of Dextra Tecnologia and the unaudited condensed interim consolidated financial statements of Dextra Tecnologia, along with the notes thereto, all included elsewhere in this prospectus.
We were incorporated on June 7, 2021, to become the holding entity of CI&T Brazil in connection with this offering. Prior to the consummation of this offering, we had not commenced operations and had nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, the financial statements of the Issuer have been omitted from this prospectus. The financial statements presented in this prospectus are those of CI&T Brazil, our principal operating company and wholly-owned subsidiary.

Consolidated Statements of Profit or Loss Data:
	Six months ended June 30,			Year ended December 31,
	2021	2021	2020	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)		(in thousands of US$)*	(in thousands of Brazilian reais)
Net revenue	122,274	611,616	448,254	191,227	956,519	677,133
Costs of services provided	(78,796)	(394,140)	(284,257)	(120,125)	(600,866)	(448,979)
Gross profit	43,478	217,476	163,997	71,102	355,653	228,154
Selling, general, administrative and other expenses(1)	(18,078)	(90,428)	(62,866)	(29,431)	(147,213)	(135,364)
Impairment loss on trade receivables and contract assets	(73)	(367)	(366)	(39)	(196)	(1,091)
Operating profit before financial income	25,326	126,681	100,767	41,632	208,244	91,699
Finance income	5,084	25,428	18,799	9,558	47,808	23,944
Finance cost	(5,820)	(29,114)	(30,951)	(12,647)	(63,261)	(29,855)
Net finance costs	(736)	(3,686)	(12,152)	(3,089)	(15,453)	(5,911)
Profit before income tax	24,590	122,995	88,615	38,543	192,791	85,788
Income tax expense(2)	(7,729)	(38,658)	(29,901)	(13,022)	(65,137)	(29,219)
Net profit for the period	16,861	84,337	58,714	25,521	127,654	56,569

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 and for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(1)
Includes for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively, selling expenses of R$37,780 thousand, R$24,510 thousand, R$65,093 thousand and R$44,802 thousand; general and administrative expenses of R$54,054 thousand, R$38,032 thousand, R$81,161 thousand and R$81,197 thousand; research and technological innovation expenses of R$4 thousand, R$1,962 thousand, R$3,462 thousand and R$12,093 thousand; and other income (expenses) net of R$1,410 thousand, R$1,638 thousand, R$2,503 thousand and R$2,728 thousand.

(2)
Includes for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively, current income tax and social contribution expense of R$34,558 thousand, R$28,300 thousand, R$66,912 thousand and R$39,457 thousand, and deferred income tax expense of R$4,100 thousand and R$1,601 thousand, and deferred income tax benefit of R$1,775 thousand and R$10,238 thousand.

	Pro forma(2)
	Six months ended June 30,		Year ended December 31,
	2021	2021	2020	2020
	(in thousands of US$)*	(in thousands of Brazilian reais)	(in thousands of US$)*	(in thousands of Brazilian reais)
Pro Forma Net revenue	149,828	749,439	232,018	1,160,555
Pro Forma Costs of services provided	(95,363)	(477,008)	(143,483)	(717,701)
Pro Forma Gross Profit	54,464	272,431	88,535	442,854
Pro Forma Selling, general, administrative and other expenses(1)	(24,551)	(122,803)	(42,211)	(211,138)
Pro Forma Impairment loss on trade receivables and contract assets	(55)	(275)	(52)	(258)
Pro Forma Operating profit before financial income	29,859	149,353	46,273	231,458
Pro Forma Finance income	5,124	25,629	9,831	49,175
Pro Forma Finance costs	(9,162)	(45,829)	(19,343)	(96,752)
Pro Forma Net finance costs	(4,038)	(20,200)	(9,512)	(47,577)
Pro Forma Profit before income tax	25,820	129,153	36,762	183,881
Pro Forma Income tax expense	(8,415)	(42,093)	(12,323)	(61,638)
Pro Forma Net profit for the period	17,405	87,060	24,439	122,243

*
For convenience purposes only, amounts in reais for the six months ended June 30, 2021 and for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(1)
Includes for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, selling expenses of R$38,591 thousand and R$66,597 thousand, general and administrative expenses of R$84,654 thousand and R$143,752 thousand, research and technological innovation expenses of R$4 thousand and R$3,505 thousand, and other income of R$446 thousand and R$2,716 thousand.

(2)
For a discussion on our acquisitions and our unaudited pro forma condensed statements of income and related notes, see “Presentation of Financial and Other Information” and “Unaudited Pro Forma Condensed Financial Information”.

Consolidated Statements of Financial Position Data:
	As of June 30,		As of December 31,
	2021	2021	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)	(in thousands of US$)*	(in thousands of Brazilian reais)
Assets
Cash and cash equivalents	16,154	80,805	32,552	162,827	79,500
Trade receivables	48,239	241,301	39,236	196,256	128,184
Contract assets	18,661	93,344	10,121	50,625	36,493
Recoverable taxes	241	1,206	203	1,016	1,886
Tax assets	744	3,723	423	2,117	520
Derivatives	1,984	9,923	1,767	8,837	2,983
Other assets	3,851	19,265	2,574	12,874	5,674
Total current assets	89,874	449,567	86,876	434,552	255,240
Recoverable taxes	609	3,046	620	3,099	3,099
Deferred tax	3,558	17,798	3,029	15,152	24,977
Judicial deposits	615	3,075	616	3,083	3,083
Other assets	401	2,006	499	2,494	677
Property, plant and equipment	9,045	45,243	7,751	38,771	27,928
Intangible assets	5,301	26,516	3,632	18,166	18,545
Right-of-use assets	13,319	66,622	13,947	69,765	73,898
Total non-current assets	32,847	164,306	30,094	150,530	152,207
Total assets	122,721	613,873	116,970	585,082	407,447
Liabilities and equity
Suppliers	3,488	17,446	3,061	15,312	8,631
Loans and borrowings	19,752	98,802	15,069	75,377	23,166
Lease liabilities	3,130	15,656	2,913	14,569	14,021
Salaries and welfare charges	28,816	144,141	28,347	141,794	87,908
Derivatives	814	4,073	1,078	5,392	2,050
Tax liabilities	1,215	6,076	1,215	6,078	6,661
Other taxes payable	684	3,424	656	3,279	1,955
Dividends and interest on equity payable	522	2,609	6,133	30,677	14,714
Contract liability	934	4,673	1,997	9,987	16,162
Indemnity	126	628	126	628	44,000
Other liabilities	2,234	11,174	1,579	7,899	8,144
Total current liabilities	61,713	308,702	62,174	310,992	227,412
Loans and borrowings	1,393	6,969	2,769	13,853	4,683
Lease liabilities	11,377	56,909	12,127	60,659	63,372
Provisions	33	163	32	161	173
Other liabilities	151	754	191	957	2,102
Total non-current liabilities	12,953	64,795	15,120	75,630	70,330
Equity
Share capital	11,903	59,542	13,788	68,968	68,968
Capital reserves	1,709	8,550	1,352	6,764	4,112
Profit reserves	30,029	150,213	21,853	109,308	32,825
Other comprehensive income	4,1412	22,071	2,683	13,420	3,800
Total equity	48,054	240,376	39,676	198,460	109,705
Total equity and liabilities	122,721	613,873	116,970	585,082	407,447

*
For convenience purposes only, amounts in reais as of June 30, 2021 and as of December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Other data:
	Six months ended June 30,			Year ended December 31,
	2021	2021	2020	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)		(in thousands of US$)*	(in thousands of Brazilian reais)
Other data:
Gross profit margin	36%	36%	37%	37%	37%	34%
Adjusted Gross Profit	46,078	230,485	176,016	75,945	379,877	248,307
Adjusted Gross Profit Margin	38%	38%	39%	40%	40%	37%
EBITDA	28,530	142,700	115,661	47,606	238,126	117,276
EBITDA Margin	23%	23%	26%	25%	25%	17%
Adjusted EBITDA	28,439	142,249	115,535	47,564	237,917	136,221
Adjusted EBITDA Margin	23%	23%	26%	25%	25%	20%
Adjusted Net Profit for the period	16,953	84,799	58,714	25,606	128,082	72,319
Adjusted Net Profit Margin for the period	14%	14%	13%	13%	13%	11%

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 and for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(1)
For a reconciliation of Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Profit for the period, Adjusted Net Profit Margin for the period, each to its most directly comparable IFRS measure, see section “Summary Financial and Other Information — Non-IFRS Measures”.

Non-IFRS Measures
We regularly monitor a number of financial and operating metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. These non-IFRS financial measures include Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Profit for the period, Adjusted Net Profit Margin for the period, Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency, and should be considered in addition to results prepared in accordance with IFRS, but not as substitutes for IFRS results. In addition, our calculation of these non-IFRS financial measures may be different from the calculation used by other companies, and therefore comparability may be limited. These non-IFRS financial measures are provided as additional information to enhance investors’ overall understanding of the historical and current financial performance of our operations.
Adjusted Gross Profit and Adjusted Gross Profit Margin
We use Adjusted Gross Profit as the main key performance indicator (“KPI”) for monitoring the operational performance of our projects. In calculating Adjusted Gross Profit, we exclude cost components that are not tied to the direct management of our projects (i.e., costs and expenses derived from decisions that are done by centralized administration, and not by project managers), as well as depreciation and amortization. These adjustments are applied in order to allow us to evaluate the profitability of a project or customer reflecting only the outcome under the direct management of the project managers, and to assist us and our project managers in evaluating risks and opportunities associated with potential contract renewals or renegotiations with customers for existing and future projects.
To calculate Adjusted Gross Profit, we adjust the Gross profit to:
•
Exclude depreciation and amortization costs; and

•
Exclude stock option compensation expense.

Based on Adjusted Gross Profit, we are able to verify if we are allocating resources optimally, and how much of the revenue generated from our projects is converted into Gross profit.
In addition, we also monitor Adjusted Gross Profit Margin, which is Adjusted Gross Profit divided by Net revenue. Adjusted Gross Profit Margin is a useful metric of our profitability and allows us to have a view on minimum profitability, on a percentage point basis, that we expect to derive from different projects and clients.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin
We also regularly monitor Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), EBITDA Margin, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted EBITDA Margin.
We calculate EBITDA as Net profit (loss) for the period plus net finance costs, income tax expense, depreciation and amortization.
For the six months ended June 30, 2021 and 2020 and the years ended 2020 and 2019, as applicable, the adjustments applied to Net Profit in calculating Adjusted EBITDA were:
•
Addition of net finance costs, income tax expense, and depreciation and amortization;

•
Exclusion of stock option and indemnity payments related to the cancellation of the share-based compensation plan in 2019 (for additional information, see notes 13.b and 13.c to our unaudited condensed consolidated interim financial statements and note 17.b to our audited consolidated financial statements);

•
Exclusion of Business Consulting Costs, related to corporate reorganization costs and mergers and acquisitions activity in 2019, 2020 and the first half of 2021 (for additional information, see note 16.b to our unaudited condensed consolidated interim financial statements, and notes 20.b and 20.d to our audited consolidated financial statements); and

•
Exclusion of government grants for tax reimbursements in the China subsidiary.

We make these adjustments to isolate our operating results in a given period, in order to verify whether we are being efficient in generating operating profits, or how much of our Net profit is being consumed by operating costs, and how much is reverting to operating profitability.
In addition, we also monitor EBITDA Margin and Adjusted EBITDA Margin, which is EBITDA and Adjusted EBITDA, respectively, divided by Net revenue for the same period. EBITDA Margin and Adjusted EBITDA Margin allow us to compare and track operating profitability for different periods and regions, ensuring that our operating profitability is maintained (and, where possible, expanded).
Adjusted Net Profit for the period and Adjusted Net Profit Margin for the period
We regularly monitor our Adjusted Net Profit for the period and Adjusted Net Profit Margin for the period. We calculate Adjusted Net Profit for the period by excluding certain impacts on Net profit for the period. For the six months ended June 30, 2021 and 2020 and the years ended 2020 and 2019, the adjustment applied to Net profit for the period in calculating Adjusted Net Profit for the period was the exclusion of indemnity payments related to the cancellation of a share-based compensation plan (see notes 13.b and 13.c to our unaudited condensed consolidated interim financial statements, and notes 17.b to our audited consolidated financial statements), as well as consulting costs and expenses related mainly to legal fees and to the corporate reorganization (see note 16.b to our unaudited condensed consolidated interim financial statements, and notes 20.b and 20.e to our audited consolidated financial statements).
In addition, we also monitor Adjusted Net Profit Margin for the period, which is Adjusted Net Profit for the period divided by Net revenue. Adjusted Net Profit Margin for the period is a useful metric since it allows us to have a view on profit creation efficiency regardless of changes in the scale of Net profit for the period throughout the periods.
Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency
We monitor our Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency. As the impact of foreign currency exchange rates is highly volatile and difficult to predict, we believe Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency allow us to better understand the underlying business trends and performance of our ongoing operations on a period-over-period basis by eliminating the effect of fluctuations in the exchange rates we use in the translation of our Net revenue in foreign currencies into Brazilian reais. We calculate Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency by translating Net revenue from entities reporting in foreign currencies into Brazilian reais using the comparable foreign currency exchange rates from the prior period. The average rates in effect for the fiscal year ended December 31, 2019 were used to convert Net revenue for the fiscal year ended December 31, 2020 and the Net revenue for the comparable prior period ended December 31, 2019, and the average rates in effect for the six months ended June 30, 2020 were used to convert Net revenue for the six months ended June 30, 2021 and the six months ended June 30, 2020, rather than the actual exchange rates in effect during the respective period. Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency are not measures calculated in accordance with IFRS. While we believe that Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency provide useful information to investors in understanding and evaluating our results of operations in the same manner as our management, our use of Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under IFRS. Further, other companies, including companies in our industry, may report the impact of fluctuations in foreign currency exchange rates differently, which may reduce the value of our Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency as a comparative measure.
	Six months ended June 30,			Year ended December 31,
	Net revenue increase %(2)	2021	2020	Net revenue increase %(2)	2020	2019
		(in thousands of Brazilian reais)			(in thousands of Brazilian reais)
Net revenue (as reported)	36%	611,616	448,254	41%	956,519	677,133
Net Revenue at Constant Currency)(1)	29%	582,033	449,527	24%	835,937	676,172

(1)
We calculate Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency by translating Net revenue from entities reporting in foreign currencies into Brazilian reais using the comparable foreign currency exchange rates from the prior period rather than the actual exchange rates in effect during the respective period. The annual average rates in effect for the fiscal year ended December 31, 2019 that were used to calculate Net Revenue at Constant Currency for the fiscal year ended December 31, 2020 and 2019 were 3.946 Brazilian reais to U.S. dollars, 2.745 Brazilian reais to Australian dollars, 2.9746 Brazilian reais to Canadian dollars, 0.5709 Brazilian reais to renminbi, 4.459 Brazilian reais to euros, 5.0362 Brazilian reais to British pounds and 0.0362 Brazilian reais to Japanese yen. The six month average exchange rate for the six months ended June 30, 2020 that were used to calculate Net Revenue at Constant currency for the six months ended June 30, 2021 and 2020 were 4.9218 Brazilian reais to U.S. dollars, 3.2319 Brazilian reais to Australian dollars, 3.5992 Brazilian reais to Canadian dollars, 0.6994 Brazilian reais to renminbi, 5.4211 Brazilian reais to euros, 6.1855 Brazilian reais to British pounds and 0.0455 Brazilian reais to Japanese yen.

(2)
Net revenue increase is the percentage increase in Net revenue or Net Revenue at Constant Currency, as applicable from one period to the following comparable period, as measured using Net revenue (as reported) or Net Revenue at Constant Currency, as applicable.

The following table presents a reconciliation of Adjusted Gross Profit, EBITDA, Adjusted EBITDA, and Adjusted Net Profit for the period, as well as their respective margins, to the most comparable IFRS measure for each such metric:
	Six months ended June 30,			Year ended December 31,
	2021	2021	2020	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)		(in thousands of US$)*	(in thousands of Brazilian reais)
Net revenue	122,274	611,616	448,254	191,227	956,519	677,133
Reconciliation of Adjusted Gross Profit
Gross Profit	43,478	217,476	163,997	71,102	355,653	228,154
Adjustments
Depreciation and amortization (cost of services provided)	2,554	12,776	11,999	4,815	24,085	19,527
Stock Options	46	233	20	28	139	626
Adjusted Gross Profit	46,078	230,485	176,016	75,945	379,877	248,307
Adjusted Gross Profit Margin	38%	38%	39%	40%	40%	37%
Reconciliation of EBITDA
Net profit for the period	16,861	84,337	58,714	25,521	127,654	56,569
Adjustments
Net finance costs	737	3,686	12,152	3,089	15,453	5,911
Income tax expense	7,729	38,658	29,901	13,022	65,137	29,219
Depreciation and amortization	3,203	16,019	14,894	5,974	29,882	25,577
EBITDA	28,530	142,700	115,661	47,606	238,126	117,276
EBITDA Margin	23%	23%	26%	25%	25%	17%
Reconciliation of Adjusted EBITDA
Net profit for the period	16,861	84,337	58,714	25,521	127,654	56,569
Adjustments
Net finance costs	737	3,686	12,152	3,089	15,453	5,911
Income tax expense	7,729	38,658	29,901	13,022	65,137	29,219
Depreciation and amortization	3,203	16,019	14,894	5,974	29,882	25,577
Stock Options	100	501	520	187	934	3,199
Indemnity	0	0	0	(4)	(18)	14,891
Business Consultant Cost	92	462	0	89	446	858
Government grants	(283)	(1,414)	(645)	(314)	(1,571)	(3)
Adjusted EBITDA	28,439	142,249	115,535	47,564	237,917	136,221
Adjusted EBITDA Margin	23%	23%	26%	25%	25%	20%
Reconciliation of Adjusted Net Income
Net profit for the period	16,861	84,337	58,714	25,521	127,654	56,569
Adjustments
Indemnity	0	0	0	(4)	(18)	14,891
Business Consultant Cost	92	462	0	89	446	858
Adjusted Net profit for the period	16,953	84,799	58,714	25,606	128,082	72,319
Adjusted Net profit Margin for the period	14%	14%	13%	13%	13%	11%

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 and for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

RISK FACTORS
An investment in our Class A common shares involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating us and our business before making an investment decision and purchasing our Class A common shares. In particular, you should consider the risks related to an investment in companies operating in Brazil and Latin America generally, for which we have included information in these risk factors. In general, investing in the securities of issuers whose operations are located in emerging market countries such as Brazil involves a higher degree of risk than investing in the securities of issuers whose operations are located in the United States or other more developed countries. We believe that the risks described below are those that may adversely affect us. If any of the risks discussed in this prospectus actually occur, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations, cash flows, prospects and/or the liquidity or trading price of our Class A common shares may be materially adversely affected. If this were to occur, the value of our Class A common shares may decline and you may lose all or part of your investment. Additional risks and uncertainties not currently known to us, or that we currently believe to be immaterial, may have a material adverse effect on us in the future.
When determining whether to invest, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes thereto included elsewhere in this prospectus. You should also carefully review the cautionary statements referred to under “Cautionary Statement Regarding Forward-looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus.
For the purposes of this section, the indication that a risk, uncertainty or problem may or will have an “adverse effect on us” or will “adversely affect us” means that the risk, uncertainty or problem could have a material adverse effect on our business, financial condition, results of operations, cash flows, prospects and/or the liquidity or trading price of our Class A common shares, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.
Certain Risks Relating to Our Business and Industry
If any of our largest clients terminates, decreases the scope of, or fails to renew its business relationship or contract with us, our revenues, business and results of operations may be adversely affected.
We generate a significant portion of our revenues from our ten largest clients. During the six months ended June 30, 2021, our largest client based on revenues accounted for 24% of our Net revenue, and our ten largest clients together accounted for 73% of our Net revenue. During the year ended December 31, 2020, our largest client based on revenues, accounted for 20% of our Net revenue, and our ten largest clients together accounted for 67% of our Net revenue.
Our ability to maintain close relationships with these and other major clients is essential to the growth and profitability of our business. The volume of work we perform for each client may vary from year to year, and as a result, a major client in one year may not provide the same level of revenues for us in any subsequent year. The technology services we provide to our clients, and the revenues associated with those services, may decline or vary as the type and quantity of technology services we provide changes over time. In addition, our reliance on any individual client for a significant portion of our revenues may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service.
The loss of any of our major clients or the decrease in the services provided to them could have a material adverse effect on our business, financial condition, results of operations and prospects. For further information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Revenue by Client Concentration.”
Our clients may terminate engagements before completion or choose not to enter into new engagements with us.
A substantial part of our revenue is for software development and maintenance services and is typically generated from clients who also contributed to our revenue during the prior year. We constantly seek to obtain new engagements, as well as maintain relationships with existing clients, when our current engagements are successfully completed or are terminated. Notwithstanding our efforts, our clients can terminate many of our master services agreements and work orders with or without cause, and, in the case of termination without cause, subject only to 30, 60 or 90 days’ prior notice.
Our clients may terminate or reduce their use of our services for any number of reasons, including if they are not satisfied with our services, the value proposition of our services or our ability to meet their needs and expectations. Even if we successfully deliver on contracted services and maintain close relationships with our clients, a number of factors outside of our control could cause the loss of or reduction in business or revenue from our existing clients. These factors include, among other things:
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the business or financial condition of that client or the economy generally;

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a change in strategic priorities by our clients, resulting in a reduced level of spending on technology services;

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changes in the personnel at our clients who are responsible for procurement of information technology (“IT”), services or with whom we primarily interact;

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a demand for price reductions by our clients;

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mergers, acquisitions or significant corporate restructurings involving one of our clients; and

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a decision by that client to move work in-house or to one or several of our competitors.

The ability of our clients to terminate their engagement with us at any time makes our future revenue flow uncertain. We may not be able to replace any client that chooses to terminate or not renew its contract with us, which could materially adversely affect our revenue and thus our results of operations. Furthermore, terminations in engagements may make it difficult to plan our project resource requirements.
If a significant number of clients cease using or reduce their usage of our services, we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from clients. Such additional sales and marketing expenditures could adversely affect our business, results of operations and financial condition.
In addition, while the restrictions imposed by the COVID-19 pandemic have prompted a shift to digital products and services that benefited our business in 2020 and the first two quarters of 2021, there can be no assurance that once the COVID-19 pandemic is sufficiently controlled, this shift will continue and that we will continue to benefit from our clients’ increased spending on digital transformation efforts in response to the COVID-19 pandemic.
The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, financial condition, results of operations and prospects will depend on future developments, which are highly uncertain and are difficult to predict.
The global impact of the COVID-19 outbreak and measures taken to reduce the spread of the virus have had an adverse effect on the global macroeconomic environment, and have significantly increased economic uncertainty and reduced economic activity. Governmental authorities around the world, including in Brazil, have taken measures to try to contain the spread of COVID-19, including by implementing travel bans and restrictions, quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns, but there can be no assurance that such steps will be effective or achieve their desired results in a timely fashion or at all. If the contagion does not subside or is not effectively addressed through vaccination efforts, restrictions will likely remain in place, which may further suppress social and economic activity. It is uncertain how long it will take to vaccinate a substantial portion of the world’s population, as well as the Brazilian population, and delays in vaccination efforts may further increase risks relating to the COVID-19 pandemic.
We have taken numerous actions to protect our employees and our business following the spread of COVID-19 (such as reinforcing our “work from anywhere” model and adopting other measures to manage the risks posed by COVID-19, including restricting employee travel, developing social distancing plans for our employees and cancelling physical participation in meetings, events and conferences). We may take further actions if and when required by government authorities or as we determine are in the best interests of our employees, clients and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.
As of this time, the COVID-19 outbreak has not severely impacted the industry verticals to which we provided a significant portion of our services in the past two fiscal years (financial services, food and beverage, pharmaceuticals and cosmetics). In fact, our most significant clients, which are large enterprises that have been resilient in light of the effects of the COVID-19 pandemic, have in certain circumstances accelerated their demand for the implementation of digital transformation solutions over the next few years. As a result, the extent to which the COVID-19 outbreak impacts our business, financial condition, results of operations and prospects in the longer term will depend on future developments, which are highly uncertain and are difficult to predict, including, but not limited to, the duration, spread and severity of the outbreak, the actions taken to contain COVID-19 or treat its impact, how quickly and to what extent normal economic and operating conditions broadly resume, and the extent of the impact of these and other factors on our employees, suppliers, partners and clients. In addition, while the restrictions imposed by the COVID-19 pandemic have prompted a shift to digital products and services that benefited our business in 2020 and the first two quarters of 2021, there can be no assurance that once the COVID-19 pandemic is sufficiently controlled, this shift will continue and that we will continue to benefit from our client’s increased spending on digital transformation efforts in response to the COVID-19 pandemic.
The COVID-19 pandemic and related restrictions could limit our clients’ ability to continue to operate, to obtain inventory, generate sales, invest in digital solutions or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or have other unpredictable effects.
To the extent there is a sustained general economic downturn and our solutions are perceived by clients and potential clients as costly, or too difficult to deploy or migrate to, our revenue may be disproportionately affected. Our revenue may also be disproportionately affected by delays or reductions in general information technology spending. Competitors may also respond to market conditions by lowering prices and attempting to lure away our clients. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.
Once the COVID-19 pandemic is sufficiently controlled, we may also generally experience decreases or decreased growth rates in sales of digital transformation solutions to clients, as our prospective and existing clients may be less dependent on digital solutions, which would negatively affect our business, financial condition and operating results.
Degradation of the quality of the solutions we offer could diminish demand for our services or cause disruptions in our clients’ businesses, adversely affecting our ability to attract and retain clients, harming our business, results of operations and corporate reputation and subjecting us to liability.
Our clients expect a consistent level of quality in the provision of our solutions and services. Our clients use our products for important aspects of their businesses, and any errors, defects, security vulnerabilities, service interruptions or disruptions to our products and any other performance problems with our products could disrupt and cause damage to our clients’ businesses. Although we regularly update our products, they may contain undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of, or delay in, market acceptance of our solutions, loss of competitive position, lower client retention or claims by clients for losses sustained by them. In such events, we may be required, or may choose, for client relations or other reasons, to expend additional resources in order to help correct the problem, which may result in increased costs to us. Any failure to maintain the high quality of our products and services, or a market perception that we do not maintain a high quality service, could erode client trust and adversely affect our reputation, business, results of operations and financial condition.

Any defects or errors or failure to meet clients’ expectations in the performance of our contracts could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, there can be no assurance that these contractual provisions will be enforceable or adequate or will otherwise protect us from liability for damages in the event we are subject to any client claims. In addition, certain liabilities, such as claims of third parties for intellectual property infringement, breaches of data protection and security requirements, or breach of confidentiality obligations, for which we may be required to indemnify our clients, could be substantial. The successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could materially adversely affect our business, financial condition and results of operations. Even if such assertions against us are unsuccessful, a claim brought against us by any of our clients would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions and services. A client could also share information about bad experiences on social media or other publicly available sources, which could result in damage to our reputation and loss of future revenue. In addition, a failure or inability to meet a contractual requirement could seriously damage our corporate reputation and limit our ability to attract new business.
In certain instances, we guarantee to clients that we will complete a project by a scheduled date or that we will maintain certain service levels. We are generally not subject to monetary penalties for failing to complete projects by the scheduled date, but may suffer reputational harm and loss of future business if we do not meet our contractual commitments. In addition, if the project experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenue realized from a project.
Our contracts could be unprofitable.
Most of the services performed by our employees are usually charged at monthly rates that are agreed at the time at which we enter into the contracts. The rates and other pricing terms negotiated with our clients are highly dependent on our internal forecasts of our operating costs and predictions of increases in those costs influenced by marketplace factors, as well as the proposed scope of work. Typically, we do not have the ability to increase the rates established at the outset of a client service agreement, other than on an annual basis and often subject to caps. Independent of our right to increase our rates on an annual basis, client expectations regarding the anticipated cost of our services may limit our practical ability to increase our rates for ongoing work.
In addition a small proportion of the contracts are priced by project, which is highly dependent on our assumptions and forecasts about the costs we expect to incur to complete the related services, which are based on limited data and could turn out to be inaccurate. Any failure by us to accurately estimate the resources, including the skills and seniority of our employees, required to complete a fixed-price contract on time and on budget, or any unexpected increase in cost of our employees assigned to a client account, office space or materials could expose us to risks associated with cost overruns and could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, any unexpected changes in economic conditions that affect any of the foregoing assumptions and predictions could render contracts that would have been favorable to us when signed, subsequently unfavorable.
Our business depends on a strong brand and corporate reputation.
Since many of our specific client engagements involve highly tailored solutions, our corporate reputation is a significant factor in our clients’ and prospective clients’ determination of whether to engage us. We believe the CI&T brand name and our reputation are important corporate assets that help distinguish our services from those of our competitors and also contribute to our efforts to recruit and retain talented IT professionals. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide reliable and useful solutions to meet the needs of our clients at competitive prices, our ability to maintain our clients’ trust, our ability to continue to develop new functionalities and solutions, and our ability to successfully differentiate our solutions and services from competitive products and services. Additionally, our business partners’ performance may affect our brand and reputation if clients do not have a positive experience. Our efforts to build and maintain our brand have involved and will continue to involve significant expense and we anticipate that these expenditures will increase as our market becomes more competitive and as we expand into new markets. Brand promotion activities may not generate client awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. We strive to establish and maintain our brand in part by obtaining, maintaining and protecting our trademark rights. However, if our trademark rights are not adequately obtained, maintained or protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed. If we fail to successfully promote, protect and maintain our brand, we may fail to attract enough new clients or retain our existing clients to realize a sufficient return on our brand-building efforts, and our business could suffer.
Furthermore, our corporate reputation is susceptible to damage by actions or statements made by current or former employees or clients, competitors, vendors and adversaries in legal proceedings, as well as members of the investment community and the media. There is a risk that negative information about our company, even if based on false rumor or misunderstanding, could adversely affect our business. In particular, damage to our reputation could be difficult and time-consuming to repair, could make potential or existing clients reluctant to select us for new engagements, resulting in a loss of business, and could adversely affect our employee recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of our CI&T brand name and could reduce investor confidence in us and our business, financial condition, results of operations and prospects may be materially adversely affected.
We face intense competition.
The market for technology and IT solutions and services is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards and we expect competition to intensify. We believe that the principal competitive factors that we face are the ability to innovate; technical expertise and industry knowledge; end-to-end solution offerings; location of operation; price; reputation and track record for high-quality and on-time delivery of work; effective employee recruiting; training and retention; responsiveness to clients’ business needs; scale; and financial stability.
Our primary competitors include digital transformation and software engineering service providers, such as Endava plc, Globant S.A. and EPAM Systems, INC. Other competitors include traditional IT services companies, such as Accenture PLC, Capgemini SE, Cognizant Technology Solutions Corporation and Tata Consultancy Services Limited. To a lesser extent, other competitors include digital agencies and consulting companies, such as Ideo, McKinsey & Company, The Omnicom Group, Sapient Corporation and WPP plc. Many of our competitors have, and our potential competitors could have, substantial competitive advantages such as substantially greater financial, technical and marketing resources, greater name recognition, longer operating histories, greater client support resources, lower labor and development costs, and larger and more mature intellectual property portfolios. As a result, they may be able to compete more aggressively on pricing or devote greater resources to the development and promotion of technology and IT services. If successful, their development efforts could render our services less desirable to clients, resulting in the loss of clients or a reduction in the fees we could generate from our offerings. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new market entrants. Further, there is a risk that our clients may elect to increase their internal resources to satisfy their services needs as opposed to relying on a third-party service providers, such as us. The technology services industry may also undergo consolidation, which may result in increased competition in our target markets from larger firms that may have substantially greater financial, marketing or technical resources, may be able to respond more quickly to new technologies or processes and changes in client demands, and may be able to devote greater resources to the development, promotion and sale of their services than we can. Increased competition could also result in price reductions, reduced operating margins and loss of our market share.
Moreover, as we expand the scope and reach of our solutions, we may face additional competition. If one or more of our competitors were to merge or partner with other competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively.
We cannot assure you that we will be able to compete successfully with existing or new competitors or that competitive pressures will not materially adversely affect our business, financial condition, results of operations and prospects.

We must attract and retain highly-skilled IT professionals. We may face a market shortage of personnel and increases in our current levels of attrition may increase our operating costs and adversely affect our future business prospects.
In order to sustain our growth, we must attract and retain a large number of highly-skilled and talented IT professionals. Our business is people-driven and, accordingly, our success depends upon our ability to attract, develop, motivate, retain and effectively utilize highly-skilled IT professionals in our delivery. We believe that there is significant competition for technology professionals in the geographic regions in which we operate and that such competition is likely to continue for the foreseeable future. Increased hiring by technology companies and increasing worldwide competition for skilled technology professionals may lead to a shortage in the availability of suitable qualified personnel. Our ability to properly staff projects, maintain and renew existing engagements and win new business depends, in large part, on our ability to recruit, train and retain IT professionals.
In addition, the technology industry generally experiences a significant rate of turnover of its workforce. There is a limited pool of individuals who have the skills and training needed to help us grow our company. We compete for such talented individuals not only with other companies in our industry but also with companies in other industries, such as software services, engineering services, financial services and technology generally, among others. High attrition rates of IT personnel would increase our hiring and training costs and could have an adverse effect on our ability to complete existing contracts in a timely manner, meet client objectives and expand our business. Failure to hire, train and retain IT professionals in sufficient numbers could have a material adverse effect on our business, financial condition, results of operations and prospects.
Potential clients may be reluctant to switch to a new provider of digital solutions.
As we expand our offerings into new solutions, our potential clients may be concerned about disadvantages associated with switching providers, such as a loss of accustomed functionality, increased costs and business disruption. For prospective clients, switching from one vendor of solutions similar to those provided by us (or from an internally developed system) to a new vendor may be a significant undertaking. As a result, certain potential clients may resist changing vendors. There can be no assurance that our investments to overcome potential clients’ reluctance to change vendors will be successful, which may adversely affect our business, financial condition, results of operations and prospects.
We must maintain adequate resource utilization rates and productivity levels.
Our profitability and the cost of providing our services are affected by our utilization rates of our employees in the locations in which we operate. If we are not able to maintain appropriate utilization rates for our employees involved in delivery of our services, our profit margin and our profitability may suffer. Our utilization rates are affected by a number of factors, including:
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our ability to promptly transition our employees from completed projects to new assignments and to hire and integrate new employees;

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our ability to forecast demand for our services and thereby maintain an appropriate number of employees in each of the locations in which we operate;

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our ability to deploy employees with appropriate skills and seniority to projects;

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our ability to manage the attrition of our employees; and

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our need to devote time and resources to training, professional development and other activities that cannot be billed to our clients.

Our revenue could also suffer if we misjudge demand patterns and do not recruit sufficient personnel to satisfy our future demand. Employee shortages could prevent us from completing our contractual commitments in a timely manner and cause us to lose contracts or clients. Further, to the extent that we lack sufficient personnel with lower levels of seniority and daily or hourly rates, we may be required to deploy more senior employees with higher rates on projects without the ability to pass such higher rates along to our clients, which could adversely affect our profit margin and profitability.

Our profitability could suffer if we are not able to maintain favorable pricing.
Our profitability and operating results are dependent on the rates we are able to charge for our services. Our rates are affected by a number of factors, including:
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our clients’ perception of our ability to add value through our services;

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our competitors’ pricing policies;

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bid practices of clients and their use of third-party advisors;

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the ability of large clients to exert pricing pressure;

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employee wage levels and increases in compensation costs;

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employee utilization levels;

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our ability to charge premium prices when justified by market demand or the type of service; and

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general economic conditions.

Pricing pressures and increased competition generally could result in reduced revenue, reduced margins, increased losses or the failure of our solutions to achieve or maintain widespread market acceptance. If we are not able to maintain favorable pricing for our services, our profitability could suffer, and our business, financial condition, results of operations and prospects may be materially adversely affected.
We have experienced, and may in the future experience, a long selling cycle with respect to certain projects that require significant investment of human resources and time by both our clients and us.
The length of our selling cycle for clients, from initial evaluation to contract execution, is generally 1 to 12 months for large enterprise clients and 1 to 6 months for small and mid-market clients, but can vary substantially. The timing of our sales with our clients is difficult to predict because of the length and unpredictability of the selling cycle for these clients. Mid-market and large enterprise clients, particularly those in highly regulated industries and those requiring highly customized solutions, may have an even further lengthy selling cycle for the evaluation and implementation of our products and services. If these clients maintain work-from-home arrangements for a significant period of time as a result of the COVID-19 pandemic or otherwise, it may cause a lengthening of these selling cycles.
Before committing to use our services, potential clients may require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services (such as other technology and IT service providers or in-house resources) and the timing of our clients’ budget cycles, approval and integration processes. If our sales cycle unexpectedly lengthens for one or more projects, it would negatively affect the timing of our revenue and hinder our revenue growth. For certain clients, we may begin work and incur costs prior to executing the contract. A delay in our ability to obtain a signed agreement or other persuasive evidence of an arrangement, or to complete certain contract requirements in a particular quarter, could reduce our revenue in that quarter or render us entirely unable to collect payment for work already performed.
Implementing our services also involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may experience delays in obtaining internal approvals or delays associated with technology, thereby further delaying the implementation process. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources. Any significant failure to generate revenue or delays in recognizing revenue after incurring costs related to our sales or services process could materially adversely affect our business.
Our cash flows and results of operations may be adversely affected if we are unable to collect on billed and unbilled receivables from clients.
Our business depends on our ability to successfully receive payment from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients, usually bill and collect on relatively short cycles and maintain provisions against receivables. Actual losses on client balances could differ from those that we currently anticipate and, as a result, we may need to adjust our provisions. We may not accurately assess the creditworthiness of our clients. Macroeconomic conditions, such as a potential credit crisis in the global financial system, could also result in financial difficulties for our clients, including limited access to the credit markets, insolvency or bankruptcy. Such conditions could cause clients to delay payment, request modifications of their payment terms, or default on their payment obligations to us, all of which could increase our receivables balance and our provision for doubtful debts. Timely collection of fees for client services also depends on our ability to complete our contractual commitments on schedule and subsequently bill for and collect our contractual service fees. If we are unable to meet our contractual obligations, we might experience delays in the collection of or be unable to collect our client balances, which would adversely affect our results of operations and could adversely affect our cash flows. In addition, if we experience an increase in the time required to complete our services, bill and collect for our services, our cash flows could be adversely affected, which in turn could adversely affect our ability to make necessary investments and, therefore, our results of operations.
If we fail to offer high-quality client support, our business and reputation could suffer.
Our clients rely on our personnel for support related to their solutions. High-quality support is important for the renewal and expansion of our agreements with existing clients. The importance of high-quality support will increase as we expand our business and pursue new clients, particularly mid-market and large enterprise clients. If we do not help our clients quickly resolve issues and provide effective ongoing support, our ability to sell new solutions to existing and new clients could suffer and our reputation with existing or potential clients could be harmed.
Our revenue is dependent on a limited number of industry verticals, and any decrease in demand for technology services in these sectors or our failure to effectively penetrate new sectors could adversely affect our revenue, business, financial condition, results of operations and prospects.
Historically, we have focused on developing industry expertise and deep client relationships in a limited number of industry verticals. As a result, a substantial portion of our revenue has been generated by clients operating in the financial services, food and beverages and pharmaceutical and cosmetics industry vertical. Net revenue from the financial services, food and beverages and pharmaceutical and cosmetics industry vertical represented 34%, 28% and 14% of total Net revenue for the six months ended June 30, 2021, respectively, and 32%, 24% and 14% of total Net revenue for the six months ended June 30, 2020, respectively. Net revenue from the financial services, food and beverages and pharmaceutical and cosmetics industry vertical represented 34%, 26% and 14% of total Net revenue for the fiscal year ended December 31, 2020, respectively, and 34%, 17% and 13% of total Net revenue for the fiscal year ended December 31, 2019, respectively. Our business growth largely depends on continued demand for our services from clients in these sectors, and any slowdown or reversal of the trend to spend on technology services in these sectors could result in a decrease in the demand for our services and materially adversely affect our revenue, business, financial condition, results of operations and prospects.
Other developments in the industries in which we operate may also lead to a decline in the demand for our services, and we may not be able to successfully anticipate and prepare for any such changes. For example, consolidation or acquisitions, particularly involving our clients, may adversely affect our business. Our clients and potential clients may experience rapid changes in their prospects, substantial price competition and pressure on their profitability. This, in turn, may result in increasing pressure on us from clients and potential clients to lower our prices, which could adversely affect our revenue, business, financial condition, results of operations and prospects.
If we are unable to comply with our contractual security obligations or are required to indemnify our clients for data breaches or any significant failure related to their equipment or systems, we may face reputational damage and lose clients and revenue.
The services we provide are often critical to our clients’ businesses. Certain of our client contracts require us to comply with security obligations, which could include maintaining network security and backup data, ensuring our network is virus-free, maintaining business continuity planning procedures, and verifying the integrity of employees that work with our clients by conducting background checks. Any failure in a client’s or third-party service provider’s system, whether or not a result of or related to the services we provide, or breach of security relating to the services we provide to the client could damage our reputation or result in a claim for substantial damages against us. Our liability for breaches of data security requirements or breaches or incidents affecting our clients’ equipment or systems, for which we may be required to indemnify our clients, may be extensive and could result in reputational damage or a loss of clients and revenue.
Breaches of, or significant disruptions to, our information technology systems and solutions and those of our third-party service providers and subprocessors and unauthorized access to or misuse of the information and data we collect, transmit, use, store and otherwise process may cause us to lose current or future clients and our reputation and business may be harmed.
We have access to or are required to collect, transmit, use, store and otherwise process confidential client and consumer data. We also use third-party service providers (including cloud infrastructure and data center providers) and subprocessors to help us deliver services to clients and their end-consumers. These service providers and subprocessors may also collect, transmit, use, store and otherwise process personal information, credit card information and/or other confidential information of our employees, clients and our clients’ end-consumers. Despite our efforts with respect to security measures, this information, and the information technology systems that are used to store and otherwise process such information, including those information technology systems of our service providers and subprocessors, may be vulnerable to cyberattacks and other security threats or disruptions, including unauthorized access or intrusion, breaches, damage or other interruptions, including as a result of third-party action, criminal conduct, physical or electronic break-ins, telecommunications or network failures or interruptions, malicious or inadvertent acts of employee or contractors, nation state malfeasance, computer viruses, malware, denial-of-service attacks, phishing, hackers, system error, software bugs or defects, fraud, process failure or otherwise. While we strive to maintain reasonable preventative and data security controls, it is not possible to prevent all security threats to our systems and data and those of our third-party service providers, over which we exert less control. In addition, cybersecurity threats and techniques used to obtain unauthorized access, disable or degrade service or sabotage systems continue to increase, evolve in nature and become more sophisticated. Further, as a result of the COVID-19 pandemic, we may face increased security risks due to our increased reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. If any person circumvents our network security, accidentally exposes our data or code, or misappropriates data or code that belongs to us, our clients or our clients’ end users, or cause our systems to malfunction, we could face numerous risks, including risk related to breach of contract, diversion of management resources, increased costs relating to mitigation and remediation of such problems, regulatory actions, penalties and fines, litigation and future costs related to information security.
We may incorporate third-party open source software in our solutions, and any defects or security vulnerabilities in the open source software or our failure to comply with the terms of the underlying open source software licenses could adversely impact our clients, negatively affect our business, subject us to litigation, and create potential liability.
Certain of our solutions and software that is delivered to our clients incorporate software components that are licensed to us by third parties under various “open source” licenses, including the GNU General Public License, the GNU Lesser General Public License, the BSD License, the Apache License and others, and we may also rely on licensed software for the provision of our services. Despite our efforts to comply with such licenses, we or our clients may be subject to claims from third parties that our use or our clients’ use of certain open source software infringes the claimants’ intellectual property rights. We are generally required to indemnify our clients against such claims. In addition, use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that our solutions and software depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our solutions and software, delay the introduction of new solutions, result in a failure of our software, and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches.
Certain open source licenses require that users who distribute or convey the open source software subject to such licenses make available the source code of any modifications or derivative works based on such open source software. Although we monitor our use of open source software in an effort both to comply with the terms of the applicable open source licenses and to avoid subjecting our solutions and software to restrictions we do not intend, the terms of many open source licenses have not been interpreted by courts in relevant jurisdictions, and therefore the potential impact of such licenses on our business is not fully known or predictable. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to market certain of our software solutions or our clients’ ability to use the software that we develop for them and operate their businesses as they intend. The terms of certain open source licenses may require us or our clients to release the source code of the software we develop for our clients that is combined with or linked to open source software, and to make such software available under the applicable open source licenses. In the event that portions of our solutions or client deliverables are determined to be subject to an open source license, we or our clients could be required to publicly release the affected portions of source code, pay damages for breach of contract, re-engineer all, or a portion of, the applicable software, discontinue sales of one or more of our solutions in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts. Disclosing could allow our competitors or our clients’ competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us or our clients. Any of these events could create liability for us to our clients, increase our costs and damage our reputation, which could have a material adverse effect on our revenue, business, financial condition, results of operations and prospects.
We may not receive sufficient intellectual property rights from our employees and independent contractors to comply with our obligations to our clients and we may not be able to prevent unauthorized use of our intellectual property. We may also be subject to claims by third parties asserting that we, companies we have acquired, our employees or our independent contractors have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
Our client contracts generally require, and our clients typically expect, that we will assign to them all intellectual property rights associated with the deliverables that we create in connection with our engagements. In order to assign these rights to our clients, we must ensure that our employees and independent contractors validly assign to us all intellectual property rights that they have in such deliverables. Our employment and independent contractor agreements include terms regarding the assignment of inventions. These agreements provide that the employee or independent contractor assign to us all of the intellectual property rights of the employee and/or independent contractor to such deliverables, but there can be no assurance that we will be able to enforce our rights under such agreements. Given that we operate in a variety of jurisdictions with different and evolving legal regimes, we face increased uncertainty regarding whether such agreements will be found to be valid and enforceable by competent courts and whether we will be able to avail ourselves of the remedies provided for by applicable law, see “Risk Factors — Certain Compliance, Tax, Legal and Regulatory Risks — Our business, financial condition and results of operations may be adversely affected by the various conflicting and/or onerous legal and regulatory requirements imposed on us by the countries where we operate.”
Our success also depends in part on certain methodologies, practices, tools and technical expertise we utilize in designing, developing, implementing, protecting, enforcing and maintaining our proprietary and intellectual property rights. In order to protect our proprietary and intellectual property rights, we rely upon a combination of technical measures, license agreements, nondisclosure and other contractual arrangements as well as trade secret, copyright, trademark laws and other similar laws. We consider trade secrets and confidential know-how to be important to our business. However, trade secrets and confidential know-how are difficult to maintain as confidential. We attempt to protect this type of information and our proprietary and intellectual property rights generally by requiring our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. We also seek to preserve the integrity and confidentiality of our technology, data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems. Despite our efforts to protect our confidential information, intellectual property, and technology, unauthorized third parties may gain access to our confidential proprietary information, develop and market solutions similar to ours, or use trademarks similar to ours, any of which could materially harm our business and results of operations. Moreover, policing our intellectual property rights is expensive, time consuming and unpredictable. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Further, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. To the extent that we seek to enforce our rights, we could be subject to defenses, counterclaims, claims that our intellectual property rights are invalid, unenforceable, or licensed to the party against whom we are pursuing a claim. If we are not successful in defending or enforcing such claims in litigation, we could lose valuable intellectual property rights or we may be subject to damages that could, in turn, harm our results of operations. Even if we are successful in defending or enforcing our claims, litigation could result in substantial costs and diversion of resources and could negatively affect our business, reputation, results of operations and financial condition. If we are unable to protect our technology and to adequately maintain and protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative solutions that have enabled us to be successful to date.
We may be subject to claims by third parties asserting that we, our clients, companies we have acquired, our employees or our independent contractors have infringed, misappropriated or violated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
We may be subject to claims by third parties that we, our clients, companies we have acquired, our employees, or our independent contractors have misappropriated their intellectual property. For example, many of our employees were previously employed at our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information of others in their work for us, we may be subject to claims that we or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims. In addition, we are subject to additional risks related to intellectual property infringement as a result of our recent acquisitions and any future acquisitions we may complete. For instance, the developers of the technology that we have acquired or may acquire may not have appropriately created, maintained, protected or enforced their intellectual property rights in such technology. Indemnification and other rights we have under acquisition documents may be limited in term and scope and may therefore provide us with little or no protection from these risks.
Further, we have in the past, and may in the future be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement, violation or misappropriation of intellectual property rights of third parties by us or our clients in connection with their use of our solutions or the software we develop for them.
Although we take steps to avoid infringement, misappropriation or violation by us or our clients of the intellectual property rights of third-parties, any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our management and personnel. Should we be found liable for infringement or misappropriation, we may lose valuable intellectual property rights or personnel or we may be required to enter into royalty arrangements (including licensing agreements, which may not be available on reasonable terms, or at all) or to pay damages or result in us being unable to use certain intellectual property. Any of these events could seriously harm our business, results of operations and financial condition.
If our current insurance coverage is or becomes insufficient to protect against losses incurred, our business, financial condition, results of operations and prospects may be adversely affected.
We provide technology services that are integral to our clients’ businesses. If we were to default in the provision of any contractually agreed- upon services, our clients could suffer significant damages and make claims against us for those damages. Through CI&T Brazil, we currently carry R$5.2 million in errors and omissions liability coverage for all of the services we provide, subject to lower sub-limits in certain cases. Our insurance policies, including our errors and omissions insurance, may be inadequate or insufficient to compensate us for the potentially significant losses that may result from claims arising from breaches of our contracts, disruptions in our services, failures or disruptions to our infrastructure, catastrophic events and disasters or otherwise. Additionally, we do not carry cyber insurance, which may expose us to certain potential losses for damages in an amount exceeding our resources. Further, such insurance may not be available to us in the future on economically reasonable terms, or at all. To the extent client damages are deemed recoverable against us in amounts substantially in excess of our insurance coverage, or if our claims for insurance coverage are denied by our insurance carriers for any reason, including reasons beyond our control, there could be a material adverse effect on our revenue, business, financial condition, results of operations and prospects.
We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to the sale of consumer products. Specifically, developments in data protection and privacy laws could subject us to fines and reputational harm, which could in turn harm our business, financial condition or results or operations.
We operate in a complex regulatory and legal environment that exposes us to compliance and litigation risks that could materially affect our results of operations. These laws may change, sometimes significantly, as a result of political, economic or social events. Some of the federal, state or local laws and regulations in Brazil that affect us include: those relating to consumer products, product liability or consumer protection; those relating to the manner in which we advertise, market or sell products; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; bank secrecy laws, data protection and privacy laws and regulations; and securities and exchange laws and regulations. For instance, laws and regulations regarding privacy and the collection, storage, use, retention, processing, transfer, transmission, disclosure and protection of personal, sensitive or other regulated data are developing and evolving to take into account the changes in cultural and consumer attitudes towards the protection of personal data. See “Certain Compliance, Tax, Legal and Regulatory Risks” for further information related to our obligations to comply with increased or changing laws and regulations affecting our business. There can be no guarantee that we will have sufficient financial resources to comply with any new regulations or successfully compete in the context of a shifting regulatory environment.
Internet regulation in Brazil is recent and still limited and several legal issues related to the internet are uncertain.
In 2014, Brazil enacted a law, which we refer to as the Brazilian Civil Rights Framework for the Internet (Marco Civil da Internet), setting forth principles, guarantees, rights and duties for the use of the Internet in Brazil, including provisions about internet service provider liability, internet user privacy and internet neutrality. In May 2016, further regulations were passed in connection with the referred law. The administrative penalties imposed by the Brazilian Civil Rights Framework for the Internet include notification, fines (up to 10% of the revenues in Brazil of the relevant entity’s economic group in the preceding fiscal year) and suspension or prohibition from engaging in data processing activities. The Brazilian Civil Rights Framework for the Internet also determines joint and several liability between foreign parent companies and the local Brazilian subsidiary for the payment of fines that may be imposed for breach of its provisions. Administrative penalties may be applied cumulatively. Daily fines may be imposed in judicial proceedings, as a way to compel compliance with a Brazilian court order. If for any reason a company fails to comply with the court order, the fine can reach significant amounts. We may be subject to liability under these laws and regulations should we fail to adequately comply with the Brazilian Civil Rights Framework.
However, unlike in the United States, little case law exists around the Brazilian Civil Rights Framework for the internet and existing jurisprudence has not been consistent. Legal uncertainty arising from the limited guidance provided by current laws in force allows for different judges or courts to decide very similar claims in different ways and establish contradictory jurisprudence. This legal uncertainty allows for rulings against us and could set adverse precedents, which individually or in the aggregate could seriously harm our business, results of operations and financial condition. In addition, legal uncertainty may harm our clients’ perception and use of our service.

Unfavorable developments and economic, political, social and other risks in the countries where we operate may materially adversely affect us.
We may be materially and adversely affected by unfavorable economic developments in any country where we have operations. Activities outside of Brazil accounted for 54% of our Net revenue for the six months ended June 30, 2021 and 54% of our Net revenue for the fiscal year ended December 31, 2020. A significant deterioration in economic conditions in any of the markets that are most significant for our operations, including economic slowdowns or recessions, inflationary pressures and/or disruptions in the credit and capital markets, could lead to decreased consumer spending and decreased consumer confidence generally, thereby reducing demand for our services. Unfavorable economic conditions may also negatively impact our clients, suppliers and financial counterparties, who may face cash flow problems, increased defaults or other financial problems. In addition, volatility in the credit and capital markets caused by unfavorable economic developments and uncertainties may result in the unavailability of financing or an increase in its cost. Our business may also be affected by other economic developments, such as fluctuations in exchange rates, the imposition of any import, investment or foreign exchange restrictions, including tariffs and import quotas, or any restrictions on the repatriation of earnings and capital. Any of these developments could materially adversely affect our business, financial condition, results of operations and prospects.
Our operations are also subject to a variety of other risks and uncertainties related to their global operations, including political, social or other adverse developments. Political and/or social unrest, possible health problems, natural disasters, disease outbreaks or pandemics (such as the COVID-19 pandemic), politically motivated violence, and terrorist threats and/or actions may also occur in countries where we operate. Any of these developments could materially adversely affect our business, financial condition and performance.
Many of the risks above occur more frequently and with more strength in emerging markets, such as in Latin America. In general, emerging markets are also exposed to relatively higher risks of liquidity constraints, inflation, devaluation, price volatility, currency translation, corruption, crime and law enforcement, asset expropriation and sovereign default, as well as additional legal and regulatory risks and uncertainties.
Developments in emerging markets may affect our ability to import or export products and services and repatriate funds, as well as impact levels of consumer demand and, therefore, our profitability levels. Any of these factors could affect us disproportionately or differently than our competitors, depending on our specific exposure to any particular emerging market, and could materially adversely affect our business, financial condition, results of operations and prospects.
Certain Risks Relating to Our Growth Strategy
We may not be able to sustain our revenue growth rate in the future.
We have experienced rapid revenue growth in recent periods. Our Net revenue increased by 36% to R$611,616 thousand in the six months ended June 30, 2021, from R$448,254 thousand in the six months ended June 30, 2020 and increased by 41% to R$956,519 thousand in 2020, from R$677,133 thousand in 2019. We may not be able to sustain revenue growth consistent with our recent history or at all. You should not consider our revenue growth in recent periods as indicative of our future performance. We believe our ability to attract new clients and our revenue growth depends on a number of factors, including:
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reductions in our current or potential clients’ spending levels;

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competitive factors affecting the digital transformation market, including the introduction of competing services, discount pricing and other strategies that may be implemented by our competitors;

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our ability to execute our growth strategy and operating plans;

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a decline in our clients’ level of satisfaction with our solutions;

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changes in our relationships with third parties, including our business partners, app developers, theme designers, referral sources and payment processors;

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the timeliness and success of our solutions;

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the frequency and severity of any system outages;

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technological change;

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our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights;

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concerns relating to actual or perceived breaches of our IT systems or the data contained therein;

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the continued willingness of the end-consumers of our clients to use the internet for commerce; and

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our focus on long-term value over short-term results, through strategic decisions that may not maximize our short-term revenue or profitability if we believe that the decisions are consistent with our mission and will improve our financial performance over the long term.

As we grow our business, our revenue growth may decline in future periods due to a number of factors, which may include slowing demand for our services, increasing competition, decreasing growth of our overall market, our inability to engage and retain a sufficient number of IT professionals or otherwise scale our business, prevailing wages in the markets in which we operate or our failure, for any reason, to capitalize on growth opportunities.
Moreover, as we introduce new services or enter into new markets, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and it may require substantial management efforts and skills to mitigate these risks and challenges. We expect to continue to spend substantial financial and other resources on, among other things:
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investments in our IT team, improvements in security and data protection, the development of new products, features and functionality and enhancements to our solutions;

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sales and marketing, including the continued expansion of our direct sales and marketing programs, especially for businesses outside of Brazil;

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expansion of our operations and infrastructure, both domestically and internationally; and

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general administration, including legal, accounting and other expenses related to being a public company.

These investments may not result in increased revenue or the growth of our business. Accordingly, we may not be able to generate sufficient revenue to offset our expected cost increases and achieve and sustain profitability.
As a result of any of these problems associated with expansion, our business, financial condition and results of operations could be materially adversely affected.
We are focused on growing our client base internationally and may not be successful.
We are focused on geographic expansion, particularly in North America and Europe. In the six months ended June 30, 2021, 51% of our Net revenue came from clients in North America and Europe, an increase of one percentage point when compared to the six months ended June 30, 2020. In fiscal year 2020, 49% of our Net revenue came from clients in North America and Europe, an increase of three percentage points when compared to fiscal year 2019. We have made significant investments to expand in North America, however, our ability to add new clients depends on a number of factors, including market perception of our services, our ability to successfully add nearshore delivery center capacity and pricing, competition and overall economic conditions. If we are unable to retain existing clients and attract new clients in North America, Europe and elsewhere, we may be unable to grow our revenue and our business and results of operations could be adversely affected.
Potential future acquisitions could prove difficult to integrate, disrupt our business, dilute shareholder value and strain our resources.
We may continue to expand our operations through strategically targeted acquisitions of additional businesses. In the future, we may acquire additional businesses that we believe could complement or expand our business. The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. We cannot assure you that any of these acquisitions will produce the results that we expect at the time we enter into or complete a given transaction. Future acquisitions may increase our level of indebtedness and negatively affect our liquidity.
Integrating the operations of acquired businesses successfully or otherwise realizing any of the anticipated benefits of acquisitions, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our financial condition and results of operations. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. These integration activities are complex and time-consuming, and we may encounter unexpected difficulties or incur unexpected costs, including:
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our inability to achieve the operating synergies anticipated in the acquisitions;

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diversion of management attention from ongoing business concerns to integration matters;

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consolidating and rationalizing information technology platforms and administrative infrastructures;

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complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations;

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retaining IT professionals and other key employees and achieving minimal unplanned attrition;

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integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality service;

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demonstrating to our clients and to clients of acquired businesses that the acquisition will not result in adverse changes in client service standards or business focus;

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possible cash flow interruption or loss of revenue as a result of transitional matters; and

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inability to generate sufficient revenue to offset acquisition costs.

Further, there can be no assurance that we had or will have full access to all necessary information to assess any assets acquired or will acquire and identify and mitigate the risks, liabilities and contingencies in connection with the due diligence performed. We may discover liabilities or deficiencies associated with the assets or companies we acquire or ineffective or inadequate controls, procedures or policies at an acquired business that were not identified in advance, any of which could result in significant unanticipated costs and adversely impact our business. Also, in the context of our acquisitions, we may face contingent liabilities in connection with, among others things, (i) judicial and/or administrative proceedings of the business we acquire, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings, and (ii) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory matters, all of which may not be sufficiently indemnifiable under the relevant acquisition agreement and may impact our financial reporting obligations and the preparation of our audited consolidated financial statements, resulting in delays to such preparation.
In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to clients, we, as the successor owner, may be financially responsible for these violations and failures and may suffer financial or reputational harm or otherwise be adversely affected. Similarly, our acquisition targets may not have as robust internal controls over financial reporting as would be expected of a public company. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairment in the future that could harm our financial results. We may also become subject to new regulations as a result of an acquisition, including if we acquire a business serving clients in a regulated industry or acquire a business with clients or operations in a country in which we do not already operate. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders may be diluted, which could affect the market price of our Class A common shares. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. Acquisitions frequently involve anticipated benefits related to the integration of operations of the acquired business. The failure to successfully integrate the operations or to otherwise realize any of the anticipated benefits of the acquisition could seriously harm our results of operations.
If we do not continue to innovate and remain at the forefront of emerging technologies and related market trends, we may lose clients and not remain competitive.
Our success depends on delivering innovative solutions that leverage emerging technologies and emerging market trends to generate business impact, which may include revenue growth, cost reduction, expansions into new lines of business and other initiatives. Technological advances and innovation are constant in the technology services industry. As a result, we must continue to invest significant resources to stay abreast of technology developments so that we may continue to deliver solutions that our clients will wish to purchase. We cannot guarantee that product enhancements and new solutions will perform as well as or better than our existing offerings. Product enhancements and new solutions that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties or may not achieve the broad market acceptance necessary to generate significant revenue.
In addition, we need to understand our clients’ behavior and needs in order to prepare for the next shift in the relationship between businesses and their end-consumers so that we are well positioned to propose and develop new solutions to support this change in consumer trends and behavior. We cannot guarantee that we will always be able to offer the products and services sought by our clients. We are subject to potential changes to consumer habits as well as to demand for products and services by our clients (and the end-consumers of our clients). This requires us to adapt to their preferences on an ongoing basis. Accordingly, we may not be able to anticipate or respond adequately to changes in consumer habits, and we cannot guarantee that we will be efficient and effective in adapting to meet those habits.
If we are unable to anticipate technology developments, enhance our existing solutions or develop and introduce new solutions to keep pace with such changes and meet changing client needs, we may lose clients and our revenue and results of operations could suffer. Our results of operation would also suffer if our employees are not responsive to the needs of our clients, not able to help clients in driving innovation and not able to help our clients in effectively bringing innovative ideas to market. Our competitors may be able to offer engineering, design and innovation services that are, or that are perceived to be, substantially similar or better than those we offer. This may force us to reduce our daily rates and to expend significant resources in order to remain competitive, which we may be unable to do profitably or at all. Because many of our clients and potential clients regularly contract with other IT service providers, these competitive pressures may be more acute than in other industries.
We may need additional capital, and a failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.
We believe that our current cash balances, cash flow from operations, credit facilities and the proceeds from this offering should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or seek credit agreement financing. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including investors’ perception of, and demand for, companies of our segment, conditions in the capital markets in which we may seek to raise funds, our future results of operations and financial condition, and general economic and political conditions. Financing may not be available in amounts or on terms acceptable to us, or at all, and could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

Certain Risks Relating to Our Acquisition of the Dextra Group and its Business
We may not be able to integrate the Dextra Group into our ongoing business operations, which may result in our inability to fully achieve the intended benefits of the acquisition, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.
We are in the process of integrating the operations of the Dextra Group into our business, and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and require significant investment and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:
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difficulties or complications in combining the companies’ operations;

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differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

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the diversion of management’s attention from our current business operations;

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the potential loss of key personnel who choose not to remain with the Dextra Group;

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the potential loss of key clients who choose not to do business with the combined company, including as a result of change of control provisions being triggered by the acquisition in agreements with key clients, and changes to contractual terms demanded by clients in light of the acquisition;

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difficulties or delays in integrating the Dextra Group’s information technology and other platforms, including remediating the material weaknesses in the internal controls and procedures of Dextra Tecnologia identified as part of the preparation of the carve-out financial statements included in this registration statement through the integration of the Dextra Group into our consolidated system of internal controls. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Material Weakness in Internal Controls and Remediation”;

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potential acceleration or early termination of existing debt under the Dextra Group financing agreements as a result of the change of control; and

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unanticipated costs and other assumed contingent liabilities, including the assumption of the Dextra Group’s existing, threatened and pending litigation.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the Dextra Group acquisition, which could have a material adverse effect on our business, financial condition and/or results of operations.
Even if we are able to successfully integrate the Dextra Group into our business operations, we may not be able to realize the revenue and other synergies and growth that we anticipate from the acquisition within the expected time frame or at all.
Even if we are able to successfully integrate the Dextra Group in our company, we may not be able to realize the revenue and other synergies and growth that we anticipate we should achieve from the acquisition in the time frame that we currently expect or at all, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to the following:
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the acquisition may not advance our business strategy as we currently expect;

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we may not be as successful in our cross-selling efforts among our clients and the Dextra Group’s clients as expected;

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we may not be able to retain Dextra Group personnel;

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the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these and other risks applicable to the Dextra Group’s business, some of which may be currently unknown to us, the Dextra Group’s acquisition and integration may not contribute to our results of operations as expected, we may not achieve the expected synergies when expected or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisition.

Our unaudited pro forma condensed financial information may not be representative of our past or future results, or of our consolidated financial condition or results of operation after giving effect to the acquisition of Dextra Holdings.
The pro forma financial information included in this prospectus has been presented for informational purpose and is constructed from our consolidated financial statements and the combined carve-out financial statements of Dextra Holdings and does not necessarily reflect what our and the Dextra Group’s combined financial information would have been had the acquisition of Dextra Holdings occurred on January 1, 2020 or January 1, 2021, or purport to be indicative of the financial information that will result from our future operations. The pro forma financial information presented in this prospectus is based, in part, on certain adjustments, assumptions and estimates that we believe are reasonable; however, we cannot assure you that our assumptions will prove to be accurate over time.
The unaudited pro forma condensed financial information does not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the acquisition of Dextra Holdings, and does not consider potential impacts of current market conditions on revenues or expenses efficiencies.
The risks arising with respect to the historic business and operations of the Dextra Group may be different than we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.
Although we performed significant financial, legal, technological and business due diligence with respect to the Dextra Group, we may not have appreciated, understood or fully anticipated the extent of the risks associated with its business and the acquisition and integration. We may discover previously unidentified contingencies of the Dextra Group for which we may be liable, in our capacity as successor. These contingencies may be of a labor, social security, regulatory, civil and tax nature, among others, or refer to consumer and environmental rights. Pursuant to the Share Purchase Agreement, we have agreed that we will be indemnified for certain matters in order to mitigate the consequences of any breaches of certain surviving covenants and the risks associated with past operations of the Dextra Group and a portion of the purchase price shall be withheld from the Seller to cover such indemnity claims for a period of time. Although we have the benefit of the indemnification provisions of the Share Purchase Agreement, subject to a cap under certain circumstances as described therein, our exercise of due diligence and risk mitigation strategies may not anticipate or mitigate the full risks of the acquisition and the associated costs, including costs and expenses associated with previously unidentified contingencies. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.
Certain Risks Relating to Our Organizational Structure
We are dependent on members of our senior management team and other key employees.
Our future success heavily depends upon the continued services of our senior management team, particularly, our Chief Executive Officer, and other key employees. We currently do not maintain key man life insurance for any of the members of our senior management team or other key employees. Our entitlement to receive notice of an executive offer or senior executive terminating their respective employment varies across offices and positions and for some positions, no notice is required. We seek to incentivize retention by granting our senior executives stock options with vesting periods that range from 5 to 7 years and we are consistently assessing the market to align our executive compensation packages. However, if one or more of our senior executives or key employees are unable or unwilling to continue in their present positions (including any limitation on the performance of their duties or short-term or long-term absences as a result of the COVID-19 pandemic), it could disrupt our business operations, and we may not be able to replace them easily, on a timely basis or at all. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business, and could affect our corporate culture. In addition, if the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees.

In addition, competition for senior executives and key employees in our industry is intense, and we may be unable to retain our senior executives and key employees or attract and retain new senior executives and key employees in the future, in which case our business may be severely disrupted. Our senior executives have non-compete clauses in their employment contracts with us, however, if any of our senior executives or key personnel joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and key IT professionals and staff members to them. Also, if any of our business development managers, who generally keep a close relationship with our clients, joins a competitor or forms a competing company, we may lose clients, and our revenues may be materially adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. If any dispute arises between our senior executives or key personnel and us, any non-competition, non-solicitation and non-disclosure agreements we have with our senior executives or key personnel might not provide effective protection to us.
If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.
We are exposed to fluctuations in foreign currency exchange rates and enter into derivatives transactions to manage our exposure to exchange rate risk.
We hold certain funds in non-Brazilian real currencies, and will continue to do so in the future, and our offshore operating subsidiaries generate revenue in non-Brazilian real currencies. Accordingly, our financial results are affected by the translation of these non-real currencies into reais. In addition, to the extent that we need to convert future financing proceeds into Brazilian reais for our operations, any appreciation of the Brazilian real against the relevant foreign currencies would materially reduce the Brazilian real amounts we would receive from the conversion, and any depreciation of the Brazilian real against the relevant foreign currencies could increase the amounts in Brazilian reais that we are require to convert into the relevant foreign currencies in order to service such relevant foreign currency financings. No assurance can be given that fluctuations in foreign exchange rates will not have a significant impact on our business, financial condition, results of operations and prospects. We may also have foreign exchange risk on any of our other assets and liabilities denominated in currencies, or with pricing linked to currencies, other than our functional currency, including certain contract assets. Fluctuations in the Brazilian real versus any of these foreign currencies may have a material adverse effect on our financial position and results of operations, for example as a result of overall market declines and increased market volatility due to the COVID-19 pandemic.
We enter into derivatives transactions to manage our exposure to exchange rate risk. While such derivatives transactions are designed to protect us against increases or decreases in exchange rates, they may not be effective. If we have entered into derivatives transactions to protect against, for example, decreases in the value of the real and the real instead increases in value, we may incur financial losses. Such losses could materially and adversely affect us.
Our holding company structure makes us dependent on the operations of our subsidiaries.
We are a Cayman Islands exempted company with limited liability. As a holding company, our corporate purpose is to invest, as a partner or shareholder, in other companies, consortia or joint ventures in Brazil, where most of our operations are located, in the United States, where a significant amount of our revenues come from, and other countries such as United Kingdom, Portugal, Canada, China, Japan and Australia. Accordingly, our material assets are our direct and indirect equity interests in our subsidiaries, and we are therefore dependent upon the results of operations and, in turn, the payments, dividends and distributions from our subsidiaries for funds to pay our holding company’s operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Class A common shares, and we may have tax costs in connection with any dividend or distribution. In addition, the payments, dividends and distributions from our subsidiaries to us for funds to pay future cash dividends or distributions, if any, to holders of our Class A common shares, could be restricted under financing arrangements that we or our subsidiaries may enter into in the future and we and such subsidiaries may be required to obtain the approval of lenders to make such payments to us in the event they are in default of their repayment obligations. Furthermore, we may be adversely affected if the Brazilian government, or the governments of any of the jurisdictions in which our subsidiaries are located, impose legal restrictions on dividend distributions by our existing subsidiaries. Exchange rate fluctuations will also affect the U.S. dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries.
For further information, see “— Risks Relating to Brazil — Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares,” “— Risks Relating to Brazil — The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil’s political and economic conditions could harm us and the price of our Class A common shares” and “Dividends and Dividend Policy.”
Certain Compliance, Tax, Legal and Regulatory Risks
Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our services, and could have a negative impact on our business.
The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Legislators and regulators may make legal and regulatory changes or apply existing laws in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. Changes in these laws or regulations could impact internet neutrality, tariffs, content, copyright protection, distribution, electronic contracts and other communications, consumer protection and data privacy, and adversely affect the demand for our services or require us to modify our solutions in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, resulting in reductions in the demand for technology services such as ours. Also, such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. These laws and regulations and resulting increased compliance and operational costs could materially harm our business, results of operations and financial condition.
In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “ransomware,” “viruses,” “worms,” “malware,” “phishing attacks,” “data breaches” and similar malicious programs, behavior, and events, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these or any other issues, demand for our services and solutions could suffer, and our business, financial condition, results of operations and prospects may be materially adversely affected.
We and our clients may be subject to new and evolving privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.
The privacy and security of personal, sensitive, regulated or confidential data is a major focus in our industry and we and our clients that use our products are subject to federal, state, local and foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. Laws and regulations governing data privacy, data protection and information security are constantly evolving and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. The nature of our business exposes us to risks related to possible shortcomings in data protection and information security laws and regulations. Any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, including the data protection of our clients, the end-consumers of our clients and employees or third parties, could harm our reputation, impair our ability to attract and retain our clients, or subject us to claims or litigation arising from damages suffered by individuals.
Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into force on September 18, 2020 to regulate the processing of personal data in Brazil. The LGPD applies to individuals or legal entities, either private or governmental entities, that process or collect personal data in Brazil and which processing activities aim at offering or supplying goods or services to data subjects located in Brazil. The LGPD establishes detailed rules for the collection, use, processing and storage of personal data and will affect all economic sectors, including the relationship between clients and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, whether in a digital or physical environment.
Since the entry into force of the LGPD, all processing agents/legal entities are required to adapt their data processing activities to comply with this new set of rules. We have implemented changes to our policies and procedures designed to ensure our compliance with the relevant requirements under the LGPD. Even so, as it is a recent law, the National Data Protection Authority (Autoridade Nacional de Proteção de Dados, or the “ANPD”) as regulatory agency may raise other relevant issues or provide new guidance that will require further action from the company to remain fully compliant.
The penalties for violations of the LGPD include: (1) warnings imposing a deadline for the adoption of corrective measures; (2) a fine of up to 2% of the company’s or group’s revenue, subject to the limit of R$50 million per violation; (3) daily fines; (4) mandatory disclosure of the violation after it has been investigated and confirmed; (5) the restriction of access to the personal data to which the violation relates up to a six-month period, that can be extended for the same period, until the processing activities are compliant with the regulation, and in case of repeated violation, temporary block and/or deletion of the related personal data, and partial or complete prohibition of processing activities; and (6) temporary or permanent prohibition against conducting activities related to data processing. Any additional privacy laws or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could seriously harm our business, financial condition or results of operations. Under the LGPD, security breaches that may result in significant risk or damage to personal data must be reported to the ANPD, the data protection regulatory body, within a reasonable time period. The notice to the ANPD must include: (a) a description of the nature of the personal data affected by the breach; (b) the affected data subjects; (c) the technical and security measures adopted; (d) the risks related to the breach; (e) the reasons for any delays in reporting the breach, if applicable; and (f) the measures adopted to revert or mitigate the effects of the damage caused by the breach. Moreover, the ANPD could establish other obligations related to data protection that are not described above. In addition to the administrative sanctions, due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to holders of personal data, including when caused by third parties that serve as processors of personal data on our behalf.
In addition to the civil liability, the imposition of the administrative sanctions of the LGPD does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as Law No. 8,078/1990, or the Brazilian Code of Consumer Defense, and Law No. 12,965/2014, or the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be held liable civilly for violation of these laws.
Similarly, many foreign countries and governmental bodies, including in countries in which we currently operate, have laws and regulations concerning the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. For example, the European Union’s (“EU”) General Data Protection Regulation (“GDPR”), went into effect in May 2018, and has and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EU and EEA by imposing stringent administrative requirements for controllers and processors of personal data of EU residents, including, for example, data breach notification requirements, limitations on retention of information, and rights for individuals over their personal data. The GDPR also provides that EU member states may make their own further laws and regulations limiting the processing of personal data. Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite our efforts, data protection authorities or others

(including individual consumers) may assert that our business practices fail to comply with its requirements. If our operations are found to violate GDPR requirements, we may incur substantial fines and other penalties, including bans on processing and transferring personal data, have to change our business practices, and face reputational harm, any of which could have an adverse effect on our business. In particular, serious breaches of the GDPR can result in administrative fines of up to 4.0% of annual worldwide revenues or up to €20 million, whichever is higher. Such penalties are in addition to any civil litigation claims by data controllers, clients and data subjects.
In addition, recent legal developments in Europe have created compliance uncertainty regarding transfers of personal data from Europe to the United States. In July 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal information from the EU to the United States, and made clear that reliance on Standard Contractual Clauses, an alternative mechanism for the transfer of personal information outside of the EU alone may not be sufficient in all circumstances. Authorities in Switzerland have also issued guidance calling the Swiss-U.S. Privacy Shield Framework inadequate and raising similar questions about the Standard Contractual Clauses. At present, there are few, if any, viable alternatives to the Standard Contractual Clauses. If we are unable to implement sufficient safeguards to ensure that our transfers of personal information from the EU are lawful, we may face increased exposure to regulatory actions, substantial fines and injunctions against processing personal information from the EU. Loss of our ability to lawfully transfer personal data out of the EU to these or any other jurisdictions may cause reluctance or refusal by current or prospective European customers to use our products or services, and we may be required to increase our data processing capabilities in the EU at significant expense. Additionally, other countries outside of the EU have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering our services.
Further, the UK’s withdrawal from the EU and ongoing developments in the United Kingdom have created uncertainty regarding data protection regulation in the United Kingdom. As of January 1, 2021 we are required to comply with the GDPR as well as the UK equivalent, the implementation of which exposes us to two parallel data protection regimes in Europe, each of which potentially authorizes similar fines and other enforcement actions for certain violations. However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the United Kingdom and the EEA, and the relationship between the United Kingdom and the EEA in relation to certain aspects of data protection law remains uncertain. In addition, while the UK data protection regime currently permits data transfers from the UK to the EU and other third countries covered by a European Commission adequacy decision, and currently includes a framework to permit the continued use of EU standard contractual clauses and binding corporate rules for personal data transfers from the UK to third countries, this is subject to change in the future, and any such changes could have implications for our transfer of personal data from the UK to the EU and other third countries.
In the United States, California enacted the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and limits how we may collect, use and process personal data of California residents. The CCPA establishes a privacy framework for covered companies such as ours by, among other things, creating an expanded definition of personal information, establishing data privacy rights for California residents and creating a potentially severe statutory damages framework and private rights of action for certain data breaches. Further, in November 2020, California voters approved the California Privacy Rights Act (the “CPRA”), which will amend and expand the CCPA. Effective beginning January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding California residents’ rights with respect to their personal data, and by establishing a regulatory agency dedicated to implementing and enforcing the CCPA and CPRA. The effects of the CCPA and CPRA are potentially far-reaching, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced. Certain other state laws in the United States, including the recently enacted Virginia Consumer Data Protection Act, impose similar privacy obligations and all 50 states have laws including obligations to provide notification of certain security breaches to affected individuals, state officials and others.
We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data.

While we strive to comply with all applicable privacy, data protection and information security laws and regulations, as well as our contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which we operate, which makes compliance challenging and expensive. For example, we continue to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit our ability to expand into those markets or prohibit us from continuing to offer services in those markets without significant additional costs. In addition, any failure or perceived failure by us, or any third parties with whom we do business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.
We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in Brazil and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. Moreover, existing Brazilian and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, our clients may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements application to certain other jurisdictions. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our solutions in certain countries. These developments could adversely affect our business, results of operations and financial condition.
Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may adversely affect our results of operations.
We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms; the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.
In addition, our financial condition and results of operations may decline if certain tax incentives are not retained or renewed. For example, Brazilian Law No. 12.546/2011, enacted as part of the Brazilian Federal Government’s program called “Plano Brasil Maior,” currently grants tax benefits regarding social security contribution levied on the company’s payroll. This tax benefit authorizes us to calculate and collect social security contributions based on 4.5% of our gross revenues, instead of 20% of salaries on our payroll, reducing our social security burden. This program is currently expected to cease to be in effect in December 2021, and thereafter, we will be required to calculate and collect social security contributions based on our payroll, which will increase our tax burden and reduce our margins. Although there are ongoing discussions within the Brazilian Congress to renew the “Plano Brasil Maior” program as part of a broader tax reform, there can be no assurance that we will continue to be able to benefit from such program.
Another example is the benefits provided by Brazilian Law No. 11,196, which currently grants tax benefits to companies that invest in research and development, provided that some requirements are met, which reduces our annual corporate income tax expense. If the taxes applicable to our business increase or any tax benefits are revoked and we cannot alter our cost structure to pass our tax increases on to clients, our financial condition, results of operations and cash flows could be adversely affected. Our activities are also subject to a Municipal Tax on Services (Imposto Sobre Serviços, or “ISS”). Any increases in ISS rates could also harm our profitability. Furthermore, Brazilian governmental authorities at the federal, state and local levels are considering changes in tax laws in order to cover budgetary shortfalls resulting from the recent economic downturn in Brazil and also in order to simplify the tax system. If these proposals are enacted they may harm our profitability by increasing our tax liabilities, increasing our tax compliance costs, or otherwise affecting our financial condition, results of operations and cash flows. Tax rules in Brazil, particularly at the local level, can change sometimes at short notice given the dynamics allowed by the tax legislation system based on a combination of voting, sanction and veto powers from the many legislators. Additionally, the Brazilian tax system is quite complex and requires substantial compliance costs, time and effort from companies operating in Brazil. Despite the fact that the company applies all the proper efforts to manage its tax obligations, we may not always be timely aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.
At the municipal level, the Brazilian government enacted Supplementary Law No. 157/16, which imposed changes regarding the ISS collection applied to the rendering of part of our services. These changes created new obligations, as ISS will now be due in the municipality in which the acquirer of our services is located rather than in the municipality in which the service provider’s facilities are located. This obligation took force in January 2018, but has been delayed by Direct Unconstitutionality Action No. 5835, or ADI, filed by taxpayers. The ADI challenges the constitutionality of Supplementary Law No. 157/16 before the Supreme Court, arguing that the new legislation would adversely affect companies’ activities due to the increase of costs and bureaucracy related to the ISS payment to several municipalities and the compliance with tax reporting obligations connected therewith. As a result, the Supreme Court granted an injunction to suspend the enforcement of Supplementary Law No. 157/16. In June 2020, the ADI was included in the judgment agenda of the Supreme Court but, as of the date of this prospectus, a final decision on this matter is currently pending.
Moreover, we are subject to tax laws and regulations that may be interpreted differently by tax authorities and us. The application of indirect taxes, such as sales and use tax, value-added tax, or VAT, provincial taxes, goods and services tax, business tax and gross receipt tax, to businesses such as ours is complex and continues to evolve. We are required to use significant judgment in order to evaluate applicable tax obligations. In many cases, the ultimate tax determination is uncertain because it is not clear how existing statutes apply to our business. One or more states or municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to our transactions, which could impose the charge of taxes or additional reporting, record-keeping or indirect tax collection obligations on businesses like ours. New taxes could also require us to incur substantial costs to capture data and collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on our business and financial results.
The Brazilian Federal Government also recently announced and presented to Congress (i) the Bill of Law No. 3,887/2020, focused on several changes on the taxes currently levied on revenues; and (ii) the Bill of Law No. 2,337/2021, the so called “second phase” of the envisaged Brazilian Tax Reform Plan, focused on income taxation, which includes several topics such as the taxation of dividends, adjustments in corporate taxation basis and rates of Brazilian entities, changes in the taxation of income and gains in connection with investments in the Brazilian capital markets, such as financial assets and investment funds, among others.While such legislation has not been enacted, and it is not possible to determine at this time, what changes to tax laws and regulations will come into effect (if any), any such change may have an adverse effect on our results and operations.
Our business, financial condition and results of operations may be adversely affected by the various conflicting and/or onerous legal and regulatory requirements imposed on us by the countries where we operate.
Since we maintain operations and provide services to clients throughout the world, we are subject to numerous, and sometimes conflicting, legal requirements on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, anti-bribery, whistle blowing, internal and disclosure control obligations, data protection and privacy and labor relations and work visa policies. Our failure to comply with these regulations in the conduct of our business could result in fines, penalties, criminal sanctions against us or our officers, disgorgement of profits, prohibitions on doing business and adverse impact on our reputation. Our failure to comply with these regulations in connection with the performance of our obligations to our clients could also result in liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations. Due to the varying degree of development of the legal systems of the countries in which we operate, local laws might be insufficient to defend us and preserve our rights.
We are also subject to risks relating to compliance with a variety of Brazilian national and local laws including multiple tax regimes, labor laws, employee health safety and wages and benefits laws. For example, we currently do not comply with the legal minimum hiring quota for persons with disabilities in Brazil. The Law 8,213 of 1991 provides that companies with more than 100 employees are required to fill 2% to 5% of their job positions with disabled employees; and/or employees who have passed through a medical rehabilitation. Therefore, we may be subject to administrative penalties from the relevant labor authorities, as well as to further remedies that may be imposed by the Brazilian Labor prosecution officer. The administrative penalties issued by the Ministry of Economy may vary from R$2,656.61 to R$265,659.51 per person with disability that was not hired to fill out the quota. In the event of any investigation, the labor authority may (a) propose to us the execution of a Commitment Agreement (Termo de Ajustamento de Conduta), which could provide for additional obligations and penalties (normally, fixed per person not hired to fill out the quota, which, in general, may vary from R$500 to R$2,000); and/or (b) file a public civil action seeking the payment of damages and enforcement of our compliance with the legal quota requirements, subject to additional penalties.
In addition, we may, from time to time, be subject to litigation or administrative actions resulting from claims against us by current or former employees individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct. We may also, from time to time, be subject to litigation resulting from claims against us by third parties, including claims of breach of non-compete and confidentiality provisions of our employees’ former employment agreements with such third parties. Our failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition, results of operations and prospects.
As we expand into new industries and regions, we will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our services, restrict our ability to offer services in certain locations, impact our clients’ ability to deploy our solutions in certain jurisdictions, or subject us to sanctions by national data protection regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our internal practices.
We are subject to anti-corruption, anti-bribery, anti-money laundering and sanctions laws and regulations.
We operate in jurisdictions that have a high risk of corruption and we are subject to anti-corruption, anti-bribery anti-money laundering and sanctions laws and regulations, including the Brazilian Federal Law No. 12,846/2013, or the Clean Company Act, the United States Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and the Bribery Act 2010 of the United Kingdom, or the Bribery Act. Each of the Clean Company Act, the FCPA and the Bribery Act prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage, and impose liability against companies who engage in bribery of government officials, either directly or through intermediaries. We have a compliance program that is designed to manage the risks of doing business in light of these new and existing legal and regulatory requirements. Violations of the anti-corruption, anti-bribery, anti-money laundering and sanctions laws and regulations could result in criminal liability, administrative and civil lawsuits, significant fines and penalties, forfeiture of significant assets, as well as reputational harm.
Regulators may increase enforcement of these obligations, which may require us to adjust our compliance and anti-money laundering programs, including the procedures we use to verify the identity of our clients and to monitor our transactions and transactions made through our platform. Regulators regularly reexamine the transaction volume thresholds at which we must obtain and keep applicable records, verify identities of clients, and report any change in such thresholds to the applicable regulatory authorities, which could result in increased costs in order to comply with these legal and regulatory requirements. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow could harm our business, and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product improvements, make it more difficult for new clients to join our network and reduce the attractiveness of our products and services.
We may be subject to the Economic Substance Regime in the Cayman Islands.
On December 27, 2018, the Cayman Islands published The International Tax Co-operation (Economic Substance) Act (As Revised) and The International Tax Co-operation (Economic Substance) (Prescribed Dates) Regulations (As Revised) (together, the “Initial Act”). The Initial Act was amended by several amendment regulations, which were subsequently consolidated into the International Tax Co-operation (Economic Substance) Act (As Revised) (the “Economic Substance Act”). The Economic Substance Act is supplemented by the issuance of related Guidance on Economic Substance for Geographically Mobile Activities, version 3.0 of which was issued on July 13, 2020. The Issuer may be subject to the Economic Substance Act. Given the Economic Substance Act was only recently enacted, and our business activities and operations may change from time to time, it is difficult to predict what impact the adoption of the Economic Substance Act could have on us and our subsidiaries. For example, compliance with any applicable obligations may create significant additional costs that may be borne by us or otherwise affect our management and operation. We will continue to consider the implications of the Economic Substance Act on our business activities and operations and reserve the right to adopt such arrangements as we deem necessary or desirable to comply with any applicable requirements.
Our operations may be adversely affected by a failure to timely obtain or renew any licenses required to operate our occupied properties.
The operation of the properties we occupy or may come to occupy are subject to certain license and certification requirements under applicable law, including operation and use licenses (alvará de licença de uso e funcionamento) from the municipalities in which we operate and certificates of inspection from applicable local fire departments. Our operations may be adversely affected by a failure to timely obtain or renew any licenses required to operate our occupied properties. We have not yet obtained licenses for all of our occupied properties, and we cannot assure that we will be able to obtain the licenses for which we have applied in a timely manner, as applicable. In addition, we cannot assure you that we will obtain such licenses in a timely manner for the opening of new properties.
If we are unable to renew or obtain such licenses, we may be subject to certain penalties, which include the imposition of fines and/or the suspension or termination of our operations at the respective property. The imposition of such penalties, or, in extreme scenarios, the sealing off of the premises by relevant public authorities pending compliance with all the requirements demanded by the municipalities and fire departments, may adversely affect our operations and our ability to generate revenues at the relevant location.
We may be subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.
We may be involved in various legal proceedings, investigations and similar matters from time to time arising from tax, civil and labor claims, among others. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Any insurance or indemnities that we may have may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these legal proceedings, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations.

Certain Risks Relating to Brazil
Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.
The Brazilian currency has been historically volatile and has been devalued frequently over the past three decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. The real depreciated against the U.S. dollar by 47.0% at year-end 2015 as compared to year-end 2014. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.904 per U.S. dollar on December 31, 2015 and R$3.259 per U.S. dollar on December 31, 2016, which reflected a 16.54% appreciation in the real against the U.S. dollar during 2016. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.308 per U.S. dollar on December 31, 2017, which reflected a 1.5% depreciation in the real against the U.S. dollar during 2017. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.875 per US$1.00 on December 31, 2018, which reflected a 17.1% depreciation in the real against the U.S. dollar during 2018. The real/U.S. dollar exchange rate reported by the Central Bank was R$4.031 per US$1.00 on December 31, 2019, which reflected a 4.0% depreciation in the real against the U.S. dollar during 2019. The real/U.S. dollar exchange rate reported by the Central Bank was R$5.197 per US$1.00 on December 31, 2020, which reflected a 28.9% depreciation in the real against the U.S. dollar during 2020. The real/U.S. dollar exchange rate reported by the Central Bank was R$5.002 per US$1.00 on June 30, 2021, which reflected a 3.7% appreciation in the real against the U.S. dollar during the first six months of 2021. There can be no assurance that the real will not again depreciate against the U.S. dollar or other currencies in the future.
A devaluation of the real relative to the U.S. dollar could create inflationary pressures in Brazil and cause the Brazilian government to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy. These policies and any reactions to them may harm us by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth.
On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate the Brazilian foreign exchange current accounts. Depending on the circumstances, either depreciation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy, as well as our business, results of operations and profitability.
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil’s political and economic conditions could harm us and the price of our Class A common shares.
The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. We and the market price of our securities may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:
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expansion and contraction of the Brazilian economy, measured by the gross domestic product growth rates, including by virtue of the COVID-19 pandemic;

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growth or downturn of the Brazilian economy;

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interest rates and monetary policies;

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exchange rates and currency fluctuations;

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inflation;

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liquidity of the domestic capital and lending markets;

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import and export controls;

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exchange controls and restrictions on remittances abroad and payments of dividends;

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modifications to laws and regulations according to political, social and economic interests;

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fiscal policy and changes in tax laws;

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economic, political and social instability, including general strikes and mass demonstrations;

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the regulatory framework governing the education industry;

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labor and social security regulations;

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energy and water shortages and rationing;

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commodity prices; and

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other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty about the implementation of changes by the Federal Government generates instability in the Brazilian economy, as well as greater volatility in the domestic capital market and in the securities of issuing companies. This scenario is further aggravated when analyzed together with the impacts of the COVID-19 pandemic, which may adversely affect our business, operations, results and share price.
In addition, the Brazilian economy has been affected by recent political events that have also affected investor and public confidence, thereby adversely affecting Brazil’s economic performance. The Brazilian markets have seen an increase in volatility due to the uncertainties resulting from investigations in progress conducted by the Brazilian Federal Police and by the Brazilian Federal Prosecutor’s Office. These investigations have affected the country’s economic and political environment. In addition, the Brazilian president, Jair Bolsonaro, has been criticized in Brazil and internationally, with destabilizing effects of the COVID-19 pandemic, increasing the political uncertainty and the instability in Brazil, particularly after the withdrawal of many high-level federal ministers and allegations of corruption against President Bolsonaro and his family members. Former Brazilian president Luiz Inácio Lula da Silva’s return to the political and electoral scene has caused disruptions in the federal executive and legislative branches of government and disputes between the three powers, bringing uncertainty around an already unstable political environment in Brazil, President Bolsonaro could potentially become subject to impeachment proceedings, a scenario further complicated by certain disagreements with the judiciary, as those have been exemplified by developments around impeachment proceedings against Justice Alexandre de Moraes.
Furthermore, the federal government’s difficulty in having a majority in the National Congress could result in a deadlock, political unrest and massive demonstrations and/or strikes, which may adversely affect our business, financial condition and results of operations. Uncertainties regarding the current government’s implementation of changes in monetary, fiscal and social security policies, as well as the relevant legislation, may contribute to economic instability. These uncertainties and new measures may increase the volatility of the Brazilian securities market.
The president of Brazil has the power to establish policies and perform governmental acts related to the conduction of the Brazilian economy and, consequently, affect the operations and financial performance of companies, including ourselves. We cannot predict which policies the President will adopt, much less whether such policies or changes in current policies could have an adverse effect on us or on the Brazilian economy. Any lack of decision by the Brazilian government to implement changes in certain policies or regulations may contribute to economic uncertainty for investors with respect to Brazil and increase market volatility.

These uncertainties, the recession with a slow recovery period in Brazil and other future developments in the Brazilian economy may adversely affect our business and, consequently, our results of operations, and may also adversely affect the trading price of our shares.
Risks related to the global economy may affect the perception of risks in other countries, particularly in the United States, Europe and emerging markets, adversely affecting the Brazilian economy and the market price of securities of issuers with principal operations in Brazil, including our Class A common shares.
The market value of securities of an issuer with principal operations in Brazil is affected to varying degrees by economic and market conditions in other countries, including the United States, European countries and other Latin American and emerging market countries. Although economic conditions in the United States and European countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these countries may adversely affect the market value of securities of issuers with principal operations in Brazil, including our common shares. Moreover, crises or significant developments in other countries and capital markets may diminish investors’ interest in securities of issuers with principal operations in Brazil, including our Class A common shares, and their trading price, limiting or preventing our access to capital markets and to funds to finance our operations on acceptable terms.
Economic, health, political, environmental or any other type of crisis that can impact the Brazilian economy can affect the purchasing power of the population, which can adversely affect us.
Economic, health, political, environmental or any other type of crisis that can impact the Brazilian economy can affect the purchasing power of the Brazilian population, which — in turn — can adversely affect us. Our performance depends on the overall health and growth of the Brazilian economy. Brazilian GDP growth has fluctuated over the past few years, with contractions of 3.5% and 3.3% in 2015 and 2016, respectively, followed by growth of 1.3% in both 2017 and 2018, 1.1% for the year ended December 31, 2019 and a contraction of 4.1% for the year ended December 31, 2020. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force (particularly developers), and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.
The financial crisis that originated in the United States in the third quarter of 2008, for example, caused the dollar to rise against the real. This lead to a restriction of credit in the domestic market, increased unemployment rates, increased defaults and, consequently, a reduction in consumption in Brazil. Similarly, the political-economic crisis experienced in Brazil between 2013-2016 had a relevant impact on unemployment rates, decreased the purchasing power of the population and, consequently, decreased the consumption in the country.
Recently, the world has been affected by the COVID-19 pandemic which has caused global negative economic impacts. As a result of the pandemic, we believe that the purchasing power of the Brazilian population will decrease, which could cause a significant reduction in consumption and adversely affect us.
Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm our business and the price of our Class A common shares.
In the past, prior to 1994, Brazil has experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have had significant negative effects on the Brazilian economy generally. Inflation policies adopted to curb inflationary pressures and uncertainties regarding possible future governmental intervention have contributed to economic uncertainty and heightened volatility in the Brazilian capital markets.
According to the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, “IPCA”), which is published by the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística, or IBGE), Brazilian inflation rates were 0.44%, 4.52%, 4.31%, and 3.75%, as of May 31, 2021 and as of December 31, 2020, 2019 and 2018, respectively. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government’s intervening in the economy and introducing policies that could harm our business and the price of our Class A common shares. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, the official interest rate in Brazil oscillated from 14.25% as of December 31, 2015 to 6.50% as of December 31, 2018, as established by the Monetary Policy Committee (Comitê de Política Monetária do Banco Central do Brasil, or “COPOM”). As of August 5, 2020, the SELIC rate target was set at 2.0% p.a.. On March 17, 2021, the SELIC rate target was raised to 2.75% p.a. with further increases on May 5, 2021 (3.50% p.a.), June 16, 2021 (4.25% p.a.) and August 4, 2021 (5.25% p.a.). Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us and increase our indebtedness.
In addition, our employees’ salaries are adjusted annually according to inflation indexes and based on labor union negotiations. Therefore, an increase in inflation may increase our costs and expenses and reduce our profitability metrics.
Any further downgrading of Brazil’s credit rating could reduce the trading price of our Class A common shares.
Credit ratings affect the perception of risk of investors. Rating agencies regularly review Brazil’s sovereign credit ratings based on a number of factors, including macroeconomic trends, tax and budgetary conditions, indebtedness metrics and the prospect of changes in any of these factors.
Rating agencies started to review Brazil’s sovereign ratings in September 2015. Subsequently, Brazil lost its investment grade, according to the credit rating reviewed by the three main credit rating agencies. After an initial downgrade in September 2015, Standard & Poor’s downgraded again from BB-plus to BB and, in January 2018, downgraded Brazil’s sovereign credit rating from BB to BB-minus, in addition to changing the outlook from negative to stable. In December 2015, Moody’s placed Brazil’s Baa3 issuer and bond rating under review for a downgrade and subsequently downgraded Brazil’s ratings to below investment grade, or Ba2, with a negative outlook. In December 2015, Fitch downgraded Brazil’s sovereign credit rating to BB-plus, with a negative outlook, and made a further downgrade in May 2016 to BB with a negative outlook, which was maintained in 2017. In February 2018, Fitch further downgraded Brazil’s sovereign credit rating to BB-minus, with a stable outlook. As of the date of this prospectus, Brazil’s sovereign credit ratings were BB-stable, Ba2 stable and BB-negative by Standard & Poor’s and Moody’s and Fitch, respectively. We cannot assure you that rating agencies will maintain Brazil’s sovereign credit ratings and any downgrades may adversely affect us.
Certain Risks Relating to Our Class A Common Shares and the Offering
There is no existing market for our Class A common shares, and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.
Prior to this offering, there has not been a public market for our Class A common shares. If an active trading market does not develop, you may have difficulty selling any of our Class A common shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE, or otherwise or how liquid that market might become. The initial public offering price for the Class A common shares will be determined by negotiations between us, the Selling Shareholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our Class A common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our Class A common shares may be influenced by many factors, some of which are beyond our control, including:
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announcements by us or our competitors of significant contracts or acquisitions;

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technological innovations by us or competitors;

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the failure of financial analysts to cover our Class A common shares after this offering or changes in financial estimates by analysts;

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actual or anticipated variations in our operating results;

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changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our Class A common shares or the shares of our competitors;

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future sales of our shares; and

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investor perceptions of us and the industries in which we operate.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our Class A common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations. If a market does not develop or is not maintained, the liquidity and price of our Class A common shares could be seriously harmed.
We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud. As we are an emerging growth company, our independent registered public accounting firm has not yet conducted an audit of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002.
Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002. As a public company, the Sarbanes-Oxley Act of 2002 will require that we report annually on the effectiveness of our internal control over financial reporting. A “significant deficiency” means a deficiency or a combination of deficiencies in internal control over financial reporting that is less severe than a material weakness yet important enough to merit attention by those responsible for oversight of the Company’s financial reporting. A “material weakness” is a deficiency or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
In connection with the audit of the consolidated financial statements for the year ended December 31, 2020 and 2019, our external auditors obtained an understanding of the internal control relevant to their audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control in accordance with the provisions of the Sarbanes-Oxley Act of 2002. During this process, material weaknesses, significant deficiencies and other deficiencies in our internal controls over financial reporting as of December 31, 2020 were identified, which were communicated to management. We noted the following deficiencies that we consider to be material weaknesses: ineffective design and implementation of (i) general information technology controls (“GITCs”), in the areas of user access and program change-management over information technology systems that support our financial reporting processes, as well as the completeness and accuracy of reports used by us, which resulted in business process controls that are dependent on the affected GITCs also being considered ineffective because they could have been adversely impacted; and (ii) formal controls within the financial reporting review of manual journal entries.
We are in the process of implementing remedial measures with respect to these material weaknesses. There can be no assurance that our remediation efforts will be successful. For more information, see “— Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Material Weakness in Internal Controls and Remediation.”

In light of the control deficiencies and the resulting material weaknesses that were previously identified as a result of the limited procedures performed, it is possible that, had we and our registered public accounting firm performed an assessment or audit, respectively, of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002, additional material weaknesses may have been identified.
Under Section 404 of the Sarbanes-Oxley Act of 2002, our management is not required to assess or report on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F for the fiscal year ending December 31, 2021. We are only required to provide such a report for the fiscal year ending December 31, 2022. At that time, our management may conclude that our internal control over financial reporting is not effective. In addition, until we cease to be an “emerging growth company” as such term is defined in the JOBS Act, which may not be until after five full fiscal years following the date of this offering, our independent registered public accounting firm is not required to attest to and report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Class A common shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the NYSE, regulatory investigations and civil or criminal sanctions.
Transformation into a public company may increase our costs and disrupt the regular operations of our business.
This offering will have a significant transformative effect on us. We historically have operated as privately owned companies, and we expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded Class A common shares. We will also incur costs which we have not incurred previously, including, but not limited to, increased directors’ and officers’ insurance, investor relations, and various other costs of a public company.
We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and the Consumer Protection Act as well as rules implemented by the SEC and NYSE. The Exchange Act requires that we file annual and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified independent board.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.
In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of our financial reporting. If we are involved in litigation regarding our public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.
Any of these effects could harm our business, financial condition and results of operations.
The market price of our Class A common shares may be volatile or may decline sharply or suddenly, regardless of our operating performance, and we may not be able to meet investors’ or analysts’ expectations. You may not be able to resell your Class A common shares for the initial offer price or above it and you may lose all or part of your investment.
The initial price of the public offering for our Class A common shares will be determined by means of negotiations between the underwriters and ourselves and may vary in relation to the market price of our common shares following this offering. If you purchase our Class A common shares in this offering, you may not be able to resell them at the initial price or at a higher price than that of the public offering. We cannot guarantee that the market price after this offering will be equal to or higher than prices in private traded transactions of our common shares that occurred from time to time prior to the offering. The market price of our Class A common shares may fluctuate or decline significantly in response to a number of factors, many of which are beyond our control, including, but not limited to:
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actual or forecast fluctuations in revenue or in other operating and financial results;

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variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

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action by securities analysts who begin or continue to cover us, changes in the financial estimates of any securities analysts who follow our company or our failure to meet these estimates or investors’ expectations;

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announcements by us or by our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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negative media coverage or publicity affecting us or our parent company, whether true or not;

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changes in the operating performance and stock market valuations of digital transformation companies in general, including our competitors;

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fluctuations in the price and volume of the stock market in general, including as a result of trends in the economy as a whole;

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threats of lawsuits and actions brought against us or decided against us;

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developments in the legislation or regulatory action, including interim or final decisions by judicial or regulatory bodies;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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any significant changes to our board of directors or management;

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any security incidents or public reports of security incidents related to us or our sector;

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statements, comments or opinions from public officials that our offerings are or may be illegal, regardless of interim or final decisions of judicial or regulatory bodies; and

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other events or factors, including those resulting from war, terrorist incidents, natural disasters or responses to such events.

In addition, price and volume fluctuations in the stock markets have affected and continue to affect the stock prices of many technology companies. Often, their stock prices fluctuate in ways that are unrelated or disproportionate to the operating performance of companies. In some instances, shareholders have filed a class action lawsuit after periods of market volatility. If we are involved in litigation regarding securities, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business. In addition, the occurrence of any of the factors listed above, along with others, may cause our share price to drop significantly and there is no guarantee that our share price will recover. As a result, you may not be able to sell your Class A common shares at or above the initial price of the public offering and you may lose some or all of your investment.
The dual class structure of our common stock has the effect of concentrating voting control with our Class B Shareholders and certain of our Class B Shareholders will have the right to appoint members to our board of directors; this will limit or preclude your ability to influence corporate matters.
Each Class A common share, which are the shares being sold in this offering, will entitle its holder to one vote per share, and each Class B common share will entitle its holder to ten votes per share, so long as the total number of the issued and outstanding Class B common shares is at least 10% of the total number of shares outstanding. Due to the ten-to-one voting ratio between our Class B and Class A common shares, the beneficial owners of our Class B common shares (currently comprised of the Class B Shareholders) are expected to collectively continue to control a majority of the combined voting power of our common shares so long as the total number of the issued and outstanding Class B common shares is at least 10% of the total number of shares outstanding. In addition, we will enter into a shareholders’ agreement with our founder shareholders and the Advent Managed Fund LLCs pursuant to which our founder shareholders and the Advent Managed Fund LLCs will have the right to appoint directors to our board. See “Principal and Selling Shareholders — Shareholders’ Agreement.”
In addition, our Articles of Association provide that at any time when there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) subject to the Class B Shareholder Consent, a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby, holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in CI&T (following an offer by us to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in CI&T pursuant to our Articles of Association), save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent.
Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term.

In light of the above provisions relating to the issuance of additional Class B common shares, the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; as well as the ten-to-one voting ratio of our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. For a description of our dual class structure, see “Description of Share Capital — Voting Rights.”
Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.
The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market after this offering (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Following the completion of this offering, we will have outstanding 13,043,478 Class A common shares and 119,154,418 Class B common shares (or 15,000,000 Class A common shares and 117,197,896 Class B common shares, if the underwriters exercise in full their option to purchase additional shares and considering the conversion of such additional shares from Class B common shares into Class A common shares upon such sale). Subject to the lock-up agreements described below, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.
Our shareholders or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their Class A common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in our share capital or securities convertible into or exchangeable or exercisable for any shares in our share capital during the 180-day period following the date of this prospectus. Our directors, executive officers and substantially all of our pre-IPO equity holders have agreed to similar lock-up provisions for up to 180 days following the date of this prospectus, subject to potential early release. The terms of the lock-up agreements will expire on 35% of each shareholder's Class A common shares or securities convertible into or exchangeable for Class A common shares (including our Class B commons shares) subject to the lock-up agreement (provided, that if the shareholder is a member of our board of directors (excluding affiliated funds) or management team, then such amount is 15%) if certain conditions are met and will become available for sale prior to the opening of trading on the first full trading day following the date on which all of the conditions described in “Underwriting-Early Lock-Up Expiration” in this prospectus are satisfied. In addition, the company lock-up is subject to exceptions including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation. Notwithstanding the above, Goldman Sachs & Co. LLC and Citigroup Global Markets, Inc., may, as representatives of the underwriters and in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above.
All remaining Class A common shares or securities convertible into or exchangeable for Class A common shares (including our Class B commons shares) subject to the lock-up agreement and not released on the early lock-up expiration date will be released prior to the opening of trading on the first full trading day following the period of 180 days after the date of this prospectus. For additional information see “Shares Eligible for Future Sale --Lock-up Agreements.”

Sales of a substantial number of our Class A common shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.
We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders of companies incorporated under and governed by the laws of U.S. jurisdictions.
We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association, the Companies Act and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions.
In particular, as a matter of Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. With respect to the duty of directors to avoid conflicts of interest, our Articles of Association vary from the applicable provision of Cayman Islands law mentioned above by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In addition to the above, under Cayman Islands law, directors also owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings, and our Articles of Association provide for such permission in relation to conflicts of interest as noted above. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital — Principal Differences between Cayman Islands and U.S. Corporate Law.”
Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.
The investment in our Class A common shares is subject to risks. Investors who wish to invest in our Class A common shares are thus subject to asset losses, including loss of the entire value of their investment, as well as other risks, including those related to our Class A common shares, us, the sector in which we operate, our shareholder structure and the general macroeconomic environment in Brazil, among other risks.

Each potential investor in our Class A common shares must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:
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have sufficient knowledge and experience to make a meaningful evaluation of our Class A common shares, the merits and risks of investing in our Class A common shares and the information contained in this prospectus;

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have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Class A common shares and the impact our Class A common shares will have on its overall investment portfolio;

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have sufficient financial resources and liquidity to bear all of the risks of an investment in our Class A common shares;

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understand thoroughly the terms of our Class A common shares and be familiar with the behavior of any relevant indices and financial markets; and

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be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our Class A common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NYSE rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer. As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NYSE corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Class A common shares.
The NYSE equity rules require listed companies to have, among other things, a majority of independent members in their board, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirements. See “Description of Share Capital — Principal Differences between Cayman Islands and U.S. Corporate Law.”
Our Articles of Association contain anti-takeover provisions that may discourage a third-party from acquiring us and adversely affect the rights of holders of our Class A common shares.
Our Articles of Association contain certain provisions that could limit the ability of others to acquire control of us, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. In addition, our capital structure concentrates ownership of voting rights in the hands of the holders of Class B common shares. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions.
We do not anticipate paying any cash dividends in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our

Class A common shares. As a result, capital appreciation in the price of our Class A common shares, if any, will be your only source of gain on an investment in our Class A common shares.
Holders of our Class B common shares have preemptive rights to acquire shares that we may sell in the future, which preemptive rights are only exercisable with Class B Shareholder Consent, which may impair our ability to raise funds.
Under our Memorandum and Articles of Association, the Class B Shareholders are entitled to preemptive rights to purchase additional common shares in the event that there is an increase in our share capital and additional common shares are issued (which may only be exercised with Class B Shareholder Consent), upon the same economic terms and at the same price, in order to maintain their proportional ownership interests, which will be approximately 90.1% of our outstanding shares, immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares. The exercise by holders of our Class B common shares of their preemptive rights may impair our ability to raise funds, or adversely affect the terms on which we are able to raise funds, as we may not be able to offer to new investors the quantity of our shares that they may desire to purchase. For more information see “Description of Share Capital — Preemptive or Similar Rights.”
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.
The trading market for our Class A common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our Class A common shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline. Our dual class capital structure means our shares will not be included in certain indices. We cannot predict the impact this may have on our share price.
In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of common shares from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and has temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our shares. These policies are new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Exclusion from indices could make our Class A common shares less attractive to investors and, as a result, the market price of our Class A common shares could be adversely affected.
New investors in our Class A common shares will experience immediate and substantial book value dilution after this offering.
The initial public offering price of our Class A common shares will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common shares immediately after this offering. Based on the initial public offering price of US$15.00 per share and our net tangible book value as of June 30, 2021 if you purchase our common shares in this offering you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately US$13.63 per share in pro forma net tangible book value. In addition, purchasers of Class A common shares in this offering will have contributed approximately 87.6% of the aggregate price paid by all purchasers of our common shares but will own only approximately 9.9% of our common shares outstanding after this offering. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation. See “Dilution.”
As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.
As a foreign private issuer and emerging growth company, we will be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. Such Cayman Islands legal requirements may differ significantly from those that are applicable to U.S. domestic registrants (for example, as noted below) and accordingly, shareholders may be afforded less protection than they otherwise would have had if we were a U.S. domestic registrant.
We will follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.
Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we will not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or PCAOB, (unless the SEC determines otherwise) and our auditors will not need to attest to our internal controls under Section 404(b) of the Sarbanes-Oxley Act. We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual revenues of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end). We cannot predict if investors will find our Class A common shares less attractive because we may rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and the price of our Class A common shares may be more volatile.
Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.
Our corporate affairs are governed by our Articles of Association, by the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less prescriptive nature of Cayman Islands law in this area.
While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.
Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.
Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United

States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais, and the applicable exchange rate in force at the time may not offer non-Brazilian investors full compensation for any claim arising from our obligations.
Most of our assets are located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our Class A common shares, we may not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date (1) of actual payment, (2) on which such judgment is rendered, or (3) on which collection or enforcement proceedings are started against us, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the Class A common shares.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”
U.S. investors in our Class A common shares may be subject to adverse U.S. federal income tax consequences if we are or become a passive foreign investment company for U.S. federal income tax purposes.
A non-U.S. corporation will be classified as a passive foreign investment company (a “PFIC”) in a particular taxable year if either (i) 75 percent or more of its gross income for the taxable year is passive income; or (ii) 50 percent or more of the average value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income. If we are classified as a PFIC, our Class A common shares will continue to be treated as shares in a PFIC for all succeeding years during which a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) holds our Class A common shares, unless we cease to be a PFIC and the U.S. Holder makes certain “purging” elections with respect to the common shares.
Based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our current taxable year or in the reasonably foreseeable future. However, the determination whether we are a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets, including goodwill and other intangible assets, which may depend on the value of our Class A common shares at the time and can be expected to vary over time. The determination of our PFIC status also depends on whether and how fast we deploy significant amounts of cash and other liquid assets (including the proceeds from this offering). Accordingly, we cannot be certain that we will not be a PFIC in the current year or in future years.
If we were to be treated as a PFIC for any taxable year during which a U.S. Holder holds our Class A common shares, certain adverse U.S. federal income tax consequences and additional reporting requirements could apply to that U.S. Holder. You should consult your own tax advisor regarding our possible status as a PFIC. See “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Status.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
All references to “IFRS” are to International Financial Reporting Standards, as issued by the International Accounting Standards Board, or the IASB.
Historical Financial Statements Presentation
The Issuer was incorporated on June 7, 2021, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies, to become the holding entity of CI&T Brazil in connection with this offering. Prior to the consummation of this offering, the Issuer had not commenced operations and had nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, the financial statements of the Issuer have been omitted from this prospectus.
The audited consolidated financial statements and unaudited condensed consolidated interim financial statements presented in this prospectus are those of CI&T Brazil, the Issuer’s principal operating company and wholly-owned subsidiary following the Contribution.
CI&T Brazil maintains its books and records in Brazilian reais, the presentation currency for its audited consolidated financial statements and also the functional currency of our operations in Brazil. CI&T Brazil prepares its annual consolidated financial statements in accordance with IFRS, as issued by the IASB, and unaudited condensed consolidated interim financial statements in accordance with IAS 34. Unless otherwise noted, CI&T Brazil’s financial information presented herein as of June 30, 2021, and for the six-months ended June 30, 2021 and 2020, and as of and for the years ended December 31, 2020 and 2019 is stated in Brazilian reais, its reporting currency.
All references herein to “our audited consolidated financial statements” are to CI&T Brazil’s audited consolidated financial statements included elsewhere in this prospectus and our “unaudited condensed consolidated interim financial statements” are to CI&T Brazil’s unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. All references herein to “our financial statements” are to CI&T Brazil’s audited consolidated financial statements and unaudited condensed consolidated interim financial statements.
This financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes thereto, included elsewhere in this prospectus.
Following this offering, we will begin reporting the Issuer’s consolidated financial information to shareholders. We will also maintain our books and records in Brazilian reais and our audited consolidated financial statements will be prepared in accordance with IFRS.
CI&T Brazil’s and the Issuer’s fiscal year ends on December 31. References in this prospectus to a fiscal year, such as “fiscal year 2020,” relate to our fiscal year ended on December 31 of that calendar year.
Corporate Events
Our Incorporation
We are a Cayman Islands exempted company, incorporated with limited liability on June 7, 2021 for purposes of effectuating our initial public offering.
Our Corporate Reorganization
Contribution of Shares
We are a Cayman Islands exempted company, incorporated with an indefinite term and limited liability on June 7, 2021 for purposes of carrying out our initial public offering. Prior to the consummation of this offering, existing shareholders of CI&T Brazil will first contribute all of their shares in CI&T Brazil to our wholly-owned subsidiary CI&T Delaware, and will subsequently contribute their shares of CI&T Delaware to us. In return for this Contribution, we will issue 121,086,785 new Class B common shares to the existing shareholders of CI&T Brazil in a one to 68.14 exchange for the shares of CI&T Brazil indirectly contributed to us. As a result, CI&T Brazil will be our indirect wholly-owned subsidiary as of the consummation of the Contribution. Until the completion of the Contribution, we will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.
After accounting for the Contribution and the new 11,111,111 Class A common shares that will be issued and sold by us in this offering and the 1,932,367 Class A Common shares to be sold by the Selling Shareholders, we will have a total of 132,197,896 common shares issued and outstanding immediately following this offering, of which, assuming no exercise of the underwriters' overallotment option, 119,154,418 will be Class B common shares beneficially owned by the existing shareholders, and 13,043,478 will be Class A common shares beneficially owned by investors purchasing in this offering.
Reverse Merger of Hoshin Empreendimentos S.A.
On April 30, 2021, the shareholders of CI&T Brazil approved the reverse merger of Hoshin, the vehicle formerly used by Advent Managed Fund to invest in CI&T Brazil, into CI&T Brazil. As a result, Advent Managed Fund became a direct shareholder of CI&T Brazil. As of April 30, 2021, the carrying amount of Hoshin’s assets that were merged into CI&T Brazil was R$108 thousand. As consideration for the reverse merger, CI&T Brazil issued 744,217 common shares of CI&T Brazil, with no par value, to Hoshin’s sole shareholder, Advent Managed Fund in exchange for the common shares of CI&T Brazil formerly held by Hoshin plus 1 common share resulting from the capital increase relating to CI&T Brazil’s acquisition of Hoshin’s net assets. As a result, Hoshin was dissolved, with CI&T Brazil succeeding to Hoshin’s obligations, rights and responsibilities, and Advent Managed Fund became a direct shareholder of CI&T Brazil.
As of October 25, 2021, and prior to the Contribution, Advent Managed Fund distributed its shares of CI&T Brazil to the Advent Managed Fund LLCs.
Spin-off of CI&T IOT
On April 30, 2021, the shareholders of CI&T Brazil approved the spin-off of CI&T Brazil’s interest in CI&T IOT, our former subsidiary focused on the sale of advanced technology devices and software related to the efficient use of spaces.
The decision to spin-off CI&T IOT to CI&T Brazil’s shareholders followed management’s recommendation that such spin-off would provide administrative, economic and financial benefits for CI&T Brazil, CI&T IOT and their shareholders, as it would streamline CI&T Brazil’s service offerings given that management did not foresee the business of CI&T IOT as being part of CI&T Brazil’s business moving  forward, while facilitating an improvement in CI&T IOT’s organizational structure.
The spin-off was meant to (i) segregate corporate structures based on corporate activities to facilitate better management of operations, assets and cash flows, and optimize the use of operational and financial resources, (ii) more efficiently use resources and increase the potential valuation of both companies and (iii) increase opportunities for generating liquidity by means of a more efficient use of assets and liabilities and streamlined administrative functions.
The spin-off was approved and became effective on April 30, 2021. It did not have a significant impact on our results of operations for any of the years presented. For the period from January 1, 2021 through April 30, 2021, CI&T IOT’s Net revenue was R$436 thousand, which represented 0.07% of the Company’s consolidated Net revenue for the same period. For the year ended December 31, 2020, CI&T IOT’s Net revenue was R$1,000 thousand, which represented 0.10% of the Company’s consolidated Net revenue for the same period.
For more information on existing relationships between CI&T Brazil and CI&T IOT, see “Related Party Transactions.”
Organizational Chart
A simplified organizational chart showing our corporate structure after giving effect to our corporate reorganization and this offering is shown below:

*
On August 10, 2021, we closed the acquisition of Dextra Investimentos S.A., Dextra Tecnologia S.A., Dextra Inc., CINQ Technologies Ltda and CINQ Inc., which as of the date of this registration statement are separate subsidiaries of CI&T Software S.A. Dextra Investimentos S.A., Dextra Tecnologia S.A. and CINQ Technologies Ltda will be merged into CI&T Software S.A. as of December 2021. Dextra Inc. and CINQ Inc. will remain as subsidiaries of CI&T Software S.A.

On October 29, 2021, the shareholders’ meeting of our subsidiary, CI&T Brazil, approved a dividend distribution in the total amount of R$50,000 thousand, as a result of profits accrued in 2021, followed by subsequent capitalization of the total amount of such credits resulting from the dividend distribution, proportionally to the respective shareholdings held by shareholders in the share capital of CI&T Brazil. On October 30, 2021, the shareholders' meeting of our subsidiary, CI&T Brazil, approved a reduction in its share capital of up to R$120,000 thousand, which shall be effective on December 29, 2021, as a result of the 60-day waiting period for effectiveness of capital reductions under applicable Brazilian law and upon ratification by the shareholder’s meeting of the final amount subject to reduction. Upon effectiveness of CI&T Brazil's capital reduction on December 29, 2021, CI&T Brazil will distribute up to R$120,000 thousand in kind to its then sole shareholder, CI&T Delaware, by means of the transfer of the equity interest held in certain subsidiaries. We expect such capital reduction will have an impact on the income tax payable by our subsidiary, CI&T Brazil, but will not materially affect our financial condition or results of operations.
Financial Information in U.S. Dollars
Solely for the convenience of the reader, we have translated some of the real amounts included in this prospectus from reais into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated real amounts into U.S. dollars using a rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank.
Special Note Regarding Non-IFRS Financial Measures
This prospectus presents our Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Profit, Adjusted Net Profit Margin, Pro Forma Adjusted Gross Profit, Pro Forma Adjusted Gross Profit Margin, Pro Forma EBITDA, Pro Forma EBITDA Margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Profit, Pro Forma Adjusted Net Profit Margin, Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency, which are non-IFRS financial measures used by management in the evaluation of our performance. A non-IFRS financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure.

We calculate Adjusted Gross Profit as Gross profit, adjusted to exclude costs and expenses which are not under the responsibility of the project managers (depreciation and amortization costs and stock options payments). We calculate Adjusted Gross Profit Margin by dividing Adjusted Gross Profit by the Net revenue of the same period. Pro Forma Adjusted Gross Profit and Pro Forma Adjusted Gross Profit Margin are calculated on the same basis but using our pro forma results of operations reflecting the acquisition of Dextra Holdings.
We calculate EBITDA as Net profit (loss) for the period plus net finance costs, income tax expense, depreciation and amortization. We calculate EBITDA Margin by dividing EBITDA by the Net revenue of the same period. Pro Forma EBITDA and Pro Forma EBITDA Margin are calculated on the same basis but using our pro forma results of operations reflecting the acquisition of Dextra Holdings.
We calculate Adjusted EBITDA as Net profit, adjusted to include net finance costs, income tax expense, depreciation and amortization and further adjusted to exclude (i) stock option and indemnity payments related to the cancellation of the share-based compensation plan, (ii) consulting costs and expenses, related mainly to legal fees related to the corporate reorganization in 2019, 2020 and in the first half of 2021, as part of the execution of a minority investment in CI&T Brazil and (iii) government grants for tax reimbursements in the China subsidiary. We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA by the Net revenue of the same period. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin are calculated on the same basis but using our pro forma results of operations reflecting the acquisition of Dextra Holdings.
We calculate Adjusted Net Profit as Net profit, adjusted to exclude indemnity payments related to the cancellation of a share-based compensation plan in 2019 and 2020. We calculate Adjusted Net Profit Margin by dividing it by Net revenue for the same period. Pro Forma Adjusted Net Profit and Pro Forma Adjusted Net Profit Margin are calculated on the same basis but using our pro forma results of operations reflecting the acquisition of Dextra Holdings.
We calculate Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency by translating revenue from entities reporting in foreign currencies into Brazilian reais using the comparable foreign currency exchange rates from the prior period. For example, the average rates in effect for the fiscal year ended December 31, 2019 were used to convert revenue for the fiscal year ended December 31, 2020 and the Net revenue for the comparable prior period ended December 31, 2019, rather than the actual exchange rates in effect during the respective period.
We present Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Profit, Adjusted Net Profit Margin, Pro Forma Adjusted Gross Profit, Pro Forma Adjusted Gross Profit Margin, Pro Forma EBITDA, Pro Forma EBITDA Margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Profit, Pro Forma Adjusted Net Profit Margin, Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency because management uses them in evaluating our performance and we believe these measures provide investors with a supplemental measure of the financial performance of our core operations that facilitates period-to-period comparisons on a consistent basis.
The non-IFRS financial measures described in this prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of Adjusted Gross Profit, EBITDA, Adjusted EBITDA, Adjusted Net Profit, Pro Forma Adjusted Gross Profit, Pro Forma EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Profit may be different from the calculations used by other companies, including our competitors, and therefore, our measures may not be comparable to those of other companies. For a reconciliation of Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Profit, Adjusted Net Profit Margin, Pro Forma Adjusted Gross Profit, Pro Forma Adjusted Gross Profit Margin, Pro Forma EBITDA, Pro Forma EBITDA Margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Profit, Pro Forma Adjusted Net Profit Margin, Net Revenue at Constant Currency and Net Revenue Increase at Constant Currency, each to its most directly comparable IFRS measure, see section “Summary Financial and Other Information — Non-IFRS Measures”.

Dextra Holdings Acquisition Related Financial Statements and Pro Forma Financial Information
On June 26, 2021, CI&T Brazil entered into the Share Purchase Agreement with Prime Sistemas Fundo de Investimentos em Participações Multiestratégia Investimento no Exterior, as seller, Prime Sistemas de Atendimento ao Consumidor Ltda., as guarantor, and certain other intervening parties, for the purchase of the entire share capital of Dextra Holdings and its subsidiaries for R$800,000 thousand, subject to certain purchase price adjustments for debt, cash and working capital amounts. See “Prospectus Summary—Recent Developments.” The transaction closed on August 10, 2021.
This prospectus includes (1) Dextra Tecnologia’s unaudited condensed interim consolidated financial statements as of and for the six months ended June 30, 2021 and 2020, together with the notes thereto (the “Dextra Interim Financial Statements”), and (2) Dextra Tecnologia’s audited combined carve-out financial statements as of and for the years ended December 31, 2020 and 2019, together with the notes thereto (the “Dextra Audited Financial Statements”). As Dextra Holdings was not a separate legal entity prior to the corporate reorganization completed before our acquisition of Dextra Holdings, the financial statements presented herein for Dextra Holdings are carve-out financial statements which include historical financial information and operations from the following legal entities, each of which is now a subsidiary of Dextra Holdings: Prime Sistemas Campinas – branch, Dextra Tecnologia, Dextra Inc., Cinq Technologies Ltda and Cinq Technologies US LLC. See note 1 to the Dextra Audited Financial Statements.
We have also included elsewhere in this prospectus (1) our unaudited pro forma condensed statements of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 and (2) our unaudited pro forma condensed statements of financial position as of June 30, 2021. The unaudited pro forma statements of income for the six months ended June 30, 2021 give effect to our acquisition of Dextra Holdings as if it had occurred as of January 1, 2021 and the unaudited pro forma statements of income for the year ended December 31, 2020 give effect to our acquisition of Dextra Holdings as if it had occurred as of January 1, 2020. The unaudited pro forma statements of financial position as of June 30, 2021 give effect to our acquisition of Dextra Holdings, as if it had occurred on June 30, 2021. The unaudited pro forma condensed financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisition actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition. For a discussion about our unaudited pro forma condensed financial information and related notes, see “Unaudited Pro Forma Condensed Financial Information.”
Last Twelve Months Ended June 30, 2021 and 2020 information
This prospectus contains certain financial information of CI&T Brazil for (i) the twelve months ended June 30, 2021, which has been calculated by adding CI&T Brazil’s results of operations for the six months ended June 30, 2021 to the results of operations for the year ended December 31, 2020, and subtracting the results of operations for the six months ended June 30, 2020; and (ii) the twelve months ended June 30, 2020, which has been calculated by adding CI&T Brazil’s results of operations for the six months ended June 30, 2020 to the results of operations for the year ended December 31, 2019, and subtracting the results of operations for the six months ended June 30, 2019. As CI&T Brazil’s financial year ends on December 31, the presentation of this information is not made in accordance with IFRS. We present this data as it is the basis for Net revenue per billable employee information included in this prospectus that we believe is useful as a supplemental measure for investors in assessing our performance. This data is not necessarily indicative of the results that may be expected for the year ending December 31, 2021, and should not be used as the basis for, or prediction of, annualized calculation
Market Share and Other Information
This prospectus contains data related to economic conditions in the market in which we operate. The information contained in this prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reasonable. Market data and certain industry forecast data used in this prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the United States Securities and Exchange Commission website) and industry publications, including industry research reports we commissioned from IDC.

Industry publications, governmental publications and other market sources generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the market and industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” Except as disclosed in this prospectus, none of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. Except as disclosed in this prospectus, we have not sought or obtained the consent of any of these sources to include such market data in this prospectus.
Rounding
We have made rounding adjustments to some of the figures included in this prospectus for ease of presentation. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.
Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus.
Forward-looking statement include, but are not limited to, statements about:
•
the extent to which the COVID-19 outbreak and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and are difficult to predict;

•
our ability to retain existing clients and attract new clients, including our ability to increase revenue from existing clients and diversify our revenue concentration;

•
our ability to maintain favorable pricing, productivity levels and utilization rates;

•
our ability to adapt to technological change and innovate solutions for our clients;

•
our ability to effectively manage our international operations, including our exposure to foreign currency exchange rate fluctuations;

•
the effects of increased competition as well as innovations by new and existing competitors in our market;

•
our ability to sustain our revenue growth rate in the future;

•
our ability to successfully identify acquisition targets, consummate acquisitions and successfully integrate acquired businesses and personnel, such as the recently acquired Dextra Group;

•
our expectations of future operating results of financial performance;

•
our ability to attract and retain highly-skilled IT professionals at cost-effective rates;

•
our ability to retain continued services of our senior development team or other key employees,

•
our plans for growth and future operations, including our ability to manage our growth;

•
global economic conditions; and

•
uncertainty concerning the current economic, political, and social environment in Latin America, specifically in Brazil.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

EXCHANGE RATES
The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.
The real depreciated against the U.S. dollar from mid-2011 to early 2016. In particular, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real depreciated at a rate that was much higher than in previous years. Overall in 2015, the real depreciated 47.0%, reaching R$3.905 per US$1.00 on December 31, 2015. In 2016, the real recovered significantly, appreciating 16.54% to R$3.259 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.308 per US$1.00. In 2018, due to the inherent political instability of the election period, the real/U.S. dollar exchange rate reported by the Central Bank was R$3.875 per US$1.00, which reflected a 17.1% depreciation in the real against the U.S. dollar. In 2019, the real/U.S. dollar exchange rate was R$4.031 per US$1.00 on December 31, 2019, which reflected a 4.0% depreciation in the real against the U.S. dollar during 2019. In 2020, due to the COVID-19 and the economic and political instability, the real depreciated 28.9% against the dollar, ending the year at an exchange rate of R$ 5.197 per US$1.00. The real/U.S. dollar exchange rate reported by the Central Bank was R$5.002 per US$1.00 on June 30, 2021, which reflected a 3.7% appreciation in the real against the U.S. dollar during the first six months of 2021.
The Central Bank has intervened occasionally in the foreign exchange market to attempt to control instability in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are substantial reasons to foresee a significant imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that the Brazilian government will not place restrictions on remittances of foreign capital abroad in the future. See “Risk Factors — Certain Risks Relating to Brazil.”
The following tables set forth, for the periods indicated, the high, low, average and period-end selling exchange rates for the purchase of U.S. dollars expressed in Brazilian reais per U.S. dollar.
Year	Period-end	Average(1)	Low	High
2015	3.905	3.339	2.575	4.195
2016	3.259	3.483	3.119	4.156
2017	3.308	3.193	3.051	3.381
2018	3.875	3.656	3.139	4.188
2019	4.031	3.946	3.652	4.260
2020	5.197	5.158	4.021	5.937
Month	Period-End	Average(2)	Low	High
January 2021	5.476	5.356	5.163	5.509
February 2021	5.530	5.416	5.342	5.530
March 2021	5.697	5.647	5.495	5.840
April 2021	5.403	5.562	5.366	5.706
May 2021	5.232	5.290	5.221	5.450
June 2021	5.002	5.031	4.921	5.164
July 2021	5.121	5.157	5.006	5.259
August 2021	5.142	5.251	5.137	5.427
September 2021	5.439	5.279	5.157	5.439
October 2021	5.643	5.540	5.391	5.712

Source: Central Bank.
(1)
Represents the average of the exchange rates on the closing of each day during the year.

(2)
Represents the average of the exchange rates on the closing of each day during the month.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of 11,111,111 shares of our Class A common shares in this offering will be approximately US$153.4 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to fund working capital, finance capital expenditures and carry out future strategic acquisitions or investments in other businesses or technologies that we believe will complement our current business and expansion strategies. Any remaining net proceeds will be used for general corporate purposes. We will have broad discretion in allocating the net proceeds from this offering.
Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds.
Pending determination of the use of the net proceeds from this offering, we intend to invest them in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities.
We will not receive any proceeds from the sale of shares by the Selling Shareholders including if the underwriters’ exercise their option to purchase additional shares from the Selling Shareholders.

DIVIDENDS AND DIVIDEND POLICY
We have not adopted a dividend policy with respect to future distributions of dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and, where applicable, our shareholders. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.
Certain Cayman Islands Legal Requirements Related to Dividends
Under the Companies Act and our Articles of Association, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of common shares a shareholder holds. For further information, see “Taxation — Cayman Islands Tax Considerations.”
We have not declared or paid any dividends to our shareholders since our incorporation in the Cayman Islands on June 7, 2021.
Certain Brazilian Legal Requirements Related to Dividends
Our ability to pay dividends is directly related to positive and distributable net results from our Brazilian subsidiary. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We depend on dividend distributions by our subsidiaries, and we may be adversely affected if the performance of our subsidiaries is not positive.” Our Brazilian subsidiary is required under its by-laws and Federal Law No. 6,404 dated December 15, 1976, as amended, to distribute a mandatory minimum dividend to shareholders each year, which cannot be lower than 25% of its adjusted net income for the prior year, calculated under Article 202 of the Brazilian Corporate Law, unless such distribution is suspended by a decision of such subsidiary’s shareholders at its annual shareholders’ meeting based on a report by its board of directors that such distribution would be incompatible with its financial condition at that time. In addition, if, for any legal reasons due to new laws or bilateral agreements between countries, our Brazilian subsidiary is unable to pay dividends to Cayman Islands companies, or if a Cayman Islands company becomes incapable of receiving them, we may not be able to make any dividend payments in the future.
For the years ended December 31, 2020 and 2019, CI&T Brazil declared and paid dividends to its shareholders in the amount of R$30,977 thousand (US$6,193 thousand) and R$40,059 thousand (US$8,009 thousand), respectively, based on profits from the previous fiscal year. CI&T Brazil has declared and paid as of June 28, 2021 dividends in the amount of R$71,039 thousand (US$14,202 thousand), based on profits from 2020. On October 8, 2021, the shareholders of CI&T Brazil approved an extraordinary dividend payment of R$55,005 thousand (US$10,997 thousand) based on profits from the previous fiscal year, which was paid to the existing shareholders of CI&T Brazil on October 18, 2021. On October 29, 2021, the shareholders of CI&T Brazil approved an extraordinary dividend payment of R$50,000 thousand (US$9,996 thousand) which amount was subsequently contributed in full by the shareholders to CI&T Brazil through a capital increase. For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of 5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank.

CAPITALIZATION
The table below sets forth our total capitalization as of June 30, 2021, as follows:
•
historical financial information of CI&T Brazil, on an actual basis;

•
as adjusted to reflect (i) additional loans and borrowings incurred in connection with the consummation of our acquisition of Dextra Holdings, which resulted in an increase of our loans and borrowings by R$652,100 thousand as we incurred additional debt to finance the purchase price and (ii) the payment of R$55,005 thousand (US$10,997 thousand) in an extraordinary dividend to the shareholders of CI&T Brazil prior to this offering, which was approved by the shareholders of CI&T Brazil on October 8, 2021 and paid on October 18, 2021; see “Management's Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources” and

•
as further adjusted to give effect to the issuance and sale of our Class A common shares in this offering, and the receipt of approximately US$153,419 thousand (R$767,404 thousand) in estimated net proceeds, considering an offering price of US$15.00 (R$75.03) per Class A common share, after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

You should read this table in conjunction with our financial statements and unaudited pro forma condensed financial information included elsewhere in this prospectus, and with the sections of this prospectus entitled “Summary Financial and Other Information,” “Presentation of Financial and Other Information,” “Unaudited Pro Forma Condensed Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of June 30, 2021
	Actual		As adjusted (4)(5)		As further adjusted(6)
	(in thousands of US$)(1)	(in thousands of Brazilian reais)	(in thousands of US$)(1)	(in thousands of Brazilian reais)	(in thousands of US$)(1)	(in thousands of Brazilian reais)
Loans and borrowings(2)	21,145	105,771	151,513	757,871	151,513	757,871
Total equity	48,055	240,376	37,059	185,371	190,478	952,775
Total capitalization(3)	69,199	346,147	188,572	943,242	341,991	1,710,646

(1)
For convenience purposes only, amounts in reais as of June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(2)
Consists of current and non-current loans and borrowings.

(3)
Total capitalization consists of current and non-current loans and borrowings plus total equity.

(4)
As adjusted to give effect to the incurrence of additional debt to finance the acquisition of Dextra Holdings.

(5)
As adjusted to give effect to the extraordinary dividend paid to shareholders of CI&T Brazil on October 18, 2021.

(6)
As further adjusted to give effect to the issuance and sale by CI&T of the Class A common shares in this offering, and the receipt of approximately US$153,419 thousand (R$767,404 thousand) in estimated net proceeds, considering an offering price of US$15.00 (R$75.03) per Class A common share, after deduction of the estimated underwriting discounts and commissions payable by us in connection with this offering.

DILUTION
Prior to the completion of this offering, existing shareholders of CI&T Brazil will first contribute all of their shares in CI&T Brazil to our wholly-owned subsidiary CI&T Delaware, and will subsequently contribute their shares of CI&T Delaware to us in a one to 68.14 exchange. See “Prospectus Summary — Our Corporate Reorganization.”
We have presented the dilution calculation below on the basis of CI&T Brazil’s net tangible book value as of June 30, 2021 because until the consummation of the Contribution and this offering, we will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.
As of June 30, 2021, CI&T Brazil had a net tangible book value of R$196,062 thousand. Net tangible book value represents the amount of total assets minus total liabilities, excluding goodwill and other intangible assets and deferred income tax and social contribution. Net tangible book value per share was R$111 (US$22) per share, which represents net tangible book value divided by 1,760,539, the total number of CI&T Brazil shares outstanding as of June 30, 2021.
The following table sets forth our calculation of net tangible book value and net tangible book value per share.
	As of June 30, 2021
	(in thousands of Brazilian reais, except for values per share)
(+) Total assets		613,873
(-) Intangible assets		26,516
(-) Deferred income tax and social contribution		17,798
Net tangible assets		569,559
(-) Total liabilities		(373,497)
Net tangible book value		196,062
Net tangible book value per share (R$)(1)	R$	111
Net tangible book value per share (US$)(2)	US$	22

(1)
Net tangible book value per share is net tangible book value divided by 1,760,539, the total number of CI&T Brazil shares outstanding as of June 30, 2021.

(2)
Net tangible book value per share translated into U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021 as reported by the Brazilian Central Bank.

The following table sets forth our calculation of net tangible book value and net tangible book value per share, as adjusted to give effect to (i) the payment of R$55,005 thousand (US$10,997 thousand) in an extraordinary dividend to the shareholders of CI&T Brazil prior to this offering, which was approved by the shareholders of CI&T Brazil on October 8, 2021 and paid on October 18, 2021, (ii) the 16,530 common shares of CI&T Brazil that were issued subsequent to June 30, 2021, and (iii) reflect the consummation of the Contribution, whereby immediately prior to this offering, we will have 121,086,785 Class B common shares outstanding.
As of June 30, 2021
(in thousands of Brazilian reais, except for values per share)
(+) Total assets	613,873
(-) Intangible assets	26,516
(-) Deferred income tax and social contribution	17,798
Net tangible assets	569,559

	As of June 30, 2021
	(in thousands of Brazilian reais, except for values per share)
(-) Total liabilities		(373,497)
(-) Extraordinary dividend payment on October 18, 2021		(55,005)
Net tangible book value		141,057
Net tangible book value per share (R$)(1)	R$	1.17
Net tangible book value per share (US$)(2)	US$	0.23

(1)
Net tangible book value per share is net tangible book value divided by 121,086,785 Class B common shares outstanding immediately prior to this offering.

(2)
Net tangible book value per share translated into U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021 as reported by the Brazilian Central Bank.

After giving effect to the extraordinary dividend paid on October 18, 2021, the Contribution and the sale of 11,111,111 Class A common shares offered by us in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated as of June 30, 2021 would have been approximately US$181,619 thousand, representing US$1.37 per share. This represents an immediate increase in net tangible book value of US$1.14 per share to existing shareholders and an immediate dilution in net tangible book value of US$13.63 per share to new investors purchasing Class A common shares in this offering. Dilution for this purpose represents the difference between the price per Class A common shares paid by these purchasers and net tangible book value per Class A common share immediately after the completion of this offering.
If you invest in our Class A common shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A common share (when converted into reais) and the pro forma net tangible book value per Class A common share after accounting for the issuance and sale of new common shares in this offering.
Because the Class A common shares and Class B common shares of CI&T have the same dividend and other rights, except for voting, preemption and conversion rights, we have counted the Class A common shares and Class B common shares equally for purposes of the dilution calculations below.
The following table illustrates this dilution to new investors purchasing Class A common shares in this offering.
Net tangible book value per share as of June 30, 2021(1)	US$0.23
Increase in net tangible book value per share attributable to new investors	US$1.14
Pro forma net tangible book value per share after this offering	US$1.37
Dilution per Class A common share to new investors	US$13.63
Percentage of dilution in net tangible book value per Class A common share for new investors	90.84%

(1)
Adjusted to give effect to the dividend paid on October 18, 2021, the issuance of shares of CI&T Brazil after June 30, 2021 and the Contribution.

To the extent that we grant options to our employees in the future and those options are exercised or other issuances of common shares are made, there will be further dilution to new investors.

MARKET INFORMATION
Prior to this offering, there has been no public market for our Class A common shares. We cannot assure you that an active trading market will develop for our Class A common shares, or that our Class A common shares will trade in the public market subsequent to this offering at or above the initial public offering price.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
Set forth below are our (1) unaudited pro forma condensed statements of financial position as of June 30, 2021, (2) our unaudited pro forma condensed statements of profit or loss for the six months ended June 30, 2021 and (3) our unaudited pro forma condensed statements of profit or loss for the year ended December 31, 2020. For further information, see below and “Presentation of Financial and Other Information — Dextra Acquisition and Related Financial Statements.”
The unaudited pro forma condensed statements of financial position as of June 30, 2021 is based on (a) the unaudited condensed consolidated statements of financial position as of June 30, 2021 of CI&T Brazil which is included in this prospectus, and (b) the unaudited condensed interim consolidated statements of financial position as of June 30, 2021 of Dextra Tecnologia, also included in this prospectus, and gives effect on a pro forma basis to the Dextra Acquisition as if it had been consummated on June 30, 2021.
The unaudited pro forma condensed statements of profit or loss for the six months ended June 30, 2021 is based on (a) the unaudited condensed consolidated statements of profit or loss of CI&T Brazil for the six months ended June 30, 2021, which is included in this prospectus; and (b) the unaudited condensed interim consolidated statements of profit or loss of Dextra Tecnologia for the six months ended June 30, 2021, also included in this prospectus, and gives effect on a pro forma basis to the Dextra Acquisition as if it had been consummated on January 1, 2021. The unaudited pro forma condensed statements of profit or loss for the year December 31, 2020 is based on (a) the audited consolidated statements of profit or loss of CI&T Brazil for the year ended December 31, 2020, which is included in this prospectus; and (b) the audited combined carve-out statements of profit or loss of Dextra Tecnologia for the year ended December 31, 2020, and gives effect on a pro forma basis to the Dextra Acquisition as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed financial information included herein was prepared using the acquisition method of accounting in accordance with IFRS 3 — Business Combination (IFRS 3), and considering the amendments of Article 11 of Regulation S-X which became effective on January 1, 2021. The unaudited pro forma condensed financial information included herein are not necessarily indicative of what our combined financial position or statements of profit or loss would have been if the Dextra Acquisition had been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Dextra Acquisition.
The unaudited pro forma condensed financial information included herein should be read in conjunction with the following:
•
accompanying notes to the unaudited pro forma condensed financial information included herein;

•
unaudited condensed consolidated interim financial statements of CI&T Brazil as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, included elsewhere in this prospectus;

•
unaudited condensed interim consolidated financial statements of Dextra Tecnologia as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, included elsewhere in this prospectus;

•
audited consolidated financial statements of CI&T Brazil for the year ended December 31, 2020, included elsewhere in this prospectus;

•
audited combined carve-out financial statements of Dextra Tecnologia for the year ended December 31, 2020, included elsewhere in this prospectus.

The following unaudited pro forma condensed financial information gives pro forma effect to the Dextra Acquisition to be accounted for under the acquisition method of accounting in accordance with the IFRS 3, in which CI&T Brazil is treated as the acquirer for financial reporting purposes, and shall record assets acquired and liabilities assumed at their respective acquisition date fair values. The excess of the total consideration transferred over the estimated fair values of the net assets acquired, if applicable, is recorded as goodwill. The Dextra Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a future stage where there is sufficient information for a definitive measurement. The actual results of these studies may depend in part on prevailing market information and conditions. Accordingly, the pro forma adjustments related to the Dextra Acquisition are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying unaudited pro forma condensed financial information and our future results of operations and financial position. See “Risk Factors — Certain Risks Relating to Our Acquisition of the Dextra Group and its Business — Our unaudited pro forma condensed financial information may not be representative of our past or future results, or of our consolidated financial condition or results of operations after giving effect to the acquisition of Dextra Holdings.”
CI&T Brazil Unaudited pro forma condensed statements of financial position as of June 30, 2021 (In thousands of Brazilian Reais — R$)
	Actual CI&T Brazil	Actual Dextra Tecnologia	Transaction Accounting Adjustments(1)	Other Transaction Accounting Adjustments(2)	Note	Total CI&T Brazil Pro Forma
Assets
Current
Cash and cash equivalents	80,805	857	(650,000)	652,100	2.3(a)	83,762
Trade receivables	241,301	26,506	—	—		267,807
Contract assets	93,344	21,686	—	—		115,030
Other assets	34,117	26,203	—	—		60,320
Total current Assets	449,567	75,252	(650,000)	652,100		526,919
Non current
Deferred tax	17,798	—	—	—		17,798
Other assets	8,127	42	—	—		8,169
Property, plant and equipment	45,243	8,612	—	—		53,855
Intangible assets	26,516	83,855	712,981	—	2.2/2.3(b)	823,352
Right-of-use assets	66,622	5,745	—	—		72,367
Total non-current Assets	164,306	98,254	712,981	—		975,541
Total Assets	613,873	173,506	62,981	652,100		1,502,460
Liabilities and Equity
Current
Suppliers	17,446	2,850	—	—		20,296
Loans and borrowings	98,802	—		—		98,802
Lease liabilities	15,656	4,131	—	—		19,787
Salaries and welfare charges	144,141	29,348	—	—		173,489
Tax liabilities	6,076	12,253	—	—		18,329
Accounts payable for business combination	—	5,416	150,000	—	2.1	155,416
Other liabilities	26,581	639	2,330	—	2.3(e)	29,550
Total current liabilities	308,702	54,637	152,330	—		515,669
Non-current Liabilities
Deferred tax liabilities	—	10,186	—	—		10,186
Loans and borrowings	6,969	—	—	652,100	2.3(c)	659,069
Lease liabilities	56,909	2,262	—	—		59,171

	Actual CI&T Brazil	Actual Dextra Tecnologia	Transaction Accounting Adjustments(1)	Other Transaction Accounting Adjustments(2)	Note	Total CI&T Brazil Pro Forma
Accounts payable for business combination	—	19,177	—	—		19,177
Other liabilities	917	225	—	—		1,142
Total non-current Liabilities	64,795	31,850	—	652,100		748,745
Total liabilities	373,497	86,487	152,330	652,100		1,264,414
Total equity	240,376	87,019	(89,349)	652,100		238,046
Total liabilities and equity	613,873	173,506	62,981	652,100		1,502,460

The accompanying notes are an integral part of the unaudited pro forma condensed financial information
CI&T Brazil Unaudited pro forma condensed statements of profit or loss for the six months ended June 30, 2021 (In thousands of Brazilian Reais — R$, except earnings per share)
	Actual CI&T Brazil	Actual Dextra Tecnologia	Transaction Accounting Adjustments	Note	Total CI&T Brazil Pro Forma
Net revenue	611,616	137,823	—		749,439
Costs of services provided	(394,140)	(82,868)	—		(477,008)
Gross profit	217,476	54,955	—		272,431
Selling expenses	(37,780)	(811)	—		(38,591)
General and administrative expenses	(54,054)	(15,387)	(15,213)	2.3(b)/(e)	(84,654)
Research and technological innovation expenses	(4)	—	—		(4)
Impairment loss on trade receivables and contract assets	(367)	92	—		(275)
Other income (expenses) net	1,410	(964)	—		446
Operating profit before financial income	126,681	37,885	(15,213)		149,353
Finance income	25,428	201	—		25,629
Finance cost	(29,114)	(1,234)	(15,481)	2.3(c)	(45,829)
Net finance costs	(3,686)	(1,033)	(15,481)		(20,200)
Profit before Income tax	122,995	36,852	(30,694)		129,153
Income tax	(38,658)	(13,871)	10,436	2.3(d)	(42,093)
Net profit for the period	84,337	22,981	(20,258)		87,060
Earnings per share – basic (in R$)	0.048			2.3(g)	0.049
Earnings per share – diluted (in R$)	0.048			2.3(g)	0.049
The accompanying notes are an integral part of the unaudited pro forma condensed financial information

CI&T Brazil Unaudited pro forma condensed statements of profit or loss for the year ended December 31, 2020 (In thousands of Brazilian Reais — R$, except earnings per share)
	Actual CI&T Brazil	Actual Dextra Tecnologia	Transaction Accounting Adjustments	Note	Total CI&T Brazil Pro Forma
Net revenue	956,519	204,036	—		1,160,555
Costs of services provided	(600,866)	(116,835)	—		(717,701)
Gross profit	355,653	87,201	—		442,854
Selling expenses	(65,093)	(1,504)	—		(66,597)
General and administrative expenses	(81,161)	(34,033)	(28,558)	2.3(b)/(e)	(143,752)
Research and technological innovation expenses	(3,462)	(43)	—		(3,505)
Impairment loss on trade receivables and contract assets	(196)	(62)	—		(258)
Other income (expenses) net	2,503	213	—		2,716
Operating profit before financial income	208,244	51,772	(28,558)		231,458
Finance income	47,808	1,367	—		49,175
Finance cost	(63,261)	(2,102)	(31,389)	2.3(c)	(96,752)
Net finance costs	(15,453)	(735)	(31,389)		(47,577)
Profit before Income tax	192,791	51,037	(59,947)		183,881
Income tax	(65,137)	(16,883)	20,382	2.3.(d)	(61,638)
Net profit for the period	127,654	34,154	(39,565)		122,243
Earnings per share – basic (in R$)	0.073			2.3(g)	0.069
Earnings per share – diluted (in R$)	0.072			2.3(g)	0.068
The accompanying notes are an integral part of the unaudited pro forma condensed financial information
1   Basis of Presentation of the Unaudited Pro Forma Condensed Financial Information
The unaudited pro forma condensed statements of financial position as of June 30, 2021 is based on (a) the unaudited condensed consolidated statements of financial position of CI&T Brazil as of June 30, 2021 which is included in this prospectus, and (b) the unaudited condensed interim consolidated statements of financial position of Dextra Tecnologia as of June 30, 2021, also included in this prospectus, and gives effect on a pro forma basis to the Dextra Acquisition as if it had been consummated on June 30, 2021. The unaudited pro forma condensed statements of profit or loss for the six months ended June 30, 2021 is based on the unaudited condensed consolidated statements of profit or loss of CI&T Brazil for the six months ended June 30, 2021, which is included in this prospectus, and on the unaudited condensed interim consolidated statements of profit or loss of Dextra Tecnologia for the six months ended June 30, 2021 also included in this prospectus, and gives effect on a pro forma basis to the Dextra Acquisition as if it had been consummated on January 1, 2021. The unaudited pro forma condensed statements of profit or loss as of December 31, 2020 is based on the consolidated statements of profit or loss of CI&T Brazil for the year ended December 31, 2020, which is included in this prospectus, and on the audited combined carve-out statements of profit or loss of Dextra Tecnologia for the year ended December 31, 2020, and gives effect on a pro forma basis to the Dextra Acquisition as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed financial information was prepared using the acquisition method of accounting in accordance with IFRS 3 — Business Combinations. IFRS 3 requires, among other things, that assets acquired and liabilities assumed shall be recognized at their fair values as of their respective acquisition dates. The excess of the consideration transferred over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition costs related to the Dextra Acquisition (i.e., advisory, legal, valuation, and other professional fees) are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma condensed financial information does not reflect any cost savings, operating synergies or revenue enhancements that CI&T Brazil may achieve as a result of the Dextra Acquisition or the costs to integrate our operations. All of these transaction costs related to the Dextra Acquisition have been recognized as expenses in statements of profit or loss, and additional pro forma adjustments were recognized related to additional transaction costs expected to be incurred by management.
2.   Pro Forma Assumptions
The fair value of assets acquired and liabilities assumed used to prepare pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed financial information. The pro forma adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual amounts may differ from the pro forma adjustments. Given that the Dextra Acquisition was recently consummated, we are in the process of gathering the necessary information as of the acquisition date to finalize the measurement of such assets and liabilities. We expect to finalize the acquisition accounting as early as the beginning of the fourth quarter of 2021. The final measurement could impact intangible assets and goodwill.
2.1   Consideration Transferred/Expected to be Transferred
On June 26, 2021, CI&T Brazil entered into a share purchase agreement (the “Share Purchase Agreement”) with Prime Sistemas Fundo de Investimentos em Participações Multiestratégia Investimento no Exterior (the “Seller”), as seller, Prime Sistemas de Atendimento ao Consumidor Ltda., as guarantor, and certain other intervening parties, for the purchase of the entire share capital of Dextra Holdings and its subsidiaries for R$800,000 thousand, subject to certain purchase price adjustments for debt, cash and working capital amounts. The Dextra Acquisition received regulatory approval from the Brazilian antitrust authority (Conselho Administrativo de Defesa Econômica, or “CADE”) on July 22, 2021 and closed on August 10, 2021.
At closing, CI&T Brazil paid the Seller R$650,000 thousand. The balance of R$150,000 thousand (the “Deferred Payment”), less amounts withheld to cover future indemnity payments, shall become due on the first anniversary of the closing date, subject to any purchase price adjustments as set forth in the Share Purchase Agreement, including adjustments based on the Brazilian Interbank Deposit Rate (“CDI”). In addition, if our initial public offering closes prior to the one year anniversary of the closing date, a portion of the Deferred Payment in the amount of R$50,000 thousand, adjusted by the CDI (the “Advance Deferred Payment”), will become due and payable within fifteen days of the closing of our initial public offering.
2.2   Fair value of assets and liabilities
We performed a preliminary valuation analysis of the fair value of Dextra Tecnologia assets acquired and liabilities assumed. This preliminary valuation has been used to prepare pro forma transaction accounting adjustments in the unaudited pro forma condensed statements of financial position.
The final measurement may include changes in the measurement of goodwill and changes in the fair value of intangible assets. We have estimated the fair value to such assets and liabilities, based on available information and certain estimates and assumptions and, therefore, the actual effects of these transactions may differ from pro forma transaction accounting adjustments.
The following table summarizes the fair value of assets acquired and the liabilities assumed:

In thousands of Brazilian reais
Cash consideration	650,000
Deferred payment	150,000
Total consideration	800,000
Fair value of net assets acquired and liabilities assumed, for which book value approximates to fair value (other than intangible assets)	3,164
Fair value of intangible assets
(-) Customer relationship	85,414
(-) Non-compete agreement	15,022
(-) Brand	22,124
(-) Software	349
(-) Intangible in progress*	21,634
(-) Total intangible fair value	144,543
Goodwill	652,293

*
After the consummation of the Dextra Acquisition, CI&T decided to discontinue investments made by the Dextra Group on certain in progress intangible assets related to digital platforms and recognized an impairment in the amount of R$20,647 thousand in its third quarter of 2021. CI&T does not expect a continuing impact in its operations related to this item.

2.3   Pro Forma Adjustments
A description of the pro forma adjustments is presented below:
(a)
Cash

The impact of R$2,100 thousand in cash and cash equivalent refers to the remaining cash from the debt issued for the acquisition of Dextra Holdings. The table below summarizes this impact:
Description	In thousands of Brazilian reais
Debt issuance (note 2.3(d))	652,100
(-)Dextra Acquisition Payments	(650,000)
Cash and cash equivalent impact	2,100

(b)
Intangible Assets

The adjustment on intangible assets is comprised of the following:

				Estimated pro forma amortization expense (straight-line method)
	Valuation Methodology	Estimated fair value (in thousands of Brazilian reais)	Estimated useful life (Years)	Six months ended (in thousands of Brazilian reais) June 30, 2021	Year ended December 31, 2020 (in thousands of Brazilian reais)	Allocation of pro forma amortization expense in the pro forma statements of income line item
Customer relationship	MPEEM (Multi-Period Excess Earnings)	85,414	6.5	6,571	13,141	Administrative expenses
Brand	Relief from Royalty	22,124	1.5	7,375	14,749	Administrative expenses
Non-compete agreement (NCA)	With and Without	15,022	5	1,502	3,004	Administrative expenses
Software	—	349	1.5	129	220	Administrative expenses
Intangible in progress	—	21,634	—	—	—	Administrative expenses
Total		144,543		15,577	31,114
Intangible assets (including goodwill) recorded in Dextra Tecnologia’s actual financial statements		(83,855)		(2,694)	(5,348)	Administrative expenses
Total pro forma impact		60,688		12,883	25,766
The MPEEM methodology (Multi Period Excess Earnings Method) is mostly used to measure the value of primary assets or the most important assets of a company. According to that method, in determining fair values, the cash flows attributable to all other assets are subtracted through a contributory asset charge (CAC). The MPEEM method assumes that the fair value of an intangible asset is the same as the present value of the cash flows attributable to that asset, less the contribution of other assets, both tangible and intangible.
The “With and Without” methodology was based on the effects that an engagement of vendors in competition would have on the Company’s revenues and cash flows.
The “Relief from Royalty” methodology estimates the value of the asset based on the hypothetical royalty payments that would be saved by the asset holder compared to what would be paid for the licensing of said asset owned by third parties, considering its useful life (or for the duration of a license agreement).
The following are the significant underlying assumptions used in determining the fair value estimate:
	Customer relationship	Non-competition agreement	Brand
Revenue	Revenue projections were based on the business plan revenue growth rate and estimated attrition.	Not applicable	Not applicable
Attrition rate	The estimated attrition rate is 16.1% and it was based on a churn rate	Not applicable	The estimated attrition rate is 5.2% and it was based on a royalty approach
Useful Life	Useful life for the intangible asset is 6.5 years.	Useful life for the intangible asset is 5 years.	Useful life for the intangible asset is 1.5 years.
Tax Amortization Benefit (TAB)	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period equivalent to asset’s	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period

	Customer relationship	Non-competition agreement	Brand
	remaining useful life.	equivalent to asset’s remaining useful life.	equivalent to asset’s remaining useful life.
Discount rate	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 12.6%	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 12.6%	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 12.6%

(c)
Debt issuance

The Company entered into loan agreements in Brazil in the amount of R$652,100 thousand aiming to raise funding for the acquisition of Dextra Holdings. Those loans mature in July 2026, and are indexed to fixed and variable rates as follows:
Amount (in thousands of Brazilian reais)	Payment flow	Index factor
300,000	Quarterly	1.75% + 100% CDI
200,000	Quarterly	1.60% + 100% CDI
152,100	Annually	2.07% + 100% Libor
The table below presents pro forma adjustment related to debt issuance and interest expenses for each of the periods presented:
	As of and for the six months ended June 30, 2021
	Actual CI&T Brazil	Actual Dextra Tecnologia	Other transaction accounting adjustments	Notes	Total CI&T Brazil Pro Forma
	(in thousands of Brazilian reais)
Loans and borrowings*	105,771	—	652,100	(1)	757,871
Interest expenses	3,672	—	15,481	(2)	19,153
	For the year ended December 31, 2020
Interest expenses	10,304	—	31,389	(2)	41,693

*
Short- and long-term debt have been combined according to unaudited condensed consolidated interim financial statements of CI&T Brazil as of June 30, 2021 and unaudited condensed interim consolidated financial statements of Dextra Tecnologia as of June 30, 2021.

(1)
Reflects the new debt of $652,100 thousand incurred to finance the acquisition of Dextra Holdings.

(2)
Represents the net increase to interest expense resulting from estimated interest on the new debt to finance the acquisition of Dextra Holdings.

(d)
Income Taxes

Income taxes on pro forma adjustments were calculated using the statutory income tax rate in Brazil (34%), depending on where pro forma adjustments are reasonably expected to occur. The effective tax rate applicable to us could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the actual geographical mix of income.
The current tax law allows the deductibility of the fair value of net assets acquired when a non-substantive action is taken after acquisition by the Company and therefore the tax and accounting basis of the net assets acquired are the same as of the acquisition date. In this regard, CI&T Brazil considers that actions to complete the merger of the acquiree are non-substantive so that the Company expects to be entitled to the deductibility of the amortization of intangible assets acquired and, therefore, no deferred income taxes were recorded for intangible assets identified at the acquisition date.
(e)
Transactions cost

For the six months ended June 30, 2021 the amount incurred by CI&T Brazil was R$462 thousand. In addition, CI&T Brazil also recognized R$1,130 thousand as additional expenses incurred in the month ended August 31, 2021 and expects to incur in future periods approximately R$1,200 thousand as additional transaction costs.
	As of and for the six months ended June 30, 2021 (in thousands of Brazilian reais)
	Actual CI&T Brazil	Actual Dextra Tecnologia	Other transaction accounting adjustments	Total CI&T Brazil Pro Forma
	For the six months ended June 30, 2021
Others liabilities	26,581	639	2,330	29,550
General and administrative expenses	54,054	15,387	2,330	71,771
	For the year ended December 31, 2020
General and administrative expenses	81,161	34,033	2,792	117,986

(f)
Expenses that are not expected to recur beyond 12 months after the transactions

The following amounts presented in the unaudited pro forma condensed statements of profit or loss are not expected to recur beyond 12 months after the transaction.
	Six months ended 30 June 2021 (in thousands of Brazilian reais)	Year ended 31 December 2020 (in thousands of Brazilian reais)
Transaction costs	2,792	2,792

(g)
Earnings/(loss) per share

Basic loss per share is calculated by dividing the net loss attributable to the owners of the Company by the weighted average of outstanding common shares. Diluted loss per share is calculated by adjusting the weighted average of outstanding common shares, assuming that all potential common shares that would cause dilution are converted.
i.   Basic and diluted earnings per share — CI&T Brazil
	Six months ended June 30, 2021		Year ended December 31, 2020
	Basic	Diluted	Basic	Diluted
Profit attributable to holders of ordinary shares	84,337	84,337	127,654	127,654
Weighted average number of basic shares held by shareholders	1,760,539	1,760,539	1,760,538	1,784,673
Pro Forma earnings per share (in reais)	0.048	0.048	0.073	0.072
ii.   Pro Forma Basic and diluted earnings per share
	Six months ended June 30, 2021		Year ended December 31, 2020
	Basic	Diluted	Basic	Diluted
Profit attributable to holders of ordinary shares	87,060	87,060	122,243	122,243
Weighted average number of basic shares held by shareholders	1,760,539	1,760,539	1,760,538	1,784,673
Pro Forma earnings per share (in reais)	0.049	0.049	0.069	0.068

Pro Forma Non-IFRS Measures
	Six months ended June 30,		Year ended December 31,
	2021	2021	2020	2020
	(in thousands of US$)*	(in thousands of Brazilian reais)	(in thousands of US$)*	(in thousands of Brazilian reais)
Other data:
Pro Forma Gross profit margin	36%	36%	38%	38%
Pro Forma Adjusted Gross Profit	57,575	287,993	94,279	471,584
Pro Forma Adjusted Gross Profit Margin	38%	38%	41%	41%
Pro Forma EBITDA	36,768	183,913	59,472	297,477
Pro Forma EBITDA Margin	25%	25%	26%	26%
Pro Forma Adjusted EBITDA	37,144	185,792	59,988	300,060
Pro Forma Adjusted EBITDA Margin	25%	25%	26%	26%
Pro Forma Adjusted Net Profit for the period	17,963	89,852	25,083	125,463
Pro Forma Adjusted Net Profit Margin for the period	12%	12%	11%	11%

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 and for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

The following table presents a reconciliation of Pro Forma Adjusted Gross Profit, Pro Forma EBITDA, Pro Forma Adjusted EBITDA, and Pro Forma Adjusted Net Profit for the period, as well as their respective margins, with a breakdown per components relating to CI&T Brazil and Dextra Tecnologia, to the most comparable IFRS measure for each such metric:

	For the six months ended June 30, 2021
	Actual CI&T Brazil(1)	Actual Dextra Tecnologia(2)	Transaction Accounting Adjustments(3)	Total CI&T Brazil Pro forma
	(in thousands of Brazilian reais)
Net revenue	611,616	137,823		749,439
Reconciliation of Adjusted Gross Profit
Gross Profit	217,476	54,955		272,431
Adjustments
Depreciation and amortization (cost of services provided)	12,776	2,553		15,329
Stock Options	233			233
Adjusted Gross Profit	230,485	57,508		287,993
Adjusted Gross Profit Margin	38%	42%		38%
Reconciliation of EBITDA
Net profit for the period	84,337	22,981	(20,258)	87,060
Adjustments
Net finance costs	3,686	1,033	15,481	20,200
Income tax expense	38,658	13,871	(10,436)	42,093
Depreciation and amortization	16,019	5,658	12,883	34,560
EBITDA	142,700	43,543	(2,330)	183,913
EBITDA Margin	23%	32%		25%
Reconciliation of Adjusted EBITDA
Net profit for the period	84,337	22,981	(20,258)	87,060
Adjustments
Net finance costs	3,686	1,033	15,481	20,200
Income tax expense	38,658	13,871	(10,436)	42,093
Depreciation and amortization	16,019	5,658	12,883	34,560
Stock Options	501			501
Business Consultant Cost	462		2,330	2,792
Government grants	(1,414)			(1,414)
Adjusted EBITDA	142,249	43,543		185,792
Adjusted EBITDA Margin	23%	32%		25%
Reconciliation of Adjusted Net Income
Net profit for the period	84,337	22,981	(20,258)	87,060
Adjustments
Business Consultant Cost	462		2,330	2,792
Adjusted Net profit for the period	84,799	22,981	(17,928)	89,852
Adjusted Net profit Margin for the period	14%	17%		12%

(1)
Derived from the consolidated statements of profit or loss of CI&T Brazil for the six months ended June 30, 2021.

(2)
Derived from the consolidated statements of profit or loss of Dextra Tecnologia for the six months ended June 30, 2021.

(3)
For an explanation of the transaction accounting adjustments, see the accompanying notes to the unaudited pro forma condensed statements of profit or loss for the six months ended June 30, 2021 included elsewhere in this prospectus.

	For the year ended December 31, 2020
	Actual CI&T Brazil(1)	Actual Dextra Tecnologia(2)	Transaction Accounting Adjustments(3)	Total CI&T Brazil pro forma
	(in thousands of Brazilian reais)
Net Revenue	956,519	204,036		1,160,555
Reconciliation of Adjusted Gross Profit
Gross Profit	355,653	87,201		442,854
Adjustments
Depreciation and amortization (cost of services provided)	24,085	4,506		28,591
Stock Options	139			139
Adjusted Gross Profit	379,877	91,707		471,584
Adjusted Gross Profit Margin	40%	45%		41%
Reconciliation of EBITDA
Net profit for the period	127,654	34,154	(39,565)	122,243
Adjustments
Net finance costs	15,453	735	31,389	47,577
Income tax expense	65,137	16,883	(20,382)	61,638
Depreciation and amortization	29,882	10,371	25,766	66,019
EBITDA	238,126	62,143	(2,792)	297,477
EBITDA Margin	25%	30%		26%
Reconciliation of Adjusted EBITDA
Net profit for the period	127,654	34,154	(39,565)	122,243
Adjustments
Net finance costs	15,453	735	31,389	47,577
Income tax expense	65,137	16,883	(20,382)	61,638
Depreciation and amortization	29,882	10,371	25,766	66,019
Stock Options	934			934
Indemnity	(18)			(18)
Business Consultant Cost	446		2,792	3,238
Government grants	(1,571)			(1,571)
Adjusted EBITDA	237,917	62,143		300,060
Adjusted EBITDA Margin	25%	30%		26%
Reconciliation of Adjusted Net Income
Net profit for the period	127,654	34,154	(39,565)	122,243
Adjustments
Indemnity	(18)			(18)
Business Consultant Cost	446		2,792	3,238
Adjusted Net profit for the period	128,082	34,154	(36,773)	125,463
Adjusted Net profit Margin for the period	13%	17%		11%

(1)
Derived from the consolidated statements of profit or loss of CI&T Brazil for the year ended December 31, 2020.

(2)
Derived from the consolidated statements of profit or loss of Dextra Tecnologia for the year ended December 31, 2020.

(3)
For an explanation of the transaction accounting adjustments, see the accompanying notes to the Unaudited pro forma condensed statements of profit or loss for the year ended December 31, 2020 included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information”, “Summary Financial and Other Information”, and “Unaudited Pro Forma Condensed Financial Information”. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus.
Overview
CI&T is a provider of strategy, design and software engineering services to enable digital transformation for the world’s largest enterprises and fast growing companies. As companies race to provide their end-customers with a digital-first experience, our highly talented multidisciplinary teams of strategists, designers and engineers bring a 26-year track record of accelerating business innovations through our end-to-end scalable digital solutions. Through our collaborative approach, we are deeply embedded within our clients’ organizations helping drive digital transformation in their day-to-day business operations and strategic thinking. We do this at scale with a global presence of over 5,000 professionals spread across eight countries. As a result, many blue-chip companies and fast-growing companies across geographies and industry verticals trust CI&T as their partner for digital transformation.
From 2017 to 2020, our Net revenue increased at a CAGR of 28%. During the first six months of 2021, we continued to demonstrate strong performance with Net revenue of R$611,616 thousand, compared to R$448,254 thousand for the first six months of 2020, representing a Net revenue increase of 36%. On a constant currency basis, we generated Net revenue of R$582,033 thousand for the first six months of 2021, compared to R$449,527 thousand for the first six months of 2020, representing a Net revenue increase of 29%. We generated Net revenue of R$956,519 thousand during 2020 compared to R$677,133 thousand during 2019, representing a year-over-year increase of 41%. On a constant currency basis, we generated Net revenue of R$835,937 thousand during 2020, compared to R$676,172 thousand during 2019, representing a year-over-year increase of 24%. In addition to strong top line growth, our team remains lean and efficient. Per billable employee,9 our Net revenue for the year ended 2020 and 2019 was R$383 thousand and R$341 thousand, respectively, and for the twelve-month period from July 2020 to June 2021 and July 2019 to June 2020, our Net revenue per billable employee was R$375 thousand and R$373 thousand, respectively.
As we continue to scale, our operating margins have also benefited. During the first six months of 2021, our Net profit was R$84,337 thousand, compared to R$58,714 thousand during the same period in 2020, representing a Net profit margin of 14% and 13% for the six months ended June 30, 2021 and 2020 respectively. Our Net profit for the fiscal year ended 2020 was R$127,654 thousand, compared to R$56,569 thousand during 2019, representing a Net profit margin of 13% and 8% for 2020 and 2019 respectively. During the first six months of 2021, we generated Adjusted EBITDA of R$142,249 thousand, which represents a 23% Adjusted EBITDA Margin compared to an Adjusted EBITDA of R$115,535 thousand and a 26% Adjusted EBITDA Margin for the first six months of 2020. We generated Adjusted EBITDA of R$237,917 thousand in 2020, which represents a 25% Adjusted EBITDA Margin, compared to R$136,221 thousand and a 20% Adjusted EBITDA Margin for the prior fiscal year.
After giving effect to our acquisition of Dextra Holdings on a pro forma basis, we generated Pro Forma Net revenue of R$749,439 thousand during the first six months of 2021 and Pro Forma Net revenue of R$1,160,555 thousand during 2020.

9
We define “billable employees” as those employees accounted for within costs of services provided, which are employees directly involved with the delivery of our strategy, design, and software development services to customers, and which constitute the primary part of our workforce responsible for revenue generation. For the year ended December 31, 2020 and 2019, we had 2,498 and 1,984 billable employees, respectively. For the twelve month period from July 2020 to June 2021 and from July 2019 to June 2020, we had 2,983 and 2,143 billable employees, respectively.

During the first six months of 2021, our Pro Forma Net profit was R$87,060 thousand, representing a Pro Forma Net profit margin of 12%, and for 2020, our Pro Forma Net profit was R$122,243 thousand, representing a Pro Forma Net profit margin of 11%. For the first six months of 2021, our Pro Forma Adjusted EBITDA was R$185,792 thousand, which represents a 25% Pro Forma Adjusted EBITDA Margin, and for 2020 our Pro Forma Adjusted EBITDA was R$300,060 thousand, which represents a 26% Pro Forma Adjusted EBITDA Margin.
Factors Affecting Our Results of Operations
We believe that the trends affecting our performance for historical periods and future periods include the following key factors:
•
High global demand for digital transformation services: Demand for digital transformation services has increased in recent periods. Many of our key clients which had previously invested in digital transformation projects, accelerated their investment in initiatives to digitize legacy applications and processes and increase the efficiency of their customer interactions as the COVID-19 pandemic led to an accelerated adoption of digital technology to support remote working environments and remote customer engagement. The rate at which such demand continues to grow and is sustained will be a key driver of our growth.

•
Ability to recruit and retain talent: Our ability to attract and retain highly-skilled IT professionals is key. In order to sustain our growth, we must attract and retain a large number of highly-skilled and talented IT professionals. Our business is people-driven and, accordingly, our success depends upon our ability to attract, develop, motivate, retain and effectively utilize highly-skilled IT professionals in our delivery. We believe that there is significant competition for technology professionals in the geographic regions in which we operate and that such competition is likely to continue for the foreseeable future. Increased hiring by technology companies and increasing worldwide competition for skilled technology professionals may lead to a shortage in the availability of suitable qualified personnel.

In addition, other significant factors affecting our performance and results of our operations include:
•
The impact of COVID-19 on the global macroeconomic environment (including how long and how deeply it will generate economic uncertainty and reduced economic activity);

•
Economic growth rates in the industries and countries in which our clients operate, as well as their impact on our client’s expenditures on digital services;

•
Economic, health, political, social and environmental policies and development in the countries we operate, particularly in Brazil and in the United States, where most of our employees are based;

•
Wage rates and operating costs in the countries where we operate, particularly in Brazil and the United States, where most of our employees are based;

•
Changes in foreign exchange rates, particularly fluctuations in exchange rates between the U.S. dollar and the Brazilian real, Euro, Yen and Yuan;

•
Our ability to retain existing clients, as well as to increase our revenue from existing clients pursuant to the expansion of services provided to them;

•
Our ability to attract new clients;

•
Our ability to maintain favorable pricing;

•
Our ability to expand and deepen the quality, range and diversity of our portfolio of service offerings while maintaining excellent quality standards;

•
Our ability to maintain adequate resource utilization rates and productivity levels;

•
Our ability to maintain and strengthen a strong brand and corporate reputation;

•
Our ability to continuously innovate, and continuously remain at the forefront of emerging technologies and related market trends; and

•
Our ability to identify, integrate and effectively manage future acquisitions.

Please refer to “Risk Factors” for additional information on factors that may affect our results of operations.
Components of Results of Operations
The following is a summary of the principal components comprising consolidated statements of profit or loss.
Net revenue
As described below and in “Consolidated Results of Operations,” in accordance with our strategy, we analyze revenue results by industry vertical, geography and client concentration.
Net revenue by Industry Vertical
We provide technology services to enterprises in a range of industry verticals including financial services, food and beverages, pharmaceutical and cosmetics, technology, media and telecom, retail and manufacturing, education and services, among others.
Net revenue by Geography
We present our Net revenue by geographic market based on the location where the sale was made. Our Net revenue is derived from three main geographic markets: North America and Europe (primarily from the United States and the United Kingdom), Latin America — Brazil, and Asia Pacific and Japan.
Net revenue by Client Concentration
We present our Net revenue by client concentration by aggregating the Net revenue from our top client and top ten clients by amount and as a percentage of our Net revenue for the periods indicated.
Cost of services provided
Our cost of services provided includes employee expenses and non-reimbursable project-related costs. Within employee expenses we have salaries, benefits, payroll taxes, and training and development costs. The costs are allocated according to the use of labor and expenses directly related to each project, in addition to short term lease agreements and depreciation of machinery and equipment, as well as the amortization of software and intangible assets. The main component of our cost of services provided are employee expenses and expenses that are used to support our projects.
Operating expenses, net
Our operating expenses, net include (i) selling expenses, (ii) general and administrative expenses, (iii) research and technological innovation expenses, (iv) impairment loss on trade receivables and contract assets and (v) other income (expenses) net. Selling expenses are composed primarily of sales and marketing expenses. General and administrative expenses include expenses for personnel that provide services that are not allocated into specific projects, real property short term lease agreements and additional expenses related to the maintenance of such real property, depreciation of machinery and equipment related to such real property, as well as the amortization of software and intangible assets.
Net finance costs
Our finance income consists of interest gains on financial investments and also foreign exchange gain on assets, liabilities and financial derivatives.
Our finance costs are mainly related to interest expenses on loans and also foreign exchange losses on assets, liabilities and financial derivatives.

Income taxes expense
Income tax includes current and deferred tax and social contribution on net profit. As a global company, we are required to make provisions for corporate income tax in each of the jurisdictions in which we operate. In our subsidiary in Brazil, the tax rate is 34%; in our subsidiaries in the United States, the federal tax rate is 21%; in our subsidiary in Japan, the tax rate is 23.2%; and in our subsidiary in Portugal, the tax rate is 21%. As a combined income tax and social contribution rate we use the tax rate 34%, which is required by Brazilian Corporate Law. Article 78 of Law 12.973/2014 in Brazil requires that a parent company calculate the income tax and social contribution to the profit of direct subsidiaries at the same rate applicable to the parent.
In Brazil, we benefit from tax incentives provided for by Law 11.196/2005 (Lei do bem), which grants tax incentives to companies that invest in research and development projects, with the aim of encouraging innovation by companies in Brazil. These tax benefits allow for an exclusion from the corporate income tax (IRPJ) and social contribution on profit (CSLL), which is calculated based on 60% of the expenses incurred in research and development projects (R&D) carried out during the relevant year.
Consolidated Results of Operations
Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020
The following table sets forth our consolidated statements of profit or loss data for the six months ended June 30, 2021 and 2020:
Consolidated Statements of Profit or Loss Data:
	Six months ended June 30,
	2021	2021	2020
	(in thousands of US$)*	(in thousands of Brazilian reais)
Net Revenue	122,274	611,616	448,254
Costs of services provided	(78,796)	(394,140)	(284,257)
Gross Profit	43,478	217,476	163,997
Selling, general, administrative and other expenses(1)	(18,078)	(90,428)	(62,866)
Impairment loss on trade receivables and contract assets	(73)	(367)	(366)
Operating profit before financial income	25,326	126,681	100,767
Finance income	5,084	25,428	18,799
Finance costs	(5,820)	(29,114)	(30,951)
Net finance costs	(737)	(3,686)	(12,152)
Profit before income tax	24,589	122,995	88,615
Income tax expense(2)	(7,729)	(38,658)	(29,901)
Net profit for the period	16,861	84,337	58,714

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(1)
Includes for the six months ended June 30, 2021 and 2020, respectively, selling expenses of R$37,780 thousand and R$24,510 thousand, general and administrative expenses of R$54,054 thousand and R$38,032 thousand, research and technological innovation expenses of R$4 thousand and R$1,962 thousand, and other income net of R$1,410 thousand and R$1,638 thousand.

(2)
Includes for the six months ended June 30, 2021 and 2020, respectively, current income tax expense of R$34,558 thousand and R$28,300 thousand and deferred income tax expense of R$4,100 thousand and R$1,601 thousand.

Net revenue
Net revenue for the six months ended June 30, 2021 was R$611,616 thousand, representing an increase of R$163,362 thousand, or 36%, when compared to R$448,254 thousand for the six months ended June 30, 2020.
The increase was due to an increase in demand for digital transformation services from our existing clients, many of which had previously invested in digital transformation projects but accelerated their investment in initiatives to digitize legacy applications and processes and increase the efficiency of their customer interactions as the outbreak of the COVID-19 pandemic led to an accelerated adoption of digital technology to support remote working environments and remote customer engagement.
In addition to this increased demand, the depreciation of the Brazilian real against the U.S. dollar positively benefited our results from our U.S. dollar-denominated contracts.
Net revenue by Industry Vertical
The following table sets forth a breakdown of Net revenue by industry vertical by and as a percentage of our total Net revenue for the periods indicated:
	Six months ended June 30,
	2021	2021		2020
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
By Industry Vertical
Financial Services	42,001	210,089	34%	144,860	32%
Food and Beverages	34,420	172,169	28%	109,430	24%
Pharmaceuticals and Cosmetics	17,514	87,604	14%	63,058	14%
Retail and Manufacturing	6,839	34,210	6%	45,351	10%
Technology, Media and Telecom	12,493	62,491	10%	39,214	9%
Education and Services	4,726	23,638	4%	22,069	5%
Others	4,281	21,415	4%	24,272	5%
Total	122,274	611,616	100%	448,254	100%

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

The variation of Net revenue by industry vertical reflected an increase in percentage of Net revenue from the financial services, food and beverages, and technology, media and telecom verticals, while growth in the pharmaceuticals and cosmetics vertical remained stable. This was the result of increased digital transformation spend in these industries, which were propelled by initiatives in response to the COVID-19 pandemic which increased the need for investments in digital transformation to digitize their legacy applications and processes and increase the efficiency of customer interactions and optimized remote work.
Net revenue generated from the retail and manufacturing and other verticals decreased in the six months ended June 30, 2021 due to changes in spending priorities among our clients in these industry verticals in the first half of 2021. This decrease was offset by increases both in Net revenue amount and percentage from the financial services and food and beverages verticals, which represented the majority of our Net revenue for this period.

Net revenue by Geography
The following table sets forth a breakdown of Net revenue by geographic market by and as a percentage of our total Net revenue for the periods indicated:
	Six months ended June 30,
	2021	2021		2020
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
By Geography
North America & Europe
United States	60,517	302,704	49%	212,005	47%
United Kingdom	2,238	11,193	2%	10,000	2%
Subtotal North America & Europe	62,754	313,897	51%	222,005	50%
Latin America
Brazil	55,324	276,730	45%	201,569	45%
Asia Pacific and Japan
Japan	1,463	7,315	1%	16,831	4%
China	2,494	12,476	2%	7,849	2%
Others	239	1,198	0%	0	0%
Subtotal Asia Pacific and Japan	4,196	20,989	3%	24,680	6%
Total	122,274	611,616	100%	448,254	100%

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

The variation of Net revenue by geography is explained by (i) increased demand for digital services in 2021 when compared to 2020, mostly in the U.S. and Brazil, for the reasons explained above, and (ii) the positive effects derived from our U.S. dollar-denominated contracts due to the depreciation of the Brazilian real against the U.S. dollar.
Net revenue by Client Concentration
We generate a significant portion of our Net revenue from our ten largest clients.
The following table sets forth the Net revenue derived from our Top Client and Top Ten Clients by Net revenue and as a percentage of our total Net revenue for the periods indicated:
	Six months ended June 30,
	2021	2021		2020
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
Client Concentration
Top Client	29,202	146,067	24%	79,754	18%
Top Ten Clients	89,384	447,098	73%	286,352	64%
Total Net Revenue	122,274	611,616		448,254

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.
The increase in revenue from our Top Client in the six months ended June 30, 2021 resulted from (i) the positive effect derived from the appreciation of the Brazilian real against the U.S. dollar on our U.S. dollar-denominated revenue, and (ii) our ability to maintain close relationships with our major clients, which is essential to the constant growth and profitability of our business.
The volume of work we perform for each client may vary from year to year, and as a result, a major client in one year may not provide the same level of Net revenue for us in any subsequent year. The technology services we provide to our clients, and the Net revenue associated with those services may decline or vary as the type and quantity of technology services we provide changes over time.
Costs of services provided
Cost of services provided for the six months ended June 30, 2021 was R$394,140 thousand, an increase of R$109,883 thousand, or 39%, from R$284,257 thousand for the six months ended June 30, 2020.
This increase was due to an increase in employee expenses classified as costs of services provided, which was R$359,336 thousand for the six months ended June 30, 2021, an increase of R$110,029 thousand or a 44% from R$249,308 thousand for the six months ended June 30, 2020. The increase in employee expenses was due to promotions and new hires related to the strategic growth of our international teams in Canada, China, United Kingdom and Portugal, as we hired more employees in response to the growing demand for our services.
Gross profit
As a result of the foregoing, Gross profit for the six months ended June 30, 2021 was R$217,476 thousand, an increase of R$53,479 thousand, or 33%, from R$163,997 thousand for the six months ended June 30, 2020.
Operating expenses, net
Operating expenses increased by R$27,565 thousand, or 44%, to R$90,795 thousand for the six months ended June 30, 2021, from R$63,230 thousand for the six months ended June 30, 2020, mainly due to the variations in selling, general and administrative expenses, research and technological innovation expenses.
Selling, general and administrative expenses increased by R$29,292 thousand, or 47%, to R$91,834 thousand for the six months ended June 30, 2021, from R$62,542 thousand for the six months ended June 30, 2020. This increase was motivated by two drivers: (i) an increase in employee expenses of R$19,196 thousand or 43%, to R$63,627 thousand for the six months ended June 30, 2021, from R$44,430 thousand for the six months ended June 30, 2020, due to new hires and promotions for back-office and sales teams, and (ii) an increase in advertising and publicity expenses of R$4,939 thousand or 1,112%, to R$5,383 thousand for the six months ended June 30, 2021, from R$444 thousand for the six months ended June 30, 2020, related to the launch of a global marketing campaign in the second half of 2020.
Research and technological innovation expenses decreased by R$1,958 thousand, or 100%, to R$4 thousand for the six months ended June 30, 2021, from R$1,962 thousand for the six months ended June 30, 2020 as these expenses were related to investments in products that we discontinued, one of which resulted in the spin-off of the subsidiary CI&T IOT in the six month ended June 30, 2021.
Operating profit before financial income
As a result of the foregoing, operating profit before financial income for the six months ended June 30, 2021 was R$126,681 thousand, an increase of R$25,914 thousand, or 26%, from R$100,767 thousand for the six months ended June 30, 2020.
Net finance costs
Net finance costs decreased by R$8,466 thousand, or 70%, to R$3,686 thousand for the six months ended June 30, 2021 from R$12,152 thousand for the six months ended June 30, 2020 due to the depreciation of the U.S. dollar against Brazilian reais in the first half of 2021.

Our finance income increased by R$6,629 thousand, or 35%, to R$25,428 thousand for the six months ended June 30, 2021 from R$18,799 thousand for the six months ended June 30, 2020. The main reasons are an increase in gains on derivatives in an amount of R$8,991 thousand and a slight decrease in foreign exchange gain of R$1,811 thousand, each explained by the depreciation of the U.S. dollar against Brazilian reais during this period.
Our finance cost decreased slightly by R$1,837 thousand, or 6%, to R$29,114 thousand for the six months ended June 30, 2021 from R$30,951 thousand for the six months ended June 30, 2020. The decrease is explained by the depreciation of the U.S. dollar against Brazilian reais in the first half of 2021 which led to an increase of R$15,365 thousand on foreign exchange losses and a decrease of R$14,719 thousand on derivative losses due to the above mentioned reason.
Profit before income tax
As a result of the foregoing, profit before income tax for the six months ended June 30, 2021 was R$122,995 thousand, an increase of R$34,380 thousand, or 39%, from R$88,615 thousand for the six months ended June 30, 2020.
Income tax expense
Income tax expense for the six months ended June 30, 2021 was R$38,658 thousand, an increase of R$8,757 thousand, or 29%, from R$29,901 thousand for the six months ended June 30, 2020. This increase was attributable to the increase in profit before income tax to R$122,995 thousand for the six months ended June 30, 2021.
Net profit
As a result of the foregoing, our Net profit for the six months ended June 30, 2021 was R$84,337 thousand, an increase of R$25,623 thousand, or 44%, from R$58,714 thousand for the six months ended June 30, 2020.
Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019
The following table sets forth our consolidated statements of profit or loss data for the years ended December 31, 2020 and 2019:
Consolidated Statements of Profit or Loss Data:
	Year ended December 31,
	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)
Net revenue	191,227	956,519	677,133
Costs of services provided	(120,125)	(600,866)	(448,979)
Gross Profit	71,102	355,653	228,154
Selling, general, administrative and other expenses(1)	(29,431)	(147,213)	(135,364)
Impairment loss on trade receivables and contract assets	(39)	(196)	(1,091)
Operating profit before financial income	41,632	208,244	91,699
Finance income	9,558	47,808	23,944
Finance costs	(12,647)	(63,261)	(29,855)
Net finance costs	(3,089)	(15,453)	(5,911)
Profit before income tax	38,543	192,791	85,788
Income tax expense(2)	(13,022)	(65,137)	(29,219)
Net profit for the year	25,521	127,654	56,569

*
For convenience purposes only, amounts in reais for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

(1)
Includes for the years ended December 31, 2020 and 2019, respectively, selling expenses of R$65,093 thousand and R$44,802 thousand, general and administrative expenses of R$81,161 thousand and R$81,197 thousand, research and technological innovation expenses of R$3,462 thousand and R$12,093 thousand, and other income (expenses) net of R$2,503 thousand and R$2,728 thousand.

(2)
Includes for the years ended December 31, 2020 and 2019, respectively, current income tax and social contribution expense of R$66,912 thousand and R$39,457 thousand and deferred income tax benefit of R$1,775 thousand and R$10,238 thousand.

Net revenue
Net revenue in 2020 was R$956,519 thousand, representing an increase of R$279,386 thousand, or 41%, when compared to net revenue of R$677,133 thousand in 2019. The increase was due to an increase in demand for our digital transformation services in the United States (where our Net revenue increased R$167,678 thousand, or 59%, to R$451,999 thousand in 2020 from R$284,321 thousand in 2019) and in Brazil (where our Net revenue increased R$103,325 thousand or 31%, to R$435,987 thousand in 2020, going from R$332,662 thousand in 2019). For more information on our Net revenue increase per region, please see the detailed breakdown in “— Revenue by Geography” below.
Net revenue by Industry Vertical
The following table sets forth a breakdown of Net revenue by industry vertical by and as a percentage of our total Net revenue for the periods indicated:
	Year ended December 31,
	2020	2020		2019
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
By Industry Vertical
Financial Services	64,797	324,117	34%	231,813	34%
Food and Beverages	48,898	244,590	26%	116,911	17%
Pharmaceuticals and Cosmetics	26,942	134,763	14%	85,410	13%
Retail and Manufacturing	16,603	83,046	9%	65,130	10%
Technology, Media and Telecom	16,386	81,961	9%	92,131	14%
Education and Services	8,261	41,323	4%	21,042	3%
Others	9,340	46,719	5%	64,714	10%
Total Net revenue	191,227	956,519	100%	677,133	100%

*
For convenience purposes only, amounts in reais for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

The variation of Net revenue by industry vertical reflected an increase in percentage of Net revenue from the food and beverages vertical, given increased digital transformation investments in that industry which were propelled by initiatives in response to the COVID-19 pandemic. We had a decline in revenue from the technology, media and telecom vertical as a consequence of the impacts of the COVID-19 pandemic on our clients in the media segment.

Net revenue by Geography
The following table sets forth a breakdown of Net revenue by geographic market by and as a percentage of our total Net revenue for the periods indicated:
	Year ended December 31,
	2020	2020		2019
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
By Geography
North America & Europe
United States	90,364	451,999	47%	284,321	42%
United Kingdom	3,951	19,764	2%	25,044	4%
Subtotal North America & Europe	94,315	471,763	49%	309,365	46%
Latin America
Brazil	87,163	435,987	46%	332,662	49%
Asia Pacific and Japan
Japan	5,878	29,402	3%	22,905	3%
China	3,591	17,962	2%	11,028	2%
Others	281	1,405	0%	1,173	0%
Subtotal Asia Pacific and Japan	9,750	48,769	5%	35,106	5%
Total Net revenue	191,227	956,519	100%	677,133	100%

*
For convenience purposes only, amounts in reais for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

The variation of Net revenue by geography is explained by (i) increased demand for digital services in 2020 when compared to 2019, mostly in the U.S. and Brazil, and (ii) positive exchange rate effect derived from our U.S. dollar-denominated contracts.
Net revenue by Client Concentration
We generate a significant portion of our Net revenue from our ten largest clients.
The increase in revenue from our Top Client in 2020 resulted from strategic programs gaining traction during the year, bringing us the opportunity to allocate more teams to expedite the delivery of services as we increased the scope of our engagement and entered into additional statements of work.
The following table sets forth the Net revenue derived from our Top Client and Top Ten Clients by Net revenue and as a percentage of our total Net revenue for the periods indicated:
	Year ended December 31,
	2020	2020		2019
	(in thousands of US$)	(in thousands of Brazilian reais, except for percentages)
Client Concentration
Top Client	38,105	190,599	20%	97,248	14%
Top Ten Clients	128,893	644,722	67%	417,547	62%
Total Net revenue	191,227	956,519		677,133

*
For convenience purposes only, amounts in reais for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.
Costs of services provided
Costs of services provided for 2020 amounted to R$600,866 thousand, an increase of R$151,887 thousand, or 34%, from R$448,979 thousand in 2019.
The most significant increase of costs of services provided was associated with employee expenses, which increased by R$157,953 thousand, or 34%, to R$533,997 thousand in 2020, from R$376,044 thousand in 2019, due to new hires and promotions necessary to answer the growing demand for our services as our growth strategy depends on the hiring and retention of talent.
Depreciation and amortization related to cost of services provided increased by R$4,558 thousand, or 23%, to R$24,085 thousand in 2020 from R$19,527 thousand in 2019. This was due to an increased amortization of right-of-use assets due to the opening of a new office in Brazil, as well as an increased depreciation also related to the remodeling of offices (leasehold improvements jumped to R$16,460 thousand in 2020 from R$12,584 thousand in 2019) combined with the depreciation of recently acquired equipment for new employees (expenses related to IT equipment increased by R$6,486 thousand in the period, to R$15,407 thousand in 2020 from R$8,921 thousand in 2019).
We also had an increase in third-party services and other inputs related to costs of services provided due to higher expenditures with business consultants, which increased by R$2,603 thousand, or 151%, to R$4,330 thousand in 2020 from R$1,727 thousand in 2019. This increase was driven by our need to respond to increased demand from our clients in the short term, which we addressed by hiring third-party consultants.
These increases were partially offset by a reduction in travel expenses related to costs of services provided by R$14,531 thousand, or 66%, to R$7,517 thousand in 2020 from R$22,049 thousand in 2019, caused by the travel restrictions and the implementation of remote work policies due to the outbreak of the COVID-19 pandemic.
Gross profit
As a result of the foregoing, Gross profit for 2020 was R$355,653 thousand, an increase of R$127,499 thousand, or 56%, from R$228,154 thousand for 2019.
Operating expenses, net
Operating expenses increased by R$10,954 thousand, or 8%, to R$147,409 thousand in 2020, from R$136,455 thousand in 2019, due to the increase in selling and administrative expenses, which were partially compensated by decreases in research and technological innovation expenses and impairment loss on trade receivables and contract assets, as per following detailed explanations.
Selling, general and administrative expenses increased by R$20,255 thousand, or 16%, to R$146,254 thousand in 2020, from R$125,199 thousand in 2019. This increase was driven by (i) an increase in employee expenses of R$20,844 thousand or 29%, to R$92,816 thousand in 2020, from R$71,972 thousand in 2019, due to new hires and promotions for back-office and sales teams; (ii) an increase in advertising and publicity expenses of R$7,963 thousand or 668%, to R$9,155 thousand in 2020, from R$1,192 thousand in 2019, related to a global marketing campaign launched in the second half of 2020; and (iii) an increase in other third-party services of R$3,978 thousand or 43%, to R$13,176 thousand in 2020, from R$9,198 thousand in 2019, related to additional expenses with recruiting services, business licenses and permits, and business consultant in the second half of 2020. This increase was partially offset by a decrease of R$14,909 thousand in other expenses related to indemnities paid, to R$18 thousand provision reversal in 2020, from R$14,891 thousand of expenses in 2019 related to the indemnification payments related to the cancellation of former share-based compensation plans.

Research and technological innovation expenses decreased by R$8,631 thousand, or 71%, to R$3,462 thousand in 2020, from R$12,063 thousand in 2019, as we strategically decided to discontinue investments in products not related to CI&T’s main business (such products are related to our former subsidiary CI&T IOT).
Operating profit before financial income
As a result of the foregoing, operating profit before financial income for 2020 was R$208,244 thousand, an increase of R$116,545 thousand, or 127%, from R$91,699 thousand for 2019.
Net finance costs
In 2020, net finance costs increased by R$9,542 thousand, or 161%, to R$15,453 thousand in 2020, from R$5,911 thousand in 2019. This was due to the appreciation of the U.S. dollar against Brazilian reais in 2020.
Our finance income increased by R$23,864 thousand, or 100%, to R$47,808 thousand in 2020 from R$23,944 thousand in 2019. The increase is due to foreign exchange gains related to the appreciation of the U.S. dollar against Brazilian reais in 2020 (a R$15,646 thousand increase) and gains on our foreign exchange derivatives (a net R$7,877 thousand increase).
Our finance cost increased by R$33,406 thousand, or 112%, to R$63,261 thousand in 2020 from R$29,855 thousand in 2019. The increases are explained by foreign exchange losses related to the appreciation of the U.S. dollar against Brazilian reais in 2020 (R$ 8,826 thousand increase) and losses on our foreign exchange derivatives (a net R$22,773 thousand increase).
Profit before income tax
As a result of the foregoing, profit before income tax for 2020 was R$192,791 thousand, an increase of R$107,003 thousand, or 125%, from R$85,788 thousand for 2019.
Income tax expense
Income tax expense for 2020 was R$65,137 thousand, an increase of R$35,918 thousand, or 123%, from R$29,219 thousand for 2019. This increase was primarily attributable to the increase in profit before income tax to R$192,791 thousand in 2020 given our increases in Net revenue. See note 22 to the audited consolidated financial statements for a reconciliation of income tax expense to the tax expense based on the Company’s domestic tax rate.
Net profit for the year
As a result of the foregoing, our Net profit for 2020 was R$127,654 thousand, an increase of R$71,085 thousand, or 126%, from R$56,569 thousand for 2019.
Liquidity and Capital Resources
As of June 30, 2021, we had R$80,805 thousand in cash and cash equivalents.
In the ordinary course of business, our principal funding requirements are for working capital requirements, capital expenditures and investments, servicing our indebtedness and distributions to our shareholders. We typically meet these requirements through operational cash flow and borrowings from private banks. As a result of such borrowings, we may be subject to restrictions and covenants in the agreements governing these transactions that may place limitations on us. See “Indebtedness” below.
Our financing strategy is to fund our necessary capital expenditures and to preserve our liquidity while meeting our debt payment obligations. We believe that our cash and cash equivalents on hand, cash from operations and available borrowings will be adequate to meet our capital expenditure requirements and liquidity needs for the next twelve months. As of June 30, 2021, our cash and cash equivalents are held in the local currency of the relevant subsidiary. As such, 96% of our cash and cash equivalents are held in U.S.

dollars and Brazilian reais, with the remaining 4% held in Australian dollars, euros, Canadian dollars, Chinese Yuan and Japanese yen based on the relevant subsidiary. This strategy aims to maintain adequate liquidity levels at each of our subsidiaries. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section of this prospectus captioned “Risk Factors.” We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
We have an efficient cash flow control system that allows us to maintain cash available in sufficient amounts to meet our obligations as they become due, and we also have an investment policy to direct our available resources to the available options in the market. Our investment policy is designed to minimize the credit risk of our counterparties.
In the first six months of 2021, CI&T Brazil declared and paid dividends in the amount of R$71,039 thousand (US$14,202 thousand), based on profits from 2020. In addition, on October 8, 2021, the shareholders of CI&T Brazil approved an extraordinary dividend payment of R$55,005 thousand (US$10,997 thousand) based on profits from the previous fiscal year, which was paid to the existing shareholders of CI&T Brazil on October 18, 2021 from the profit reserve account. See “Dividends and Dividend Policy.”
The following table shows the generation and use of cash for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
Cash Flow Data:
	Six months ended June 30,			Year ended December 31,
	2021	2021	2020	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)		(in thousands of US$)*	(in thousands of Brazilian reais)
Net cash (used in) from operating activities	(877)	(4,388)	39,281	20,186	100,972	91,357
Net cash used in investing activities	(3,431)	(17,164)	(12,687)	(4,276)	(21,391)	(16,551)
Net cash from (used in) financing activities	(11,681)	(58,431)	101,739	1,081	5,409	(69,666)
Effects of exchange rates on cash and cash equivalents	1,142	5,713	(5,670)	(332)	(1,663)	(1,464)
Cash reduction due to spin-off effect	(1,550)	(7,752)	—	—	—	(1,255)
Cash and cash equivalents as of January 1st	32,551	162,827	79,500	15,894	79,500	77,079
Cash and cash equivalents at end of the periods	16,154	80,805	202,163	32,552	162,827	79,500
Net increase in Cash and cash equivalents at end of period	(16,397)	(82,022)	122,663	16,659	83,327	2,421

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 and the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Net cash (used in) from operating activities
Net cash used in operating activities was R$4,338 thousand for the six months ended June 30, 2021, as compared to net cash provided by operating activities of R$39,281 thousand for the six months ended

June 30, 2020. Despite Net revenue increase during the first six months of 2021, net cash used in operating activities during this period reflected a decrease in cash generated from operating activities and an increase in amounts recorded as trade receivables and contract assets of R$79,644 thousand given that we negotiated billing extensions with a certain client during this period. During the six-months ended June 30, 2020, net cash from operating activities reflected a cash outflow of R$38,387 thousand related to the payment of share-based indemnity for the cancellation of stock option plans in 2019, which was paid in 2020.
Net cash provided by operating activities was R$100,972 thousand for 2020, as compared to net cash provided by operating activities of R$91,357 thousand for 2019. This increase is mainly attributed to our revenue increase during 2020. This increase was offset by a R$43,354 thousand decrease related to the payment of share-based indemnity for the cancellation of stock option plans in 2019 paid in 2020 and higher income taxes paid.
Net cash used in investing activities
Net cash used in investing activities was R$17,164 thousand for the six months ended June 30, 2021, as compared to net cash used in investing activities of R$12,687 thousand for the six months ended June 30, 2020. This increase of R$4,477 thousand is mainly due to increase of investments in property, plant and equipment relating to the increase in office space and equipment to support new employees.
Net cash used in investing activities was R$21,391 thousand for 2020, as compared to net cash used in investing activities of R$16,551 thousand for 2019. This increase of R$4,840 thousand is mainly due to (i) a R$1,498 thousand increase of investments in property, plant and equipment for the creation of our “Global Tech” base located in Campinas (Brazil) in 2020 and “Primas Bay” in 2019 in order to expand our services in Latin America; and (ii) a redemption of financial investments of R$4,838 thousand in 2019, which did not occur in 2020. These were partially offset by an escrow account payment of R$1,496 thousand in 2019, which did not occur in 2020.
Net cash from (used in) financing activities
Net cash used in financing activities was R$58,431 thousand for the six months ended June 30, 2021, as compared to net cash provided from financing activities of R$101,739 thousand for the six months ended June 30, 2020. This variance is due to the fact that we paid R$71,039 thousand in dividends in the first six months of 2021, while no dividends were paid in the first six months of 2020 and we generated R$55,644 thousand less in proceeds from new loans and borrowings in the first six months of 2021 when compared to the first six months of 2020. In the first six months of 2021, we paid R$71,039 thousand in dividends, R$68,265 thousand in loans and borrowings and R$7,854 thousand in lease liabilities, while we generated R$88,496 thousand in proceeds from new loans and borrowings. In the first six months of 2020, we did not make dividend payments, and we paid R$36,148 thousand in loans and borrowings and R$7,342 thousand in lease liabilities, while we generated R$144,140 thousand in proceeds from loans and borrowings.
Net cash from financing activities was R$5,409 thousand for 2020, as compared to net cash used in financing activities of R$69,666 thousand in 2019. This variance is due to an increase of R$136,090 thousand in proceeds from loans and borrowings in 2020. In 2020, we generated R$144,269 thousand in proceeds from loans and borrowings to support the uncertainty of the impact on cash caused by the COVID-19 pandemic, while we paid R$30,977 thousand in dividends, R$88,107 thousand in loans and borrowings and R$15,500 thousand in lease liabilities. In 2019, we paid R$40,059 thousand in dividends, R$24,161 thousand in loans and borrowings and R$10,949 thousand in lease liabilities, while we generated R$8,179 thousand in proceeds from loans and borrowings.
Effects of exchange rates on cash and cash equivalents
The increase in effects of exchange rates on cash and cash equivalents for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, is due to the depreciation of the U.S. dollar against Brazilian reais in the first half of 2021, which resulted in an increase in cash and cash equivalents held during the period.

The decrease in effects of exchange rates on cash and cash equivalents for the year ended December 31, 2020, as compared to the year ended December 31, 2019, is due to the appreciation of the U.S. dollar against Brazilian reais in 2020, which resulted in a decrease in cash and cash equivalents held during the period.
Cash reduction due to spin-off effect
Cash reduction due to spin-off effects for the six months ended June 30, 2021 relates to the spin-off on April 30, 2021 of our former subsidiary CI&T IOT which held a total cash amount of R$7,752 thousand as of April 30, 2021. For the year ended December 31, 2019, cash reduction due to spin-off effects relates to the spin-off on April 30, 2019 of our former subsidiary Sensedia S.A. (“Sensedia”) which held a total cash amount of R$1,255 thousand as of April 30, 2019.
Indebtedness
As of June 30, 2021, our total outstanding consolidated indebtedness (non-current and current loans and borrowings) was R$105,771 thousand, consisting of R$98,802 thousand of short-term indebtedness, including the current portion of long-term indebtedness, and R$6,969 thousand of long-term indebtedness. The increase of R$16,541 thousand in total outstanding consolidated indebtedness from December 31, 2020 is mainly related to new financing contracts with Citibank (for R$25,099 thousand) and Banco do Brasil (for R$50,900 thousand), for a total amount of R$75,184 thousand, as described below. In addition to entering into the new financing contracts, we also settled an Advance of Foreign Exchange Agreement with Banco do Brasil (for R$20,748 thousand) and made amortization payments in respect of the below mentioned export credit notes issued to Banco Bradesco (R$35,048 thousand) during the first half of 2021.
As of June 30, 2021, the debt listed below was outstanding. We seek to obtain financing at the most favorable rate available to us and to maintain a balanced debt profile combining fixed and variable rate debt. The figures below represent original issuance amounts, some of which have been subsequently repaid:
•
an Export Credit Note (NCE) issued to Banco Bradesco in the principal amount of R$16,673 thousand bearing interest at the CDI rate + 1.10% due in February 2023;

•
an Export Credit Note (NCE) issued to Banco Itaú in the principal amount of R$3,910 thousand bearing interest at rate 4.82% due in July 2022;

•
a Revolving Credit Facility with Citibank entered into by our U.S. subsidiary CI&T Inc, from which we have drawn an amount of R$10,004 thousand, bearing interest at the three-month Libor rate + 1.90%;

•
an Advance of Foreign Exchange Agreement (ACC) with Banco do Brasil in the amount of R$50,085 thousand, bearing fixed interest at 2.37% due in June 2022; and

•
an Advance of Foreign Exchange Agreement (ACC) with Citibank in the amount of R$25,099 thousand, bearing fixed interest at 2.30% due in June 2022.

Our recent acquisition of the Dextra Group also led to an increase in the amount of debt outstanding. While we did not assume any debt of the Dextra Group as part of the acquisition, since June 30, 2021 we have incurred additional loans and borrowings in a total amount of R$652,100 thousand in order to fund the acquisition. This debt includes an Export Credit Note (NCE) issued to Banco Bradesco in a principal amount of R$300,000 thousand due in July 2026, a Law 4,131 Loan issued by Banco Santander in the principal amount of R$200,000 thousand due in July 2026 and an Export Credit Note (NCE) issued to Banco Citibank in a principal amount of R$152,100 thousand due in July 2026.
Certain of our debt instruments described above include covenants and events of default triggers, including acceleration events in the event of a change of control. The most relevant are the restrictions related to a change of shareholder control without prior consent of the creditor and the requirement to maintain a net debt to EBITDA ratio below or equal to 3:00 to 1:00. The net debt/EBITDA ratio is calculated using only our financial debt and we are also able to exclude expenses related to mergers and acquisitions (M&A) and IPO events incurred during a given fiscal year. As of June 30, 2021, we were in compliance with all such financial covenants. As a result of our corporate reorganization in preparation for this offering,we expect to seek waivers from the relevant lenders under certain of our debt agreements. For further information on our indebtedness, see note 13 to our audited consolidated financial statements included elsewhere in this prospectus.
Capital Expenditures
In the six months ended June 30, 2021, we made investments in property and equipment and intangible assets of R$17,164 thousand. In 2020 and 2019, we made investments in property and equipment and intangible assets of R$21,391 thousand and R$19,893 thousand, respectively. These capital expenditures mainly included expenditures related to new equipment and software investments.
The increase in the acquisition of fixed assets is related to IT equipment (laptops, monitors and smartphones) for new employees and inventory renovation, new firewall equipment to support the company growth, and to constructions and improvements in progress. For intangibles, the primary additions were related to network software renovation to support the company growth, corporate systems for management to support the new compliance and regulatory policies and corporate database upgrades to comply with information security, regulatory and privacy data policies.
The following table sets forth our capital expenditures for the six months ended June 30, 2021 and 2020 and for the fiscal years 2020 and 2019:
	Six months ended June 30,			Year ended December 31,
	2021	2021	2020	2020	2020	2019
	(in thousands of US$)*	(in thousands of Brazilian reais)		(in thousands of US$)*	(in thousands of Brazilian reais)
Fixed assets acquisitions	2,865	14,330	11,770	3,924	19,626	17,783
Intangible assets acquisitions	567	2,834	728	353	1,765	2,110
Total Capital Expenditures	3,431	17,164	12,498	4,276	21,391	19,983

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 and for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

We expect to increase our capital expenditures to support the growth in our business and operations.
We expect to meet our capital expenditure needs for the foreseeable future from our operating cash flow, our existing cash and cash equivalents, and with the net proceeds of this offering. Our future capital requirements will depend on several factors, including our growth rate, the expansion of our research and development efforts, employee headcount, marketing and sales activities, the introduction of new features to our existing products and the continued market acceptance of our products.
Critical Accounting Policies and Estimates
Our audited consolidated financial statements are prepared in conformity with IFRS as issued by the IASB. In preparing our audited consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our audited consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.
We regularly reevaluate our assumptions, judgments, and estimates. We believe that the following critical accounting policies are the most affected by the significant judgments and estimates used in the preparation of our audited consolidated financial statements.

Revenue Recognition
For our revenue from software development, software maintenance and consulting services, we understand that the customer controls all work in progress as the services are provided. This is because, according to the relevant contracts, services are provided in accordance with the customer’s specifications and, if a contract is terminated by the customer, we will be entitled to reimbursement of costs incurred to date, including a reasonable margin. Invoices are issued in accordance with contractual terms and are paid on average within 70 days. Unbilled amounts are presented as contract assets. Revenue and associated costs are recognized over time. The progress of the performance obligation is measured based on the hours incurred.
Several internal and external factors can affect our estimates, including labor hours and changes with respect to specification and testing requirements . Revisions to our estimates may result in increases or decreases to revenue that are reflected in our financial statements in the periods in which they are first identified.
If our estimates indicate that a contract loss will be incurred, a loss provision is recorded in the year in which the loss becomes probable and reasonably estimable.
IFRS 16 — Lease Operations
IFRS 16 establishes the principles for the recognition, measurement, reporting and disclosure of leases, and requires the recognition by lessees of assets and liabilities arising from lease agreements, except for short-term contracts (i.e., with a term of 12 months or less), or contracts in which the value of the underlying assets is low.
The application of IFRS 16 requires that we make judgments that affect the valuation of the lease liabilities and the valuation of right-of-use assets. These judgments include determining which contracts are in the scope of IFRS 16, determining the contract term and determining the discount rate used.
Our lease contracts are mainly for real estate and vehicle leases which we use for maintaining our activities. As we have a significant number of lease contracts, lease valuation may be impacted by variations in the relevant discount rate, which is based on our incremental borrowing rate which can be impacted by changes in the economic scenario.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if this rate cannot be readily determined, our incremental borrowing rate.
We determine our incremental borrowing rate by obtaining interest rates from various external sources of financing and making some adjustments to reflect the terms of the contract and the type of leased asset.
Share-based payment transactions
We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all share-based payment awards made to employees, including employee stock options and employee stock purchases related to our employee stock option programs, based on estimated grant date fair values.
The determination of fair value involves several significant estimates. We use the Black-Scholes option pricing model to estimate the value of employee stock options which requires a few assumptions to determine the model inputs. These include the expected volatility of our shares, expected annual rate of dividends, risk free rate and the continued exercise of options by employees based on historical data, as well as expectations of realization over the term of the option. The fair value of the shares was based on the recent sales of our shares.
Quantitative and Qualitative Disclosure About Market Risk
Our exposure to market risks results from operational activities and political and economic changes, consisting of credit, interest rate, currency, price and liquidity risk, as well as from operations with derivative financial instruments.

Credit Risk
Credit risk is the risk of a counterparty in a business transaction not complying with an obligation provided by a financial instrument or an agreement with a customer, which would cause financial loss. To mitigate these risks, we have adopted as a practice an analysis of the financial and equity condition of our counterparties, as well as the definition of credit limits and permanent monitoring of outstanding positions.
Our trade receivable from clients derive directly from transactions recorded at their original value, subject to exchange rate variation, when applicable, and to a provision for losses. In 2020, our trade receivables increased by 42% when compared to 2019, following the increase in revenue and the exchange rate variation in foreign currency. Our top ten customers represent 73% and 67% of our Net revenue for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.
Foreign Currency — Exchange rate risk
Foreign currency risk is intrinsic to our business model. Our revenue is mostly in foreign currency and thus is exposed to exchange rate variation. Our expenses, on the other hand, are mostly in our functional currency (Brazilian reais) and, as a consequence, are not as exposed to exchange rate risks (when compared to our revenue). Our financial statements have a presentation currency in Brazilian reais, and we aim to mitigate our exchange rate exposure through financial derivatives in order to minimize the volatility of our functional currency, therefore we are exposed to exchange rate risk on our trade payables, trade receivables, loans and borrowing and derivatives.
	Six months ended June 30,
	2021		2020
	USD (thousands)	Other(1) (thousands)	USD (thousands)	Other(1) (thousands)
Trade Payables	(12,965)	(1,318)	(3,057)	(540)
Trade Receivables	219,550	6,005	160,411	3,855
Loans and borrowing	(89,098)	—	(37,116)	—
Derivatives	5,850	—	(1,321)	—
Net exposure	123,336	4,687	118,917	3,315

(1)
Includes amounts in Australian dollars, Canadian dollars and Japanese yen.

	Year ended December 31,
	2020		2019
	USD (thousands)	Other(1) (thousands)	USD (thousands)	Other(1) (thousands)
Trade Payables	(3,057)	(540)	(1,905)	(28)
Trade Receivables	160,411	3,855	89,703	3,341
Loans and borrowing	(37,116)	—	(7,682)	0
Derivatives	(1,321)	—	(372)	0
Net exposure	118,917	3,315	79,744	3,313

(1)
Includes amounts in Australian dollars, Canadian dollars and Japanese yen.

Interest Rate Risk
Interest rate risk exists due to the possibility of incurring gains or losses resulting from fluctuations in interest rates on our financial assets and liabilities. To minimize the influence of interest rate variation, we adopt diversification policies. For our funding operations, we rotate between fixed and variable rates, using the CDI, IPCA and SELIC, and periodically renegotiating contracts when investments are referenced to the CDI rate. To mitigate interest rate risks in financial assets and liabilities, we contract financial derivatives.
Exchange rate fluctuations and interest rate variations can positively or adversely affect our results. To control these variations, we have identified the main risks that can generate changes to our financial statements and we have used three scenarios to analyze the impacts on our results and future cash flows based on a probable, adverse and remote scenario, as described below:
(i)
Probable scenario: This reflects management’s expectation and is based on projections disclosed by the Brazilian Central Bank. The CDI index projection was obtained for the next 12 months to verify the sensitivity of the exchange rate exposure. The average was 6.33% and we adopted the exchange rate of R$4.70 to 1 USD, corresponding to the closing rate projected for December 31, 2021. From this, the adverse and remote scenarios were calculated.

(ii)
Adverse Scenario: deterioration of 25% in the principal risk factor of each transaction from the level verified on June 30, 2021.

(iii)
Remote Scenario: deterioration of 50% in the main risk factor of each transaction in relation to the level verified on June 30, 2021. For each scenario, the gross financial income or expense was calculated without taking into consideration the incidence of taxes and the flow of maturities of each contract. The base date used was June 30, 2021, projecting the indexes for one year and verifying their sensitivity in each scenario.

	Exposure in R$(thousands)	Probable Scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Financial Investments rate (CDI)	46,239	6.33%	4.75%	3.17%
Income from financial investments in the period		2,927	2,196	1,466
Effects on earnings (reduction)		(2,002)	(2,733)	(3,463)
	Exposure in R$(thousands)	Probable Scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Loans and borrowing Increase in rate (CDI)	105,771	6.33%	7.91%	9.50%
Interest incurred		6,695	8,366	10,048
Effect on earnings (increase)		(4,580)	(6,251)	(7,933)
Liquidity Risk
Liquidity risk is related to maintaining cash and meeting our obligations through cash generation. We monitor our liquidity risk through the management of our cash resources and financial investments, establishing actions to be taken in case of liquidity contingencies, which aim to restructure the cash within the minimum liquidity limits required.
The liquidity risk control is based on cash projections and assets with credit risk. Our indebtedness and cash management policy foresees the use of credit lines, backed by receivables in the case of advances on exchange contracts and other indebtedness such as working capital and a secured account with guarantees in Brazilian reais, promissory notes and endorsement from principal shareholders to manage adequate levels of liquidity in the short, medium and long term.
	Six months ended June 30 R$ (thousands)
	Contractual Book Value	Cash Flow	6 months (or less)	6 – 12 months	1 – 2 years	2 – 5 years
Non-derivative financial liabilities
Trade payables	17,446	17,446	17,446	—	—	—
Loans and borrowings	105,771	111,743	8,331	96,255	7,157	—
Lease Liabilities	72,565	90,579	8,730	10,470	19,053	52,326
Contract liabilities	4,673	4,673	4,673	—	—	—
Other payables (current and no-current)	11,928	11,928	11,928	—	—	—
	212,383	236,369	51,108	106,725	26,210	52,326

	Year Ended December 31, 2020
	R$ (thousands)
	Contractual Book Value	Cash Flow	6 months (or less)	6 – 12 months	1 – 2 years	2 – 5 years
Non-derivative financial liabilities
Trade payables	15,312	15,312	15,312	—	—	—
Loans and borrowings	89,230	111,779	78,898	7,313	23,901	1,667
Lease Liabilities	75,228	93,242	11,393	10,470	19,053	52,326
Contract liabilities	9,987	9,987	9,987	—	—	—
Other payables (current and no-current)	8,945	8,945	8,945	—	—	—
	198,702	239,265	124,535	17,783	42,954	53,993
Derivative financial instruments risk
We use derivative financial instruments only to hedge against risks identified in our operations, aiming at protecting against the risks of fluctuations in exchange rates and not for speculative purposes. Transactions with currency call and put options are intended to protect exports against the exchange rate variation risk. In 2020, we had derivative financial instruments for the purchase and sale of currency and Non-Deliverable Forward (“NDF”), in the amount of R$1,321 thousand. The book value of instruments is determined through fair value and was performed based on information obtained through financial institutions and quoted prices in active markets, using market pricing methodology. Thus, the fair value of these instruments is determined by the observable market pricing model, the book value of instruments measured at fair value, which are qualified as defined below (cash and cash equivalents, trade accounts receivable, lease liabilities and accounts payable to suppliers) were not included in the table:
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that we can access at the measurement date;
Level 2 — Observable information for the asset or liability, directly or indirectly, except quoted prices included in Level 1; and
Level 3 — Unobservable data for the asset or liability.
Fair Value Valuation
	Year ended December 31, 2020
	Carrying amount	Fair Value
	RS(thousands)
Level 2
Derivative instruments
Non-Deliverable Forward – NDF	1,321	1,321
Put and Call Options	2,124	2,124
	3,445	3,445
Public Company Cost
Upon the closing of our initial public offering, we will become a public company, and our Class A common shares will be publicly traded on the NYSE. As a result, we will need to comply with new laws, regulations and requirements that we did not need to comply with as a private company, including provisions of the Sarbanes-Oxley Act, other applicable SEC regulations and the requirements of the NYSE.
Compliance with the requirements of being a public company will require us to increase our general and administrative expenses in order to pay our employees, legal counsel and independent registered public accountants to assist us in, among other things, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, as a public company, it will be more expensive for us to obtain directors’ and officers’ liability insurance.
Emerging Growth Company Status
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. We are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, and these exemptions will apply until we are no longer an “emerging growth company.”
Material Weakness in Internal Controls and Remediation
In connection with the audit of the consolidated financial statements for the year ended December 31, 2020 and 2019, our external auditors obtained an understanding of the internal control relevant to their audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control in accordance with the provisions of the Sarbanes-Oxley Act of 2002. During this process, material weaknesses, significant deficiencies and other deficiencies in our internal controls over financial reporting as of December 31, 2020 were identified, which were communicated to management. Specifically, we identified ineffective design and implementation of:
•
reporting processes, as well as the completeness and accuracy of reports used by the Company, which resulted in business process controls that are dependent on the affected general information technology controls (“GITCs”) also being considered ineffective because they could have been adversely impacted;

•
GITCs in the areas of user access and program change-management over information technology systems that support the Company’s financial; and

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formal controls within the financial reporting review of manual journal entries.

We are in the process of implementing remedial measures with respect to these material weaknesses. For GITCs, we have implemented access management processes and related tools, including an access grant policy with related internal controls for access approval and quarterly review of access control in our enterprise resource planning. We have also reviewed and removed current generic user accounts in our systems and created an approval control for new users and another control that requires the registration of all generic accounts, purposes, and responsibilities. We are also in the process of implementing a plan to mitigate risks associated with imprecise segregation of duties by creating a segregation of duties risk matrix, reviewing user profile permissions in our enterprise resource planning systems and identifying conflicts and designing necessary controls. The process of maintaining the risk matrix and applying the rules in granting new accesses is under construction.
We have also implemented a privileged access management (PAM) tool for managing administrative accounts which allows for traceability to monitor privileged access. Lastly, with respect to change management for financial systems, we implemented a program including segregation of access for transporting changes to the production environment, segregation between development and production environments, a change management policy, and access control to development and production environments.
With respect to formal controls within the financial reporting review of manual journal entries, we have implemented an approval control through the use of a Smartsheet platform spreadsheet. This approval can be performed by the executive or manager of the accounting area, which details the review and evidence of approval. We are implementing new controls to be performed after each quarterly financial closing to verify that all manual entries made were associated with an approval in the Smartsheet platform and a formal policy in this respect is being developed.
There can be no assurance that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. See “Risk Factors — Certain Risks Relating to Our Class A Common Shares and the Offering —We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
In addition, we and our independent registered public accounting firm identified a number of material weaknesses in connection with the audit of the carve-out financial statements of Dextra Tecnologia for the years ended December 31, 2020 and 2019. In connection with the audit of the carve-out financial statements of Dextra Tecnologia, our external auditors obtained an understanding of the internal control relevant to their audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control in accordance with the provisions of the Sarbanes-Oxley Act of 2002. The deficiencies identified as material weaknesses include:
•
ineffective design, implementation and operation of controls within the financial reporting process relating to preparation and review of the financial statements, including the technical application of generally accepted accounting principles and applicability of required disclosures;

•
ineffective design, implementation and operation of controls within the financial reporting process covering the analysis of complex and unusual transactions and judgments including the criteria for allocation of certain transactions in order to properly present the combined carve-out financial statements;

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ineffective design of controls over sales cut-off procedures; and

•
Ineffective design and implementation controls over journal entries.

To remedy these material weaknesses, our management team designed an accelerated plan to integrate the Dextra Group into our processes and systems. After this integration is completed, the Dextra Group will be subject to the same internal controls as we are. See “Risk Factors — Certain Risks Relating to Our Acquisition of the Dextra Group and its Business -- We may not be able to integrate the Dextra Group into our ongoing business operations, which may result in our inability to fully achieve the intended benefits of the acquisition, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.”

REGULATORY OVERVIEW
Data protection and privacy
The customer data that our platform uses, collects, stores, transmits and processes to run our business is an integral part of our business model. As a result, our compliance with federal, state and foreign laws and regulations dealing with the use, collection, storage, transmission, disclosure, disposal and other processing of personal data is core to the operation of our business. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personal data. The applicability of these laws and regulations to us, and their scope and interpretation, are constantly evolving, often uncertain, and may conflict between jurisdictions, and we anticipate the number of data privacy laws and the scope of individual data privacy and protection rights will increase, and as a result, the associated compliance burdens and costs could increase in the future. It may be costly to implement security or other measures designed to comply with these laws and regulations, as well as any new or updated laws or regulations. Any actual or perceived failure to safeguard data adequately, destroy data securely, or otherwise comply with the requirements of these laws and regulations, may subject us to litigation, regulatory investigations or enforcement actions under federal, state or foreign data security, unfair practices or consumer protection laws and contractual penalties, and result in monetary damages, damage to our reputation or adversely affect our ability to retain customers or attract new customers.
A number of the jurisdictions in which we operate have adopted or are considering adopting data protection and privacy laws and regulations, including, among others, Brazil, the United States, the European Union and the United Kingdom.
Brazil
In September 2020, Brazilian Federal Law No. 13,709/2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), or LGPD, came into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals or public or private companies in operations involving processing of personal data in Brazil, including the collection, use, processing and storage of personal data, which affects all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among others, the rights of holders of personal data, the legal bases applicable to the processing of personal data, the requisites to obtain consent, the obligations and requisites related to security incidents and leakages and transfers of data, either Brazilian or international, as well as the creation of the National Authority for Data Protection (Autoridade Nacional de Proteção de Dados), or ANPD, responsible for the inspection, promotion, disclosure, regulation, establishment of guidelines and application of the law.
Recently, Law No. 14,010/2020 amended certain provisions of the LGPD. In case of noncompliance with the LGPD, we are subject to administrative sanctions applicable by the ANPD since August 1, 2021 onwards, on an isolated or cumulative basis, that can range from a warning, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of our revenue, or revenue of the company or group of companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50,000 thousand per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period, and partial or total prohibition to exercise activities related to data processing.
The imposition of the administrative sanctions of the LGPD does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be subject to civil liabilities for violation of these laws.

In addition to the administrative sanctions due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to holders of personal data, including when caused by service providers, including SaaS partners, that serve as processors of personal data on our behalf.
European Union and the United Kingdom
The General Data Protection Regulation 2016/679, or the GDPR, became effective in May 2018, and is applicable to companies processing personal data of individuals in the European Union, or the EU, and the European Economic Area, or the EEA. The GDPR is wide-ranging in scope and implements stringent requirements in relation to the collection, use, retention, protection, disclosure, transfer and other processing of personal data relating to EU individuals, with substantial monetary penalties for violations. Personal data as defined under the GDPR includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses, and cookie identifiers. Among other requirements, the GDPR mandates more stringent administrative requirements for controllers and processors of personal data, including, for example, notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data, and data breach reporting. If we do not comply with our obligations under the GDPR, we could be exposed to significant fines of up to €20 million or up to 4.0% of the total worldwide annual turnover of the preceding financial year, whichever is higher. The GDPR also provides that EU member states may enact their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have also created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, last year, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal information from the EU to the United States, and made clear that reliance on Standard Contractual Clauses, an alternative mechanism for the transfer of personal information outside of the EU alone may not be sufficient in all circumstances.
Further, the United Kingdom’s withdrawal from the European Union and ongoing developments in the United Kingdom have created uncertainty regarding data protection regulation in the United Kingdom. Following the United Kingdom’s withdrawal from the EU on January 31, 2020, pursuant to the transitional arrangements agreed to between the United Kingdom and European Union, the GDPR continued to have effect in law in the United Kingdom, and continued to do so until December 31, 2020 as if the United Kingdom remained a member state of the EU for such purposes. Following December 31, 2020, and the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to United Kingdom-related processing of personal data in substantially unvaried form by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended, which, together with the amended UK Data Protection Act of 2018, retains the GDPR in UK national law. However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the United Kingdom and the EEA, and the relationship between the United Kingdom and the EEA in relation to certain aspects of data protection law remains uncertain.
The United States
In the United States, various laws and regulations apply to the security, collection, storage, use, disclosure and other processing of certain types of data. For example, California adopted the California Consumer Privacy Act, or CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to California consumers and allows California consumers to request a copy of the personal information collected about them, request deletion of their personal information and request to opt out of certain sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action. Further, in November 2020, California voters passed the California Privacy Rights Act, or CPRA, which expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, other states, such as Virginia, have also adopted or are considering adopting similar data privacy laws and all 50 states have adopted laws requiring notice to consumers of a security breach involving their personal information.

Anti-corruption and sanctions
We are subject to anti-corruption, anti-bribery, anti-money laundering and sanction laws and regulations, including the Brazilian Federal Law No. 12,846/2013, or the Clean Company Act, the United States Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and the Proceeds of Crime Act, as amended. The Clean Company Act, the FCPA and the Proceeds of Crime Act prohibit corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. These laws and regulations prohibit, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such a person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (the “FRA”), pursuant to the Proceeds of Crime Act (as revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.
In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry.

BUSINESS
OVERVIEW
CI&T is a provider of strategy, design and software engineering services to enable digital transformation for the world’s largest enterprises and fast growing companies. As companies race to provide their end customers with a digital-first experience, our highly talented multidisciplinary teams of strategists, designers and engineers bring a 26-year track record of accelerating business innovations through our end-to-end scalable digital solutions. Through our collaborative approach, we are deeply embedded within our clients’ organizations helping drive digital transformation in their day-to-day business operations and strategic thinking. We do this at scale with a global presence of over 5,000 professionals spread across eight countries. As a result, many blue-chip companies and fast-growing companies across geographies and industry verticals trust CI&T as their partner for digital transformation.
In recent years, many new emerging technologies and market trends, such as mobility, cloud computing, artificial intelligence and hyper-connectivity, have revolutionized and continue to alter how end-users interact with their brands, forcing businesses to redefine engagement models and customer experiences. As companies across industries seek to transform their businesses, they require specialized engineering and creative talent to rapidly design customized, innovative solutions. Many companies and traditional IT outsourcing vendors today often lack the know-how and talent to implement these transformational changes at speed and scale. We believe this dynamic creates an attractive opportunity for a digital native company like ours to help companies rapidly adapt while meeting the demands of their end-customers.
According to IDC, the digital transformation services market is massive and encompasses a number of distinct technology markets. Within the digital transformation services market, we are focused on application development and deployment, consulting, technology outsourcing, and support of IT systems to enable enterprise-wide digital change. IDC forecasts that the total global digital transformation services market is expected to reach an aggregate of US$958 billion in annual spending by 2024, a substantial portion of which directly relates to the services that we offer.10
Born in the digital space, CI&T has been at the forefront of innovation delivering business impact by transforming ideas into reality. Our end-to-end offering starts by addressing our clients’ challenges and identifying opportunities where digital technologies can create value (Strategy), then iterating with multidisciplinary teams to create viable solutions (Design) and finally, implementing these digital products and platforms at speed and scale (Engineering). We believe this approach uniquely positions us to capitalize on the massive scale and continuous growth within the digital transformation services market.
We serve our clients by organizing our delivery operations into autonomous units called Growth Units.
Our Growth Units are industry agnostic and multidisciplinary, incorporating talent from across the organization to provide clients with holistic solutions. Growth Units are empowered to focus on the needs of clients and leverage CI&T’s centralized shared services platform for branding, human capital strategy and corporate learning support. Four to eight multidisciplinary senior leaders comprise an executive leadership team and work together to lead each Growth Unit. This structure enables our executives to actively manage their teams while staying very close to our clients. Within each Growth Unit, there are multiple Squads dedicated to a specific client or project which typically include a project manager, designers, architects, data scientists, and developers, among others. Using Dunbar’s number as a guide, when a Growth Unit reaches a size of approximately 400 people, we split it into smaller units to ensure our organization stays flat, agile and collaborative. Our Growth Units are further supported by our PowerHouses, specialized teams with very deep digital competencies that help our clients remain up to date with the latest emerging trends and technologies regardless of their sector. By empowering smaller teams, we have found that our employees remain more engaged and entrepreneurial while we continue to expand our global reach and scale.
We were founded 26 years ago in Campinas, Brazil, by Cesar Nivaldo Gon, Bruno Guiçardi Neto, and Fernando Matt Borges Martins. Today, Cesar serves as our CEO, Bruno as our North American President and Fernando as a board member, maintaining the same entrepreneurial spirit, culture, and energy that has characterized us since our inception. We believe that true innovation comes from a strong culture that is

10
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

founder-led, diverse, inclusive, and promotes a safe working environment. We believe that this culture enables people from different backgrounds and experiences to share ideas, create solutions, and flourish in the workplace.
From 2017 to 2020, our Net revenue increased at a CAGR of 28%. During the first six months of 2021, we continued to demonstrate strong performance with Net revenue of R$611,616 thousand, compared to R$448,254 thousand for the first six months of 2020, representing a Net revenue increase of 36%. On a constant currency basis, we generated Net revenue of R$582,033 thousand for the first six months of 2021, compared to R$449,527 thousand for the first six months of 2020, representing a Net revenue increase of 29%. We generated Net revenue of R$956,519 thousand during 2020 compared to R$677,133 thousand during 2019, representing a year-over-year increase of 41%. On a constant currency basis, we generated Net revenue of R$835,937 thousand during 2020 compared to R$676,172 thousand during 2019, representing a year-over year increase of 24%. In addition to strong top line growth, our team remains lean and efficient. Per billable employee,11 our Net revenue for the year ended 2020 and 2019 was R$383 thousand and R$341 thousand, respectively, and for the twelve-month period from July 2020 to June 2021 and July 2019 to June 2020, our Net revenue per billable employee was R$375 thousand and R$373 thousand, respectively.
As we continue to scale, our operating margins have also benefited. During the first six months of 2021, our Net profit was R$84,337 thousand, compared to R$58,714 thousand during the same period in 2020, representing a Net profit margin of 14% and 13% for the six months ended June 30, 2021 and 2020 respectively. Our Net profit for the fiscal year ended 2020 was R$127,654 thousand, compared to R$56,569 thousand during 2019, representing a Net profit margin of 13% and 8% for 2020 and 2019 respectively. During the first six months of 2021, we generated Adjusted EBITDA of R$142,249 thousand, which represents a 23% Adjusted EBITDA Margin, compared to an Adjusted EBITDA of R$115,535 thousand and a 26% Adjusted EBITDA Margin for the first six months of 2020. We generated Adjusted EBITDA of R$237,917 thousand in 2020, which represents a 25% Adjusted EBITDA Margin, compared to R$136,221 thousand and a 20% Adjusted EBITDA Margin for the prior fiscal year.
After giving effect to our acquisition of Dextra Holdings on a pro forma basis, we generated Pro Forma Net revenue of R$749,439 thousand during the first six months of 2021 and Pro Forma Net revenue of R$1,160,555 thousand during 2020.
During the first six months of 2021, our Pro Forma Net profit was R$87,060 thousand, representing a Pro Forma Net profit margin of 12%, and for 2020, our Pro Forma Net profit was R$122,243 thousand, representing a Pro Forma Net profit margin of 11%. For the first six months of 2021, our Pro Forma Adjusted EBITDA was R$185,792 thousand, which represents a 25% Pro Forma Adjusted EBITDA Margin, and for 2020 our Pro Forma Adjusted EBITDA was R$300,060 thousand, which represents a 26% Pro Forma Adjusted EBITDA Margin.
OUR DIFFERENTIATED APPROACH
We are a native, end-to-end digital transformation partner for leading enterprises around the world. We plan to leverage our core strengths to continue serving the world’s most valuable brands.
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Our end-to-end offerings drive digital transformation rapidly.   Our ability to combine our multidisciplinary teams of talented strategists, designers and engineers allows us to rapidly develop and deploy integrated, end-to-end customized solutions. Large corporations are urgently trying to embrace digital transformation however, have trouble executing a plan given the complex and fragmented landscape of applications that have to be managed. We work collaboratively with our clients to develop a comprehensive digital strategy prior to deploying technologies. This ensures prioritization and a focus on measurable results and deeply embeds us with senior decision-makers at

11
We define “billable employees” as those employees accounted for within costs of services provided, which are employees directly involved with the delivery of our strategy, design, and software development services to customers, and which constitute the primary part of our workforce responsible for revenue generation. For the year ended December 31, 2020 and 2019, we had 2,498 and 1,984 billables employees, respectively. For the twelve month period from July 2020 to June 2021 and from July 2019 to June 2020, we had 2,983 and 2,143 billable employees, respectively.

our clients. Our continuous 90-day business impact cycles force our Growth Units to be very focused and disciplined throughout the life of the project.
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Globally scaled with an agile nearshore delivery platform.   With distributed teams in the USA, Brazil, Canada, UK, Portugal, Japan, China, and Australia, our global presence with over 5,000 talented professionals allow us to be near, and culturally similar to our clients while leveraging nearshore teams in compatible time zones. Our close proximity to clients deepens our relationships while providing us an extensive understanding of their business models and digital transformation needs. Such closeness allows us to seamlessly integrate with our clients’ teams, fosters collaboration and facilitates the expeditious delivery of solutions.

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Deep domain capabilities and vertical expertise.   We have traditionally focused on our deep domain capabilities across sectors to service large enterprises and organizations that highly value our software development and technological expertise. Over our successful history we have developed significant vertical expertise in several large sectors such as financial services, retail & consumer goods and life sciences/healthcare that have further added to our core strengths and capabilities. To enhance our client solutions in all verticals, we always operate with multidisciplinary teams that are supported by our PowerHouses, or specialized teams with specific technical or domain expertise. We plan to continue enhancing our mastery of a wide range of technologies and full-stack digital practices by recruiting additional talent for our Growth Units and PowerHouses.

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We have a highly qualified and diversified talent base across the globe.   Several things define us as a company, but one drives our success: our people. We believe that our Adhocracy management system, which empowers employees to lead, distinguishes us from our competitors and helps us attract a very unique set of talent. Furthermore, our reputation as a digital innovator for companies globally allows us to attract and retain well-educated and talented professionals around the world. Since our inception, we have built a strong culture focused on entrepreneurship, growth and collaboration, which fosters high employee retention and promotion. Over the last 14 consecutive years, we have been certified as a “Great Place to Work” in Brazil by the GPTW Institute, and since 2020 we have established a “Work From Anywhere” approach to further expand our talent pool.

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Long-term relationships with our clients.   Our end-to-end capabilities allow us to become deeply embedded within our clients supporting all phases of their initiatives from the ideation, to the design and development, to the final support phases of their product life cycles. As a result of our end-to-end approach, we often become an integral part of our clients’ organizations. These capabilities, coupled with our customized solutions, allow us to build strong client relationships that grow and expand over time, as reflected by our average year-end Net Revenue Retention Rate of 118% over the last four full years. Today, we have important clients among our Top 10 clients that have been with us for over 14 years.

GROWTH STRATEGY
We are very excited about our future and believe we can continue to scale our Company and expand our footprint well into the future. We base our growth strategy on four main pillars:
[1]
Our Ever-Evolving Offering.   With the support of our PowerHouses we are constantly adapting to emerging technologies and trends in order to innovate our own services and capabilities. We plan to continue leveraging our successful track record over the last 26 years and our talented group of professionals in strategy, data science, design and engineering to be at the forefront of these new trends to positively impact our clients’ businesses while helping us onboard new ones.

[2]
Our Land & Expand.   We have established a Land & Expand strategy to promote the growth of our business organized as:

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Land new client relationships.   We believe there are significant untapped opportunities to win new global large enterprises and other fast-growing companies across different industries and geographies. With an ABM (Account Based Marketing) approach, we gather creativity, intelligence and data in an engine that transforms leads into new clients by identifying the ICP. Our ABM approach further allows us to understand the ICP’s needs and objectives allowing us to customize the strategic sales pitch that suits their specific needs. In addition to large enterprises, we also work with smaller, fast-growing companies that require a different set of services that allow us to test new offerings and develop new capabilities, or what we call our “muscle builder” strategy for learning and constantly evolving our offerings. We prioritize our efforts to develop business in different regions including in North America & Europe, Latin America — Brazil, and Asia Pacific and Japan.
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Expand existing client relationships globally.   We have a successful track record of leveraging our existing client relationships to add new capabilities and/or help solve new challenges as shown by our strong average year-end Net Revenue Retention Rate of 118% over the last four full years. As part of our strong culture, we take it upon ourselves to always deliver for our clients and we believe that, as a result, they end up becoming our biggest advocates and promoters over time.

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Partner relationships.   As digital transformation trends take hold across industries, we actively develop new strategic channels and connections that provide us with significant new and ongoing business within our partners’ ecosystems (Google, Acquia, Microsoft, VTex, Bain & Company etc.). In addition, our close ties with our main shareholder, Advent Managed Fund, has also opened doors to many new opportunities that we are capitalizing on.

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Advisory Growth Boards.   We have established advisory boards, called Growth Boards, comprising seasoned senior executives from different industries and specialties that generate business opportunities to support our go-to-market strategy. Many Growth Board members are former CI&T clients who deeply understand our differentiators and introduce us to and help us target new clients who can benefit from our digital expertise. We have Growth Boards in North America, Europe, and Asia that actively help us onboard new business opportunities.

[3]
Human Capital.   Our ability to attract, develop and retain top talent is key to our growth. We are committed to building a multicultural and inclusive company focused on creating a better tomorrow for our clients. We believe we have built an effective system to attract, train, prepare and retain our workforce. As we continue to expand globally, we are diversifying our sources of human capital. For example, we launched development centers in the UK and Portugal during the first half of 2020 and in Australia during the second half of the year. In the first half of 2020, we also established a remote presence in Canada. During the first six months of 2021, we made approximately 1,300 job offers to employee candidates and approximately 1,000 of them were accepted, representing a new hire acceptance of approximately 79%. As of June 30, 2021, after giving effect to the Dextra Acquisition, our total number of employees had increased to over 5,000 professionals. We believe the future of work is a work-from-anywhere model and we are ready to capitalize on this massive opportunity to hire talent globally to continue servicing our clients’ demands.

[4]
Inorganic Growth.   We actively seek and plan to selectively pursue acquisitions that complement our global strategy and culture. We have a successful track record of acquiring and integrating strategic companies that provide us with differentiated capabilities and access to new industry verticals, international markets, and talent. We routinely evaluate acquisition opportunities aligned with our strategic expansion goals and we will continue to target and pursue such acquisitions that expand service offerings and capabilities, add differentiated talent and expand our client base.

INDUSTRY AND MARKET OPPORTUNITY
The ubiquity of mobile applications and other connected devices has increased the prevalence of connected consumers and driven the rapid expansion of technologies such as mobility, cloud computing and artificial intelligence.
Select Emerging Technologies
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Mobility solutions have enabled people in both their personal and professional lives to immediately access digitized documents, data and experiences from anywhere using a variety of devices and applications.

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Cloud computing is a new model whereby services are delivered through the Internet (“the cloud”) rather than private, local storage devices. There are many benefits to this new model including cost savings and increased speed, performance and security, which have forced companies to reconsider how they build and deliver services.
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Artificial intelligence solutions are changing the way that data is analyzed and insights are being developed. Numerous use cases are being deployed including enhanced customer experience through recommendations, increased employee efficiency through streamlined internal processes and accelerated innovation through more coherent analytical insights.

Empowered by these technologies, consumers are more sophisticated than ever and are increasingly demanding seamless, personalized digital experiences.
Companies across industries with new, tech-centric business models that embrace these technologies challenge traditional enterprises. To meet rising consumer expectations and compete against these emerging digital-first companies, traditional enterprises invest in digital transformation to digitize their legacy applications and processes and increase the efficiency of customer interactions.
This paradigm shift in business models was underway before the outbreak of the COVID-19 pandemic; however, the pandemic has accelerated the adoption of digital technology to support remote working environments and remote customer engagement. Despite significant budget pressures and cost containment measures, according to IDC, overall investments in digital resiliency increased steadily throughout 2020 and continue to increase as businesses prioritize or accelerate the adoption of cloud computing, collaboration, and digital transformation projects.12 Furthermore, according to IDC, 65% of global GDP is expected to be digitized by 2022, driving US$7 trillion of direct digital transformation investments from 2020 to 2023.13
Key Challenges Our Clients Face
As much as digital transformation is considered an imperative, companies face several key challenges in their digital transformation journeys, including the ability to:
•
Deliver digital products rapidly and at scale — In order for brands to remain relevant for consumers, they must reduce their response time from years to months and offer digital solutions that continuously integrate customer feedback and the latest technologies. This requires a collaborative and iterative delivery model; however, most companies are burdened by a time intensive, linear approach that is not conducive to rapid development and delivery at scale.

•
Embrace digital to drive continuous business impact — A comprehensive digital transformation spans both internal operations and consumer engagement. To succeed, companies must embrace digital and not treat it as a one-time cost cutting initiative; rather as an opportunity to enhance revenue growth, profitability and operations.

•
Keep up with the latest technological innovations — Digital-first companies continue to introduce new technologies to consumers forcing traditional enterprises to invest in the chief information officer and chief technology officer roles to help sift through the increasingly complex technology landscape.

•
Recruit and retain high-quality digital talent — In order to harness digital technologies, companies need to attract specialized talent trained to strategize, design and deliver technology-enabled solutions. Internal IT teams however, likely do not have the expertise and resources to fully analyze all of the available technology options to begin the digital transformation journey or ability to attract the necessary talent given the extremely competitive job market and scarcity of on-shore technology talent.

•
Invest in employees  —  Companies must also make continuous investments in employee training and upskilling. This is time and cost intensive, and can disrupt service delivery

•
Evolve culture and leadership model to the digital century — Digital transformation is not just about technology. Company leadership has to acknowledge the impact on company culture and strategy more broadly to encourage the adoption of new business models.

12
IDC, Digital Resiliency Investment Index, October 2020 (#US46982920).

13
IDC, IDC FutureScape: Worldwide Digital Transformation 2021 Predictions (#US46942020).

Companies have recognized this changing customer demand and competitive landscape; however, to maximize investment, companies must adopt digital technologies for specific products and customer experiences, and also embed digital strategies into their operating model to create new value and efficiencies that differentiate them from competitors. According to IDC, 500 million new logical applications are expected to be created between 2018 and 2023, which is equal to the number built over the past 40 years and demonstrates the breadth of market opportunity for digital transformation services.14 Companies are beginning to appreciate that this digital journey is not simply a matter of a single process or application, but is the product of iterative development across an organization. Most companies, however, do not have the resources or expertise to develop and execute a digital transformation plan. According to IDC, 73% of organizations are still 12 to 24 months away from developing a plan to operationalize their enterprise digital strategies.15
Confronted with these challenges, some enterprises have turned to large IT outsourcers for support. Most of these providers however, have an embedded cost-first approach, laden with a legacy strategy and are unable to deliver digital-first multidisciplinary teams and a holistic digital transformation strategy to clients. These limitations have supported the emergence of a new class of digital pure-play providers, such as CI&T.
Our Market Opportunity
The market opportunity for digital transformation is massive and growing. According to IDC, the worldwide market for digital transformation services is expected to be US$648 billion in 2021 and is expected to grow at a compound annual growth rate of 14% through 2024.16 In addition, the market opportunity in the United States is expected to be US$225 billion in 2021 and is expected to grow at a compound annual growth rate of 13% through 2024, while the market opportunity in Latin America is expected to be US$16 billion in 2021, and is expected to grow at a compound annual growth rate of 17% through 2024.17
Corporate History
CI&T Software S.A. was founded in 1995 in Brazil and began working with research and development (R&D) companies for software development before expanding to provide technical services to “nearshore” customers. Over the course of more than 26 years of operations, we have demonstrated a strong track record of revenue growth and have grown to provide services to a client list consisting of over fifty large enterprises and fast growing companies from several industries across the globe.
During this period, we evolved from a niche R&D internet software company operating in Brazil to a global end-to-end digital transformation specialist impacting some of the world’s leading brands by combining digital strategy with customer-centric design and best-in-class software engineering. From our initial operations mainly in the Brazilian market, we began to work with large companies and later expanded our business to include development centers located in Brazil and China, in order to accommodate our clients worldwide. As of June 30, 2021, our clients are located mainly in the United States and Brazil, which accounted for 47% and 45% of our Net revenue for the six months ended June 30, 2021, respectively.
Our own digital transformation started about fifteen years ago when we redesigned our leadership through Adhocracy and our people development models based on a lean thinking philosophy — a transformational framework that aims to align employee satisfaction with customer satisfaction. At the same time, we focused on the development of our digital skills and expanded our presence in the competitive U.S. market in order to grow internationally. We believe that the combination of this “lean” and “digital” mindset resulted in our innovative approach.
In 2006, we expanded our business in the United States by establishing an office in Pennsylvania and in 2009 we further expanded our business in Asia by establishing offices in Tokyo, Japan and Ningbo, China.

14
IDC, IDC FutureScape: Worldwide IT Industry 2019 Predictions (#US44403818).

15
IDC, Failure to Achieve Digital Transformation is Due to a Lack of Operational Planning and Not from a Digital Strategy Shortfall, June 2020 (#US46539818).

16
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

17
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

In 2017, we acquired Comrade Agency Inc. (“Comrade”), a full-service digital agency and U.S.-based company focused on creating brand and digital experiences.
In 2019, funds managed by Advent, one of the largest and most experienced global private equity firms and asset managers, raised funds with investors which, made a strategic minority investment in CI&T through Advent-Managed Vehicles, while our founders, Cesar Nivaldo Gon, Bruno Guiçardi Neto and Fernando Matt Borges Martins, remain majority shareholders of the business. See “Principal and Selling Shareholders.” This strategic and financial partnership has enabled us to accelerate our global growth strategy, which is focused on increasing market share and brand awareness, attracting new talent, strengthening capabilities and expanding geographically. With its deep sector expertise, global platform, and operational resources, Advent Managed Fund has helped us build on our strong momentum. This has helped us drive further growth in the United States, which in 2020 accounted for 47% of our total Net revenue.
Despite the effects of the COVID-19 pandemic, we successfully expanded our operations in 2020, opening “nearshore” service hubs in Europe (London and Lisbon) and Canada (Toronto) during the first quarter of the year. As global development centers, these “nearshore” hubs are focused on expanding our technology integration services to support our digital marketing engagements with our clients. We expect that these “nearshore” hubs will allow us to increase our delivery capacity of solutions to major international brands that operate in the key markets of North America and Europe and enable us to energize innovation and digital transformation worldwide. In 2020, we also continued our global expansion with a new push into Australia. Our expansion into these countries offers our international clients more coverage around the world and provides us with the ability to target new ones.
On June 26, 2021, CI&T Brazil entered into a Share Purchase Agreement to acquire the Dextra Group and the transaction closed on August 10, 2021. See “Prospectus Summary — Recent Developments.”
Our Corporate Structure
Our Corporate Reorganization
Contribution of Shares
We are a Cayman Islands exempted company, incorporated with an indefinite term and limited liability on June 7, 2021 for purposes of carrying out our initial public offering. Prior to the consummation of this offering, existing shareholders of CI&T Brazil will first contribute all of their shares in CI&T Brazil to our wholly-owned subsidiary CI&T Delaware, and will subsequently contribute their shares of CI&T Delaware to us. In return for this Contribution, we will issue 121,086,785 new Class B common shares to the existing shareholders of CI&T Brazil in a one to 68.14 exchange for the shares of CI&T Brazil indirectly contributed to us. As a result, CI&T Brazil will be our indirect wholly-owned subsidiary as of the consummation of the Contribution. Until the completion of the Contribution, we will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.
After accounting for the Contribution and the new 11,111,111 Class A common shares that will be issued and sold by us in this offering and the 1,932,367 Class A Common shares to be sold by the Selling Shareholders, we will have a total of 132,197,896 common shares issued and outstanding immediately following this offering, of which, assuming no exercise of the underwriters' overallotment option, 119,154,418 will be Class B common shares beneficially owned by the existing shareholders, and 13,043,478 will be Class A common shares beneficially owned by investors purchasing in this offering.
Reverse Merger of Hoshin Empreendimentos S.A.
On April 30, 2021, the shareholders of CI&T Brazil approved the reverse merger into CI&T Brazil of Hoshin, the vehicle formerly used by Advent Managed Fund to invest in CI&T Brazil, into CI&T Brazil. As of April 30, 2021, the carrying amount of Hoshin’s assets that were merged into CI&T Brazil was R$108 thousand. As consideration for the reverse merger, CI&T Brazil issued 744,217 common shares of CI&T Brazil, with no par value, to Hoshin’s sole shareholder, Advent Managed Fund in exchange for the common shares of CI&T Brazil formerly held by Hoshin plus 1 common share resulting from the capital increase relating to CI&T Brazil’s acquisition of Hoshin’s net assets. As a result, Hoshin was dissolved, with CI&T

Brazil succeeding to Hoshin’s obligations, rights and responsibilities and Advent Managed Fund became a direct shareholder of CI&T Brazil.
As of October 25, 2021, and prior to the Contribution, Advent Managed Fund distributed its shares of CI&T Brazil to the Advent Managed Fund LLCs.
Spin-off of CI&T IOT
On April 30, 2021, the shareholders of CI&T Brazil approved the spin-off of CI&T Brazil’s interest in CI&T IOT, our former subsidiary focused on the sale of advanced technology devices and software related to the efficient use of spaces.
The decision to spin-off CI&T IOT to CI&T Brazil’s shareholders followed management’s recommendation that such spin-off would provide administrative, economic and financial benefits for CI&T Brazil, CI&T IOT and their shareholders, as it would streamline CI&T Brazil’s service offerings given that management did not foresee the business of CI&T IOT as being part of CI&T Brazil’s business moving forward, while facilitating an improvement in CI&T IOT’s organizational structure.
The spin-off was meant to (i) segregate corporate structures based on corporate activities to facilitate better management of operations, assets and cash flows, and optimize the use of operational and financial resources, (ii) more efficiently use resources and increase the potential valuation of both companies and (iii) increase opportunities for generating liquidity by means of a more efficient use of assets and liabilities and streamlined administrative functions.
The spin-off was approved and became effective on April 30, 2021. It did not have a significant impact on our results of operations for any of the years presented. For the period from January 1, 2021 through April 30, 2021, CI&T IOT’s Net revenue was R$436 thousand, which represented 0.07% of the Company’s consolidated Net revenue for the same period. For the year ended December 31, 2020, CI&T IOT’s Net revenue was R$1,000 thousand, which represented 0.10% of the Company’s consolidated Net revenue for the same period.
For more information on existing relationships between CI&T Brazil and CI&T IOT, see “Related Party Transactions.”
Organizational Chart
A simplified organizational chart showing our corporate structure after giving effect to our corporate reorganization and this offering is shown below:

*
On August 10, 2021, we closed the acquisition of Dextra Investimentos S.A., Dextra Tecnologia S.A., Dextra Inc., CINQ Technologies Ltda and CINQ Inc., which as of the date of this registration statement are separate subsidiaries of CI&T Software S.A. Dextra Investimentos S.A., Dextra Tecnologia S.A. and CINQ Technologies Ltda will be merged into CI&T Software S.A. as of December 2021. Dextra Inc. and CINQ Inc. will remain as subsidiaries of CI&T Software S.A.
On October 29, 2021, the shareholders' meeting of our subsidiary, CI&T Brazil, approved a dividend distribution in the total amount of R$50,000 thousand, as a result of profits accrued in 2021, followed by subsequent capitalization of the total amount of such credits resulting from the dividend distribution, proportionally to the respective shareholdings held by shareholders in the share capital of CI&T Brazil. On October 30, 2021, the shareholders' meeting of our subsidiary, CI&T Brazil, approved a reduction in its share capital of up to R$120,000 thousand, which shall be effective on December 29, 2021, as a result of the 60-day waiting period for effectiveness of capital reductions under applicable Brazilian law and upon ratification by the shareholder’s meeting of the final amount subject to reduction. Upon effectiveness of CI&T Brazil's capital reduction on December 29, 2021, CI&T Brazil will distribute up to R$120,000 thousand in kind to its then sole shareholder, CI&T Delaware, by means of the transfer of the equity interest held in certain subsidiaries. We expect such capital reduction will have an impact on the income tax payable by our subsidiary, CI&T Brazil, but will not materially affect our financial condition or results of operations.
Corporate Information
Our principal executive office is located at R. Dr. Ricardo Benetton Martins, 1.000, Pólis de Tecnologia — Prédio 23B, Zip Code 13086-902, Campinas — São Paulo State — Brazil, and our telephone number is +55 19 21024500. Our agent for service of process in the United States is CI&T Inc. Our website address is www.ciandt.com.
Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The CI&T Way: Our Delivery & Growth Model
The CI&T Way is concentrated in three pillars: impact, people and learning. This approach informs how we deliver end-to-end digital transformation solutions to our clients in order to enable them to grow and expand their businesses. We attribute a great part of our success to our proprietary methodology based on three main pillars, all of which have ESG principles as a foundation:
•
Impact.   Combines a results-focused strategy with client-centric design and technical mastery to deliver end-to-end solutions in short 90-day cycles aimed at improving operating and financial results.

•
People.   We unlock our team’s potential by promoting from within and investing in individualized development plans for each one of our employees while creating an environment of diversity and trust. We have built a lean operation that helps us attract, keep, engage, and motivate talent. We believe this makes us an attractive company for employees and creates an environment that fosters long and rewarding careers, as evidenced by our strong levels of employee engagement and retention. We are currently recognized as one of the top employers in our sector by the Glassdoor “Overall rating” and “Recommend to a Friend” indicators and over the last 14 consecutive years we have been certified as a “Great Place to Work” in Brazil by the GPTW Institute.

•
Learning.   We manage the business and our people through an Adhocracy model, a decentralized decision-making process that promotes entrepreneurship and autonomy, enabling us to adapt and learn very quickly. We believe that the combination of Adhocracy and an attitude of being an “always learning” organization makes us unique. Our growth and delivery model is focused on bringing together multidisciplinary teams that gain a comprehensive view of the client’s challenges and strategic objectives. By leveraging our PowerHouses’ deep domain capabilities and vertical expertise, we support our clients through a multi-year digital transformation journey. As a form of recognition, our Adhocracy managerial approach was featured in a case study at the London Business School in 2020.

Our Growth Units structure, which is mapped in the graph below, allows us to expand with accountability while keeping a sense of ownership and belonging across our organization. This structure is also complementary to our inorganic growth strategy through which we seek to expand by acquiring companies whose businesses are strategically aligned with our growth plans, as this structure enables a quick and efficient integration of an acquired company into our growth model. For example, we are currently in the process of integrating the Dextra Group, which we expect to integrate as four new Growth Units to add to our existing fifteen Growth Units as of June 30, 2021. See “Risk Factors — Certain Risks Relating to Our Acquisition of the Dextra Group and its Business — We may not be able to integrate the Dextra Group into our ongoing business operations, which may result in our inability to fully achieve the intended benefits of the acquisition, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.”
Our Growth Units are further supported by our PowerHouses, specialized teams with very deep digital competencies that help our clients remain up to date with the latest emerging trends and technologies regardless of their sector. By empowering smaller teams, we have found that our employees remain more engaged and entrepreneurial while we continue to expand our global reach and scale.

CI&T WAY
LEARNING

CI&T POWER HOUSES

DEEP TECH & DATA
TALENT & CULTURE
CONTINUOUS BUSINESS GROWTH
PRODUCT BASED GROWTH
Technology
Consumer Packaged Goods
Life Sciences and Healthcare
Media and Entertainment
Retail and Commerce
Industry Expertise
Partnerships
Financial Services
Retail Tech
Lean Digital Strategy and Roadmap
Lean Digital Pollination
Future of Work
Learning Organization
ESG Engine
Multi-functional teams
Product Management & Digital Products
Creative
Research & POV
Customer Experience & Design
Legacy Optimization & Cloud Migration
E-commerce Integrations
Open Finance
DevSecOps & SRE
Data, AI & Machine Learning
Security
Agile Software Development & IT Modernization
Drupal Enterprise Services

LEARNING AT **SCALE**

Combining capabilities in multi-functional teams to generate **deep domain and vertical expertise**

Through the use of our Squads, Growth Units and PowerHouses, we believe that we can bring together everything that our clients need in terms of digital competencies as we aim to assemble teams that:
[1]
are fluent in the relevant industry verticals;

[2]
have deep expertise on the lifecycle of digital products;

[3]
master a wide range of technologies and full-stack digital practices;

[4]
are well versed in the leadership and culture of agile organizations, in order to deliver success to our clients; and

[5]
foster physical presence, shoulder-to-shoulder engagement between our clients, executives and local teams to perform critical engineering tasks and complement this on the ground service delivery with nearshore teams in compatible time zones.

Our proximity to clients deepens our relationships while providing an extensive understanding of their business models and digital transformation needs. Such closeness allows us to seamlessly integrate with our clients’ teams, foster collaboration, and expedite delivery solutions.
Our Solutions and Services
In a vast and very fragmented market, we are among the category of companies, which we refer to as digital native specialists, which can deliver end-to-end digital solutions. As a digital native specialist, we provide an end-to-end digital offering focused on business impact, helping our clients by combining three significant competencies:
[1]
Digital Strategy.

•
Roadmapping:   We first work closely with our client teams to understand business challenges and align on opportunities to improve the client business. We define the parameters that guide our strategy and the priorities for the engagement, and pursue solutions that promote the most business impact. Together, we develop a co-designed strategy that identifies the business problem, provides an assessment of the organization’s people, processes and technology and maps out a digital initiative roadmap. This planning also encompasses developing skills, team structure, processes, and technologies to implement the prioritized digital solutions.

•
Digital Transformation:   We work shoulder-to-shoulder with our clients’ teams to constantly improve and change how they work. We leverage our expertise in digital services, processes, and practices to evolve our clients’ business model, operating model, and culture so they can adapt faster to change.

[2]
Customer-Centric Design.

•
Customer Experience:   We help our clients identify issues with their customers’ experiences and run interviews, collect surveys, and use different data sources to map the customer experience. These maps have all the information (e.g., channels, influencers, opportunities, and others) that we can analyze and apply to base our decisions on fueling growth and improving customer satisfaction.

•
Digital Products and Platform:   We apply cutting edge user interface (“UI”) and user experience (“UX”) design practices coupled with customer-centric product management and multi-disciplinary teams working on short cycles to build apps and digital services that work together seamlessly to deliver digital solutions.

•
Data, AI and Machine-Learning:    We foster a data-driven approach to increase our clients’ confidence and preparedness to make decisions. We utilize data engineering, artificial intelligence, digital analytics, and business intelligence to deeply understand the consumers and have more agility in delivering valuable experiences.

[3]
Top-of-the-Line Software Engineering.

•
Agile Software Development and IT Modernization:   We combine our agile methodologies with Lean Principles, DevOps, and best-in-class software engineering, in order to structure teams to deliver value to the final customers quickly and at scale.

Our services are highly customized and provide end-to-end solutions that we create by first understanding our clients’ businesses and the desired outcomes for their end-customers through our consulting services. This involves our teams of strategists, data scientists, value-stream managers, solutions architects and designers working closely with clients to build and test solutions that include digital products such as mobile applications, eCommerce experiences, data/AI platforms and digital journeys designed to reach target customers. CI&T works to deliver quarterly impact that can ultimately scale and digitally transform a business.
While most of our revenue is generated from the software development and software maintenance services we provide, consulting services are an important part of our revenue generation and play a crucial role in how we engage with clients to identify business needs and develop customized software development solutions to enable digital transformation. This process focuses on quickly identifying and prioritizing digital initiatives that will create the most impact and value for our clients and their end-customers, which we typically aim to deliver in 90-day cycles to promote quarterly impact. The majority of our strategy, design, and software architecture services is delivered by onsite teams that seamlessly integrate within our clients’ environments, while the majority of software coding and testing work is delivered by nearshore teams located in compatible time zones.
In the United States, our teams focus on strategy definition, design, and in a few instances, software engineering. As a result, for most of our United States based clients, we leverage our onsite Strategy and Design teams, and complement them with our nearshore Engineering teams in Brazil. We maintain the same operations, services and engagement model between Brazil and the United States, with differences in pricing due to the location of our employees and clients.
Sales and Marketing
Our strategy for expanding engagements with current clients and attracting new clients is based on a concept we call “Land & Expand,” which combines pursuing business opportunities with existing clients, landing new businesses through Account Based Marketing actions and traditional marketing, leveraging our strong partnership program with companies such as Google, and turning to our Advisory Growth Boards to provide us with opportunities and introduce us to potential clients. Over 100 CI&T executives are dedicated to this process, in addition to regular client interactions for engagements. Pursuant to this strategy, we:
•
Land new client relationships.   We believe there are significant untapped opportunities to win new large enterprises and other fast-growing companies across different industries globally. With an ABM (Account Based Marketing) approach, we gather creativity, intelligence and data in an engine that transforms leads into new clients by identifying the ICP. Our ABM approach further allows us to understand the ICP’s needs and objectives allowing us to customize the strategic sales pitch that suits their specific needs. In addition to large enterprises, we also work with smaller, fast-growing companies that require a different set of services that allow us to test new offerings and develop new capabilities, or what we call our “muscle builder” strategy for learning and constantly evolving our offerings. We prioritize our efforts to develop business in different regions including North America & Europe, Latin America - Brazil, and Asia Pacific and Japan.

•
Expand existing client relationships.   We have a successful track record of leveraging our existing client relationships to add new capabilities and/or help solve new challenges as shown by our strong average year-end Net Revenue Retention Rate of 118% over the last four full years. As part of our strong culture, we take it upon ourselves to always deliver for our clients and we believe that, as result, they end up becoming our biggest advocates and promoters over time.

•
Partner relationships.   As digital transformation trends take hold across industries, we actively develop new strategic channels and connections that provide us with significant new and ongoing business within our partners’ ecosystems (Google, Acquia, Microsoft, VTex, Bain & Company etc.). In addition, our close ties with our main shareholder, Advent Managed Fund, has also opened doors to many new opportunities that we are capitalizing on.

•
Advisory Growth Boards.   We have established advisory boards, called Growth Boards, comprising seasoned senior executives from different industries and specialties that generate business opportunities to support our go-to-market strategy. Many Growth Board members are former CI&T clients who deeply understand our differentiators and introduce us to and help us target new clients who can benefit from our digital expertise. We have Growth Boards in North America, Europe, and Asia that actively help us onboard new business opportunities.
Our People
Since our incorporation, we have considered our employees our greatest asset, making sure that we have a healthy and humane environment, and that we offer an opportunity for people to grow professionally along with us. Our executive team has an average tenure of 14-years of employment with CI&T. According to LinkedIn data as of March 7, 2021, our workforce has an average experience of 11.1 years and we estimate that collectively CI&T has 14,000 years of experience. From July 2020 through June 2021, our employee attrition rate based on voluntary employee departures was 12% (excluding employee departures with less than a six month tenure).
We are highly recognized in the market for our people and culture, including through the GPTW Institute which has recognized us with certifications and favorable rankings in different countries. According to GPTW, in Brazil, we have ranked as one of the 100 best companies to work for the last fourteen consecutive years and ranked eleventh in 2020 among large companies; in Greater China, we have ranked as one of the 10 best companies to work for the last five consecutive years; in Japan, we were twelfth in 2020 in the small sector category; and in the US, we have received the GPTW certification every year since 2016. In 2018, we also received the “Good Employability Practices for Disabled Workers” award from the United Nations (UN). We have also received favorable ratings from employees on the website Glassdoor, where as of September 30, 2021, our overall employee rating was 4.7 and 96% of respondents indicated they would recommend us to a friend.
As we continue to experience revenue growth and expand our operations, we continue to actively hire employees across our organization. As of the periods shown below, after giving effect on a pro forma basis to the Dextra Acquisition, we had the following employees, broken out by geography:
	As of June 30,	As of December 31,
	2021	2020	2019	2018
North America & Europe
United States	115	110	102	66
Canada	20	13	1	0
United Kingdom	9	9	7	6
Portugal	31	13	0	0
Latin America
Brazil*	4,794	3,845	2,826	2,818
Asia Pacific and Japan
Japan	24	30	28	26
China	140	132	122	97
Australia	2	2	0	0
Total	5,135	4,154	3,086	3,013

*
Brazil numbers reflect the employees of the Dextra Group which was acquired on August 10, 2021. As of June 30, 2021, the Dextra Group had 1,101 employees. As of December 31, 2020, 2019 and 2018, the Dextra Group had 935, 736 and 540 employees, respectively.

CI&T Culture
Our employees represent our culture which allows us to unlock people’s potential and keep them always evolving. Trust is a foundation of our people’s culture that has important cornerstones such as: Human First, Power of Choice, Continuous Learning & Developing, Collective Intelligence and Diversity, Inclusion & Respect.

People Platform
For sustainable growth and strengthening of our talented employees, we rely on the platform strategy to accelerate entrepreneurship, ensure corporate governance, global culture and sustainable talent growth. These processes have been refined for more than two decades. The result is a very attractive company for talent acquisition and high-levels of retention and engagement.
The platform is divided in two strategies:
1.
Strategies in a Journey

•
Attracting: We aim to attract outsiders to work with us.

•
Belonging: We foster a community of belonging at CI&T.

•
Learning: We are continuously learning and adapting in order to face new challenges and opportunities.

2.
Horizontal strategy

•
Center of Culture, Leadership and Emotional Safety: Leadership empowerment initiative driven by the CI&T culture and an emotionally safe environment.

•
People Lab: The People Lab uses technology to support the People’s strategy at CI&T.

•
People Operations: A sustainable people operation that enables safe decision-making and focuses on a positive and collaborative experience.

Talent Acquisition
Our industry is highly competitive and our success largely depends on finding and retaining talented professionals to service our clients’ needs. According to IDC, there are 706 thousand total full time and part time application developers in Latin America in 2021, which is expected to grow at a 2021 to 2024 compound annual growth rate (CAGR) of 15%, representing a large pool of talent for employees of our business.18 In this context, we strive to go beyond traditional recruiting processes to foster our competitive edge in the market and our talent team has developed several strategic initiatives to enhance our recruiting efforts. For example, we participate in recruiting events, proactively seek out talent before specific demands arise and invest in internship programs and trainings (bootcamps) to identify and develop new talent internally. In 2021, our internship program in Brazil has had approximately 200 trainees. Through these initiatives, we seek to strengthen our brand as a committed employer in order to generate a strong desire for top candidates to work with us.
During the first six months of 2021, we made approximately 1,300 offers to new employees, approximately 1,000 of which were accepted, representing a new hire acceptance rate of approximately 79%.
As we continue to expand globally, we are diversifying our sources of human capital. For example, we launched development centers in the UK, Canada and Portugal during the first half of 2020 and in Australia during the second half of the year. We believe the future of work is a work-from-anywhere model and we are ready to capitalize on this massive opportunity to hire talent globally to continue servicing our clients’ demands.
Clients
Over 50 large enterprises and fast-growing companies trust CI&T as one of their go-to partners for digital transformation . Our clients are primarily blue-chip enterprises based in the United States and Brazil operating in the financial services, food and beverages, and pharmaceuticals and cosmetics verticals. We are also focused on growing our client base in other industry verticals, including education, agrobusiness, commodities traders, mining and heavy industries. Today, we have important clients among our Top 10 clients that have been with us for over 14 years.

18
IDC, Pivot Table: Worldwide Developer Forecast, 2020-2025 (#US47056920).

Our approach has enabled us to attract numerous blue-chip companies, such as Johnson & Johnson, AB InBev, Nestlé, Google, Itaú Unibanco, Coca-Cola, LifeScan and Telefônica among many others. While focused on expanding our business in North America and Europe, we believe our deep roots in Latin America, especially in Brazil, benefit our growth strategy given the region’s massive size and heightened demand for digital transformation services. Our end-to-end solutions and collaborative approach allow us to establish deeply embedded, long-term relationships with our clients that in some instances date back over 14 years. We actively help our clients innovate throughout these trusted relationships while increasing our share of revenues, as demonstrated by our average year-end Net Revenue Retention Rate of 118% over the last four full years.
Client Concentration
The following tables represent the breakdown of our Net revenue based on client concentration and industry vertical:
	Six months ended June 30,
	2021	2021		2020
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
Client Concentration
Top Client	29,202	146,067	24%	79,754	18%
Top Ten Clients	89,384	447,098	73%	286,352	64%
Total Net revenue	122,274	611,616		448,254

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

	Year ended December 31,
	2020	2020		2019
	(in thousands of US$)	(in thousands of Brazilian reais, except for percentages)
Client Concentration
Top Client	38,105	190,599	20%	97,248	14%
Top Ten Clients	128,893	644,722	67%	417,547	62%
Total Net revenue	191,227	956,519		677,133

*
For convenience purposes only, amounts in reais for the year ended December 31, 2020 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

After giving effect to our recent acquisition of Dextra Holdings on a pro forma basis, our Top Ten Clients would represent 60% of our total Net Revenue for the six months ended June 30, 2021.
We typically enter into a master services agreement with our clients, which provides a framework for services that is then supplemented by statements of work, which specify the particulars of each individual engagement, including the services to be performed, pricing terms and performance criteria. For example, we have entered into a master services agreement (“MSA”) for the design, development and creation of custom software with a multinational company in the food and beverages industry vertical. This client was our largest client based on revenues for the six months ended June 30, 2021 and the year ended December 31, 2020.

The MSA with our largest client is based on a time and materials engagement model with monthly invoices payable in US dollars unless otherwise stated in the applicable statement of work. We perform services for this client from the United States, Brazil and other jurisdictions as needed. This MSA expires in December 2022 and discussions with respect to its renewal are ongoing. The client may terminate the MSA at any time subject to 30 days prior notice and every three months the client may terminate in whole or in part up to 20% of the total capacity that has been contracted in the last 12 month period. See “Risk Factors — If any of our largest clients terminates, decreases the scope of, or fails to renew its business relationship or contract with us, our revenues, business and results of operations may be adversely affected.”
We are focused on expanding our relationship with all clients and have a track record of executing on this strategy as indicated by an increasing number of multi-million reais accounts based on annual Net revenue per client in recent years. The table below shows the number of clients that generated greater than R$20 million, R$10 million and R$5 million of Net revenue for the periods indicated.
	Year ended December 31,
	2020	2019	2018
R$20 million +	11	9	6
R$10 million+	20	15	10
R$5 million +	32	28	21
Clients by Industry Vertical
The following table sets forth a breakdown of Net revenue by industry vertical by and as a percentage of our total Net revenue for the periods indicated:
	Six months ended June 30,
	2021	2021		2020
	(in thousands of US$)*	(in thousands of Brazilian reais, except for percentages)
By Industry Vertical
Financial Services	42,001	210,089	34%	144,860	32%
Food and Beverages	34,420	172,169	28%	109,430	24%
Pharmaceuticals and Cosmetics	17,514	87,604	14%	63,058	14%
Retail and Manufacturing	6,839	34,210	6%	45,351	10%
Technology, Media and Telecom	12,493	62,491	10%	39,214	9%
Education and Services	4,726	23,638	4%	22,069	5%
Others	4,281	21,415	4%	24,272	5%
Total Net revenue	122,274	611,616	100%	448,254	100%

*
For convenience purposes only, amounts in reais for the six month period ended June 30, 2021 have been translated to U.S. dollars using an exchange rate of R$5.002 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2021, as reported by the Brazilian Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Case studies
AB InBev/BEES (“Horizon 2 Initiative: Betting High on Digital”)
AB InBev (“ABI”) is a leading multinational drink and brewing company that we have worked with since 2014. When ABI decided to make a large bet on digital, they chose CI&T as one of their service providers. We are working with them on a number of different fronts, including a global large scale sales B2B digital platform for distributors, sales people and “point of consumption (POCs) — BEES.”

This platform connects ABI to more than one million small businesses, representing bars, restaurants and small retailers around the world. By the end of 2022, ABI expects that approximately 52% of its revenues will be generated through this platform with more than two million business users engaged and over one million orders per week.
Building and running such a large-scale digital platform, which operates in over 100 countries with varying market structures, pricing, competition and regulatory regimes, required implementing different technologies and methodologies (e.g., CRM, analytics, eCommerce implementation, integration with ERP, cloud native, machine learning ), which is a key strength and differentiator for CI&T that demonstrates our value proposition and competencies in action.
Nestlé
In early 2019, CI&T began working with Nestlé in Brazil to accelerate Nestlé’s digital transformation journey by applying data to impact the brand’s consumer experience.
A new division of Nestlé was created to focus on digital transformation and was centered on three pillars: innovation (monitoring worldwide new food and beverage products trends, social listening and ingredients opportunities, product launch dashboards and performance room), digital sales (leveraging business-to-business digital performance: digital channel and digitalization strategy with intensive customer behavior capturing and sales order recommendation) and a data lab (data lake infrastructure, governance and policies on multi-tenant cloud data architecture). The mission of this initiative was to deploy data analytics solutions to gain a deeper understanding of Nestlé’s customers and consumers.
We have been working very closely with the CEO of Nestlé Brazil, Marcelo Melchior, who selected the business units within Nestlé to be involved in this program. As defined by Mr. Melchior, this initiative is a combination of an aggressive use of technology and data with a cultural mindset change.
Different areas and departments of Nestlé are embracing a new way of collaborating using the CI&T approach: multidisciplinary teams focused on consistently improving their understanding of consumer behaviors and experiences.
In the first year of our work with Nestlé, Nestlé was able to increase sales of its business units by creating Product Launch Dashboards and a Performance Room. During 2019, prior to the outbreak of the COVID-19 pandemic, we had been working to build the right data foundation by establishing the right architecture and transforming transactional data into analytical data. As a result, when Nestlé really needed to accelerate its digital sales agenda in the beginning of 2020, it was very important that we ensured a fast implementation. From May 2020 to May 2021 we focused on engaging customers in Nestlé’s B2B digital platform with a 360 customer view and increased digital sales volume monthly from 200 to more than 100 thousand digital clients, with an out of stock reduction of 31%.
Nestlé continues to focus on leveraging B2B digital performance, acquiring consumer data and using this data to leverage new business. Nestlé uses these digital strategies and develops data intelligence solutions to innovate and bring the consumer’s vision to the development of new products, through the use of data and tracking new consumer trends.
LifeScan
LifeScan is a global leader in blood glucose monitoring innovation and digital health technology solutions for people with diabetes and related conditions. CI&T was chosen as a key strategic partner to help LifeScan enhance its digital capabilities. In fact, 86% of Lifescan’s customers preferred our concept over that of competitors. We combined our competence in digital product design with our experience in developing FDA-regulated solutions to create new revenue streams for LifeScan. Specifically, CI&T is helping LifeScan reduce the release cycle time of its product and design digital solutions that correspond with the requirements of medical device classifications.

Competition
The addressable market for digital transformation services is large and very fragmented, and expected to reach US$648 billion by 2021, growing at a compound annual growth rate (CAGR) of 14% through 2024, according to IDC.19
We believe that our early-stage approach, focusing on preparing companies for the future and helping build emerging businesses instead of merely tackling operational issues, distinguishes us and places CI&T in a competitive position to develop potential business and opportunities with clients instead of responding to specific demands or projects. We focus our business development efforts on nurturing relationships in order to build trust instead of working with the procurement teams.
Given the large market, there are numerous players; however, only a few are digital native specialists like CI&T. Our primary competitors include Globant S.A., EPAM Systems, Inc. and Endava plc. We also compete with traditional IT providers such as Accenture PLC, Capgemini SE, Cognizant Technology Solutions Corporation; and digital agencies and consulting firms including Ideo and McKinsey & Company.
Corporate and Social Responsibility
Since 2009 we have been improving and evolving our environmental, social and governance (ESG) efforts as a foundational part of our business. ESG-driven business resonates with our purpose and we believe it increases our attractiveness for people, customers and the communities of which we are a part.
We have submitted a letter of commitment to the UN Global Compact, which is an initiative with a special focus on reducing inequality and creating economic development through business. In order to track our progress and increase our ESG impact we have set specific targets for key performance indicators (KPIs) including:
•
minimum percentage of underrepresented groups in our teams and leadership — In 2020, our goal was to reach 35% of representation in our teams by the following groups: women, people of color, people from the LGBTQIAP+ community and people with disabilities. We have reached that goal with 39% representation from these underrepresented groups across our teams and are now targeting 41% by the end of 2021 and 55% by the end of 2025; and

•
number of people impacted by our education efforts for low income communities — we set a goal of reaching 1 million people through our education efforts for low income communities by 2025.

We have made progress towards our gender diversity goals and have increased the representation of women across our teams from 22% in 2018, 24% in 2019, 27% in 2020 and 29% in the current year. We are on a mission to continue this trend and have a goal of achieving gender equity of 40% across our organization by 2025. In addition, we have been increasing the percentage of women in our top leadership from 20% in 2018, 21% in 2019, 22% in 2020 and 23% in the current year. We set a goal to have 35% of our top leadership be female by 2025.
To oversee these initiatives, we have committees with regular meetings ranging from CI&T’s board of directors to the regional action groups consisting of employees that voluntarily engage with these actions.
Intellectual Property
We currently do not depend on any patent or registrations for our services or the products we develop for our customers, which are highly customized towards our clients’ needs. Based on our contractual arrangements with our clients, our clients usually own the intellectual property in the software solutions we deliver.
As a result, most of the intellectual property matters we manage are related to our trademarks and tradenames. We have registered or are in the process of registering certain trademarks and tradenames with the agency responsible for registering trademarks in Brazil (INPI — Instituto Nacional Propriedade Intelectual). These include “CI&T” and “Lean Digital Transformation.”

19
IDC, Worldwide Digital Transformation Spending Guide, V1 2021.

Facilities and Infrastructure
Our corporate headquarters are located at Campinas, São Paulo — Brazil, where we lease approximately 13,000 square meters of office space. We provide services from delivery centers located in Brazil, China, Japan, Portugal and USA, as well as provide services by staff working remotely from Canada. We rent all of our facilities. We believe that our current facilities are suitable and adequate to meet our current and foreseeable future needs.
Legal Proceedings
From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management time and resources and other factors. For additional information, see note 15 to our audited consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT
We are currently reviewing the composition of our board of directors, our committees and our corporate governance practices in light of this offering and applicable requirements of the SEC and NYSE. In subsequent filings with the SEC, we will update any relevant disclosure herein as appropriate.
Upon the consummation of this offering, we will be managed by our board of directors and by our senior management, pursuant to our Memorandum and Articles of Association and the Cayman Islands Companies Act (as amended).
Board of Directors
Our Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to eleven directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit.
Our Articles of Association provide that directors shall be elected by an ordinary resolution of shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for annual terms or such other terms as the resolution appointing him or her may determine or until his or her death, resignation or removal.
Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders. Upon the consummation of this offering, our board of directors will be composed of seven members.
The following table presents the names of the members of our board of directors upon consummation of this offering.
Name	Age	Position
Fernando Matt Borges Martins	49	Director
Brenno Raiko de Souza	37	Chairman
Cesar Nivaldo Gon	50	Director
Patrice Philippe Nogueira Baptista Etlin	57	Director
Silvio Romero de Lemos Meira	66	Independent Director
Maria Helena dos Santos Fernandes de Santana	62	Independent Director
Eduardo Campozana Gouveia	57	Independent Director
The following is a brief summary of the business experience of our directors. Unless otherwise indicated, the current business addresses for our directors is Rua Dr. Ricardo Benetton Martins — SP 340 — KM 118.5, No. 1,000, Building 23-B Parque II do Polo de Alta Tecnologia Campinas — CIATEC 13086-902, Campinas — SP, Brasil.
Fernando Matt Borges Martins.   Mr. Martins is a member of our board of directors and one of the founders of CI&T. Mr. Martins was CI&T Brazil’s CFO from 2002 until 2014. He is an experienced executive in the information technology industry and was the Chairperson of CI&T Brazil from June 2014 to May 2021, as well as a member of CI&T Brazil’s finance committee, HR committee and ESG committee. Mr. Martins also serves as director and CFO of Sensedia CFO of CI&T IOT and is an angel investor in tech and non-tech start-ups and actively contributes to the entrepreneurship ecosystem in Brazil. Mr. Martins holds a master’s degree in Economics and Finance from Fundação Getúlio Vargas — EAESP, Brazil and degrees in business administration and computer engineering from Fundação Getúlio Vargas — CEAG, Brazil and the State University of Campinas (UNICAMP).
Brenno Raiko de Souza.   Mr. Raiko is the Chairman of our board of directors. Mr. Raiko is a Managing Director of Advent, which he joined in 2011, and is based in Advent’s São Paulo office and is responsible for investments in the technology sector in Latin America. Mr. Raiko has worked on 12 investments while at Advent, including CI&T, Easynvest, EBANX, Nubank, YDUQS, Fortbras Group, Grupo Biotoscana, Sophos Solutions and Terminal de Contêineres de Paranaguá (TCP). Previously, he was an associate at Kearney in São Paulo and New York for four years. His consultancy experience includes M&A strategy, commercial due diligence, and corporate strategy and operations for a broad range of industries. Mr. Raiko holds a BS in Economics from Fundação Getulio Vargas in Rio de Janeiro and earned an MBA from Harvard Business School, with a Fundação Estudar merit-based scholarship.
Cesar Nivaldo Gon.   Mr. Gon is our CEO and has been the CEO of CI&T Brazil since he co-founded it in 1995. Mr. Gon is an entrepreneur in the technology and digital space. He taught himself computer programming by the age of 11, and at 13 sold the code of a chess game to a tech magazine. At the age of 23, he founded CI&T Brazil. Under his leadership as CEO, the company has grown and expanded globally. He is also an active investor in venture funds and startups, a columnist for MIT Sloan Management Review and board member at Lean Enterprise Institute, Raia Drogasil and Sensedia. In 2019, he was awarded EY Entrepreneur Of The Year™ in Brazil. Mr. Gon is a computer engineer, with a master’s degree in Computer Science from UNICAMP.
Eduardo Campozana Gouveia.   Mr. Gouveia is an investor and board member at start-ups such as Allya, PinPeople, Hands, AsaaS and VEE, and a board member at large companies such as Mapfre Seguradora, CI&T, Quero-Quero, Raymundo da Fonte and Baterias Moura. Mr. Gouveia was the CEO of Cielo, a payment solutions, technology and retail services company, until August 2018. Before taking over Cielo in early 2017, he was the CEO of Alelo, a voucher Company. He also founded and was the CEO of Livelo, a customer loyalty company of Banco do Brasil and Bradesco. Mr. Gouveia was also the first CEO of Multiplus Fidelidade. Prior to that, Mr. Gouveia was Vice President of Sales and Marketing at Cielo between 2006 and 2010. He held the positions of Vice President of Marketing (Walmart Brasil), Chief Marketing Officer (Bompreço) and General Officer (HiperCard). He started his career in the IT department of Banco Banorte then served in the bank’s product, marketing and sales departments. Mr. Gouveia holds a bachelor’s degree in Computer Science from the Universidade Federal do Pernambuco (“UFPE”), a specialization degree in Finance from IBMEC and an MBA in Marketing from the Fundação Getúlio Vargas (“FGV”).
Patrice Philippe Nogueira Baptista Etlin.   Mr. Etlin joined Advent in 1997 and started the firm’s investment activities in Brazil. As one of Advent’s global managing partners and member of its executive committee, he helps oversee the firm’s strategic direction and investment activities, with a particular focus on Latin America. Mr. Etlin has 27 years of private equity experience and has led, co-led or participated in over 30 investments in the region. Before joining Advent, from 1994 to 1997, he was a partner at International Venture Partners in São Paulo, where he was responsible for the overall operation of a media and communications fund focused on Brazil. Previously, he was a general representative for Brazil at Matra Marconi Space for five years. He received an undergraduate degree in electronic engineering from the University of São Paulo, a master’s in industrial engineering from École Centrale de Paris and an MBA from INSEAD. He also served for six years as Chairman of the Latin American Private Equity & Venture Capital Association (LAVCA) and was a board member of the Associação Brasileira de Private Equity e Venture Capital (ABVCAP) from 2000 to 2017.
Silvio Romero de Lemos Meira.   Mr. Meira is a special teacher at the Recife Center for Advanced Studies and Systems (CESAR), where he was also chief scientist until 2014, and “emeritus” professor at the Centre of Informatics of the Federal University of Pernambuco. He is a founder of The Digital Strategy Company and of Porto Digital where he also chairs the board of directors. Mr. Meira is a member of the boards of Magazine Luiza, MRV Engineering and TEMPEST. He is part of the innovation committees of BBCE, Anima and Ypê. Mr. Meira works in strategy, digital transformation, software engineering, innovation, new business and education. He served as a fellow and faculty associate at the Berkman Klein Center for Internet and Society at Harvard University from 2012 to 2015 and as associate professor law at FGV in Rio de Janeiro from 2014 to 2017.
Maria Helena dos Santos Fernandes de Santana.   Ms. Santana is a non-executive director and has been a member of the audit committee of CI&T Inc, since August 2021. She is a non-executive director and chair of the nomination, compensation and governance committee of Oi S.A., a non-executive director of Itaú Unibanco Holding S.A. and a non-executive director and member of the audit committee of Fortbras S.A.

Ms. Santana was a non-executive director and chair of the audit committee of XP Inc. She was non-executive director of the Bolsas y Mercados Españoles — BME, a member of the audit committee of Itau Unibanco Holding S.A., a non-executive director and chairman of the corporate governance committee of Companhia Brasileira de Distribuicao S.A. — CBD, a non-executive director and chairman of the audit committee of Totvs S.A. and a non-executive director of CPFL Energia S.A. In addition, she served as executive chairman of the Brazilian Securities and Exchange Commission — CVM from July 2007 to July 2012. Among other roles, she served as a member of the board of trustees of the International Financial Reporting Standards Foundation from 2014 to 2019 and worked for the São Paulo stock exchange for 12 years, acting as head of listings and issuer relations from 2000 to June 2006. She is a member of the Latin-American Corporate Governance Roundtable of the Organization for Economic Co-operation and Development. She holds a bachelor’s degree in economics from the Faculdade de Economia e Administração da Universidade de São Paulo — USP in Brazil.
Executive Officers
Our executive officers are responsible for the management and representation of our company. We have a strong centralized management team led by Cesar Nivaldo Gon, our CEO, with broad experience in the technology/IT services industry.
The following table lists our executive officers upon consummation of this offering:
Name	Age	Position
Cesar Nivaldo Gon	50	Chief Executive Officer
Stanley Rodrigues	51	Chief Financial Officer
Bruno Guiçardi Neto	50	Director of Operations
The following is a brief summary of the business experience of our executive officers. Unless otherwise indicated, the current business address for our executive officers is Rua Dr. Ricardo Benetton Martins — SP 340 — KM 118.5, No. 1,000, Building 23-B Parque II do Polo de Alta Tecnologia Campinas —
CIATEC 13086-902, Campinas — SP, Brasil.
Cesar Nivaldo Gon, Chief Executive Officer. See “— Board of Directors” above.
Stanley Rodrigues, Chief Financial Officer. Mr. Rodrigues is our CFO and has been the CFO of CI&T Brazil since 2014. He has 27 years of work experience in the information technology industry in both private and public companies, with extensive experience in mergers & acquisitions transactions. He was previously the CFO of Sonda IT in Brazil and Mexico and controller of Atos Origin. He holds a degree in Civil Engineering from UNICAMP and an MBA from Fundação Instituto de Administração — Universidade de São Paulo.
Bruno Guiçardi Neto, Director of Operations. Mr. Guiçardi is a co-founder of CI&T and president of the North America and Europe operations. With over 30 years of experience, he has been a global pioneer in applying agile and lean methodologies to the digital space. He has a proven track record of delivering revenue growth and customer engagement to CI&T clients competing globally in an environment of fast-paced change and continuous innovation. He has a strong digital products and professional services background and is responsible for the senior leadership of many award-winning large-scale programs and business transformation initiatives. Mr. Guiçardi has a degree in computer engineering from UNICAMP.
Family Relationships
There are no family relationships among our directors and officers named herein.
Committees
Audit Committee
Our audit committee, which is expected to consist of Fernando Matt Borges Martins, Eduardo Campozana Gouveia and Maria Helena dos Santos Fernandes de Santana, will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Maria Helena dos Santos Fernandes de Santana will serve as Chairman of the committee. The audit committee will consist exclusively of members of our supervisory board who are financially literate, and Fernando Matt Borges Martins is considered an “audit committee financial expert” as defined by the SEC. Our board of directors has determined that Eduardo Campozana Gouveia and Maria Helena dos Santos Fernandes de Santana satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. We intend to rely on the phase-in schedule for compliance with the audit committee independence requirements as set forth in NYSE Rule 303.A.00.
The audit committee will be governed by a charter that complies with applicable SEC and NYSE rules. Upon the completion of this offering, the audit committee will be responsible for, among other things:
•
the appointment, compensation, retention and oversight of any auditor or accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•
pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

•
reviewing and discussing with the independent auditor its responsibilities under generally accepted auditing standards, the planned scope and timing of the independent auditor’s annual audit plan(s) and significant findings from the audit;

•
obtaining and reviewing a report from the independent auditor describing all relationships between the independent auditor and the Company consistent with the applicable PCAOB requirements regarding the independent auditor’s communications with the audit committee concerning independence;

•
confirming and evaluating the rotation of the audit partners on the audit engagement team as required by law;

•
reviewing with management and the independent auditor, in separate meetings whenever the Audit Committee deems appropriate, any analyses or other written communications prepared by the management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative IFRS methods on the financial statements; and other critical accounting policies and practices of the Company;

•
reviewing, in conjunction with the Chief Executive Officer and Chief Financial Officer of the Company, the Company’s disclosure controls and procedures and internal control over financial reporting;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•
approving or ratifying any related person transaction (as defined in our related person transaction policy) in accordance with our related person transaction policy.

The audit committee will meet as often as it determines is appropriate to carry out its responsibilities, but in any event will meet at least 4 times per year.
Nominating Committee
Our nominating committee, which is expected to consist of Fernando Matt Borges Martins, Eduardo Campozana Gouveia and Brenno Raiko de Souza, will assist our board of directors in nominating candidates for election to the board of directors and overseeing the human resources policies and practices adopted by the Company and its subsidiaries, as appropriate. Fernando Matt Borges Martins will serve as Chairman of the committee. As a foreign private issuer, our nominating committee will not be required to satisfy the “independence” requirements as set forth in NYSE Rule 303.A.00. The nominating committee will be governed by a charter that complies with otherwise applicable SEC and NYSE rules. Upon the completion of this offering, the nominating committee will be responsible for, among other things:
•
identifying, evaluating and recommending individuals qualified to become directors for nomination for election to the Board and appointments to committees of the board or other senior management positions;

•
managing and developing compensation, benefits and incentive policies; and

•
monitoring key performance indicators and performance targets of directors and others in senior management positions.

Code of Ethics
We have adopted a code of ethics applicable to our personnel and our subsidiaries’ personnel, including board members, directors, officers, employees, interns and all people acting on our behalf or on behalf of our corporate group. Our code of ethics is also applicable to relevant third parties involved in our activities, such as suppliers, consultants and other service providers. Our code of ethics describes our mission, vision and values and provides the relevant conduct standards that must be followed by our personnel and our subsidiaries’ personnel. It regulates our interactions with our suppliers, clients, suppliers and governmental entities and agents. Our code of ethics also provides fundamental rules of conduct related to conflict of interest situations, the protection of our confidential information and assets and our compliance with applicable laws and relevant information on whistleblowing procedures.
In addition there are other policies that are under development and will be adopted by CI&T such as a conflicts of interest policy, an insider trading policy, disclosure controls and procedures, an anti-corruption policy, and a public officials, succession planning and politically exposed person policy.
Other Corporate Governance Matters Foreign Private Issuer Exemption
The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including our company, to comply with various corporate governance practices. In addition, rules provide that foreign private issuers may follow home country practice in lieu of corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the NYSE listing standards.
Compensation of Directors and Executive Officers
Under Cayman Islands law, we are not required to disclose compensation paid to our executive officers or management on an individual basis and we have not otherwise publicly disclosed this information elsewhere.
For the year ended December 31, 2020, the aggregate compensation expense for the members of the board of directors and executive officers of CI&T Brazil for services in all capacities was R$9,919 thousand, which includes both benefits paid in kind and compensation. See note 26 to our audited consolidated financial statements included elsewhere in this prospectus.
Employment Agreements
Certain of CI&T Brazil’s executive officers have entered into employment agreements with us, certain of which provide for notice of termination periods and include restrictive covenants, including with respect to confidentiality, non-compete and exclusivity and severance obligations. None of our directors have entered into service agreements with us.

Long-Term Incentive Plan
In connection with this offering, we intend to establish a new equity incentive plan pursuant to which we may grant stock options, restricted shares, restricted stock units and other equity and equity-based awards.
CI&T Brazil’s current stock option plan (the “3rd Stock Option Plan”) comprises four separate stock option programs under which we have granted eligible executives, employees and directors options that settle in equity, subject to, among others, vesting criteria as determined by the board of CI&T Brazil. In connection with this offering, the 3rd Stock Option Plan will be replaced with a stock option plan to be adopted by the Issuer and the existing options will be migrated to such program . Under the existing plan, 88,027 options are available for grants to existing employees, officers and directors with vesting periods ranging from 2021 to 2027, of which 70,872 have been granted. We expect that, as of the date of this offering, 18,776 of these options will have vested and will become exercisable within twelve months of this offering. As part of the migration of the stock option plan to us, the existing options in CI&T Brazil will be converted into options of CI&T Inc. under the same one to 68.14 exchange ratio used for the Contribution. Upon the exercise of these options we will issue Class A common shares to the option holders which will have a dilutive effect on existing shareholders.
In addition, in 2019 CI&T Brazil canceled a previously existing stock option plan (the “2nd Stock Option Plan”). CI&T Brazil paid indemnities to satisfy in full and discharge claims on the 2nd Stock Option Plan, in an amount equal to R$43,354 thousand in 2020 and R$628 thousand on July  30, 2021. See note 13c to our unaudited condensed consolidated interim financial statements and note 17 to our audited consolidated financial statements included elsewhere in this prospectus.
Directors’ and Officers’ Insurance
Prior to the consummation of this offering, we intend to contract civil liability insurance coverage for acts carried out by our directors and executive officers in the course of their duties.
Share Ownership
The shares and any outstanding shares beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled “Principal and Selling Shareholders.”

PRINCIPAL AND SELLING SHAREHOLDERS
The following table and accompanying footnotes presents information relating to the beneficial ownership of our Class A common shares and Class B common shares (1) immediately prior to the completion of this offering, (2) following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares, and (3) following the sale of Class A common shares in this offering, assuming the underwriters’ option to purchase additional common shares is exercised in full, by:
•
each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares;

•
each of our executive officers and directors individually;

•
the Selling Shareholders, which are the entities and individuals shown as having shares listed in the column “Shares to be Sold in Offering.”

The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.
The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding:
•
immediately prior to the completion of this offering: 0 Class A common shares and 121,086,785 Class B common shares;

•
following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares from the Selling Shareholders (which shares would convert from Class B common shares into Class A common shares upon such sale): 13,043,478 Class A common shares and 119,154,418 Class B common shares; and

•
following the sale of Class A common shares in this offering, assuming exercise in full of the underwriters’ option to purchase additional common shares from the Selling Shareholders (which shares would convert from Class B common shares into Class A common shares upon such sale): 15,000,000 Class A common shares and 117,197,896 Class B common shares.

At the closing of this offering, all of the common shares to be sold by the Selling Shareholders will be converted from Class B common shares into Class A common shares. The table below does not reflect any purchases of our Class A common shares in the offering from our existing shareholders and as of the date of this prospectus, our existing shareholders own only Class B common shares.

	Shares Beneficially Owned Prior to Offering		Shares to be Sold In Offering Without Exercise of Underwriters’ Option	Shares Beneficially Owned After Offering Without Exercise of Underwriters’ Option		% of Total Economic Ownership After Offering Without Exercise of Underwriters’ Option(1)	% of Total Voting Power After Offering Without Exercise of Underwriters’ Option(2)	Shares to be Sold In Offering With Full Exercise of Underwriters’ Option	Shares Beneficially Owned After Offering With Full Exercise of Underwriters’ Option		% of Total Economic Ownership After Offering With Full Exercise of Underwriters’ Option(1)	% of Total Voting Power After Offering With Full Exercise of Underwriters’ Option(2)
	Class B			Class B					Class B
Shareholders	Shares	% of Class B		Shares	% of Class B				Shares	% of Class B
5% Shareholders
Cesar Nivaldo Gon(3)	24,076,528	19.9%	384,226	23,692,302	19.9%	17.9%	19.7%	773,255	23,303,273	19.9%	17.6%	19.6%
Fernando Matt Borges Martins(4)	23,476,910	19.4%	374,657	23,102,253	19.4%	17.5%	19.2%	753,997	22,722,913	19.4%	17.2%	19.1%
Bruno Guiçardi Neto(5)	15,806,016	13.1%	252,241	15,553,775	13.1%	11.8%	12.9%	507,635	15,298,381	13.1%	11.6%	12.9%
Advent Managed Fund LLCs(6)	50,709,816	41.9%	809,254	49,900,562	41.9%	37.7%	41.4%	1,628,624	49,081,192	41.9%	37.1%	41.3%
Other Selling Shareholders
Aminadab Pereira Nunes(7)	1,097,234	0.9%	17,510	1,079,724	0.9%	0.8%	0.9%	35,239	1,061,995	0.9%	0.8%	0.9%
Celio Norbiato Targa(8)	822,772	0.7%	13,130	809,642	0.7%	0.6%	0.7%	26,425	796,347	0.7%	0.6%	0.7%
Solange Sobral Targa(9)	505,247	0.4%	8,063	497,184	0.4%	0.4%	0.4%	16,227	489,020	0.4%	0.4%	0.4%
Mauro da Silva Oliveira Filho(10)	817,662	0.7%	13,049	804,613	0.7%	0.6%	0.7%	26,260	791,402	0.7%	0.6%	0.7%
Daniel Jerozolimski(11)	345,871	0.3%	5,520	340,351	0.3%	0.3%	0.3%	11,108	334,763	0.3%	0.3%	0.3%
Leandro Augusto Angelo(12)	58,735	0.0%	937	57,798	0.0%	0.0%	0.0%	1,886	56,849	0.0%	0.0%	0.0%
Paulo Roberto Vasconcelos Camara	38,975	0.0%	622	38,353	0.0%	0.0%	0.0%	1,252	37,723	0.0%	0.0%	0.0%
McMillian FamilyTrust(13)	1,126,330	0.9%	53,158	1,073,172	0.9%	0.8%	0.9%	106,981	1,019,349	0.9%	0.8%	0.9%
Other Minority Holders(14)	2,204,689	1.8%	—	2,204,689	1.9%	1.7%	1.8%	—	2,204,689	1.9%	1.7%	1.9%
Officers and Directors(15)
Total	121,086,785	100%	1,932,367	119,154,418	100%	90.1%	98.9%	3,888,889	117,197,896	100%	88.7%	98.7%

(1)
Percentage of total economic ownership represents the economic stake with respect to all of our Class A common shares and Class B common shares, as a single class.

(2)
Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to ten votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of Share Capital.”

(3)
Mr. Cesar Nivaldo Gon, our Chief Executive Officer and member of our board of directors, beneficially owns Class B common shares in us indirectly through his ownership of interests in ENIAC Capital Group Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)
Mr. Fernando Matt Borges Martins, a member of our board of directors, beneficially owns Class B common shares in us indirectly through his ownership of interests in Guaraci Investments Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)
Mr. Bruno Guiçardi Neto, our Director of Operations, owns 9,506,016 Class B common shares directly and beneficially owns 6,300,000 Class B common shares through The Ferreira Guiçardi Family Trust, an entity incorporated under the laws of the State of Delaware with registered office at 200 Bellevue Parkway, Suite 250, Wilmington, DE 19809, United States of America.

(6)
Includes 16,903,249 Class B common shares owned by AI Calypso Brown LLC (“Calypso Brown”), 16,903,249 Class B common shares owned by AI Iapetus Grey LLC (“Iapetus Grey”) and 16,903,318 Class B common shares owned by AI Titan Black LLC (“Titan Black”). The managing members and beneficial owners of each of Calypso Brown, Iapetus Grey and Titan Black are the following funds (the “Advent LAPEF VI Funds”): Advent Latin American Private Equity Fund VI Limited Partnership, Advent Latin American Private Equity Fund VI-A Limited Partnership (of which Advent LAPEF VI Feeder Limited Partnership is a limited partner), Advent Latin American Private Equity Fund VI-B Limited Partnership, Advent Latin American Private Equity Fund VI-C Limited Partnership, Advent Latin American Private Equity Fund VI-D Limited Partnership, Advent Latin American Private Equity Fund VI-E Limited Partnership, Advent Latin American Private Equity Fund VI-F Limited Partnership, Advent Latin American Private Equity Fund VI-G Limited Partnership, Advent Latin American Private Equity Fund VI-H Limited Partnership, Advent Partners LAPEF VI Limited Partnership and Advent Partners LAPEF VI-A Limited Partnership. The Advent LAPEF VI Funds have direct or indirect ownership interests in Calypso Brown, Iapetus Grey and Titan Black, but none of the Advent LAPEF VI Funds has voting or dispositive power over any shares. LAPEF VI GP Limited Partnership (“LAPEF VI GP LP”) is the general partner of the Advent LAPEF VI Funds, and Advent International LAPEF VI, LLC (“Advent LAPEF VI GP LLC”) is the general partner of LAPEF VI GP LP. Advent International Corporation (“Advent”) is the sole member and manager of Advent LAPEF VI GP LLC and may be deemed to have voting and dispositive power over the shares held by the Advent Managed Fund LLCs. Voting and investment decisions by the Advent Managed Fund LLCs are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.

(7)
Mr. Aminadab Pereira Nunes beneficially owns Class B common shares in us indirectly through his ownership of interests in AeMAC Ventures Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers PO Box 71, Road Town, Tortola, British Virgin Islands.

(8)
Mr. Celio Norbiato Targa beneficially owns Class B common shares in us indirectly through his ownership of interests in CSR3 Ventures Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(9)
Ms. Solange Sobral Targa beneficially owns Class B common shares in us indirectly through her ownership of interests in CSR3 Ventures Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(10)
Mr. Mauro Oliveira beneficially owns Class B common shares in us indirectly through his ownership of interests in Km350 International Ventures Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers PO Box 71, Road Town, Tortola, British Virgin Islands.

(11)
Mr. Daniel Jerozolimski beneficially owns Class B common shares in us indirectly through his ownership of interests in Everesty Holding Company Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(12)
Mr. Leandro Augusto Angelo beneficially owns Class B common shares in us indirectly through his ownership of interests in Angelo Family Capital Ltd., an entity incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(13)
The beneficial onwers of the McMillian Family Trust are Thelton L. McMillian and Cristhy C. McMillian. The McMillian Family Trust is an entity formed under the laws of the state of California, with its address at 168 E Morongo Rd., Palm Springs, California 92264.

(14)
Includes 166,122 shares held by Stanley Rodrigues, our Chief Financial Officer. Mr. Rodrigues also holds 1,841 options to purchase CI&T Brazil shares under CI&T Brazil’s long term incentive plan, 598 of which will vest in connection with this offering. As discussed under “Management  — Long-Term Incentive Plan” CI&T Brazil’s existing incentive plans will be migrated to us upon completion of this offering.

(15)
The table above includes shareholding information with respect to our executive officers and directors which are current shareholders. In addition, certain members of our board of directors, including Maria Helena dos Santos Fernandes de Santana, Silvio Romero de Lemos Meira and Eduardo Campozana Gouveia have been granted 290, 460 and 460 options, respectively, under CI&T Brazil’s long-term incentive plan. As discussed under “Management — Long-Term Incentive Plan” CI&T Brazil's existing incentive plans will be migrated to us upon completion of this offering.

The holders of our Class A common shares and Class B common shares have identical rights, except that the Class B Shareholders as holders of Class B common shares (i) are entitled to ten votes per share, whereas holders of our Class A common shares are entitled to one vote per share, (ii) have certain conversion rights and (iii) are entitled to maintain a proportional ownership interest by purchasing additional Class B common shares in the event that additional Class A common shares are issued, save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. For more information see “Description of Share Capital — Preemptive or Similar Rights” and “Description of Share Capital — Conversion.” Each Class B common share is convertible into one Class A common share.
Registration Rights Agreement
We will enter into a registration rights agreement whereby we grant certain registration rights to the Advent Managed Fund LLCs, ENIAC Capital Group Ltd. (the investment vehicle of Mr.Cesar Nivaldo Gon), Bruno Guiçardi Neto, The Ferreira Guicardi Family Trust (vehicle controlled by Bruno Guiçardi Neto) and Guaraci Investments Ltd.(the investment vehicle of Mr. Fernando Matt Borges Martins), including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common shares held by them. In addition, we have committed to file as promptly as possible, after receiving a request from the Advent Managed Fund LLCs, ENIAC Capital Group Ltd., Bruno Guiçardi Neto, The Ferreira Guicardi Family Trust (vehicle controlled by Bruno Guiçardi Neto) and Guaraci Investments Ltd. a shelf registration statement registering secondary sales of our common shares held by the Advent Managed Fund LLCs, ENIAC Capital Group Ltd., Bruno Guiçardi Neto, and Guaraci Investments Ltd. The Advent Managed Fund LLCs, ENIAC Capital Group Ltd., Bruno Guiçardi Neto, and Guaraci Investments Ltd. also have the ability to exercise certain piggyback registration rights in respect of common shares held by them in connection with registered offerings requested by other holders of registration rights or initiated by us. Following completion of this offering, common shares covered by registration rights would represent approximately 84.9% of our outstanding common shares (or 83.5%, if the underwriters exercise in full their option to purchase additional common shares).
Shareholders’ Agreement
In connection with this offering, we will enter into a shareholders’ agreement (the “Shareholders’ Agreement”) with Cesar Nivaldo Gon, Bruno Guiçardi Neto, Fernando Matt Borges Martins (the “Founders”), entities controlled by the Founders and the Advent Managed Fund LLCs. The Shareholders’ Agreement will provide that, so long as the agreement is in force, the Founders will have the right to appoint a majority of our board of directors. The Shareholders’ Agreement will also provide that, so long as the Advent Managed Fund LLCs hold shares representing at least 20% of the voting rights of the Company, the Advent Managed Fund LLCs will have the right to appoint two directors; and for so long as the Advent Managed Fund LLCs hold shares representing at least 10% of the voting rights of the company, the Advent Managed Fund LLCs will have the right to appoint one director. The Shareholders’ Agreement shall terminate at such time as either the Founders hold shares representing less than 30% of the voting rights of the Company or the Advent Managed fund LLCs hold shares representing less than 10% of the voting rights of the Company.

RELATED PARTY TRANSACTIONS
We enter into intercompany commercial transactions with related parties regarding software development, support, and consultancy services, as well as intercompany financial transactions. All outstanding balances with these related parties are priced on an arm’s length basis and are to be settled in cash within three to four months of the reporting date.
Related party transactions policy
Prior to the consummation of this offering, we intend to enter into a conflicts of interest policy which will include a related party transactions policy.
Transactions with management
In 2019, CI&T Brazil canceled its 2nd Stock Option Plan and in 2020 paid indemnities to satisfy in full and discharge any claims on the 2nd Stock Option Plan, in an amount equal to R$43,354 thousand (with R$628 thousand pending approval).
Shareholders’ Agreements
On July 25, 2019, Bruno Guiçardi Neto, CI&T IOT and the remaining shareholders of CI&T, which at that time were the controlling shareholders of CI&T Brazil, as shareholders, and CI&T Brazil, as an intervening party, entered into a shareholders’ agreement with respect to CI&T Brazil. This shareholders’ agreement provides for voting arrangements, rules for nominating candidates to the board of directors, certain restrictions on the transfer of shares by the shareholders bound by the agreement, drag along and tag along provisions, among others. This shareholders’ agreement is governed by and construed in accordance with the laws of Brazil and is expected to terminate upon the completion of this offering.
On November 13, 2019, Cesar Nivaldo Gon, Fernando Matt Borges Martins, Bruno Guiçardi Neto and Hoshin Empreendimentos S.A., as shareholders, and CI&T Brazil, Bruno Guiçardi Neto and CI&T IOT, as an intervening parties, entered into a shareholders’ agreement with respect to CI&T Brazil, which was amended on May 13, 2021. This shareholders’ agreement provides for voting arrangements, rules for shareholders’ meetings, rules for nominating candidates to the board of directors, rules for capital increases, certain restrictions on the transfer of shares by the shareholders bound by the agreement, drag along and tag along provisions, rules applicable on the event of an IPO, non-compete and non-solicit provisions, among other provisions. This shareholders’ agreement is governed by and construed in accordance with the laws of Brazil and is expected to terminate upon the completion of this offering.
In connection with this offering, we will enter into the Shareholders' Agreement with the Founders, entities controlled by the Founders and the Advent Managed Fund LLCs. The Shareholders' Agreement will provide that, so long as the agreement is in force, the Founders will have the right to appoint a majority of our board of directors. The Shareholders' Agreement will also provide that, so long as the Advent Managed Fund LLCs hold shares representing at least 20% of the voting rights of the Company, the Advent Managed Fund LLCs will have the right to appoint two directors; and for so long as Advent Management Fund LLCs hold shares representing at least 10% of the voting rights of the company, the Advent Managed Fund LLCs will have the right to appoint one director. The Shareholders' Agreement shall terminate at such time as either the Founders hold shares representing less than 30% of the voting rights of the Company or the Advent Management Fund LLCs hold shares representing less than 10% of the voting rights of the Company.
Registration Rights Agreement
We will enter into a registration rights agreement whereby we grant certain registration rights to the Advent Managed Fund LLCs, ENIAC Capital Group Ltd. (the investment vehicle of Mr. Cesar Nivaldo Gon), Bruno Guiçardi Neto, and Guaraci Investments Ltd. (the investment vehicle of Mr. Fernando Matt Borges Martins), including the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act, our common shares held by them. See “Principal and Selling Shareholders” for a description of the Registration Rights Agreement we expect to enter into in connection with this offering.

Indemnification Agreements
We intend to enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated memorandum and articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by law.
CI&T IOT
In connection with the spin-off of CI&T IOT from CI&T Brazil, on July 22, 2021, the companies entered into a partnership agreement governing the terms of their cooperation for a period of 18 months, beginning from May 1, 2021. Pursuant to the terms of this agreement, CI&T Brazil is required to rent space inside its building to CI&T IOT in the amount of R$15,098 per month, referring to the square footage occupied by CI&T IOT according to the CI&T’s contract with the property owner, and CI&T IOT is required to offer CI&T Brazil certain workplace management and monitoring services through CI&T IOT’s software application Free Room in the amount of R$12,370 per month, which was determined based on market value for this type of rental. The partnership agreement does not restrict in any way the Company’s ability to operate in any market or industry.
One of our directors, Fernando Matt Borges Martins, is the CFO and a director of CI&T IOT.
Sensedia
In 2019, the shareholders of CI&T Brazil approved the spin-off of CI&T Brazil’s interest in Sensedia, our former subsidiary. Neither we nor any of our subsidiaries have any agreements in place with Sensedia as client, supplier, or in any other capacity. Additionally, we have not entered into any separation agreements in connection with the spin-off that would materially impact our operations, such as agreements restricting our ability to operate in any market or industry. One of our directors, Fernando Matt Borges Martins, is the CFO of Sensedia, and our CEO and director, Cesar Nivaldo Gon, is also a director of Sensedia. Neither Fernando Matt Borges Martins nor Cesar Nivaldo Gon receive compensation for their services from Sensedia.
Intercompany Loans
We enter into intercompany loan agreements from time to time. In 2020, our former subsidiary CI&T IOT borrowed R$900 thousand from CI&T Brazil, which was repaid during the second quarter of 2021.
Directed Share Program
At our request, our directors, executive officers and certain employees and other persons associated with us have the opportunity to purchase up to 2% of the Class A common shares offered by us by this prospectus at the initial public offering price in a directed share program, to the extent permitted by local securities laws. To the extent directors and executive officers purchase Class A common shares in this offering, the shares will be subject to an up to180-day lock-up restriction. See “Underwriting” for more information.

DESCRIPTION OF SHARE CAPITAL
General
The Issuer was incorporated on June 7, 2021, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) or any other law as provided by Section 7(4) of the Companies Act.
Our affairs are governed principally by: (1) CI&T’s Articles (the “Articles”); (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in the Articles, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Our Articles of Association authorize the issuance of up to 1,000,000,000 shares of a nominal or par value of US$0.00005 each, which at the date of this prospectus comprise 500,000,000 Class A common shares and 250,000,000 Class B common shares (which may be converted into Class A common shares in the manner contemplated in our Articles of Association), and 250,000,000 shares of such class or classes (howsoever designated) and having the rights that our board of directors may determine. As of the date of this prospectus, 0 Class A common shares and 121,086,785 Class B common shares of our authorized share capital were issued, fully paid and outstanding. Upon the completion of this offering, we will have 13,043,478 Class A common shares and 119,154,418 Class B common shares of our authorized share capital issued and outstanding, assuming the underwriters do not elect to exercise their option to purchase additional Class A common shares.
We intend to apply to list our Class A common shares, on the NYSE under the symbol “CINT.”
Initial settlement of our Class A common shares will take place on the closing date of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.
The following is a summary of the material provisions of our authorized share capital and the Articles.
Share Capital
The Articles authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to ten votes per share and, to maintain a proportional ownership interest in the event that additional Class A common shares are issued (save that the right to maintain a proportional ownership interest may only be exercised with Class B Shareholder Consent). Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “— Anti-Takeover Provisions in the Articles — Two Classes of Shares.”
At the date of this prospectus, CI&T’s total authorized share capital was US$50,000,000, divided into        shares with par value of US$0.00005 each, of which:
•
500,000,000 shares are designated as Class A common shares;

•
250,000,000 shares are designated as Class B common shares;

•
250,000,000 are as yet undesignated and may be issued as common shares or shares with preferred, deferred or other special rights or restrictions.

Following this offering, we will have a total issued share capital of US$6,609.9, divided into 132,197,896 common shares. Those common shares will be divided into 13,043,478 Class A common shares and

119,154,418 Class B common shares (assuming no exercise of the underwriters’ option to purchase additional common shares); or 15,000,000 Class A common shares and 117,197,896 Class B common shares (assuming full exercise of the underwriters’ option to purchase additional shares). See “Capitalization” and “Dilution.”
Treasury Stock
At the date of this prospectus, we have no shares in treasury.
Issuance of Shares
Except as expressly provided in the Articles, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles, we shall not issue bearer shares. We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the Class B Shareholder Consent.
The Articles provide that additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) subject to the Class B Shareholder Consent, a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares would be entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership and voting interests in CI&T (following an offer by CI&T to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in CI&T pursuant to the Articles), save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “— Preemptive or Similar Rights.”
The Articles also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the then-outstanding Class A common shares.
Fiscal Year
Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.
Voting Rights
The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holders of Class B common shares are entitled to ten votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holders of Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued, save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. For more information see “— Preemptive or Similar Rights” and “— Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.
The Articles provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:
(1)
Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(2)
the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(3)
the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.
Preemptive or Similar Rights
The Class A common shares are not entitled to any preemptive rights, including upon transfer of such shares, and conversion, redemption or sinking fund provisions.
The Class B common shares are not subject to conversion (except as described below under “— Conversion”), redemption or sinking fund provisions. The holders of Class B common shares are not entitled to preemptive rights upon conversion, and so long as their Class B common shares have not been converted into Class A common shares, the holders of Class B common shares are entitled to preemptive rights (which may only be exercised with Class B Shareholder Consent) in order to maintain their proportional ownership and voting interest as determined immediately prior to such issuance in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares in furtherance of this offering, the issuance of Class A common shares other than for cash and the issuance of Class A common shares under a management incentive plan, if CI&T issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership and voting interest in CI&T equivalent to such holder’s ownership and voting interest immediately prior to such issuance and each such holder may only exercise their preemptive rights and accept such offer with Class B Shareholder Consent.
Conversion
The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles, including transfers to the holder’s heirs, successors and affiliates, a trust established for the benefit of the holder or its affiliate, a partnership, corporation or other entity exclusively owned or controlled by the holder or its affiliate and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding.

No class of CI&T’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.
Equal Status
Except as expressly provided in the Articles, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not CI&T is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which CI&T is a party, or (2) any tender or exchange offer by CI&T to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date.
General Meetings of Shareholders
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of CI&T at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to CI&T in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and ten votes per Class B common share.
As a Cayman Islands exempted company, CI&T is not obliged by the Companies Act to call annual general meetings; however, the Articles provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors, provided that our board of directors has the discretion whether or not to hold an annual general meeting in 2021. For the annual general meeting of shareholders, the agenda will include, among other things, the presentation of the annual accounts and the report of the existing directors and the election of new directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.
Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.
The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than fourteen (14) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
We will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, the Stock Exchange and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.
The quorum required to hold a general meeting consists of any one or more persons holding or representing by proxy not less than one third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.
A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and the Articles.
Pursuant to the Articles, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If both the chairman and vice-chairman of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.
Liquidation Rights
If CI&T is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between CI&T and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between CI&T and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the CI&T and any person or persons) and subject to any agreement between CI&T and any person or persons to waive or limit the same, shall apply CI&T’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in CI&T.

Changes to Capital
Pursuant to the Articles, CI&T may from time to time by ordinary resolution:
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increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

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consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

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convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

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subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

CI&T’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and the Articles, CI&T may:
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issue shares on terms that they are to be redeemed or are liable to be redeemed;

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purchase its own shares (including any redeemable shares); and

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make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares
Subject to any applicable restrictions set forth in the Articles, any shareholder of CI&T may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Stock Exchange or any other form approved by the CI&T’s board of directors.
The Class A common shares sold in this offering will be traded on the Stock Exchange in book-entry form and may be transferred in accordance with our Articles and the Stock Exchange’s rules and regulations.
However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:
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a fee of such maximum sum as the Stock Exchange may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to CI&T in respect thereof;

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the instrument of transfer is lodged with CI&T, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required;

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the common shares transferred are free of any lien in favor of CI&T; and

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in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase
The Companies Act and the Articles permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of CI&T, subject to the Companies Act, the Articles and to any applicable requirements imposed from time to time by the SEC, the Stock Exchange, or by any recognized stock exchange on which our securities are listed.
Dividends and Capitalization of Profits
We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and the Articles, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.
The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.
Appointment, Disqualification and Removal of Directors
We are managed by our board of directors. The Articles provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to eleven directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles also provide that, while our shares are admitted to trading on the Stock Exchange, and so long as we are relying on foreign private issuer status, the board of directors must comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.
The Articles provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for annual terms or such other term as the resolution appointing him or her may determine or until his or her death, resignation or removal.
The Articles also provide that we may enter into agreements with one or more shareholders granting them the right to appoint and remove one or more directors on such terms as our board of directors may determine from time to time. In this regard, in connection with this offering, we will enter into the Shareholders’ Agreement with the Founders, entities controlled by the Founders and the Advent Managed Fund LLCs. The Shareholders’ Agreement will provide that, so long as the agreement is in force, the Founders will have the right to appoint a majority of our board of directors. The Shareholders’ Agreement will also provide that, so long as the Advent Managed Fund LLCs hold shares representing at least 20% of the voting rights of the Company, the Advent Managed Fund LLCs will have the right to appoint two directors; and for so long as the Advent Management Fund LLCs hold shares representing at least 10% of the voting rights of the company, it will have the right to appoint one director.
By the listing date of this offering, the directors will be those listed in “Management — Board of Directors.” Maria Helena dos Santos Fernandes de Santana, Silvio Romero de Lemos Meira and Eduardo

Campozana Gouveia are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the Stock Exchange applicable to foreign private issuers.
Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.
Additions to the existing board (within the limits set pursuant to the Articles) may be made by ordinary resolution of the shareholders.
Upon the completion of the offering, the board of directors will have in place an audit committee. See “Management — Audit Committee.”
Grounds for Removing a Director
A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.
Proceedings of the Board of Directors
The Articles provide that our business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.
Subject to the provisions of the Articles, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once a quarter and shall take place either in Campinas, Brazil or at such other place as the directors may determine.
Subject to the provisions of the Articles, to any directions given by ordinary resolution of the shareholders and the listing rules of the Stock Exchange, the board of directors may from time to time at its discretion exercise all powers of CI&T, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Inspection of Books and Records
Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.
Register of Shareholders
The Class A common shares offered in this offering will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, CI&T must keep a register of shareholders that includes:
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the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of CI&T is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Upon the completion of this offering, the register of shareholders will be immediately updated to record and give effect to the issuance of new Class A common shares in this offering. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of CI&T, the person or member aggrieved (or any shareholder of CI&T, or CI&T itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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an exempted company’s register of shareholders is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, CI&T currently intends to comply with the Stock Exchange rules in lieu of following home country practice after the closing of this offering.
Anti-Takeover Provisions in the Articles
Some provisions of the Articles may discourage, delay or prevent a change in control or management that shareholders may consider favorable. In particular, the capital structure of CI&T concentrates ownership of voting rights in the hands of the holders of Class B common shares. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of CI&T to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Common Shares
Our Class B common shares are entitled to ten votes per share, while the Class A common shares are entitled to one vote per share. The holders of all of our Class B common shares will together have the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.
So long as the holders of Class B common shares have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as our overall management and direction, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.
Preferred Shares
Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.
We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the Class B Shareholder Consent.
Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Articles, for what they believe in good faith to be in our best interests.
Protection of Non-Controlling Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.
Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against CI&T by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles.
The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in CI&T’s name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control CI&T and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.
Registration Rights and Restricted Shares
Following the completion of this offering, certain of our shareholders will enter into a registration rights agreement. We and our executive officers and directors who will hold shares upon completion of this offering have agreed to lock-up agreements that restrict us and them, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus. In addition, these lock-up agreements are subject to the exceptions described in “Class A Common Shares Eligible for Future Sale,” including our right to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.
Principal Differences between Cayman Islands and U.S. Corporate Law
The Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.
For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors, (6) a list of the assets and liabilities of each constituent company, (7) the non-surviving constituent company has retired from any fiduciary office held or will do so (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant, and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.
Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman

Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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CI&T is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.
Shareholders’ Suits
Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.
In principle, CI&T itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of CI&T in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that CI&T has a good case against the defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:
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a company is acting or proposing to act illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance
Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the articles of association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under our Articles, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Stock Exchange, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.
Subject to the foregoing and the Articles, our directors may exercise all of our powers to vote for compensation to themselves or any member of their body in the absence of an independent quorum. The Articles provide that, in the event a compensation committee is established, it shall be made up of such number of independent directors as is required from time to time by the Stock Exchange rules (or as otherwise may be required by law). We currently have no intention to establish a compensation committee.
As a foreign private issuer, we are permitted to follow home country practice in lieu of certain Stock Exchange corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:
•
Stock Exchange Rule 303A.01, which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors.

•
Stock Exchange Rule 303A.04, which requires that a company have a nomination/corporate governance committee comprised solely of “independent directors.” Although we currently have a nominating and compensation committee, we are not required by the laws of the Cayman Islands, nor do we intend to have such committee comply with Stock Exchange Rule 303A.04.

•
Stock Exchange Rule 303A.05, which requires that a company have a compensation committee comprised solely of independent directors. Although our nominating committee also serves a compensation committee function, we are not required by the laws of the Cayman Islands, nor do we intend to have such committee comply with Stock Exchange Rule 303A.04.

Borrowing Powers
Our directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of us or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Indemnification of Directors and Executive Officers and Limitation of Liability
The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Our Articles provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Stock Exchange, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.
A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Articles and subject to any separate requirement under applicable law or the listing rules of the Stock Exchange, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Furthermore, as a matter of Cayman Islands law and in contrast to the position under Delaware corporate law, controlling shareholders of Cayman Islands companies do not owe fiduciary duties to those companies, other than the limited duty that applies to all shareholders to exercise their votes to amend a company’s articles of association in good faith in the interests of the company. The absence of this minority shareholder protection might impact the ability of minority shareholders to protect their interests.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.
Transaction with Interested Shareholders
The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Companies Act, we may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). Our Articles also give its board of directors the authority to petition the Cayman Islands Court to wind up CI&T.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Articles, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or, in the case of Class B common shares, a Class B Shareholder Consent.
Also, except with respect to share capital (as described above), alterations to our Articles may only be made by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our Articles generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.
Handling of Mail
Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.
Data Protection — Privacy Notice
Introduction
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy. This privacy notice puts our shareholders on notice that through your investment in CI&T you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in CI&T, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How CI&T May Use Personal Data
CI&T, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
(i)   where this is necessary for the performance of our rights and obligations under any agreements;
(ii)   where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering requirements); and/or
(iii)   where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

CLASS A COMMON SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common shares and we cannot guarantee that a significant public market for our Class A common shares will develop or be sustained after this offering. Future sales of substantial amounts of Class A common shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common shares or impair our ability to raise equity capital.
Upon the completion of this offering, we will have an aggregate of 13,043,478 Class A common shares outstanding. These Class A common shares sold in this offering by us and the Selling Shareholders will be freely tradable without restriction or further registration under the Securities Act, except (1) that any Class A common shares acquired by our “affiliates” as that term is defined under Rule 144 of the Securities Act, may only be sold in compliance with the restrictions set forth below, and (2) for shares purchased in this offering by certain participants in our directed share program who are subject to lock-up restrictions. Class A common shares held by our “affiliates” as well as Class B common shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.
Lock-up Agreements
We, our directors, executive officers and substantially all of our pre-IPO equityholders have agreed, subject to certain exceptions, not to sell or transfer any Class A common shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common shares, for 180 days after the date of this prospectus without first obtaining the written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets, Inc. See “Underwriting.”
Eligibility of restricted shares for sale in the public market
The Class A common shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under “— Rule 144,” or under the conditions discussed below under “— Rule 701.”
Rule 144
In general, under Rule 144 under the Securities Act, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours for purposes of the Securities Act at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, including the holding period of any prior owner other than our affiliates, would be entitled to sell those shares without regard to the provisions of Rule 144.
In general, under Rule 144 under the Securities Act, as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours, or persons selling common shares on behalf of our affiliates, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of our Class A common shares then outstanding or

(ii) the average weekly trading volume of our Class A common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 701
Rule 701 generally allows a shareholder who purchased Class A common shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our Company during the immediately preceding 90 days to sell these Class A common shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our Company to sell their Rule 701 Class A common shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 Class A common shares, however, are required to wait until 90 days after the date of this prospectus before selling such Class A common shares pursuant to Rule 701.
Registration Rights
Effective upon consummation of this offering, we intend to enter into a registration rights agreement with certain pre-IPO shareholders representing a substantial portion of our issued share capital pursuant to which we will grant them customary registration rights for the resale of the Class A common shares held by them (including Class A common shares acquired upon conversion of Class B common shares). Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Class A common shares covered by a registration statement will be eligible for sales in the public market upon the expiration, or their release from the terms of, the lock-up agreements described above. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our Class A common shares. See “Principal and Selling Shareholders — Registration Rights Agreement” and “Risk Factor — Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.”
Equity Incentive Plan
We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all of the Class A common shares issued or reserved for issuance under our incentive plan. See “Management — Long-Term Incentive Plan.” We expect to file this registration statement as soon as practicable after this offering. Class A common shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, and subject to vesting of such Class A common shares.

TAXATION
The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the United States and regulations thereunder as of the date hereof, which are subject to change.
Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares, including any other tax consequences under the laws of their country of citizenship, residence or domicile.
Cayman Islands Tax Considerations
Cayman Islands Taxation
The following is a discussion on certain Cayman Islands income tax consequences of an investment in Class A common shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of the Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Class A common shares, as the case may be, nor will gains derived from the disposal of Class A common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of our Class A common shares or on an instrument of transfer in respect of a Class A common share.
We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

THE TAX CONCESSIONS LAW
UNDERTAKING AS TO TAX CONCESSIONS
In accordance with the Tax Concessions Law the following undertaking is hereby given to the Issuer. “the Company”:
(a)
That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

(i)
on or in respect of the shares debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 9th day of June, 2021.
United States Federal Income Tax Considerations
The following is a summary of material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our Class A common shares by a U.S. Holder (as defined below).
This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of Class A common shares. In particular, this summary is directed only to U.S. Holders that hold Class A common shares as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of our stock by vote or value, persons holding Class A common shares as part of a hedging or conversion transaction or a straddle, former U.S. citizens and residents, nonresident alien individual present in the United States for a period or periods aggregating 183 days or more during the taxable year, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of Class A common shares.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Class A common shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such Class A common shares.
You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of Class A common shares, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.
Taxation of Dividends
Subject to the discussion below under “— Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to our shares (including any amount withheld in respect of Brazilian taxes) that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend and will not be eligible for the dividends-received deduction allowed to corporations under the Code.
We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.
If you are a U.S. Holder, dividends paid in a currency other than U.S. dollars generally will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you receive the dividends. Any gain or loss on a subsequent sale, conversion or other disposition of such non-U.S. currency by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.
Subject to certain exceptions for short-term positions, the U.S. dollar amount of dividends received by an individual with respect to the shares will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on the shares will be treated as qualified dividends if:
•
the shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•
we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

We have applied to list our Class A common shares on the New York Stock Exchange, and our Class A common shares will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our prior taxable year. In addition, based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.
Dividend distributions with respect to our Class A common shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation.
U.S. Holders that receive distributions of additional Class A common shares or rights to subscribe for Class A common shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.
Taxation of Dispositions of Shares
Subject to the discussion below under “— Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of Class A common shares, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Class A common shares. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the Class A common shares have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.
Gain, if any, realized by a U.S. Holder on the sale or other disposition of Class A common shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Status
Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if, taking into account our proportionate share of the income and assets of our subsidiaries under applicable “look-through” rules, either
•
75 percent or more of our gross income for the taxable year is passive income; or

•
50 percent or more of the average value of our assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.
Based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our current taxable year or in the reasonably foreseeable future. However, the determination whether we are a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets, including goodwill and other intangible assets, which may depend on the value of our Class A common shares at the time and can be expected to vary over time. The determination of our PFIC status also depends on whether and how fast we deploy significant amounts of cash and other liquid assets (including the proceeds from this offering). Accordingly, we cannot be certain that we will not be a PFIC in the current year or in future years.
If we are classified as a PFIC, and you do not make a mark-to-market election, as described below, you will be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us and gain that you recognize on the sale of your Class A common shares. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period you hold your Class A common shares. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of your Class A common shares at death.
You can avoid the unfavorable rules described in the preceding paragraph by electing to mark your Class A common shares to market, provided the Class A common shares are considered “marketable.” The Class A common shares will be marketable if they are regularly traded on certain qualifying U.S. stock exchanges, including the NYSE, or on a foreign stock exchange that meets certain requirements. If you make this mark-to-market election, you will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of your Class A common shares at the end of your taxable year over your basis in those Class A common shares. If at the end of your taxable year, your basis in the Class A common shares exceeds their fair market value, you will be entitled to deduct the excess as an ordinary loss, but only to the extent of your net mark-to-market gains from previous years. Your adjusted tax basis in the Class A common shares will be adjusted to reflect any income or loss recognized under these rules. In addition, any gain you recognize upon the sale of your Class A common shares will be taxed as ordinary income in the year of sale and any loss will be treated as an ordinary loss to the extent of your net mark-to-market gains from previous years. The Class A common shares will be considered to be regularly traded (i) during the current calendar year if they are traded, other than in de minimis quantities, on at least 1/6 of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining quarter of the calendar year; and (ii) during any other calendar year if they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Once made, the election cannot be revoked without the consent of the IRS unless the shares cease to be marketable.
If you are a U.S. Holder that owns an equity interest in a PFIC, you generally must annually file IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of your taxable years for which such form is required to be filed. As a result, the taxable years with respect to which you fail to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.
You should consult your own tax advisor regarding the U.S. federal income tax considerations discussed above and the desirability of making a mark-to-market election.

Foreign Financial Asset Reporting.
Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of US$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.
Backup Withholding and Information Reporting
Dividends paid on, and proceeds from the sale or other disposition of, the Class A common shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.
A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

UNDERWRITING
We, the Selling Shareholders and the underwriters named below have entered into an underwriting agreement dated November 9, 2021 with respect to the Class A common shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A common shares indicated in the following table. Goldman Sachs & Co. LLC and Citigroup Global Markets, Inc. are the representatives of the underwriters.
Underwriter	Number of (Class A) Common Shares
Goldman Sachs & Co. LLC	3,358,696
Citigroup Global Markets, Inc.	3,358,696
J.P. Morgan Securities LLC	1,793,477
Morgan Stanley & Co. LLC	1,793,477
Itau BBA USA Securities, Inc.	913,044
BofA Securities, Inc.	913,044
Banco Bradesco BBI S.A.	913,044
Total	13,043,478
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement, if any of these Class A common shares are purchased, other than the Class A common shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
The Selling Shareholders have granted the underwriters an option to buy up to an additional 1,956,522 Class A common shares from the Selling Shareholders to cover sales by the underwriters of a greater number of Class A common shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase Class A common shares in approximately the same proportion as set forth in the table above.
We and the Selling Shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 2% of the Class A common shares offered by us by this prospectus for sale to our directors, executive officers and certain of our employees and other persons associated with us, to the extent permitted under applicable regulations in the United States and in various countries. The sales will be made by Citigroup Global Markets, Inc., an underwriter of this offering, through a directed share program. If these persons purchase Class A common shares it will reduce the number of Class A common shares available for sale to the general public. Any reserved Class A common shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other Class A common shares offered by this prospectus. We have agreed to indemnify Citigroup Global Markets, Inc. in connection with the directed share program, including for the failure of any participant to pay for its Class A common shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to Class A common shares sold pursuant to the directed share program. Class A common shares sold to our directors and executive officers pursuant to the directed share program will be subject to an up to 180-day lock-up restriction.
Commissions and Discounts
The following table shows the per Class A common share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us and by the Selling Shareholders, and proceeds before expenses to us and to the Selling Shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional Class A common shares.
	Total
	Per (Class A) common share	No Exercise	Full Exercise
	(US$)
Initial public offering price	15.00	195,652,170.00	225,000,000.00
Underwriting discounts and commissions to be paid by us	0.90	9,999,999.90	9,999,999.90
Underwriting discounts and commissions to be paid by the selling shareholder(s)	0.90	1,739,130.30	3,500,000.10
Proceeds, before expenses, to us	14.10	156,666,665.10	156,666,665.10
Proceeds, before expenses, to the selling shareholder(s)	14.10	27,246,374.70	54,833,334.90
We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$3.2 million. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with FINRA in an amount not to exceed US$30,000.
Class A common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class A common shares sold by the underwriters to securities dealers may be sold at a discount of up to US$0.90 per Class A common share from the initial public offering price. After the initial offering of our Class A common shares, the representatives may change the offering price and the other selling terms. The offering of the Class A common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Lock-up
We, our officers, directors and our pre-IPO shareholders representing substantially all of our issued share capital have agreed with the underwriters, subject to certain exceptions described below, not to dispose of or hedge any of their Class A common shares or securities convertible into or exchangeable for Class A common shares during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A common shares, or any options or warrants to purchase any Class A common shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A common shares (including Class B common shares), whether now owned or later acquired, engage in any hedging or other transaction which is designed to or which reasonably would be expected to lead to or result in a sale or disposition of Class A common shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Class A common shares or with respect to any security that includes, relates to, or derives any significant part of its value from Class A common shares. These lock up restrictions will not apply to: (a) bona fide gifts, as long as such donee or donees agree to be bound by the terms of the lock up agreement, (b) any trust for the direct or indirect benefit of the signatories of the lock up agreement or their immediate family, provided that the trustee of such a trust agrees in writing to be bound by the terms of the lock up agreement, and provided further that any such transfer shall not involve a disposition for value, (c) transfers that occur by reason of a will or under the laws of descent, or pursuant to statutes governing the effects of a qualified domestic order or divorce settlement, provided that the transferee or transferees agree in writing to be bound by the terms of the lock up agreement, and provided further that any such transfer shall not involve a disposition for value, (d) transactions relating to our Class A common shares or other securities acquired in the open market after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Class A common shares or other securities acquired in such open market transactions, (e) transfers following the consummation of our initial public offering, pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our issued share capital involving a “change of control” (meaning a change in our ownership of not less than 90%) that has been approved by our board of directors, provided that should such a transaction not be completed, the lock up restrictions will continue to apply to the signatories of the lock up agreement, (f) transfers whereby a signatory of the lock up agreement that is an entity transfers its Class A common shares to a subsidiary or an “affiliate” (as defined by Rule 405 of the Securities Act), or distributes its Class A common shares to partners, members, shareholders or holders of similar equity interest in the signatory to the lock up agreement, provided that the transferee or transferees agree to remain subject to the restrictions set forth in the lock up agreement, or (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such a plan does not provide for the transfer of Class A common shares during the lock up period and provided further that no public announcement whether required or voluntary shall be made.
Early Lock-Up Expiration
The terms of the lock-up agreements will expire on 35% of each shareholder’s shares of Class A common shares or securities convertible into or exchangeable for Class A common shares (including our Class B commons shares) subject to the lock-up agreement (provided, that if the shareholder is a member of our board of directors or management team, then such amount is 15%) if certain conditions are met and will become available for sale prior to the opening of trading on the trading day following the date on which all of the below conditions are satisfied.
An Early Lock-Up Expiration Date will occur on such date that:
•
is the later of (i) the date that the Company has publicly furnished at least one earnings release under Form 6-K or has filed at least one annual report on Form 20-F and (ii) at least 90 days after the date of this prospectus; and

•
for five out of any 10 consecutive trading days ending on such date, the last reported closing price of our Class A common shares is at least 25% greater than the initial public offering price set forth on the cover page of this prospectus.

Final Lock-Up Expiration
All remaining Class A common shares or securities convertible into or exchangeable for Class A common shares (including our Class B commons shares) subject to the lock-up agreement and not released on the Early Lock-Up Expiration Date will be released prior to the opening of trading on the first full trading day following the period of 180 days after the date of this prospectus.
We also agreed not to file with the SEC a registration statement under the Securities Act relating to, any securities that are substantially similar to the Class A common shares, including but not limited to any options or warrants to purchase Class A common shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common shares (including Class B common shares) or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common shares or any such other securities. These restrictions will not apply to: (a) the issuance of Class A common shares to be sold pursuant to this offering, (b) the issuance of Class A common shares upon the exercise of an option or warrant or under a stock option plan, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock up restrictions set forth in such agreement with the underwriters, (c) the issuance of Class A common shares upon the conversion of a security described in this prospectus outstanding as of the date of this prospectus, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock up restrictions set forth in such agreement with the underwriters, (d) the issuance of Class A common shares in connection with a merger, acquisition, joint venture or strategic participation entered into by us, provided that the aggregate number of such Class A common shares issued thereby shall not exceed 10% of the total number of Class A common shares issued and outstanding as of the date of such merger, acquisition, joint venture or strategic participation and the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock up restrictions set forth in such agreement with the underwriters or (e) the issuance of Class A common shares in connection with the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act, provided that such a plan does not provide for the transfer of Class A common shares during the lock up period and no public announcement whether required or voluntary will be made.
New York Stock Exchange Listing
We expect the Class A common shares to be approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol “CINT.”
Prior to this offering, there has been no public market for the Class A common shares. The initial public offering price has been negotiated among us, the Selling Shareholders and the representatives. Among the factors to be considered in determining the initial public offering price of the Class A common shares, in addition to prevailing market conditions, are:
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the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

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estimates of our business potential and earnings prospects;

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our financial information;

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the history of, and the prospects for, our Company and the industry in which we compete;

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an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

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the present state of our development; and

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the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their clients or affiliates, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriters may purchase and sell Class A common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A common shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional Class A common shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A common shares or purchasing Class A common shares in the open market. In determining the source of Class A common shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market as compared to the price at which they may purchase additional Class A common shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional Class A common shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Class A common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common shares made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common shares. As a result, the price of the Class A common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over the counter market or otherwise.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no Class A common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Class A common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Neither we nor the representatives of the underwriters named above have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any Class A common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and each of the underwriters that it is a “qualified investor” within the meaning of the Prospectus Regulation.

In the case of any Class A common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
In connection with this offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to this offering.
United Kingdom
In relation to the United Kingdom, no Class A common shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Class A common shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of Class A common shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

•
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or the FSMA,

provided that no such offer of the Class A common shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the Class A common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Argentina
The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Class A common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common shares must observe such Australian on sale restrictions.
The Company is not licensed in Australia to provide financial product advice in relation to the Class A common shares. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the Class A common shares.
Brazil
The offer and sale of our Class A common shares has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários — CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, our Class A common shares cannot be offered and sold in Brazil.
Canada
The Class A common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Class A common shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
This prospectus does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. The Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.
Chile
The offer of the Class A common shares is subject to CMF Rule 336. The Class A common shares being offered will not be registered under the Chilean Securities Market Law in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, the Class A common shares are not subject to the supervision of the CMF. As unregistered securities, we are not required to disclose public information about the Class A common shares in Chile. Accordingly, the Class A common shares cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding securities registry. The Class A common shares may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with CMF Rule 336. Pursuant to CMF Rule 336, the Class A common shares may be privately offered in Chile to certain “qualified investors” identified as such therein (which in turn are further described in Rule No. 216, dated June 12, 2008 and in Rule No. 410, dated July 27, 2016, both issued by the CMF).
LA OFERTA DE LAS ACCIONES COMUNES CLASE A SE ACOGE A LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. LAS ACCIONES COMUNES CLASE A QUE SE OFRECEN NO ESTÁN INSCRITAS BAJO LA LEY DE MERCADO DE VALORES EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA. POR TRATARSE DE VALORES NO INSCRITOS, NO EXISTE OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE ESTOS VALORES. LAS ACCIONES COMUNES CLASE A NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITAS EN EL REGISTRO DE VALORES CORRESPONDIENTE. LAS ACCIONES COMUNES CLASE A SOLO PODRÁN SER OFRECIDAS EN CHILE EN CIRCUNSTANCIAS QUE NO CONSTITUYAN UNA OFERTA PÚBLICA O CUMPLIENDO CON LO DISPUESTO EN LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. EN CONFORMIDAD CON LO DISPUESTO POR LA NORMA DE CARÁCTER GENERAL N°336, LAS ACCIONES COMUNES CLASE A PODRÁN SER OFRECIDAS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS,” IDENTIFICADOS COMO TAL EN DICHA NORMA (Y QUE A SU VEZ ESTÁN DESCRITOS EN LA NORMA DE CARÁCTER GENERAL N°216 DE LA CMF DE FECHA 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL N°410 DE LA CMF DE FECHA 27 DE JULIO DE 2016).
China
The Class A common shares may not be offered or sold directly or indirectly to the public in the People’s Republic of China (China) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the Class A common shares may be supplied to the public in China or used in connection with any offer for the subscription or sale of Class A common shares to the public in China. The Class A common shares may only be offered or sold to China related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Colombia
The Class A common shares have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the Class A common shares may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.
France
Neither this prospectus nor any other offering material relating to the Class A common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A common shares has been or will be: (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the Class A common shares to the public in France. Such offers, sales and distributions will be made in France only to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411 1, L. 411 2, D. 411 1 and D. 411 4 of the French Code monétaire et financier.
The Class A common shares may be resold directly or indirectly, only in compliance with articles L.411 1, L.411 2, L.412 1 and L.621 8 through L.62183 of the French Code monétaire et financier.
Germany
The Class A common shares will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.
Hong Kong
The Class A common shares may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Ireland
The Class A common shares will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728 1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Class A common shares is directed only at, (1) a limited number of persons in accordance with the Israeli Securities Law and (2) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.
Italy
The offering of the Class A common shares has not been registered pursuant to Italian securities legislation and, accordingly, no Class A common shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the Class A common shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.
No offer, sale or delivery of the Class A common shares or distribution of copies of any document relating to the Class A common shares will be made in the Republic of Italy except: (a) to “Professional Investors,” as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.
Any such offer, sale or delivery of the Class A common shares or any document relating to the Class A common shares in the Republic of Italy must be: (1) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (2) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Investors should also note that, in any subsequent distribution of the Class A common shares in the Republic of Italy, Article 100 bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the Class A common shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of Class A common shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the Class A common shares were purchased, unless an exemption provided for under the Italian Financial Act applies.

Japan
The Class A common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Class A common shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Kuwait
The Class A common shares have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the Class A common shares in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A common shares.
Mexico
The Class A common shares have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the Class A common shares in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).
Netherlands
The Class A common shares may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of Class A common shares is publicly announced that the offer is exclusively made to said individuals or legal entities.
Peru
The Class A common shares and this prospectus have not been registered in Peru under the Decreto Supremo Nº 093 2002 EF: Texto Único Ordenado de la Ley del Mercado de Valores, or the Peruvian Securities Law, or before the Superintendencia del Mercado de Valores and cannot be offered or sold in Peru except in a private offering under the meaning of the Peruvian Securities Laws. The Peruvian Securities Law provides that an offering directed exclusively to “institutional investors” (as defined in the Institutional Investors Market Regulations) qualifies as a private offering. The Class A common shares acquired by institutional investors in Peru cannot be transferred to a third party, unless such transfer is made to another institutional investor or the Class A common shares have been previously registered with the Registro Público del Mercado de Valores.
Portugal
No document, circular, advertisement or any offering material in relation to the share has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores

Mobiliários), or the CMVM. No Class A common shares may be offered, re offered, advertised, sold, re sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the Class A common shares as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the Class A common shares have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the Class A common shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the Class A common shares in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the Class A common shares in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Regulation, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.
Qatar
The Class A common shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Saudi Arabia
Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a “Saudi Investor”) who acquires the Class A common shares pursuant to the offering should note that the offer of the Class A common shares is an exempt offer under sub paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2 11 2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1 33 2004 dated December 21, 2004 (the “KSA Regulations”). The Class A common shares may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of Class A common shares is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired Class A common shares pursuant to this exempt offer may not offer or sell Class A common shares to any person (referred to as a transferee) unless the price to be paid by the transferee for such Class A common shares equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the Class A common shares being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the Class A common shares to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the Class A common shares if he/she sells his entire holding of the Class A common shares to one transferee.
Singapore
This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
South Korea
The Class A common shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The Class A common shares may not be offered, sold or delivered, or offered or sold for re offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the Class A common shares except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The Class A common shares may not be resold to Korean residents unless the purchaser of the Class A common shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the Class A common shares.
Spain
The Class A common shares have not been registered with the Spanish National Commission for the Securities Market and, therefore, no Class A common shares may be publicly offered, sold or delivered, nor any public offer in respect of the Class A common shares made, nor may any prospectus or any other offering or publicity material relating to the Class A common shares be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in our Class A common shares. The Class A common shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or FinSA, and no application has or will be made to admit our Class A common shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our Class A common shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to our Class A common shares may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, our Company or our Class A common shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Class A common shares.
United Arab Emirates
The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
U.S. Securities and Exchange Commission registration fee	US$39,385
NYSE listing fee	150,000
FINRA filing fee	503,229
Printing and engraving expenses	150,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	504,703
Miscellaneous costs	100,000
Total	US$3,247,317
All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee and the FINRA filing fee. The Company will pay all of the expenses of this offering listed above.

LEGAL MATTERS
Certain matters of U.S. federal and New York State law will be passed upon for us and certain of the Selling Shareholders by Cleary Gottlieb Steen & Hamilton LLP, for the underwriters by Simpson Thacher & Bartlett LLP, and for the Advent Managed Fund LLCs by Goodwin Procter LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP. Certain matters of Cayman Islands law will be passed upon for Advent Managed Fund LLCs by Walkers (Cayman) LLP. Certain matters of Brazilian law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, for the underwriters by Pinheiro Neto Advogados, and for the Founders and certain Selling Shareholders by Madrona Advogados.

EXPERTS
The consolidated financial statements of CI&T Software S.A as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The combined carve-out financial statements of Dextra Tecnologia as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States.
Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law, have advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados, our counsel as to Brazilian law, have advised us that there is uncertainty as to whether the courts of Brazil would, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in Brazil against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Substantially all of our assets are located outside the United States, in Brazil. In addition, a majority of the members of our board of directors and all of our officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering will be CI&T Inc., 630 Freedom Business Center, 3rd Floor 181, King of Prussia, PA 19406.
We have been advised by Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the members of our board of directors or our executive officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça), or STJ. That recognition will only be available, pursuant to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil, Law No.13,105, dated March 16, 2015, as amended), if the U.S. judgment:
•
complies with all formalities necessary for its enforcement and is effective in the jurisdiction where it was granted;

•
is issued by a court of competent jurisdiction after proper service of process is made or after sufficient evidence of our absence has been given, as requested under the laws of jurisdiction where it was granted;

•
is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

•
is final and, therefore, not subject to appeal (res judicata) in the jurisdiction where it was granted;

•
creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties, cause of action and claim issued in Brazil;

•
is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

•
is accompanied by a translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

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is not contrary to Brazilian national sovereignty or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that the process of judicial recognition of a foreign judgment in Brazil would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.
We believe original actions may be brought in connection with this initial public offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors named herein. However, the application of a foreign body of law by Brazilian courts may be troublesome, as Brazilian courts consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Brazilian courts, considering a relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Brazilian laws to adjudicate the case. In any case, we cannot assure that Brazilian courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to Brazil and, therefore, must be analyzed on a case-by-case basis. We have been further advised that the ability of a creditor to satisfy a judgment by attaching certain of our assets, respectively, is limited by provisions of Brazilian law.
In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or enforcement of foreign judgments that have been duly recognized by the Superior Court of Justice; (2) counterclaims as established; and (3) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.
If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to our Class A common shares, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais. See “Risk Factors — Certain Risks Relating to Our Class A Common Shares and the Offering — Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais.”
We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon completion of this offering we will be subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and Selling Shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC within four months after the end of each fiscal year (which is currently four months from December 31, the end of our fiscal year), or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements, which will be examined and reported on with an opinion expressed by an independent public accounting firm.
We also maintain a corporate website at www.ciandt.com. Our website and the information contained therein or connected thereto will not be deemed to be incorporated into the prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our Class A common shares.
We will send the transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

EXPLANATORY NOTE TO THE FINANCIAL STATEMENTS
The Issuer was incorporated on June 7, 2021, to become the holding entity of CI&T Brazil in connection with this offering. Prior to the consummation of this offering, the Issuer had not commenced operations and had nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, the financial statements of the Issuer have been omitted from this prospectus. The financial statements presented in this prospectus are those of CI&T Brazil, the Company’s principal operating company and wholly-owned subsidiary.

INDEX TO FINANCIAL STATEMENTS
UNAUDITED condensed consolidated INTERIM financial statements OF CI&T BRAZIL
Unaudited condensed consolidated statements of financial position as of June 30, 2021 and December 31, 2020	F-2
Unaudited condensed consolidated statements of profit or loss for the six months ended June 30, 2021 and 2020	F-3
Unaudited condensed consolidated statement of other comprehensive income for the six months ended June 30, 2021 and 2020	F-4
Unaudited condensed consolidated statements of changes in equity for the six months ended June 30, 2021 and 2020	F-5
Unaudited condensed consolidated statements of cash flows for the six months ended June 30, 2021 and 2020	F-6
Notes to the unaudited condensed consolidated financial statements for the six months ended June 30, 2021 and 2020	F-8
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CI&T BRAZIL
UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF DEXTRA TECNOLOGIA
Unaudited condensed interim consolidated statements of financial position as of June 30, 2021 and December 31, 2020	F-91
Unaudited condensed interim consolidated statements of profit or loss and other comprehensive income for the six months ended June 30, 2021 and 2020	F-92
Unaudited condensed interim consolidated statements of changes in equity/parent’s net investment for the six months ended June 30, 2021 and 2020	F-93
Unaudited condensed interim consolidated statements of cash flows for the six months ended June 30, 2021 and 2020	F-94
Notes to the unaudited condensed interim consolidated financial statements for the six months ended June 30, 2021 and 2020	F-95
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF DEXTRA TECNOLOGIA
Report of Independent Registered Public Accounting Firm	F-109
Combined carve-out statements of financial position as of December 31, 2020 and 2019 and January 1, 2019	F-111
Combined carve-out statements of profit or loss and other comprehensive income or the years ended December 31, 2020 and 2019	F-112
Combined carve-out statements of changes in parent net investment or the years ended December 31, 2020 and 2019	F-113
Combined carve-out statements of cash flows or the years ended December 31, 2020 and 2019	F-114
Notes to the combined carve-out financial statements or the years ended December 31, 2020 and 2019	F-115

CI&T Software S.A.
Unaudited condensed consolidated statements of financial position as of
June 30, 2021, and December 31, 2020
(In thousands of Brazilian reais — R$)
	Note	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	5	80,805	162,827
Trade receivables	6	241,301	196,256
Contract assets	15.a	93,344	50,625
Recoverable taxes		1,206	1,016
Tax assets		3,723	2,117
Derivatives	20.1	9,923	8,837
Other assets		19,265	12,874
Total current assets		449,567	434,552
Recoverable taxes		3,046	3,099
Deferred tax	18	17,798	15,152
Judicial deposits	12	3,075	3,083
Other assets		2,006	2,494
		25,925	23,828
Property, plant and equipment	7	45,243	38,771
Intangible assets	8	26,516	18,166
Right-of-use assets	9.a	66,622	69,765
		138,381	126,702
Total non-current assets		164,306	150,530
Total assets		613,873	585,082
Liabilities and equity
Suppliers		17,446	15,312
Loans and borrowings	10	98,802	75,377
Lease liabilities	9.b	15,656	14,569
Salaries and welfare charges	11	144,141	141,794
Derivatives	20.1	4,073	5,392
Tax liabilities		6,076	6,078
Other taxes payable		3,424	3,279
Dividends and interest on equity payable	14	2,609	30,677
Contract liability		4,673	9,987
Indemnity	13.b	628	628
Other liabilities		11,174	7,899
Total current liabilities		308,702	310,992
Loans and borrowings	10	6,969	13,853
Lease liabilities	9.b	56,909	60,659
Provisions	12	163	161
Other liabilities		754	957
Total non-current liabilities		64,795	75,630
Equity	14
Share capital		59,542	68,968
Capital reserves		8,550	6,764
Profit reserves		150,213	109,308
Other comprehensive income		22,071	13,420
Total equity		240,376	198,460
Total equity and liabilities		613,873	585,082
The notes are an integral part of these unaudited condensed consolidated interim financial statements

CI&T Software S.A.
Unaudited condensed consolidated statements of profit or loss
For the six-months periods ended on June 30, 2021 and 2020
(In thousands of Brazilian reais — R$)
	Note	June 30, 2021	June 30, 2020
Net revenue	15	611,616	448,254
Costs of services provided	16	(394,140)	(284,257)
Gross profit		217,476	163,997
Selling expenses	16	(37,780)	(24,510)
General and administrative expenses	16	(54,054)	(38,032)
Research and technological innovation expenses	16	(4)	(1,962)
Impairment loss on trade receivables and contract assets	16	(367)	(366)
Other income (expenses) net	16	1,410	1,638
		(90,795)	(63,232)
Operating profit before financial income		126,681	100,767
Finance income	17	25,428	18,799
Finance cost	17	(29,114)	(30,951)
Net finance costs	17	(3,686)	(12,152)
Profit before Income tax		122,995	88,615
Income tax expense
Current	18	(34,558)	(28,300)
Deferred	18	(4,100)	(1,601)
Net profit for the period		84,337	58,714
Income attributable to:
Controlling shareholders		84,337	58,714
Net profit for the period		84,337	58,714
Earnings per share
Earnings per share – basic (in R$)	19	47.90	33.35
Earnings per share – diluted (in R$)	19	47.90	33.20
The notes are an integral part of these unaudited condensed consolidated interim financial statements

CI&T Software S.A.
Unaudited condensed consolidated statement of other comprehensive income
For the six-months periods ended on June 30, 2021 and 2020
(In thousands of Brazilian reais — R$)
	June 30, 2021	June 30, 2020
Net profit for the period	84,337	58,714
Other comprehensive income (OCI):
Items that are or may be reclassified subsequently to profit or loss
Exchange variation in foreign investments and goodwill	8,651	11,807
Total comprehensive income for the period	92,988	70,521
Total comprehensive income attributed to
Owners of the Company	92,988	70,521
Total comprehensive income for the period	92,988	70,521
The notes are an integral part of these unaudited condensed consolidated interim financial statements

CI&T Software S.A.
Unaudited condensed consolidated statement of changes in equity
For the six-months periods ended on June 30, 2021 and 2020
(In thousands of Brazilian reais — R$)
	Notes	Share capital	Capital reserve	Profit reserves		Other comprehensive income	Total equity
				Legal reserve	Retained earnings reserve
Balance as of December 31, 2020		68,968	6,764	13,793	95,515	13,420	198,460
Net profit for the period		—	—	—	84,337	—	84,337
Spin-off of the CI&T IOT	1.b.ii	(9,426)	597	—	—	—	(8,829)
Merger of Hoshin	1.b.i	—	108	—	—	—	108
Additional dividends related to 2020 approved at the extraordinary general meeting (EGM) held on April 30, 2021	14.c	—	—	—	(40,363)	—	(40,363)
Other comprehensive income for the period		—	—	—	—	8,651	8,651
Share-based compensation		—	1,081	—	—	—	1,081
Interest on shareholders´ equity	14.c	—	—	—	(3,069)	—	(3,069)
Balances as of June 30, 2021		59,542	8,550	13,793	136,420	22,071	240,376
Balance as of December 31, 2019		68,968	4,112	8,846	23,979	3,800	109,705
Net profit for the period		—	—	—	58,714	—	58,714
Other comprehensive income for the period		—	—	—	—	11,807	11,807
Share-based compensation	13.d	—	1,613	—	—	—	1,613
Tax effect on the cancellation of the share-based plan	18	—	—	—	49	—	49
Balances as of June 30, 2020		68,968	5,725	8,846	82,742	15,607	181,888
The notes are an integral part of these unaudited condensed consolidated interim financial statements

CI&T Software S.A.
Unaudited condensed consolidated statement of cash flows
For the six-months periods ended on June 30, 2021 and 2020
(In thousands of Brazilian reais — R$)
	Note	June 30, 2021	June 30, 2020
Cash flows from operating activities
Net profit for the period		84,337	58,714
Adjustments for:
Depreciation and amortization	7, 8, 9	16,019	14,894
Loss on the write-off of property, plant and equipment and intangible assets	7,8	448	172
Interest, monetary variation and exchange variation	10	(1,168)	2,712
Interest on lease	10	2,617	2,928
Unrealized (gain) loss on financial instruments		(2,405)	9,270
Income tax expense	18	38,658	29,901
Impairment losses on trade receivables	6	307	299
Provision for impairment losses from contract assets	15	60	68
Provision for labor risks	12	2	2
Share-based plan	13	390	520
Others		(42)	4
Reduction (Increase) in operating assets and liabilities
Trade receivables		(56,123)	5,109
Contract assets		(42,805)	(24,393)
Other taxes recoverable		440	(4,401)
Current tax assets		(461)	505
Judicial deposits		7	—
Suppliers		2,349	850
Salaries and welfare charges		2,427	20,658
Tax liabilities		(14,088)	(4,414)
Other taxes payable		1,130	1,583
Contract liability		(5,807)	(15,679)
Payment of share-based indemnity	13.c	—	(38,387)
Other receivables and payables, net		(2,786)	(3,200)
Cash generated from operating activities		23,506	57,715
Income tax paid		(23,321)	(14,102)
Interest paid on loans and borrowings	10	(1,966)	(1,425)
Interest paid on lease	10	(2,607)	(2,906)
Net cash (used in) from operating activities		(4,388)	39,281
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	7,8	(17,164)	(12,687)
Net cash used in investing activities		(17,164)	(12,687)
Cash flows from financing activities
Share-based plan contributions	13	691	1,089
Dividends paid	14.c	(71,039)	—
The notes are an integral part of these unaudited condensed consolidated interim financial statements

	Note	June 30, 2021	June 30, 2020
Interest on equity, paid	14.c	(460)	—
Payment of lease liabilities	10	(7,854)	(7,342)
Proceeds from loans and borrowings	10	88,496	144,140
Payment of loans and borrowings	10	(68,265)	(36,148)
Net cash from (used in) financing activities		(58,431)	101,739
Net (decrease) increase in cash and cash equivalents		(79,983)	128,333
Cash and cash equivalents as of January 1st		162,827	79,500
Exchange variation effect on cash and cash equivalents		5,713	(5,670)
Cash reduction due to spin-off effect		(7,752)	—
Cash and cash equivalents as of June 30		80,805	202,163

The notes are an integral part of these unaudited condensed consolidated interim financial statements

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
1
Reporting entity

CI&T Software SA (“Company”), headquartered at Rua Dr. Ricardo Benetton Martins, 1000, Pólis de Tecnologia, in the city of Campinas, State of São Paulo, located in Brazil, main activity is the development of customizable software through implementation of innovative software solutions, including Machine Learning, Artificial Intelligence (AI), Analytics, Cloud and Mobility technologies.
These unaudited condensed consolidated interim financial statements comprise the Company and its subsidiaries (collectively referred to as the ‘Company’).
a.
COVID-19 effects

The Company is actively working on preventive measures, reinforcing hygiene protocols, disseminating information on the topic through its internal communication channels and following the guidelines of the World Health Organization (WHO), canceling internal events and trips, adopting electronic means of communication, making work routines more flexible to avoid crowds, adherence to remote work for all employees, among other initiatives. Up to this date, management has not identified any significant impacts on its operations.
Since the proclamation of the pandemic in March 2020, the Company’s priority has been to ensure the health and safety of its employees and customers, as well as the normality of its services.
The Company has so far adopted and maintained its activities in a “work from home” system, guaranteeing employees technological infrastructure and digital transformation.
b.
Corporate reorganization

i.
Merger in 2021

On April 30th, 2021, the Extraordinary General Meeting, approved the reverse merger of Hoshin Empreendimentos S.A. (“Hoshin”) into the Company. The purpose of this merger is to simplify the corporate structure of Hoshin and Company, to reduce the operational, administrative, and financial expenses of both. The transaction was accounted for at book value in the amount of R$ 108 thousand.
ii.
Spin-off in 2021

The Extraordinary General Meeting, held on April 30, 2021, approved the partial spin-off of the investment in the subsidiary CI&T IOT Comércio de Hardware e Software Ltda. (“CI&T IOT”) with transfer of its net equity to the Company’s shareholders. The valuation of the spin-off portion was carried out at book value based on the statement of financial position of CI&T IOT as of March 31, 2021.
2
Basis of accounting

These unaudited condensed consolidated interim financial statements for the six-month period ended June 30, 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Company’s last annual consolidated financial statements as at and for the year ended December 21, 2020 (“last annual financial statements’’). They do not include all the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.
The issuance of these unaudited condensed consolidated interim financial statements was authorized by Management on September 14, 2021.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
3
Functional and presentation currency

These unaudited condensed consolidated interim financial statements are presented in reais, which is the Company’s functional currency. All balances are rounded to the nearest thousands, except when otherwise indicated.
The main exchange rates used in the preparation of the Company’s financial statements are reais, US Dollar, Yen, Euro and Australian Dollar, as the subsidiaries of the Company have the following functional currencies: CI&T Inc has the local currency, the US Dollar, as its functional currency; CI&T Japan Inc has the local currency, Yen, as its functional currency; CI&T Portugal has the local currency, Euro, as its functional currency and CI&T Australia has the local currency, Australian Dollar as its functional currency.
4
Use of judgments and estimates

In preparing these unaudited condensed consolidated interim financial statements, Management has made judgments and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. The revisions to estimates are recognized prospectively.
a.
Judgments

Information about judgments made in the application of accounting policies that have significant effects on the amounts recognized in the financial statements are included in the following notes:
Note 9 — lease term: whether the Company is reasonably certain to exercise extension options.
Note 15 —  revenue recognition: whether service revenue is recognized over time or at point in time.
b.
Measurement of fair values

Several Company’s accounting policies and disclosures require the measurement of fair values for both financial and non-financial assets and liabilities.
The Company has established a control framework with respect to the measurement of fair value that includes the review of significant fair value measurements, significant unobservable data and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, the valuation team assesses the evidence obtained from third parties to support the conclusion that such valuations meet the requirements of the accounting standards, including the level in the fair value hierarchy in which the valuations should be classified.
When measuring the fair value of an asset or a liability, the Company uses observable market data as much as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
Level 1:   Quoted prices (not adjusted) in active markets for identical assets or liabilities.
Level 2:   Inputs, except for quoted prices, included in Level 1, which are observable for the asset or liability, either directly (prices) or indirectly (derived from prices).
Level 3:   Inputs for the asset or liability, which are not based on observable market data (unobservable inputs).
Additional information on the assumptions used to measure fair values is included in the following notes:

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Note 14 — share-based payment arrangements on the grant date; and
Note 20 — financial instruments.
5
Cash and cash equivalents

	June 30, 2021	December 31, 2020
Cash and cash equivalents	34,566	59,640
Financial investments	46,239	103,187
Total	80,805	162,827
Financial investments are represented by fixed income securities, with interest rate ranging from 99% to 102% on June 30, 2021 (97% to 101% on December 31, 2020) of the changes of Interbank Deposit Certificate (CDI) variation — which (i) management expects to use for short-term commitments, (ii) present daily liquidity and (iii) are readily convertible into a known amount of cash, subject to an insignificant risk of change in value.
6
Trade receivables

The balances of trade receivables are presented, as follows:
Coluna1	June 30, 2021	December 31, 2020
Trade receivables – Domestic market	99,226	32,275
Trade receivables – Foreign market	143,041	164,673
(-) Expected credit losses	(966)	(692)
Trade receivables, net	241,301	196,256
The balances of trade receivables by maturity date are as follows:
	June 30, 2021	December 31, 2020
Not due	227,202	167,939
Overdue:
from 1 to 60 days(1)	10,299	28,012
61 to 360 days	4,114	939
Over 360 days	652	58
	242,267	196,948

(1)
As of June 30, 2021, the balance of trade receivable overdue to 60 days of R$ 10,299 (R$ 28,012 on December 31, 2020) refers to a series of individual clients who have no recent history of default. The Company considers these extensions and delays as expected in its credit risk analysis.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The movement of impairment loss on trade receivables is as follows:
Balance as of December 31, 2020	(692)
Provision	(4,705)
Reversal	4,398
Exchange variation	33
Balance as of June 30, 2021	(966)
Balance as of January 1, 2020	(246)
Provision	(583)
Reversal	282
Exchange variation	(49)
Balance as of June 30, 2020	(596)

7
Property, plant and equipment

	June 30, 2021	December 31, 2020
IT equipment	24,908	15 407
Furniture and fixtures	5,582	6 364
Vehicles	—	27
Hardware devices	—	291
Leasehold improvements(*)	14,748	16 460
Property, plant and equipment in progress	5	222
Total	45,243	38,771

(*)
Improvements are depreciated on a straight-line basis based on the remaining time of the lease agreement.

The changes in the balances are as follows:
	IT equipment	Furniture and fixtures	Vehicles	Leasehold Improvements	In progress property, plant and equipment	Hardware devices	Total
Cost:
Balance as of December 31, 2020	34,852	12,941	86	28,292	222	487	76,880
Effect of movements in exchange rates	(193)	(175)	—	(262)	—	—	(630)
Spin-off	(128)	(3)	—	—	(313)	(625)	(1,069)
Additions	13,892	63	—	23	214	138	14,330
Disposals	(243)	(150)	(86)	(363)	(43)	—	(885)
Transfers	—	—	—	75	(75)	—	—
Balance as of June 30, 2021	48,180	12,676	—	27,765	5	—	88,626
Balance as of January 1, 2020	24,013	11,903	295	22,345	14	—	58,570
Effect of movements in exchange rates	1,049	919	70	1,775	—	—	3,813

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	IT equipment	Furniture and fixtures	Vehicles	Leasehold Improvements	In progress property, plant and equipment	Hardware devices	Total
Additions	4,716	1,248	—	196	5,610	—	11,770
Write-off	(1,228)	(203)	(176)	(1,349)	—	—	(2,956)
Transfers	—	3	—	5,596	(5,599)	—	—
Balance as of June 30, 2020	28,550	13,870	189	28,563	25	—	71,197
Depreciation:	IT equipment	Furniture and fixtures	Vehicles	Leasehold Improvements	In progress property, plant and equipment	Hardware devices	Total
Balance as of December 31, 2020	(19,445)	(6,577)	(59)	(11,832)	—	(196)	(38,109)
Effect of movements in exchange rates	106	87	—	143	—	—	336
Investment spin-off	9	2	—	—	—	280	291
Additions	(4,004)	(735)	(5)	(1,699)	—	(84)	(6,527)
Write-off	62	129	64	371	—	—	626
Balance as of June 30, 2021	(23,272)	(7,094)	—	(13,017)	—	—	(43,383)
Balance as of January 1, 2020	(15,092)	(5,680)	(109)	(9,761)	—	—	(30,642)
Effect of movements in exchange rates	(433)	(268)	(30)	(355)	—	—	(1,086)
Additions	(2,440)	(822)	(48)	(1,630)	—	—	(4,940)
Write-off	1,223	189	45	1,327	—	—	2,784
Balance as of June 30, 2020	(16,742)	(6,581)	(142)	(10,419)	—	—	(33,884)
Balance at:
June 30, 2021	24,908	5,582	—	14,748	5	—	45,243
June 30, 2020	11,808	7,289	47	18,144	25	—	37,313
The Company does not have property, plant or equipment pledged as collateral.
8
Intangible assets

	June 30, 2021	December 31, 2020
Network software	2,534	1,096
Internally developed software(i)	2,385	2,385
Software in progress	388	115
Subtotal	5,307	3,596
Goodwill(ii)	21,209	14,570
Total	26,516	18,166

(i)
Refer to internal expenses with software development to be sold by the Company and also for internal use.

(ii)
Refer to goodwill arising from: i) acquisition of CI&T IN Software Ltda., which was merged into the parent company in December 2014 in the amount of R$ 2,871; ii) acquisition of CI&T Japan Inc. in 2015

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
in the amount of R$ 730; iii) acquisition of Comrade Inc. in 2017, in the amount of R$ 17,608, which was merged on December 31, 2018, by the subsidiary CI&T Inc.
The change in the balances of intangible assets is as follows:
Cost:oluna1	Networking Software	Internally developed software	Software in progress	Goodwill	Total
Balance as of December 31, 2020	9,732	13,351	115	14,570	37,768
Effect of movements in exchange rates	(11)	—	—	—	(11)
Additions	1,783	778	273	—	2,834
Balance as of June 30, 2021	11,504	14,129	388	14,570	40,591
Balance as of January 1, 2020	9,108	11,444	445	14,570	35,567
Effect of movements in exchange rates	99	—	—	—	99
Additions	166	271	291	—	728
Write-off	(14)	—	—	—	(14)
Transfers	—	445	(445)	—	—
Balance as of June 30, 2020	9,359	12,160	291	14,570	36,380
Amortization:	Networking Software	Internally developed software	Software in progress	Goodwill	Total
Balance as of December 31, 2020	(8,636)	(10,966)	—	—	(19,602)
Effect of movements in exchange rates	10				10
Additions	(344)	(778)			(1,122)
Balance as of June 30, 2021	(8,970)	(11,744)	—	—	(20,714)
Balance as of January 1, 2020	(7,535)	(9,486)	—	—	(17,021)
Effect of movements in exchange rates	(67)	—	—	—	(67)
Additions	(361)	(756)	—	—	(1,117)
Write-off	14	—	—	—	14
Balance as of June 30, 2020	(7,949)	(10,242)	—	—	(18,191)
Balance at:
June 30, 2021	2,534	2,385	388	14,570	19,877
June 30, 2020	1,410	1,918	291	14,570	18,189
Impairment test — Goodwill
For the year ended in December 31, 2020, Management did not identify any indicator of impairment of intangible assets and goodwill. During the period ended June 30, 2021, Management did not identify factors that could significantly change the assumptions used in the annual impairment analysis and, therefore, did not identify any indicator of impairment of intangible assets and goodwill.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
9
Leases

a.
Right-of-use assets

	June 30, 2021	December 31, 2020
Properties	63,936	66,459
Vehicles	2,331	2,809
IT equipment	355	497
Total	66,622	69,765
Some leases of the Company have the option of an extension that can be exercised for an indefinite period, and in these cases the Company has already considered in the measurement of the lease amounts the extensions that are reasonably certain to be exercised.
The Company applies the short-term lease recognition exemption to its short-term leases of properties (those leases that have a lease term of 12 months or less). It also applies the lease of low-value assets recognition exemption to leases that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expenses on a straight line. The amount that remained in the rental expense in the period was R$ 2,523 as of June 30, 2021 and R$ 1,884 as of June 30, 2020.
The changes in the balances of the right-of-use, are presented below:
	Properties	Vehicles	IT equipment	Total
Cost:
Balance on December 31, 2020	88,549	5,008	851	94,408
Foreign currency difference	(1,949)	(7)	—	(1,956)
Additions	6,467	706	—	7,173
Derecognition of right-of-use assets	(1,364)	(692)	—	(2,056)
Balance at June 30, 2021	91,703	5,015	851	97,569
Balance on January 1, 2020	84,324	3,213	851	88,388
Foreign currency difference	10,375	21	—	10,396
Additions	8,087	1,218	—	9,305
Derecognition of right-of-use assets	(41)	—	—	(41)
Balance on June 30, 2020	102,745	4,452	851	108,048
Depreciation:
Balance on December 31, 2020	(22,090)	(2,199)	(354)	(24,643)
Foreign currency difference	389	7	—	396
Depreciation	(7,241)	(987)	(142)	(8,370)
Derecognition of right-of-use assets	1,175	495	—	1,670
Balance at June 30, 2021	(27,767)	(2,684)	(496)	(30,947)
Balance on January 1, 2020	(13,434)	(985)	(71)	(14,490)
Foreign currency difference	(1,427)	(4)	—	(1,431)
Depreciation	(7,980)	(728)	(142)	(8,850)
Derecognition of right-of-use assets	1,011	—	—	1,011
Balance on June 30, 2020	(21,830)	(1,717)	(213)	(23,760)

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	Properties	Vehicles	IT equipment	Total
Net balance at:
June 30, 2021	63,936	2,331	355	66,622
December 31, 2020	66,459	2,809	497	69,765

b.
Lease liabilities

	Average discount rate (Per year)	June 30, 2021	December 31, 2020
Properties	7.56% (2020, 7.56%)	69,731	71,765
Vehicles	12.69% (2020, 12.69%)	2,451	2,940
IT equipment	7.70% (2020, 7.70%)	383	523
Total		72,565	75,228
Current		15,656	14,569
Non-current		56,909	60,659
Total		72,565	75,228
The change in lease liability is disclosed in the reconciliation of change in liabilities to cash flows in Note 10.
10
Loans and borrowings

Loans and borrowings operations can be summarized as follows:
	Currency	Average interest rate per year (%)	Year of maturity	June 30, 2021	December 31, 2020
Itaú(ii)	USD	4.82% p.a.	2022	3,910	5,936
BNDES(i)	BRL	TJLP + 2.32% / SELIC + 2.8%	2020	—	—
Santander Bank S/A	BRL	12.87% p.a.	2021	—	33
Bradesco(ii)	BRL	CDI + 3.57% / CDI + 1.10%	2021 – 2023	16,673	52,081
Banco do Brasil (iii)	USD	3.05%	2021	—	20,748
HSBC – CI&T Inc.	USD	Prime rate + 1%	2021	—	10,432
Citibank – CI&T Inc.	USD	Libor 3 months rate + 1,90%	2022	10,004	—
Banco do Brasil(iii)	USD	2.37% p.a.	2022	50,085	—
Citibank	USD	2.28% p.a. / 2.30% p.a.	2022	25,099	—
Total				105,771	89,230

(i)
Banco Nacional de Desenvolvimento Econômico e Social (National Bank for Social Economic Development) — BNDES (Credit lines VI): Refers to financing for investments in research and development, marketing and commercialization, training and quality, infrastructure and national equipment.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Export credit note — NCE: Refers to financing to export software development services.
Advance on Foreign Exchange Contract (ACC).
Such balances were included as current and non-current borrowings in the consolidated statement of financial position as follows:
	June 30, 2021	December 31, 2020
Current	98,802	75,377
Non-current	6,969	13,853
Total	105,771	89,230
The balances of principal of long-term loans and borrowings as of June 30, 2021 have the following maturities:
July/2022	5,302
2023	1,667
Non-current liabilities	6,969
The reconciliation of change in liabilities to cash flows arising from financing activities is shown below:
	Liabilities	Leases	Net Equity	Total
	Loans and financing	Leases (Note 9.b)	Reserves
Balance as of December 31, 2021	89,230	75,228	116,072	280,530
Financing cash flow variations
Loans and borrowings	88,496		—	88,496
Loan and borrowings payments, and lease payments	(68,265)	(7,854)		(76,119)
Share-based plan contributions			691	691
Interest on own capital	—	—	(460)	(460)
Dividends paid	—	—	(71,039)	(71,039)
Total changes in financing cash flows	20,231	(7,854)	(70,808)	(58,431)
Effect of changes in exchange rates	(556)	(1,633)	—	(2,189)
Other changes – related to liabilities
New leases	—	7,011	—	7,011
Interest expense	1,013	2,659	—	3,672
Interest paid	(1,966)	(2,607)	—	(4,573)
Other borrowing/leases costs	(2,181)	(42)		(2,223)
Lease write-offs	—	(197)	—	(197)
Total other changes related to liabilities	(3,134)	6,824	—	3,690
Total other changes related to equity	—	—	113,499	113,499
Balance as of June 30, 2021	105,771	72,565	158,763	337,099

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	Liabilities	Leases	Net Equity	Total
	Loans and financing	Leases (Note 9.b)	Reserves
Balance as of January 1, 2020	27,849	77,393	36,937	142,179
Financing cash flow variations
Loans and borrowings	144,269	—	—	144,269
Loan and borrowings payments, and lease payments	(88,107)	(15,500)	—	(103,607)
Interest on own capital	—	—	(4,276)	(4,276)
Dividends paid	—	—	(30,977)	(30,977)
Total changes in financing cash flows	56,162	(15,500)	(35,253)	5,409
Effect of changes in exchange rates	1,310	7,657	—	8,967
Other changes – related to liabilities
Capital increase (Note 17.a)	—	—		—
Partial spin-off (Note 1.a)	—	—		—
New leases	—	16,715	—	16,715
Interest expense	5,281	5,023	—	10,304
Interest paid	(3,880)	(5,023)	—	(8,903)
Other borrowing costs	2,508			2,508
Lease write-offs	—	(11,037)	—	(11,037)
Total other changes related to liabilities	3,909	5,678	—	9,587
Total other changes related to equity	—	—	114,388	8,967
Balance at June 30, 2021	89,230	75,228	116,072	175,109
Loans and borrowings covenants
The loans and borrowings are subject to covenants, which establish the early maturity of debts. Early maturity of the loans could be caused by:
•
Disposal, merger, incorporation, spin-off, or any other corporate reorganization process that implies a change in the shareholding control, except with the prior consent from the creditor, and if it does not affect the liquidity capacity of this instrument;

•
Failure to send the annual financial statements within 180 days of the fiscal year-end;

•
Public notice of default before a relevant notary office, in the amount of R$ 500, unless it has been proved to the creditor that the public note was issued due to a third-party mistake or bad faith, the public note of default was canceled, or the payment of the relevant debt was deposited in court within 30 days from such public notice default.

The Company undergo corporate reorganization, as per note 1.b. However, management obtained a waiver from the bank in April 2021.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
11
Salaries and welfare charges

	June 30, 2021	December 31, 2020
Accrued vacation and charges	60,334	50,064
Accrued (13th) salary	46	—
Bonus	31,003	52,312
Salaries	21,738	15,258
Withholding income tax	8,507	10,604
Social security tax	7,255	5,929
Government Severance Indemnity Fund (FGTS)	9,349	3,454
Others	5,909	4,173
	144,141	141,794
The table below shows the movement of the bonus accrual:
2021
	Balance as of December 31, 2020	Addition	Payment	Balance as of June 30, 2021
Bonus	52,312	30,611	(51,920)	31,003
2020
	Balance as of January 1, 2020	Addition	Payment	Balance as of June 30, 2020
Bonus	26,016	28,311	(28,698)	25,629

12
Provisions

The Company is involved in tax and labor lawsuits that were considered probable losses and are provisioned for according to the table below:
	Balance as of January 1, 2020	Provisions made during the semester	Balance as of June 30, 2020	Balance as of December 31, 2020	Provisions made during the semester	Balance as of June 30, 2021
Tax	10	1	11	11	2	13
Labor	163	1	164	150	—	150
Total Provisions	173	2	175	161	2	163
The main labor lawsuits mentioned above deal with complying with the minimum quota of employees with disabilities and lack of work hours control.
As of June 30, 2021, the Company has a balance of R$ 3,075 (R$ 3,083 for December 31, 2020) of judicial deposits recorded in its statement of financial position, in non-current assets. Of this amount, R$ 2,933 (R$ 2,932 for December 31, 2020) is of a tax nature and R$ 142 (R$ 151 for December 31, 2020) is of a labor nature.
Proceedings with possible loss
The Company has contingent liabilities related to lawsuits arising from the normal course of business. Additionally, the Company has civil, labor and tax lawsuits, involving risk of loss as possible, for which there is no provision recorded in the amount of R$ 215 as of June 30, 2021, and December 31, 2020.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
These lawsuits assessed as possible loss refer to:
(i)
The labor infraction notices that addresses the hiring of employees with disabilities. The Company filed an administrative defense, but the notice was maintained. In February 2019, the Company appealed administratively and is awaiting the review.

(ii)
Labor lawsuits related to health hazard bonus, and their effects on other labor costs, as well as the payment of additional and indemnity for moral damages.

13
Employee benefits

The Company provides its employees with benefits from medical care, dental care and life insurance during their employment. These benefits are borne by the Company and according to the category of health plans elected, with a consideration borne by the employee.
Additionally, the Company offers its employees the option to adhere to private pension plan managed by BrasilPrev Previdência Privada S.A., to which voluntary contributions are made, that is, contributions are made exclusively by the participants, and there is no consideration to be borne by the Company. The nature of the plan allows employees to suspend or discontinue their contributions at any time and allows the Company to transfer the portfolio to another administrator.
The Company has no additional post-employment obligation as well as no other long-term benefits, such as time-of-service leave and other time-service benefits.
13.1
Stock option plan

a.
Plan in force

On March 30, 2020, the Board of Directors approved the 1st and 2nd stock option program and on February 26, 2021, approved, the 3rd and 4th stock option program, through which elected executives were granted the option that confers the right to exercise the stock purchase, subject to certain conditions under “Stock Option Plan”, with the option to settle in equity and cash.
Stock option program (equity settled)
The following are the general conditions of the Company’s stock option plan:
Characteristics of the plans:	Equity-settled
	1st and 2nd Program	3rd Program	4th Program
Grant date	04/01/2020	04/01/2021	04/01/2021
Exercise Period:	6.8 years(i)	5.8 years	5.8 years(i)
Exercise	—(i)	—	—(i)
Limit date	01/01/2027(i)	01/01/2027	01/01/2027(i)
Activity of stock option number
(+) Total number of granted options	57,830	6,657	2,756
(-) Number of options not exercised	57,830(i)	6,657	2,756(i)
(=) Number of outstanding options on 06/30/2021	57,830	6,657	2,756
(=) Number of exercisable options on 06/30/2021	—	—	—
Inputs used in the measurement
Exercise price (in reais)	653.21(ii)	1,352.00	1,352.00(ii)

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Characteristics of the plans:	Equity-settled
Share price on the grant date (in reais)	528.78(v)	1,148.35	1,148.35(vi)
Volatility (% p.a)	24.19%(iv)	27.73%	27.73%(iv)
Interest rate (% p.a.)	1.53%	2.66%	2.66%
Option value (in reais)	32.75(iii)	123.66	126.24(iii)
Remaining average term (expected lifetime)	3,7 years(vii)	4,3 years	4,3 years
Effects on income for the period:
Total expense attributed to the granting of options (R$)	1,895	823	348
Distribution:
Total expense attributed to the granting of options (R$)	142	—	—
Expenses incurred until June 30, 2021 (R$)	106	53	17
Expenses to incur	1,647	770	331

(i)
Conditional upon the grace period and assuming the possibility of anticipated vesting in face of a liquidity event

(ii)
Price established was based on valuation at the time the options are granted.

(iii)
Fair value based on the Black-Scholes method

(iv)
The expected volatility was estimated based on the historical volatility of the comparable Companies share price m.

(v)
The share price was determined based on a transaction involving the sale of shares of the Company.

(vi)
The share price was determined based on valuation prepared by the Company.

(vii)
Average calculated considering that, according to the definition of the plan, 25% of the options can be exercised before the determined vesting period.

The Board of Directors is entitled to select the participants of the program, at its sole discretion, among the Management, Executives, Employees and Service Providers of the Company and its Subsidiaries. Additionally, the Board defines the terms of each program, when the Option granted to the Participants will become eligible for exercise (“vesting period”), including the possibility of anticipating the vesting period.
The fair value of the stock options granted is estimated on the grant date, based on the Black-Scholes model, which considers the terms and conditions for granting the shares.
The exercise price of the options is R$ 653.21 for the 1st and 2nd program and R$ 1,352.00 for the 3rd and 4th program, to be updated according to the official national price index (IPCA / IBGE). The participants must pay the exercise price in cash and the program does not provide alternatives for paying cash back to participants.
In the six-month period ended June 30, 2021, the Company recognized in the statement of profit or loss an amount of R$ 501 (R$ 520 on June 30, 2020), see details in item “d”.
b.
Stock option program (settled in cash)

The amount to be settled in cash is based on the increase of the Company’s share price between the grant date and the exercise date.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Program attributes:	Payable in cash
Granting date	01/04/2020
Exercise Period:	6.8 years(i)
Exercise Date	—(i)
Limit date for exercising the options	01/01/2027(i)
Total number of options granted	1,024
Liabilities carrying amount as of June 30, 2021	154

(i)
Conditional upon the grace period and assuming the possibility of anticipated vesting in face of a liquidity event

c.
Canceled plans

On August 31, 2013, the Company approved the stock option plan, through which the executive officers elected by the Board of Directors were granted the possibility of acquisition of Company’s shares, subject to certain conditions (“Stock Option Plan”).
At the Extraordinary General Meeting (“EGM”), held on November 13, 2019, the cancellation of all programs and contracts of the Company’s Stock Option Plan, approved at the Extraordinary General Meeting of the Company of May 31, 2013, so that all options to purchase shares issued by the Company granted to beneficiaries, exercisable or not, are canceled, having no effect or effectiveness for all legal purposes. As of November 13, 2019, the Company unilaterally canceled the share-based payment plan, according to the EGM held on that date.
As of December 19, 2019, at a meeting of the Board of Directors, the Company approved with the beneficiaries of the extinguished plan, the Instrument of Transaction, Settlement and Other Covenants, which includes the indemnities to be paid in the amount of R$ 44,000, granting full discharge to the Company of any right related to the Plan.
During the year 2020, the agreements were ratified and paid, in the total amount of R$43,354, R$ 38,387 for the interim period from January to June 2020. The agreement that remains pending approval is in the amount of R$ 628.
d.
Shares granted to executives

The Company granted to the former controlling shareholders of the subsidiary Comrade, Inc. (later merged by CI&T, Inc.) the right to receive 16,530 shares. Comrade’s shareholders became executives of the Company, and the granting of the shares is conditioned to continuing employment in the Company for a period of four years from the date of acquisition of Comrade. The fair value of the shares was estimated on the acquisition date of the subsidiary, using the “Black-Scholes” pricing model, in the amount of R$ 5,120.
The impact on profit or loss as of June 30, 2021, was R$ 211 (R$ 493 on June 30, 2020), see details below in item “e”.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
e.
Expenses recognized in profit or loss

	June 30, 2021	June 30, 2020
Plan in force:
Equity settled	176	27
Cash settled	114	—
Shares granted to executives’ officers	211	493
Expenses recognized in profit or loss	501	520
Other effects in shareholders’ equity	691	1,089
Total	1,192	1,609
(-) Effect of cash settled	(114)	—
Effect of movements in exchange rates	3	4
Total share-based compensation	1,081	1,613

14
Net equity

a.
Share capital

The capital stock as of June 30, 2021, consists of 1,760,539 (1,760,538 on December 31, 2020) common shares with no par value, in the total amount of R$ 59,542 (R$ 68,968 on December 31, 2020).
The “Extraordinary Shareholders’ Meeting” of April 30, 2021, approved reverse merger of the Hoshin Empreendimentos S.A (“Hoshin”) into the Company, according to note 1.b (i). As a result of the merger, there was a capital increase of R$108, part of which was allocated to the capital reserve, and the remaining amount, of R$ 1 , to the company’s share capital. The shares held by Hoshin were extinguished and attributed to its sole shareholder Java Fundo de Investimento em Participações Multiestratégia. The company issued 744,216 shares in replacement of shares held by Hoshin and 1 share as a result of the capital increase, which resulted in an increase in common shares from 1,760,538 to 1,760,539.
The “Extraordinary Shareholders’ Meeting” of April 30, 2020, also approved the spin-off of the subsidiary CI&T IOT Comércio de Hardware e Software Ltda., in the amount of R$ 9,426, according to note 1.b (ii), which resulted in a decrease in share capital from R$ 68,968 to R$ 59,542, no extinction or cancellation of shares, once the shares issued by the Company have no par value.
The company’s shareholding structure is as follows:
Shareholders		Interest
	June 30, 2021	December 31, 2020
	Ordinary shares
Hoshin Empreendimentos S.A.	—	42.3%
Java Fundo de Investimento em Participações Multiestratégia	42.3%	—
BGN Participações – Eireli	13.2%	13.2%
Cesar Nivaldo Gon	20.1%	20.1%
Fernando Matt Borges Martins	19.6%	19.6%
Minority	4.8%	4.8%
Capital reserve
Relates to the stock option plans (see note 13).

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
b.
Earnings reserves

Earnings reserves are composed as follows:
	June 30, 2021	December 31, 2020
Legal reserve	13,793	13,793
Earning retention reserves	136,420	95,515
Total retained earnings	150,213	109,308

(i)
Legal reserve

A legal reserve comprises 5% of the net profit of each year, until it reaches 20% of the share capital. The Company may not constitute the legal reserve in the year in which the balance of that reserve plus the amount of capital reserves, exceeds 20% of the share capital.
The legal reserve can only be used to offset losses or increase capital. As of June 30, 2021, and December 31, 2020, the reserve was constituted to the limit of 20% of the capital.
(ii)
Retained earnings reserve

Reserve for investments in the acquisition of IT equipment and research and development, approved by the Extraordinary General Meeting.
c.
Dividends and interest on shareholders’ equity

The following table shows the movement of dividends and interest on shareholder’s equity liability:
	January 1, 2020	Additions	Payments	Tax withholding income	December 31, 2020	Additions	Tax withholding income	Payments	June 30, 2021
Dividends	14.714	46.940	(30.977)		30,677	40,363	—	(71,039)	—
Interest on company capital	—	4.276	(3.635)	(641)	—	3,069	(460)	—	2,609
	14.714	51.216	(34.612)	(641)	30,677	43,432	(460)	(71,039)	2,609
On April 30, 2021 the Extraordinary General Meeting approved the distribution of additional dividends related to the profits for the year of 2020 in the amount of R$ 40,363. As of June 28, 2021, the Company paid the amount of R$ 71,039 related to the profits for the year of 2020. Dividends declared and paid were R$ 17.60 per ordinary share in 2020.
On April 30, 2021 the Ordinary General Meeting approved the monthly provision of interest of shareholder’s equity up to the annual limit of R$ 6,288. Until June 30, 2021 the Company recognized the amount of R$ 3,069.
d.
Other comprehensive income

Accumulated translation adjustments include all foreign currency translation differences on investments abroad.
15
Net operating revenue

The Company generates revenue primarily through the provision of services described in the table below, which is summarized by nature:

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	June 30, 2021	June 30, 2020
Software development revenue	588,118	409,291
Software maintenance revenue	13,527	16,345
Revenue from software license agent	1,029	782
Consulting revenue	7,717	19,181
Other revenue	1,225	2,655
Total Net revenue	611,616	448,254
The following table sets forth the Net revenue by industry vertical for the years indicated:
	June 30, 2021	June 30, 2020
By Industry Vertical
Financial Services	210,089	144,860
Food and Beverages	172,169	109,430
Pharmaceuticals and Cosmetics	87,604	63,058
Retail and Manufacturing	34,210	45,351
Technology, Media and Telecom	62,491	39,214
Education and Services	23,638	22,069
Others	21,415	24,272
Total Net revenue	611,616	448,254

a.
Contract Assets

Contract assets relate mainly to the Company’s rights to consideration for services performed, for which control has been transferred to the client, but not invoiced on the reporting date. Contract assets are transferred to receivables when the Company issues an invoice to the customer.
The balances from contract assets are shown and segregated in the statement of financial position as follows:
	June 30, 2021	December 31, 2020
Local market	92,756	35,364
Foreign market	1,328	15,936
(-) Expected credit losses from contract assets	(740)	(675)
Total	93,344	50,625
The movement of expected credit losses of contract assets, is as follows:
Balance as of December 31, 2020	(675)
Reversal (Provision)	(60)
Effect of movements in exchange rates	(5)
Balance as of June 30, 2021	(740)
Balance at January 1, 2020	(805)
Provision (Reversal)	(68)
Effect of movements in exchange rates	(101)
Balance as of June 30, 2020	(974)

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
16
Expenses by nature

Information on the nature of expenses recognized in the consolidated statement of profit or loss is presented below:
	June 30, 2021	June 30, 2020
Employee expenses(a)	(422,946)	(293,794)
Third-party services and other inputs(b)	(29,427)	(21,132)
Short-term leases	(3,426)	(1,834)
Travel expenses	(570)	(7,515)
Depreciation and amortization(c)	(16,019)	(14,894)
Expected credit loss	(367)	(366)
Other costs and expenses(d)	(12,180)	(7,954)
Total	(484,935)	(347,489)
Disclosed as:
Costs of services provided	(394,140)	(284,257)
Selling expenses	(37,780)	(24,510)
General and administrative expenses	(54,054)	(38,032)
Research and technological innovation expenses	(4)	(1,962)
Impairment loss on trade receivables and contract assets	(367)	(366)
Other income (expenses) net	1,410	1,638
Total	(484,935)	(347,489)

(a)
Employee expenses in the total amount of R$422,946 (R$293,794 on June 30, 2020) include R$359,336 (R$249,308 on June 30, 2020) classified as cost of services provided and R$ 63,610 (R$44,486 on June 30, 2020) classified as expenses. Employee expenses include mainly R$302,693 (R$219,152 on June 30, 2020) of salaries and welfare, of which R$256,754 (R$186,342 on June 30, 2020) are classified as costs of services provided and R$45,939 (R$32,810 on June 30, 2020) are classified as expenses; profit sharing amounting to R$28,654 (R$11,342 on June 30, 2020) of which R$24,499 (R$8,809 on June 30, 2020) are classified as costs of services provided and R$4,155 (R$2,533 on June 30, 2020) are classified as expenses; provision for vacation amounting to R$26,498 (R$20,466 on June 30, 2020) of which R$23,088 (R$17,628 on June 30, 2020) are classified as costs of services provided and R$3,410 (R$2,838 on June 30, 2020) are classified as expenses; employee benefits amounting to R$64,602 (R$42,342 on June 30, 2020) of which R$54,748 (R$36,594 on June 30, 2020) are classified as costs of services provided and R$9,854 (R$5,748 on June 30, 2020); stock options amounting to R$501 (R$520 on June 30, June 30, 2020) of which R$233 (R$20 on June 30, 2020) are classified as costs of services provided and R$268 (R$501 on June 30, 2020) as expenses.

(b)
Third party services and other inputs in the total amount of R$29,427 (R$21,132 on June 30, 2020) include R$9,839 (R$9,942 on June 30, 2020) classified as cost of services provided and R$19,588 (R$ 11,190 on June 30, 2020) classified as expenses. Third party services and other inputs include mainly facilities amounting to R$19,423 (R$16,058 in June 30, 2020) of which R$9,662 (R$8,815 in 2020) are classified as costs of services provided and R$9,761 (R$7,443 in June 30, 2020) are classified as expenses; recruiting amounting to R$R$949 (R$1,949 in June 30, 2020) of which R$77 (R$330 in June 30, 2020) are classified as costs of services provided and R$917 (R$1,619 in June 30, 2020) as expenses; advertising and publicity expenses amounting to R$5,383 (R$444 in June 30, 2020); business consultants amounting to R$462 in June 30, 2021 and consulting expenses amounting R$3,047 (R$1,689 in 2020).

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
(c)
Depreciation and amortization in the total amount of R$16,019 (R$14,894 on June 30, 2020) include R$12,776 (R$11,999 on June 30, 2020) classified as cost of services provided and R$3,243 (R$2,894 on June 30, 2020) as expenses.

(d)
Other costs and expenses in the total amount of R$ 12,180 (R$7,954 on June 30, 2020) include R$8,886 (R$5,001 on June 30, 2020) classified as cost of services provided and R$3,294 (R$2,950 on June 30, 2020) as expenses. Other costs and expenses include fee amounting to R$3,478 (R$1,906 in June 30, 2020) of which R$2,982 (R$1,119 in June 30, 2020) are classified as costs of services provided and R$586 (R$787 in June 30, 2020) as expenses, consulting expenses amounting to R$1,333 (R$412 in June 30, 2020), government grant amounting to R$1,414 (R$645 in June 30, 2020) and facilities amounting to R$8,143 (R$4,406 in June 30, 2020) of which 5,507 (R$3,054 in June 30, 2020) are classified as costs of services provided and R$2,636 (R$1,352 in June 30, 2020) as expenses.

17
Net finance costs

	June 30, 2021	June 30, 2020
Finance income:
Income from financial investments	724	1,534
Foreign-exchange gain	11,999	13,810
Gains on derivatives	12,228	3,237
Interest received	72	70
Other finance income	405	148
	25,428	18,799
Finance costs:
Exchange variation loss	(17,495)	(2,130)
Loss on derivatives	(7,571)	(22,290)
Interest and charges on loans and leases (note 10)	(3,672)	(5,833)
Bank guarantee expenses	(17)	—
Other finance costs	(359)	(698)
	(29,114)	(30,951)
Total	(3,686)	(12,152)

18
Income tax and social contribution

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. Income tax expenses include current and deferred tax and social contribution on net profit.
The Company is required to make provisions for corporate income tax in each of the jurisdictions in which we operate. In the subsidiary in Brazil, the tax rate is 34%; in the subsidiaries in the United States, the federal tax rate is 21%; in the subsidiary in Japan, the tax rate is 23.2%; and in the subsidiary in Portugal, the tax rate is 21%. As a combined income tax and social contribution rate we use the tax rate 34%, which is required by Brazilian Corporate Law. Article 78 of Law 12.973/2014 in Brazil requires that a parent company calculates the income tax and social contribution to the profit of direct subsidiaries at the same rate applicable to the parent.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
19
Earnings per share

Basic and diluted profit per share
The calculation of basic earnings per share was based on the net income attributed to holders of ordinary shares and the weighted average number of outstanding ordinary shares. The calculation of diluted earnings per share was based on the net income attributed to holders of ordinary shares and the weighted average number of outstanding ordinary shares, after adjustments for all potential diluted ordinary shares.
	June 30, 2021	June 30, 2020
Numerator
Profit attributable to holders of ordinary shares	84,337	58,714
Denominator
Weighted average number of basic shares held by shareholders	1,760,538	1,760,538
Earnings per share – basic	47.90	33.35
Numerator
Profit attributable to holders of ordinary shares	84,337	58,714
Denominator
Weighted average number of diluted shares held by shareholders	1,760,538	1,768,465
Net earnings per share – diluted	47.90	33.20
Weighted-average number of ordinary shares
	June 30, 2021	June 30, 2020
Weighted average ordinary shares (basic)	1,760,538	1,760,538
Effect of stock options when exercised	—	7,927
Weighted average number of ordinary shares	1,760,538	1,768,465

20
Financial Instruments and Risk Management

20.1
Financial instrument categories

The Company maintains operations with derivative and non-derivative financial instruments. All instruments, products and financials agreements have the purpose of mitigate certain risks, assure liquidity and profitability.
The Company’s policy also consists in monitoring the terms contracted against the terms and condition current in the market.
The estimate of the fair value of the Company’s financial instruments considered the following methods and assumptions:
Cash and cash equivalents: recognized at cost plus income earned up to the closing date of the financial statements, which approximate their fair value.
Trade receivables: they arise directly from the Company’s operations, classified at amortized cost, are recorded at their original values, adjusted by the exchange variation, when applicable, and subject to a provision for losses. The amounts recorded approximate fair values at the reporting date.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Loans and borrowings are classified as financial liabilities measured at amortized cost and are recorded at their contractual values. The contractual flow of loans and borrowings is adjusted to the future value of the liabilities considering the interest until maturity.
Derivative financial instruments: the purpose of derivative transactions is to mitigate the risk of foreign exchange exposure on the Company’s sales, carried out in foreign currency. The amount of these transactions is lower than the revenues in foreign currency as of December 31, 2020.
NDFs — non-deliverable forwards are used for operations with derivative instruments, for the discounted cash flow model for fair value calculation, with future dollar and interest assumptions obtained at B3 — Brazil, Bolsa, Balcão. The present value of these instruments is estimated by discounting the notional amount multiplied by the difference between the future price at the reference date and the contracted price. The future price is calculated using the convenience yield of the underlying asset.
Black and Scholes fair value statistical model is used for transactions with currency option (dollar), with future dollar and interest assumption obtained at B3.
The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels, mentioned in the note 17.4, in the fair value hierarchy, segregated by category:
	June 30, 2021
	Amortized cost	Assets / liabilities measured at FVTPL	Total
Financial assets
Cash and cash equivalents	80,805	—	80,805
Trade receivables	241,301	—	241,301
Contract assets	93,344	—	93,344
Derivatives	—	9,923	9,923
Other receivables	21,271	—	21,271
Total	436,721	9,923	446,644
Financial liabilities
Trade payables	17,446	—	17,446
Loans and borrowings	105,771	—	105,771
Lease liabilities	72,565		72,565
Derivatives	—	4,073	4,073
Contract liabilities	4,673	—	4,673
Other payables	11,928	—	11,928
Total	212,383	4,073	216,456
	December 31, 2020
	Amortized cost	Assets / liabilities measured at FVTPL	Total
Financial assets
Cash and cash equivalents	162,827	—	162,827
Trade receivables	196,256	—	196,256
Contract assets	50,625	—	50,625

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	December 31, 2020
	Amortized cost	Assets / liabilities measured at FVTPL	Total
Derivatives		8,837	8,837
Other receivables	15,368	—	15,368
Total	425,076	8,837	433,913
Financial liabilities
Trade payables	15,312	—	15,312
Loans and borrowings	89,230	—	89,230
Lease liabilities	75,228		75,228
Derivatives		5,392	5,392
Contract liabilities	9,987	—	9,987
Other payables	8,856	—	8,856
Total	198,613	5,392	204,005

20.2
Financial Risk Management

The Company’s operations are subject to the following risks factors:
a.
Market Risks

The Company is exposed to market risks resulting from the normal course of its activities such as inflation, interest rates and foreign exchange.
Thus, the Company’s operating results may be affected by changes in national economic policy, especially regarding short and long-term interest rates, inflation targets and exchange rate policy. Exposures to market risk are measured by sensitivity analysis.
a.1
Foreign Currency — Exchange rate risk

Foreign currency risk is intrinsic to our business model. The Company’s revenue is mostly in foreign currency and thus is exposed to exchange variation. The Company’s expenses, on the other hand, are mostly in the Company’s functional currency (Brazilian reais) and, therefore, are not as exposed to exchange rate risks. The main Company’s strategy is based on the use of hedge operations to mitigate our exchange rate exposure through financial derivatives to minimize the volatility of the Company’s functional currency, therefore the Company is exposed to exchange rate risk on its accounts receivable, accounts payable, and loans and borrowings.
	June 30, 2021		December 31, 2020
	USD	Other	USD	Other
Suppliers	(12,965)	(1,318)	(3,057)	(540)
Trade receivables	219,550	6,005	160,411	3,855
Loans and borrowings	(89,098)	—	(37,116)	—
Derivatives	5,850	—	(1,321)
Net exposure	123,336	4,687	118,917	3,315

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
a.2
Exchange rate risk

The Company is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables, and borrowings are denominated and the respective functional currencies of the Company and its subsidiaries. The Company uses hedge transactions to mitigate these risks.
a.3
Interest rate risk

Derives from the possibility of the Company incurring gain or losses resulting from fluctuations in interest rates applicable to its financial assets and liabilities. The Company may also enter into derivatives contracts in order to mitigate this risk.
Sensitivity analysis of non-derivative financial instruments
Exchange rate fluctuations and changes in interest rates may positively or adversely affect the financial statements, due to an increase or decrease in the balances of trade receivables and investments in foreign currency and the variation in the balances of financial investments and loans and borrowings.
The Company mitigates its risks in non-derivative financial assets and liabilities substantially, through the contracting of derivative financial instruments. In this context, the Company identified the main risk factors that may generate losses for its operations with derivative financial instruments and this sensitivity analysis is based on three scenarios that may impact on future results and cash flows, as described below:
(i)
Probable Scenario:   The Company relied on projections released by the Central Bank of Brazil (BACEN) considering: (i) the interest rate index for the next 12 months in order to analyze the sensitivity of the index in financial investments, whose average was 6.33%; (ii) the exchange rate of R$ 4.70 USD, related to the closing rate projected for December 31, 2021, for the purpose of analyzing the foreign exchange exposure. Based on these factors, variations in the adverse and remote scenarios were calculated.

(ii)
Adverse scenario:   reduction of 25% in the main risk factor of each transaction in relation to the level verified on June 30, 2021.

(iii)
Remote Scenario:   reduction of 50% in the main risk factor of each transaction in relation to the level verified on June 30, 2021.

For each scenario, the gross financial income or expense was calculated, not considering the incidence of taxes and the maturity flow of each agreement. The base date used was June 30, 2021, projecting the indexes for one year and verifying their sensitivity in each scenario.
Operation	Risk	Exposure in R$	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Financial investments	Interest Rate reduction	46,239	6.33%	4.75%	3.17%
Income from financial investments			2,927	2,196	1,466
Effect on profit or loss (reduction)			(2,002)	(2,733)	(3,463)

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Operation	Risk	Exposure in R$	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Loans and borrowings	Interest rate increase	105,771	6.33%	7.91%	9.50%
Interest incurred			6,695	8,366	10,048
Effect on profit or loss (reduction)			(4,580)	(6,251)	(7,933)
Operation	Risk	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Net exchange variation on transactions	Foreign currency appreciation	4.7000	5.8750	7.0500
Exchange variation in the period		7,568	9,460	11,826
Effect on profit or loss (reduction)		(487)	(1,405)	(3,771)
As of June 30, 2021, the Company had agreements for financial derivatives (NDFs), with purpose of reducing exchange rate risk.
b.
Credit risk

Credit risk refers to the risk that a counterparty will not comply with its contractual obligations, causing the Company to incur financial losses. Credit risk is the risk of a counterparty in a business transaction not complying with an obligation provided by a financial instrument or an agreement with customer, which would cause financial loss. To mitigate these risks, the Company has adopted as a practice an analysis of the financial and equity condition of its counterparties, as well as the definition of credit limits and permanent monitoring of outstanding positions.
The Company applies the simplified standard approach to commercial financial assets, where the provision for losses is analyzed over the remaining life of the asset.
In addition, the Company is exposed to credit risk with respect to financial guarantees granted to banks.
The carrying amount of financial assets represents the maximum credit exposure. The maximum credit risk exposure on the date of the financial statements is:
	June 30, 2021	December 31,2020
Hedge financial instruments (current and non-current)	9,923	8,837
Cash and cash equivalents	80,805	162,827
Trade receivables	241,301	196,256
Contract assets	93,344	50,625
Other receivables (current and non-current)	21,271	15,368

c.
Liquidity risk

The Company monitors liquidity risk by managing its cash resources and financial investments.
Liquidity risk is also managed by the Company through its cash flow projection, which aims to ensure the availability of funds to meet the Company’s both operational and financial obligations.
The Company also maintains approved credit lines with financial institutions, and indebtedness such as working capital agreements in order to adequate levels of liquidity in the short, medium and long term.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The schedules of the long-term installments of the loans are presented in note 10.
The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:
2021
	Carrying amount	Cash Contractual cash flow	6 months or less	6 – 12 months	1 – 2 years	2 – 5 Years
Non-derivative financial liabilities
Trade payables	17,446	17,446	17,446	—	—	—
Loans and borrowings	105,771	111,743	8,331	96,255	7,157	—
Lease liabilities	72,565	90,579	8,730	10,470	19,053	52,326
Contract liabilities	4,673	4,673	4,673	—	—	—
Other payables (current and non-current)	11,928	11,928	11,928	—	—	—
Total	212,383	236,369	51,108	106,725	26,210	52,326
2020
	Carrying amount	Cash Contractual cash flow	6 months or less	6 – 12 months	1 – 2 years	2 – 5 Years
Non-derivative financial liabilities
Trade payables	15,312	15,312	15,312	—	—	—
Loans and borrowings	89,230	111,779	78,898	7,313	23,901	1,667
Lease liabilities	75,228	93,242	11,393	10,470	19,053	52,326
Contract liabilities	9,987	9,987	9,987	—	—	—
Other payables (current and non-current)	8,945	8,945	8,945	—	—	—
Total	198,702	239,265	124,535	17,783	42,954	53,993
Financing Lines
Guaranteed unsecured account, reviewed annually, and paid upon request:
	June 30, 2021	December 31,2020
Used	—
Not used	—	2,200
Total	—	2,200
Bank credit lines
	June 30, 2021	December 31,2020
Used	10,004	89,197
Not used	40,018	61,521
Total	50,022	150,718
On June 25, 2019, the subsidiary CI&T Inc. obtained a credit line for working capital in the amount of US$ 5,000 or R$ 25,983 by exchange rate of 5.1967, the commercial selling rate for U.S. dollars as of

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
December 31, 2020, as reported by the Brazilian Central Bank, which can be used if necessary, by the Company. The subsidiary partially used the credit line, in the total amount of US$ 2,000 or R$ 10,393 by exchange rate of 5.1967, the commercial selling rate for U.S. dollars as of December 31, 2020, as reported by the Brazilian Central Bank (note 10).
The Company has credit lines from NCE — Export credit note and ACC — Advance on foreign exchange contract, in the amount of R$ 124,734, partially used (note 10).
20.3
Derivatives financial instruments

The Company holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. As of December 31, 2020, the Company had purchase and sale agreement for derivative financial instruments (NDFs) in the amount of R$ 3,445.
Fair value estimated for derivative financial instruments contracted by the Company was determined according to information available in the market, essentially through financial institutions and specific methodologies of assessment. However, considerable judgment is necessary to interpret market data in order to produce the fair value estimate for each operation. Consequently, the estimates do not necessarily indicate the amounts that will be effectively realized at settlement.
As of June 30, 2021, the Company had the following agreements for financial derivatives (NDFs):
2021
Maturity	Nominal Value (USD)	Contracted rate	Amount in R$	Market rate	Fair value
07/15/2021	(2,140)	5.5541	(11,822)	5.0888	1,034
8/30/2021	(1,170)	5.6813	(6,574)	—	705
10/29/2021	(280)	5.6569	(1,584)	—	164
Total					1,903
2020
Maturity	Nominal Value (USD)	Contracted rate	Amount in R$	Market rate	Fair value
June 15, 2021	(3,100)	5.4928	(17,064)	5.4763	968
April 15, 2021	(800)	5.6345	(4,508)	5.1909	353
Total					1,321
The Company also uses options in order to protect exports against the risk of exchange variation. The Company may enter into zero-cost collar strategies, which consists of the purchase of a put option and the sale of a call option, contracted with the same counterparty and with a net zero premium.
The composition of the balances involving options to buy and sell currencies is as follows:
2021
Maturity	Nominal Value (USD)	Type	Stock price	Gross premium	Fair value
February 2, 2022	3,020	“Call” Sale	5.8172	874	(189)
June 20, 2021	7,075	“Call” Sale	5.5116	2,247	(327)
Total					(516)
June 15, 2021	7075	“Put” Purchase	5.4235	(2,246)	3,135
December 15, 2021	3020	“Put” Purchase	5.5050	(874)	1,327
Total					4,462

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
2020
Maturity	Nominal Value (USD)	Type	Stock price	Gross premium	Fair value
June 15, 2021	1,800	“Call” Sale	5.6770	587	(12)
December 15, 2021	2,800	“Call” Sale	5.5656	786	(569)
November 30, 2021	6,900	“Call” Sale	5.5116	2,161	(1,277)
Total					(1,858)
June 15, 2021	1,800	“Put” Purchase	5.4800	(587)	512
December 15, 2021	2,800	“Put” Purchase	5.2425	(786)	862
November 30, 2021	6,900	“Put” Purchase	5.3388	(2,161)	2,608
Total					3,982

20.4
Classification of financial instruments by type of measurement of fair value

The Company has financial instruments measured at fair value, which are qualified as defined below:
Level 1  —  Quoted prices (unadjusted) in active markets for identical assets or liabilities that the group may have access to on the measurement date,
Level 2  —  Observable information for the asset or liability, directly or indirectly, except for quoted prices included in Level 1, and
Level 3  —  Unobservable data for the asset or liability.
	Carrying Amount		Fair value
	June 30, 2021	December 31, 2020	June 30, 2021	December 31, 2020
Level 2
Derivatives:
“Non-Deliverable Forward – NDF”	1,903	1,321	1,903	1,321
Call and put option term (“put” and “call”)	3,946	2,124	3,946	2,124
Total	5,849	3,445	5,849	3,445
The Company applied the new measures of fair value prospectively and the changes had no significant impact on the measurement of the Company’s assets and liabilities.
Cash and cash equivalents, trade receivables, lease liabilities and trade payables were not included in the table above. The carrying amount of these items is a reasonable approximation of fair value.
21
Related parties

Transactions with key management personnel
The Company paid the amounts of R$ 7,056 on June 30, 2021 (R$ 6,244 on June 30, 2020), as direct compensation to key management personnel. These amounts basically correspond to the executive board compensation, respective social charges and short-term benefits and are recorded under line item “General and administrative expenses”.
During the year 2020, the amount of R$ 43,354 was paid to the key management personnel, due to the agreement on the cancellation of the Company’s stock option plan as disclosed in note 13.c.

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The executive officers also participate in the Company’s stock option program (see note 13). For the six month period ended June 30, 2021 , R$7 (R$16 in 2020) were recognized in the statement of profit or loss.
The Company has no additional post-employment obligation as well as no other long-term benefits, such as premium leave and other severance benefits. The Company also does not offer other benefits in the dismissal of members of its Senior Management members, in addition to those defined by the Brazilian labor legislation in force.
22
Operating segments

Operating segments are defined based on business activities that reflect how CODM — Chief Operating Decision Maker reviews financial information for decision.
The Company’s CODM is Company’s Board of Director. The CODM is in charge for the operational decisions of resource allocation and performance evaluation. The CODM considers the whole Group as a single operating and reportable segment, monitoring operations, making decisions on fund allocation and evaluating performance based on a single operating segment.
The CODM reviews relevant financial data on a consolidated basis for all subsidiaries. CODM makes decisions and regularly evaluates the performance of Company’s services as a whole in a single operational and reportable segment.
The table below summarizes Net revenues by geographic region:
	June 30, 2021	June 30, 2020
NAE (North America and Europe)
United States of America	302,704	212,005
United Kingdom	11,193	10,000
Subtotal	313,897	222,005
LATAM (Latin America)
Brazil	276,730	201,569
Subtotal	276,730	201,569
APJ (Asia, Pacific and Japan)
Japan	7,315	16,831
China	12,476	7,849
Others	1,198	—
Subtotal	20,989	24,680
Total Net revenue (Note 15)	611,616	448,254
Net revenues by geographic area were determined based on the country where the sale was made. The Net revenues of a customer, from the NAE region, represent 24% of the Company’s total net revenues on June 30, 2021 (18% on June 30, 2020) and the Net revenue of a customer from the Latam region represent 16% of the Company’s total Net revenues on June 30, 2021 (9% on June 30, 2020).

CI&T Software S.A.
Unaudited condensed consolidated interim financial statements June 30, 2021 and 2020
Notes to the unaudited condensed consolidated interim financial statements
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Revenue By Client Concentration
The following table sets forth Net revenue contributed by the top client, top five clients, top ten clients and top twenty clients for the years indicated:
	June 30, 2021	June 30, 2020
Top client	146,067	79,754
Top 5 clients	349,277	199,792
Top 10 clients	447,098	286,352
Top 20 clients	533,996	361,221
Geographic information of the Company’s non-current assets
The table below summarizes non-current assets, except deferred taxes, and are based on assets geographic location.
	June 30, 2021	December 31, 2020
Brazil	101,506	97,887
Abroad:
United States of America	35,349	36,010
Japan	275	398
China	2,166	776
Canada	260	196
Portugal	249	—
Other countries	66	111
Total	139,871	135,378

23
Subsequent events

The Company entered into a purchase agreement to acquire 100% of the control of Dextra Investimentos S.A. (“Dextra Holding”) and its subsidiaries. The process was approved by the administrative council of economic defense, which is the regulatory body, Conselho Administrativo de Defesa Econômica (CADE) on July 22, 2021. Dextra Holding is primarily involved in customized software development. The Company strategy for pursuing this acquisition is to increase the talent pool available to the Company and the Company’s client portfolio in Brazil.
In July 2021, the Company entered into loan agreements with Bradesco, Santander and Citibank, in the amount of R$ 652,100 for the purchase of the Dextra Investimentos S.A. These loans mature in July 2026.
The acquisition closed on August 10, 2021, in the total amount of R$800,000. The Company paid R$650,000, and the remaining balance of R$150,000 will be paid due on the first anniversary of the closing date, subject to the application of any purchase price adjustments. In addition, prior to the one-year anniversary of the closing date, R$ 50,000 of the remaining amounts of R$150,000 will become due and payable if the Company or its successors complete an Initial Public Offering. Until the payment in full of the Deferred Payment, the Company will pledge the shares of Dextra Holdings for the benefit of the seller, provided that if a portion of the Deferred Payment is made pursuant to the consummation of the Company’s IPO, such share pledge will be replaced with a bank guarantee covering the remaining outstanding amount.

KPMG Auditores Independentes
Av. Coronel Silva Teles, 977, 10º andar, Conjuntos 111 e 112 - Cambuí
Edifício Dahruj Tower
13024-001 - Campinas/SP - Brasil
Caixa Postal 737 - CEP: 13012-970 - Campinas/SP - Brasil
Telefone +55 (19) 3198-6000
kpmg.com.br
Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
CI&T Software S.A.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of CI&T Software S.A. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of profit or loss, other comprehensive income, cash flows, and changes in equity for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2018.
Campinas, July 2, 2021
KPMG Auditores Independentes
CRC 2SP-027612/F

CI&T Software S.A.
Consolidated statements of financial position
AS OF december 31, 2020 and 2019
(In thousands of Brazilian reais — R$)
	Note	December 31 2020	December 31 2019
Assets
Cash and cash equivalents	8	162,827	79,500
Trade receivables	9	196,256	128,184
Contract assets	19.b	50,625	36,493
Recoverable taxes		1,016	1,886
Tax assets		2,117	520
Derivatives	24.1	8,837	2,983
Other assets		12,874	5,674
Total current assets		434,552	255,240
Recoverables taxes		3,099	3,099
Deferred tax	22	15,152	24,977
Judicial deposits	15	3,083	3,083
Other assets		2,494	677
Property, plant and equipment	10	38,771	27,928
Intangible assets	11	18,166	18,545
Right-of-use assets	12	69,765	73,898
Total non-current assets		150,530	152,207
Total assets		585,082	407,447
Liabilities and equity
Suppliers		15,312	8,631
Loans and borrowings	13	75,377	23,166
Lease liabilities	12	14,569	14,021
Salaries and welfare charges	14	141,794	87,908
Derivatives	24.1	5,392	2,050
Tax liabilities		6,078	6,661
Other taxes payable		3,279	1,955
Dividends and interest on equity payable	18	30,677	14,714
Contract liability		9,987	16,162
Indemnity	17.b	628	44,000
Other liabilities		7,899	8,144
Total current liabilities		310,992	227,412
Loans and borrowings	13	13,853	4,683
Lease liabilities	12	60,659	63,372
Provisions	15	161	173
Other liabilities		957	2,102
Total non-current liabilities		75,630	70,330
Equity	18
Share capital		68,968	68,968
Capital reserves		6,764	4,112
Profit reserves		109,308	32,825
Other comprehensive income		13,420	3,800
Total equity		198,460	109,705
Total equity and liabilities		585,082	407,447
The notes are an integral part of these consolidated financial statements.

CI&T Software S.A.
Consolidated statements of profit or loss
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian reais — R$)
	Note	2020	2019
Net revenue	19	956,519	677,133
Costs of services provided	20	(600,866)	(448,979)
Gross profit		355,653	228,154
Selling expenses	20	(65,093)	(44,802)
General and administrative expenses	20	(81,161)	(81,197)
Research and technological innovation expenses	20	(3,462)	(12,093)
Impairment loss on trade receivables and contract assets	20	(196)	(1,091)
Other income (expenses) net	20	2,503	2,728
		(147,409)	(136,455)
Operating profit before financial income		208,244	91,699
Finance income	21	47,808	23,944
Finance cost	21	(63,261)	(29,855)
Net finance costs	21	(15,453)	(5,911)
Profit before Income tax		192,791	85,788
Income tax expense
Current	22	(66,912)	(39,457)
Deferred	22	1,775	10,238
Net profit for the year		127,654	56,569
Income attributable to:
Controlling shareholders		127,654	56,534
Non-controlling interests		—	35
Net profit for the year		127,654	56,569
Earnings per share
Earnings per share – basic (in R$)	23	72.51	31.49
Earnings per share – diluted (in R$)	23	71.53	31.49
The notes are an integral part of these consolidated financial statements.

CI&T Software S.A.
Consolidated statement of other comprehensive income
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian reais — R$)
	2020	2019
Net profit for the year	127,654	56,569
Other comprehensive income (OCI):
Items that are or may be reclassified subsequently to profit or loss
Exchange variation in foreign investments	9,620	1,185
Total comprehensive income for the year	137,274	57,754
Total comprehensive income attributed to
Owners of the Company	137,274	57,719
Non-controlling interest	—	35
Total comprehensive income for the year	137,274	57,754
The notes are an integral part of these consolidated financial statements.

CI&T Software S.A.
Consolidated statement of changes in equity
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian reais — R$)
				Profit reserves
	Notes	Share capital	Capital reserve	Legal reserve	Retained earnings reserve	Stock redemption reserve	Retained earnings	Other compreheinsive income	Total	Non-controlling interests	Total equity
Balance as of January 1, 2019		30,098	3,931	6,020	26,859	48,520	—	2,615	118,043	2,527	120,570
Capital increase – Stock redemption reserve	18.a	43,500	—	—	—	(43,500)	—	—	—		—
Net profit for the year		—	—	—	—	—	56,534	—	56,534	35	56,569
Spin-off of the Sensedia S.A. investment	18.a / 18.b	(4,630)	213	—	(567)	—	—	5	(4,979)	(2,562)	(7,541)
Additional dividends	18.d	—	—	—	(26,567)	—	—	—	(26,567)	—	(26,567)
Other comprehensive income for the year		—	—	—	—	—	—	1,180	1,180	—	1,180
Share-based payment	17.d	—	3,170	—	—	—	—	—	3,170	—	3,170
Share-based plan cancellation	17.c	—	(3,202)	—	(26,004)	—	—	—	(29,206)	—	(29,206)
Tax effect on the cancellation of the share-based plan	22	—	—	—	6,244	—	—	—	6,244	—	6,244
Transfer of stock redemption reserve		—	—	—	5,020	(5,020)	—	—	—	—	—
Legal reserve	18.d	—	—	2,826	—	—	(2,826)	—	—	—	—
Dividends	18.d	—	—	—	—	—	(14,714)	—	(14,714)	—	(14,714)
Constitution of retained earnings reserve		—	—	—	38,994	—	(38,994)	—	—	—	—
Balances as of December 31, 2019		68,968	4,112	8,846	23,979	—	—	3,800	109,705	—	109,705
Net profit for the year		—	—	—	—	—	127,654	—	127,654	—	127,654
Additional dividends related to 2019 approved at the EGM held as of July 30, 2020	18.d	—	—		(16,263)	—	—	—	(16,263)	—	(16,263)
Other comprehensive income for the year		—	—	—	—	—	—	9,620	9,620	—	9,620
Share-based compensation	17.d	—	2,652	—	—	—	—	—	2,652	—	2,652
Tax effect on the compensation of the share-based plan	22	—	—	—	45	—	—	—	45	—	45
Interest on shareholders´ equity	18.d	—	—	—	—	—	(4,276)	—	(4,276)	—	(4,276)
								—	—	—
Legal reserve	18.d	—	—	4,947	—	—	(4,947)	—	—	—	—
Dividends	18.d	—	—	—	—	—	(30,677)	—	(30,677)	—	(30.677)
Constitution of retained earnings reserve		—	—	—	87,754	—	(87,754)	—	—	—	—
Balance as of December 31, 2020		68,968	6,764	13,793	95,515	—	—	13,420	198,460	—	198,460
The notes are an integral part of these consolidated financial statements.

CI&T Software S.A.
Consolidated statement of cash flows
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian reais — R$)
		2020	2019
Cash flows from operating activities
Net profit for the year		127,654	56,569
Adjustments for:
Depreciation and amortization	20	29,882	25,577
Gain/loss on the sale of property, plant and equipment and intangible assets		689	567
Interest, monetary variation and exchange variation		7,789	2,971
Interest on lease	13	5,023	6,135
Unrealized gains on financial instruments		(2,512)	(919)
Income tax expense	22	65,137	29,219
Impairment losses on trade receivables	9	414	52
Provision for (reversal of) Impairment losses from contract assets	19	(218)	1,039
Provision for labor risks	15	(12)	23
Exchange variation on indemnity		(4,324)	—
Provision for indemnity	17.b	(18)	14,891
Share-based plan	17.d	942	3,170
Others		469	205
Reduction (Increase) in operating assets and liabilities
Trade receivables		(47,848)	(32,673)
Contract assets		(8,339)	(4,253)
Inventories		(139)	(361)
Other taxes recoverable		461	20
Current tax assets		507	789
Judicial deposits		—	(105)
Suppliers		6,746	1,697
Salaries and welfare charges		49,086	16,825
Tax liabilities		(12,275)	(11,398)
Other taxes payable		(407)	(346)
Contract liability		(7,138)	8,595
Payment of share-based indemnity	17.b	(43,354)	—
Other receivables and payables, net		(11,296)	6,194
Cash generated from operating activities		156,919	124,483
Income tax paid		(47,044)	(25,085)
Interest paid on loans and borrowings	13	(3,880)	(1,912)
Interest paid on lease	13	(5,023)	(6,129)
Net cash from operating activities		100,972	91,357
The notes are an integral part of these consolidated financial statements.

CI&T Software S.A.
Consolidated statement of cash flows
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian reais — R$)
		2020	2019
Cash flows from investment activities
Acquisition of property and equipment and intangible assets		(21,391)	(19,893)
Escrow payment		—	(1,496)
Redemption of related financial investments		—	4,838
Net cash (used in) investment activities		(21,391)	(16,551)
Cash flows from financing activities
Dividends paid	18.d	(30,977)	(40,059)
Interest on equity, paid	18.d	(4,276)	(2,676)
Payment of lease liabilities	13	(15,500)	(10,949)
Proceeds from loans and borrowings	13	144,269	8,179
Payment of loans and borrowings	13	(88,107)	(24,161)
Net cash from (used in) financing activities		5,409	(69,666)
Net increase in cash and cash equivalents		84,990	5,140
Cash and cash equivalents as of January 1st		79,500	77,079
Exchange variation effect on cash and cash equivalents		(1,663)	(1,464)
Cash reduction due to spin-off effect		—	(1,255)
Cash and cash equivalents as of December 31		162,827	79,500

The notes are an integral part of these consolidated financial statements.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
1
Reporting entity

CI&T Software SA (“Company”), headquartered at Rua Dr. Ricardo Benetton Martins, 1000, Pólis de Tecnologia, in the city of Campinas, State of São Paulo, located in Brazil, main activity is the development of customizable software through implementation of innovative software solutions, including Machine Learning, Artificial Intelligence (AI), Analytics, Cloud and Mobility technologies.
These consolidated financial statements comprise the Company and its subsidiaries (collectively referred to as the ‘Company’). The Company has the same corporate purpose as the Company, except for the subsidiary CI&T IOT (see note 2).
a.
Spin-off in 2019

The Extraordinary General Meeting, held on July 31, 2019, approved the partial spin-off of the investment in the subsidiary Sensedia S.A. with transfer of its net equity to the Company’s shareholders. The valuation of the spun-off portion was carried out at book value based on the statement of financial position of Sensedia S.A. as of April 30, 2019. The value of the spun-off portion is R$ 4,630.
b.
COVID-19 effects

The Company is actively working on preventive measures, reinforcing hygiene protocols, disseminating information on the topic through its internal communication channels and following the guidelines of the World Health Organization (WHO), canceling internal events and trips, adopting electronic means of communication, making work routines more flexible to avoid crowds, adherence to remote work for all employees, among other initiatives. Up to this date, management has not identified any significant impacts on its operations.
Since the proclamation of the pandemic in March 2020, the Company’s priority has been to ensure the health and safety of its employees and customers, as well as the normality of its services.
The Company has so far adopted and maintained its activities in a “work from home” system, guaranteeing employees technological infrastructure and digital transformation.
2
List of direct and indirect subsidiaries

Information on the Company’s direct and indirect subsidiaries is presented below:
Subsidiaries	Location	2020		2019
		Direct	Indirect	Direct	Indirect
CI&T, Inc.	United States	100%	—	100%	—
CI&T Software Inc.	Canada	—	100%	—	100%
CI&T UK Limited	United Kingdom	—	100%	—	100%
CI&T Argentina S/A(a)	Argentina	—	100%	—	100%
CI&T Japan, Inc.	Japan	100%	—	100%	—
CI&T China, Inc.	China	—	100%	—	100%
CI&T IOT(b)	Brazil	100%	—	100%	—
CI&T Portugal Unipessoal Lda(c)	Portugal	100%	—	—	—
CI&T Australia PTY Ltd(d)	Australia	100%	—	—	—

(a)
CI&T Argentina does not have operations for the periods disclosed.

(b)
In July 2019, the subsidiary CI&T IOT Comércio de Hardware e Software Ltda. started its operations.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The subsidiary’s main activity is the sale of advanced technology devices and software on environment management platforms for efficient use of spaces.
(c)
In June 2020, the subsidiary CI&T Portugal Unipessoal LDA started operations in the city of Lisbon to meet the strategy of global expansion and strengthen the Company’s presence in the European market, acting with the same corporate purpose as the Company.

(d)
In October 2020, the subsidiary CI&T Australia PTY LTD was created in the city of Brisbane, acting with the same corporate purpose as the Company.

3
Basis of accounting

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
The issuance of these consolidated financial statements was authorized by Management in July 2, 2021.
4
Functional and presentation currency

These consolidated financial statements are presented in reais, which is the Company’s functional currency. All balances are rounded to the nearest thousands, except when otherwise indicated.
The main exchange rates used in the preparation of the Company’s financial statements are reais, US Dollar, Yen, Euro and Australian Dollar, as the subsidiaries of the Company have the following functional currencies: CI&T Inc has the local currency, the US Dollar, as its functional currency; CI&T Japan Inc has the local currency, Yen, as its functional currency; CI&T Portugal has the local currency, Euro, as its functional currency and CI&T Australia has the local currency, Australian Dollar as its functional currency.
5
Use of judgments and estimates

In preparing these consolidated financial statements, Management has made judgments and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. The revisions to estimates are recognized prospectively.
a.
Judgments

Information about judgments made in the application of accounting policies that have significant effects on the amounts recognized in the financial statements are included in the following notes:
•
Note 12 — lease term: whether the Company is reasonably certain to exercise extension options.

•
Note 19 — revenue recognition: whether service revenue is recognized over time or at point in time.

b.
Measurement of fair values

Several Company’s accounting policies and disclosures require the measurement of fair values for both financial and non-financial assets and liabilities.
The Company has established a control framework with respect to the measurement of fair value that includes the review of significant fair value measurements, significant unobservable data and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
values, the valuation team assesses the evidence obtained from third parties to support the conclusion that such valuations meet the requirements of the accounting standards, including the level in the fair value hierarchy in which the valuations should be classified.
When measuring the fair value of an asset or a liability, the Company uses observable market data as much as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
•
Level 1:   Quoted prices (not adjusted) in active markets for identical assets or liabilities.

•
Level 2:   Inputs, except for quoted prices, included in Level 1, which are observable for the asset or liability, either directly (prices) or indirectly (derived from prices).

•
Level 3:   Inputs for the asset or liability, which are not based on observable market data (unobservable inputs).

Additional information on the assumptions used to measure fair values is included in the following notes:
•
Note 17 share-based payment arrangements on the grant date and the indemnity for the cancellation of the share-based plan; and

•
Note 24 — financial instruments.

6
Basis of measurement

The consolidated financial statements were prepared based on historical cost, except for derivative financial instruments and liabilities for the cancellation of the share-based plan, which are measured at fair value at each reporting date.
7
Significant accounting policies

The Company applied the accounting policies described below in a consistent manner to all the years presented in the consolidated financial statements.
The new standards are also effective from January 1, 2021 but they do not have a material effect on the Company’s financial statements.
a.
Basis of consolidation

(i)
Subsidiaries

The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and can affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.
(ii)
Non-controlling interests

NCI are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Company’s interest in a subsidiary that do not result in loss of control are accounted for as equity transactions.
According to note 1.a, with the partial spin-off of the subsidiary Sensedia S.A. in 2019, the Company no longer has non-controlling interest.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
(iii)
Transactions eliminated by consolidation

Intra-group balances and transactions, and any unrealized income or expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
b.
Foreign currency

(i)
Foreign currency transactions

Transactions in foreign currency are translated into the respective functional currencies of the Company and its subsidiaries at the exchange rates at the dates of the transactions.
Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within finance costs.
However, foreign currency differences arising from the translation of investments abroad are recognized in other comprehensive income.
(ii)
Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated into reais at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into Brazilian reais at the exchange rates that represent the average monthly rates for the respective period.
Foreign currency differences are recognized in other comprehensive income.
c.
Employee benefits

(i)
Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. The liability is recognized at the amount of the expected payment if the Company has a present legal obligation to pay this amount due to service provided by the employee and the obligation can be estimated reliably.
(ii)
Share-based payment arrangements

The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as personnel expense, with a corresponding increase in equity, during the period in which employees unconditionally acquire the right to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which there is an expectation that service and performance conditions will be met in such a way that the final amount recognized as an expense is based on the number of awards that actually meet the service and performance conditions on the vesting date.
The Company recognizes the expense, according to the services rendered for each subsidiary where the employee participating in the plan works, with the counterpart at:

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
(a)
Increase in equity if the services rendered are received in a transaction with a share-based payment settled in equity instruments.

(b)
Or must recognize a liability, if the services rendered are acquired in a transaction with a share-based payment settled in cash (or other assets).

The fair value of the amount payable to employees in respect to the rights to the valuation of the shares, which are settled in cash, is recognized as an expense with a corresponding increase in liabilities, over the period during which the employees unconditionally acquire the right to payment. The liability is remeasured at each reporting date and at settlement date based on the fair value of the SARs. Any changes in the liability are recognized in profit or loss.
When the granting of an equity instrument is canceled or settled during the vesting period, the entity must recognize the cancellation or settlement as an acceleration of the vesting period and, therefore, must immediately recognize the amount that would be recognized as services received over the remaining vesting period.
In cases of cancellation of the stock option plan, any payment made to the employee upon cancellation must be accounted for as an equity instrument repurchase, that is, in a reduction account of shareholders’ equity, except if the payment exceeds the fair value of the equity instrument granted, measured on the repurchase date. Any surplus must be recognized as an expense for the period. However, if the share-based payment arrangement presents liabilities components, the entity must remeasure the fair value of the corresponding liability on the cancellation or settlement date. Any payment made to settle these liability components should be recorded as settlement of liabilities
d.
Finance income and finance expenses

The Company’s finance income and finance expenses include:
•
Interest income;

•
Interest expense;

•
The net gain or loss on financial assets measured at fair value through profit or loss;

•
The foreign currency gain or loss on financial assets and financial liabilities;

Interest income or expense is recognized using the effective interest method. The Company classifies dividends and interest on equity paid as cash flows used in financing activities.
The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts though the expected life of the financial instrument to:
•
The gross carrying amount of the financial asset; or

•
The amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or the amortized cost of the liability. However, for financial assets that have become credit-impaired after initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.
e.
Income tax

Income tax expenses comprises current and deferred income and social security contribution taxes. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The Company has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.
(i)
Current tax

Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the year and any adjustment to taxes payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income tax, if any. It is measured using tax rates enacted at the reporting date.
Current tax assets and liabilities are only offset if certain criteria are met.
(ii)
Deferred taxes

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:
•
Temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and

•
Temporary differences related to investments in subsidiaries to the extent that the Company can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Deferred tax assets are recognized in respect of tax losses and unused deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for each individual subsidiary.
Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable.
Deferred tax assets and liabilities are measured based on the rates that are expected to be applied to temporary differences when they are reversed, based on the rates that were enacted up to the reporting date.
The measurement of deferred tax reflects the tax consequences that would follow from the way the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.
Deferred tax assets and liabilities are only offset if certain criteria are met.
f.
Property, plant and equipment

(i)
Recognition and measurement

Property, plant and equipment items are measured at the historical cost of acquisition or construction, deducted from accumulated depreciation and any impairment losses.
Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
(ii)
Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.
(iii)
Depreciation

Depreciation is calculated to write off the cost of items of property, plant and equipment, less their estimated residual values using the straight-line method based on the estimated useful lives and is recognized in profit and loss. Land is not depreciated.
The estimated useful lives of property, plant and equipment for current and comparative years are as follows:
IT equipment	2 to 5 years
Furniture and fixtures	7 – 10 years
Vehicles	5 years
Leasehold improvements	1 to 8 years
Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.
g.
Intangible assets and goodwill

(i)
Recognition and measurement

Goodwill
Goodwill is measured at cost, less accumulated impairment losses.
Research and development
Expenditure on research activities is recognized in profit or loss as incurred.
Development expenditures are capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient intention and resources to complete development and use or sell the asset. Otherwise, it is recognized in profit and loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.
Other intangible assets
Other intangible assets that are acquired by the Company and have definite useful lives are measured at cost, less accumulated amortization and any accumulated impairment losses.
(ii)
Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including trademarks and patents, is recognized in profit or loss as incurred.
(iii)
Amortization

Amortization is calculated using the straight-line method based on the estimated useful lives of the items, net of their estimated residual values. Amortization is generally recognized in profit or loss. Goodwill is not amortized.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The estimated useful lives of the period and comparative years are as follows:
Network software	5 years
Internally developed software	3 years
Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted, if appropriate.
h.
Financial instruments

(i)
Recognition and initial measurement

Trade receivables are initially recognized on the date they were originated. All other financial assets and liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.
A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not measured at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.
(ii)
Classification and subsequent measurement

Financial assets
On initial recognition, a financial asset is classified as measured at: amortized cost; FVOCI — debt investment; FVOCI — equity investment; or FVTPL — fair value through profit or loss.
Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the presentation period following the change in business model.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as measured at FVTPL:
•
It is maintained within a business model aimed at maintaining financial assets to receive contractual cash flows; and

•
It is contractual terms give rise on specific dates to cash flows that are related to the payment of principal and interest on the outstanding principal value.

All financial assets not classified as measured at amortized cost, as described above, are classified as at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or fair value through other comprehensive income (“FVOCI”) as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
Financial assets — Business model assessment
The Company carries out an assessment of the objective of the business model in which a financial asset is held at the portfolio because it better reflects the way the business is managed, and the information is provided to Management. Information considered includes:
•
The stated policies and objectives set for the portfolio and the operation of those policies in practice. They include whether Management’s strategy focuses on achieving contractual interest income,

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
maintaining a particular interest rate profile, matching the duration of financial assets with the duration of related liabilities or expected cash outflows, or realizing cash flows through the sale of assets;
•
How the portfolio’s performance is assessed and reported to the Company’s Management;

•
The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•
How the managers of the business are compensated — e.g., whether the compensation is based on the fair value of the assets managed or on the contractual cash flows earned; and

•
The frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and its expectations about future sales.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales, in a manner consistent with the continuous recognition of the assets of the Company and its Subsidiaries.
Financial assets held for trading or managed and whose performance is evaluated on a fair value basis are measured at fair value through profit or loss.
Financial assets — assessment whether contractual cash flows are solely principal and interest payments
For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. Interest’ is defined as consideration for the time value of money and the credit risk associated with the principal amount outstanding over a given period of time and for the other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.
The Company considers the contractual terms of the instrument to assess whether the contractual cash flows are solely payments of principal and interest. This includes assessing whether the financial asset contains a contractual term that could change the timing or value of the contractual cash flows such that it would not meet this condition. In making this assessment, the Company considers:
•
Contingent events that change the amount or timing of cash flows;

•
Terms that can adjust the contractual rate, including variable rates features;

•
Prepayment and extension features; and

•
Terms that limit the Company’s access to cash flows from specific assets (e.g., based on the performance of an asset).

Prepayment feature is consistent with the principal and interest payment criteria if the prepayment amount mostly represents unpaid principal and interest on the outstanding principal amount — which may include additional compensation reasonable for early termination of the contract. In addition, for a financial asset acquired for a value less than or greater than the nominal value of the contract, the permission or requirement for prepayment for an amount that represents the nominal value of the contract plus contractual interest (which also may include reasonable additional compensation for early termination of the contract) accumulated (but not paid) are treated as consistent with this criterion if the fair value of the prepayment is insignificant at initial recognition.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Financial assets — Subsequent measurement and profit and loss
•
Financial assets at FVTPL

These assets are subsequently measured at fair value. The net gain, including interest, is recognized in profit or loss.
•
Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.
Financial liabilities — classification, subsequent measurement and profit and loss
Financial liabilities were classified as measured at amortized cost or FVTPL. A financial liability is classified as measured at fair value through profit or loss if it is a derivative or is designated as such upon initial recognition. Financial liabilities measured at FVTPL are measured at fair value and net income, including interest, is recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense, foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.
(iii)
Derecognition

Financial assets
The Company derecognizes a financial asset when the contractual rights to the cash flows of the asset expire, or when the Company transfers the contractual rights to receive the contractual cash flows on a financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or in which the Company neither transfers nor substantially maintains all the risks and rewards of ownership of the financial asset nor retains control over the financial asset.
Financial liabilities
The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.
(iv)
Offsetting

The financial assets or liabilities are compensated, and the net amount presented in the statement of financial position when, and only when, the Company currently has a legally enforceable right to offset the amounts and intends to settle them on a net basis or to dispose of the asset and settle the liabilities simultaneously.
(v)
Derivative financial instruments

The Company holds derivative financial instruments to manage its exposures to the risks of changes in foreign currency and interest rates.
Derivatives are initially measured at fair value. After initial recognition, derivatives are measured at fair value and changes in fair value are recognized in profit or loss.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
i.
Share capital

Common shares
Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity.
j.
Impairment

Non-derivative financial assets
Financial instruments and contract assets
The Company recognizes provisions for expected credit losses on:
•
Financial assets measured at amortized cost

•
Contract assets

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime expected credit losses.
The Management considers a financial asset to be in default when:
•
It is unlikely that the creditor will fully pay its credit obligations to the Company, without resorting to actions such as the realization of the guarantee (if any); or

•
The financial asset is more than 360 days past due.

Lifetime credit losses are the expected credit losses that result from all possible default events over the expected life of the financial instrument.
The maximum period considered in the expected credit loss estimate is the maximum contractual period over which the Company is exposed to credit risk.
Measurement of expected credit losses
The Company considers evidence of impairment of assets measured at amortized cost at the collective level. The assets are assessed collectively for any loss of value that could have occurred but had not yet been identified.
Assets are assessed collectively for impairment based on the grouping of assets with similar risk characteristics.
In assessing the impairment as a whole, the Company uses historical trends in the probability of default, the recovery period and the loss amounts incurred, adjusted to reflect management’s judgment on the assumptions if the current economic and credit conditions are such that actual losses are probable to be higher or lower than those suggested by historical trends.
A loss by reduction to the recoverable amount is calculated as the difference between the recorded amount and the present value of estimated future cash flows, discounted by the original effective interest rate of the asset. Losses are recognized in profit or loss and deducted from the gross carrying amount of the assets.
The allowance for loss on financial assets measured at amortized cost is deducted from the gross carrying amount of the assets.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Write-off
The gross carrying amount of a financial asset is written off when the Company has no reasonable expectation of recovering the financial asset in whole or in part. With respect to customers, the Company assesses the time and value of the write-off based on whether there is reasonable expectation of recovery. The Company does not expect any significant recovery of the amount written off. However, the financial assets written off may still be subject to credit for the fulfillment of the Company’s procedures for recovering the amounts due.
Non-financial assets
At each reporting date, the Company reviews the carrying amounts of its non-financial assets (other than contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.
The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market evaluations of the time value of money and the risks specific to the asset or CGU.
An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.
Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.
An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization if no impairment loss had been recognized.
k.
Provisions

Disputes and litigations
The provision for disputes and litigation is recognized when it is probable that the Company will be required to make future payments as a result of past events. Such payments include, but are not limited to, the various claims, processes and actions initiated by both third parties and the Company, relating to labor disputes, complaints from tax authorities and other judicial matters.
Provision for indemnity of the stock options plan
The provision for the indemnity of the stock options plan was recognized upon the cancellation of all programs and agreements entered into in the Company’s Stock Option Plan. The payments to the beneficiaries of the plan grant to the Company full discharge on any right related to the Plan.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
l.
Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if the contract transfers the right to control the use of an identified asset for a period of time in exchange for consideration.
At commencement or on the modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component of the lease based on individual prices. However, for property leases, the Company elected to not separate the non-lease components and account for the lease components and non-lease as a single component.
The Company recognize a right-of-use asset and a lease liability at lease commencement. The right-to-use asset is initially measured at cost, which comprises the initial measurement amount of the lease liability, adjusted for any lease payments made at or before the commencement date, less any leasing incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In this case, the right of use will be depreciated over the useful life of the underlying asset, which is determined in same basis as that of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of lease liabilities.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if this rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as a discount rate.
The Company determines its incremental borrowing rate by obtaining interest rates from various external sources of financing and making some adjustments to reflect the terms of the contract and the type of leased asset.
Lease payments included in the measurement of the lease liability comprise the following:
•
Fixed payments, including in-substance fixed payments; and

•
Amounts expected to be payable under a residual value guarantee.

Regarding the option of extension to the office leases, the Company applies an additional of 5 years to determine ROU amounts, except when there is no certain probability of continuity of activities in such locations. Renewal clauses generally use an inflation update index (IGPM or IPCA) that is updated annually.
For the periods disclosed, the Company does not have lease agreements with variable payments.
The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments resulting from a change in index or rate, if there is a change in the Company’s estimate of the amounts expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset is made or is accounted in the profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The right-of-use asset is amortized using the straight-line method from the commencement date to the end of the lease term.
Short-term leases and leases of low-value assets
The Company has chosen not to recognize right-of-use assets and liabilities for leases of low value assets and short-term leases. The Company recognizes lease payments associated with these leases as an expense on a straight-line basis over the lease term.
m.
Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.
A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities (see note 5 (b)).
When one is available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
If there is no quoted price in an active market, the Company uses valuation techniques that maximize the use of relevant observable data and minimize the use of unobservable inputs. The chosen valuation technique incorporates all the factors that market participants would consider in pricing a transaction.
n.
Segment reporting

In reviewing the operational performance of the Company and allocating resources, the chief operating decision maker (“CODM”), is the Board of Directors (“BoD”), in charge for the operational decisions of resource allocation and performance evaluation.
The CODM considers the whole Group as a single operating and reportable segment, monitoring operations, making decisions on fund allocation and evaluating performance based on a single operating segment. The CODM reviews relevant financial data on a consolidated basis for all subsidiaries. Disaggregated information is only reviewed at the revenue level (Note 27), with no corresponding detail at any margin or profitability levels.
See Note 27 for a breakdown of Net revenue and selected assets by geographic location.
8
Cash and cash equivalents

	2020	2019
Cash and cash equivalents	59,640	21,648
Financial investments	103,187	57,852
Total	162,827	79,500
Financial investments are represented by fixed income securities, with interest rate ranging from 97% to 101% (85% to 100% on December 31, 2019) of the changes of Interbank Deposit Certificate (CDI) variation — which (i) management expects to use for short-term commitments, (ii) present daily liquidity and (iii) are readily convertible into a known amount of cash, subject to an insignificant risk of change in value.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
9
Trade receivables

The balances of trade receivables are presented per maturity, as follows:
	2020	2019
Trade receivables – Domestic market	32,275	35,385
Trade receivables – Foreign market	164,673	93,045
(-) Expected credit losses	(692)	(246)
Trade Receivables, net	196,256	128,184
The balances of trade receivables by maturity date are as follows:
	2020	2019
Not due	167,939	111,379
Overdue:
from 1 to 60 days(1)	28,012	16,035
61 to 360 days	939	860
Over 360 days	58	156
	196,948	128,430

(1)
As of December 31, 2020, the balance of trade receivable overdue to 60 days of R$ 28,012 (R$ 16,035 on December 31, 2019) refers to a series of individual clients who have no recent history of default. The Company considers these extensions and delays as expected in its credit risk analyzes.

The movement of impairment loss on trade receivables is as follows:
Balance as of January 1, 2019	(352)
Provision	(430)
Reversal	378
Partial investment spin-off	160
Exchange variation	(2)
Balance as of December 31, 2019	(246)
Provision	(1,751)
Reversal	1,337
Exchange variation	(32)
Balance as of December 31, 2020	(692)

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
10
Property, plant and equipment

	2020	2019
IT equipment	15,407	8,921
Furniture and fixtures	6,364	6,223
Vehicles	27	186
Hardware devices	291	—
Leasehold improvements(*)	16,460	12,584
Property, plant and equipment in progress	222	14
Total	38,771	27,928

(*)
Improvements are depreciated on a straight-line basis based on the remaining time of the lease agreement.

The changes in the balances are as follows:
	IT equipment	Furniture and fixtures	Vehicles	Leasehold Improvements	In progress property, plant and equipment	Hardware devices	Total
Cost:
Balance as of January 1, 2019	23,772	10,374	287	12,686	405	—	47,524
Effect of movements in exchange rates	96	60	6	65	152	—	379
Spin-off	(1,228)	(328)	—	(408)	—	—	(1,964)
Additions	4,506	2,559	150	1,449	9,119	—	17,783
Disposals	(3,511)	(1,472)	(148)	(21)	—	—	(5,152)
Transfers	378	710	—	8,574	(9,662)	—	—
Balance as of December 31, 2019	24,013	11,903	295	22,345	14	—	58,570
Effect of movements in exchange rates	1,285	760	69	1,155	—	—	3,269
Additions	11,315	1,365	—	461	5,998	487	19,626
Disposals	(1,761)	(1,091)	(278)	(1,352)	(103)	—	(4,585)
Transfers	—	4	—	5,683	(5,687)	—	—
Balance as of December 31, 2020	34,852	12,941	86	28,292	222	487	76,880
Depreciation:
Balance as of January 1, 2019	(15,151)	(5,340)	(159)	(7,194)	—	—	(27,844)
Effect of movements in exchange rates	(48)	(22)	(5)	(21)	—	—	(96)
Investment spin-off	575	80	—	361	—	—	1,016

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	IT equipment	Furniture and fixtures	Vehicles	Leasehold Improvements	In progress property, plant and equipment	Hardware devices	Total
Depreciation	(3,850)	(1,486)	(78)	(2,928)	—	—	(8,342)
Disposals	3,382	1,088	133	21	—	—	4,624
Balance as of December 31, 2019	(15,092)	(5,680)	(109)	(9,761)	—	—	(30,642)
Effect of movements in exchange rates	(565)	(207)	(28)	(154)	—	—	(954)
Depreciation	(5,386)	(1,616)	(50)	(3,245)	—	(196)	(10,493)
Disposals	1,598	926	128	1,328	—	—	3,980
Balance as of December 31, 2020	(19,445)	6,577	(59)	(11,832)	—	(196)	(38,109)
Balance at:
December 31, 2019	8,921	6,223	186	12,584	14	—	27,928
December 31, 2020	15,407	6,364	27	16,460	222	291	38,771
The Company does not have property, plant or equipment pledged as collateral.
11
Intangible assets

	2020	2019
Network software	1,096	1,572
Internally developed software(i)	2,385	1,958
Software in progress	115	445
Subtotal	3,596	3,975
Goodwill(ii)	14,570	14,570
Total	18,166	18,545

(i)
Refer to internal expenses with software development to be sold by the Company and also for internal use.

(ii)
Refer to goodwill for future profitability arising from: i) acquisition of CI&T IN Software Ltda., which was merged into the parent company in December 2014 in the amount of R$ 2,871; ii) acquisition of CI&T Japan Inc. in 2015 in the amount of R$ 730 ; iii) acquisition of Comrade Inc. in 2017, in the amount of R$ 10,969, which was merged on December 31, 2018 by the subsidiary CI&T Inc.

The change in the balances of intangible assets is as follows:

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	Networking Software	Internally developed software	Software in progress	Goodwill	Total
Cost:
Balance as of January 1, 2019	8,725	10,329	—	14,570	33,624
Effect of movements in exchange rates	166	—	—	—	166
Investment spin-off	(42)	—	—	—	(42)
Additions	550	274	1,286	—	2,110
Disposals	(170)	—	—	—	(170)
Transfers	—	841	(841)	—	—
Balance as of December 31, 2019	9,229	11,444	445	14,570	35,688
Effect of movements in exchange rates	331	—	—	—	331
Additions	188	646	931	—	1,765
Disposals	(16)			—	(16)
Transfers	—	1,261	(1,261)	—	—
Balance as of December 31, 2020	9,732	13,351	115	14,570	37,768
Amortization:
Balance as of January 1, 2019	(6,786)	(7,583)	—	—	(14,369)
Effect of movements in exchange rates	(165)	—	—	—	(165)
Investment spin-off	37	—	—	—	37
Amortization	(874)	(1,903)	—	—	(2,777)
Disposals	131	—	—	—	131
Balance as of December 31, 2019	(7,657)	(9,486)	—	—	(17,143)
Effect of movements in exchange rates	(298)				(298)
Amortization	(697)	(1,480)			(2,177)
Disposals	16	—	—	—	16
Balance as of December 31, 2020	(8,636)	(10,966)	—	—	(19,602)
Balance at:
December 31, 2019	1,572	1,958	445	14,570	18,545
December 31, 2020	1,096	2,385	115	14,570	18,166
Impairment test — Goodwill
The recoverable amount of the CGU was based on the value in use, determined through the discounted future cash flows to be generated by the continuous use of the CGU.
To determine the value in use of the CGU, the discounted cash flow methodology was used, calculated based on the capitalization of free cash flows discounted at a weighted-average cost of capital (WACC) that corresponds to the discount rate, considering the weighted average cost of the different financing forms present in the company’s capital structure.
The values attributed to the main assumptions, as detailed below, represent the assessment of future management trends in relevant sectors and were based on historical data from internal and external sources.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	2020	2019
Discount rate – before tax	12.54%	14.66%
Discount rate – after tax	12.38%	14.37%
Budgeted EBITDA growth rate (average for the next five years)	20%	19%
Terminal value growth rate:	3.5%	4%
The financial projections of the business unit in Brazil were prepared in Brazilian reais, in nominal values for the next five years.
The discount rate was estimated after tax based on the historical weighted average cost of capital rate at which the CGU operates.
The cash flow projections were prepared for five years and a growth rate in perpetuity after this period. The rate of growth in perpetuity was determined as the lower value between the nominal gross domestic product of the countries where the Company operates and the estimated annual compound rate of long-term growth of EBITDA, which Management believes to be consistent with the market.
The key estimates used were as follows:
•
Revenue growths are projected considering the average growth levels experienced over the past years and the growth for the next five years between 15% and 27%, considered effective rates of taxes on the base date of assessment.

•
The scenario with the extinction of the Brazilian payroll tax exemption benefits directly impacted personnel costs, reducing the gross margin.

•
The variation in EBITDA follows revenues, costs, and expenses. The gross margin of Net revenue is maintained between 19% and 24% over the projected period.

Management’s impairment test for 2020 and 2019 indicated that value in use is substantially higher than the carrying amount of the goodwill. Management therefore believes that no reasonably possible change in any of the above key assumptions would cause the carrying amount of goodwill to materially exceed its recoverable amount.
The Company did not recognize any impairment loss for the years ended December 31, 2020, and 2019.
12
Leases

a.
Right-of-use assets

	2020	2019
Properties	66,459	70,890
Vehicles	2,809	2,228
IT equipment	497	780
Total	69,765	73,898
Some leases of the group have the option of an extension that can be exercised for an indefinite period, and in these cases the Company has already considered in the measurement of the lease amounts the extensions that are reasonably certain to be exercised.
The Company applies the short-term lease recognition exemption to its short-term leases of properties (those leases that have a lease term of 12 months or less). It also applies the lease of low-value assets

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
recognition exemption to leases that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expenses on a straight line. The amount the remained in the rental expense total in the year was R$ 4,669 as of December 31, 2020 (R$ 4,165 as of December 31, 2019).
The changes in the balances of the right-of-use, are presented below:
	Properties	Vehicles	IT equipment	Total
Cost:
Initial adoption on January 1, 2019	77,872	2,902	—	80,774
Foreign currency difference(1)	1,119	—	—	1,119
Additions	5,517	311	851	6,679
Derecognition of right-of-use assets	(184)	—	—	(184)
Balance on December 31, 2019	84,324	3,213	851	88,388
Foreign currency difference	8,370	10	—	8,380
Additions	14,305	2,503	—	16,808
Derecognition of right-of-use assets	(18,450)	(718)	—	(19,168)
Balance at December 31, 2020	88,549	5,008	851	94,408
Depreciation:
Balance at January 1, 2019	—	—	—	—
Foreign currency difference	(32)	—	—	(32)
Depreciation	(13,402)	(985)	(71)	(14,458)
Balance at December 31, 2019	(13,434)	(985)	(71)	(14,490)
Foreign currency difference	(979)	(9)		(988)
Depreciation	(15,320)	(1,609)	(283)	(17,212)
Derecognition of right-of-use assets	7,643	404	—	8,047
Balance at December 31, 2020	22,090	(2,199)	(354)	(24,643)
Net balance at:
December 31, 2019	70,890	2,228	780	73,898
December 31, 2020	66,459	2,809	497	69,765

(1)
Exchange variation effect on translation of right-of-use assets abroad.

b.
Lease liabilities

	Average discount rate (per year)	2020	2019
Properties	7.56% (2019, 9.30)%	71,765	74,255
Vehicles	12.69% (2019, 12.87)%	2,940	2,350
IT equipment	7.70% (2019, 7.70)%	523	788
Total		75,228	77,393
Current		14,569	14,021
Non-current		60,659	63,372
		75,228	77,393

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The change in lease liability is disclosed in the reconciliation of change in liabilities to cash flows in Note 13.
13
Loans and borrowings

Loans and borrowings operations can be summarized as follows:
	Currency	Average interest rate per year (%)	Year of maturity	2020	2019
Itaú(ii)	USD	4.82% pa	2022	5,936	7,505
BNDES(i)	BRL	TJLP + 2.32% / SELIC + 2.8%	2020	—	20,105
Santander Bank S/A	BRL	12.87% pa	2021	33	62
Bradesco(ii)	BRL	CDI + 3.57% / CDI + 1.10%	2021 – 2023	52,081	—
Banco do Brasil(iii)	USD	3.05%	2021	20,748	—
HSBC – CI&T Inc.	USD	Prime rate + 1%	2021	10,432	177
Total				89,230	27,849

(i)
National Bank for Social Economic Development — BNDES (Credit lines VI): Refers to financing for investments in research and development, marketing and commercialization, training and quality, infrastructure and national equipment.

(ii)
Export credit note — NCE: Refers to financing to export software development services.

(iii)
Advance on Foreign Exchange Contract (ACC);

Such balances were included as current and non-current borrowings in the consolidated statement of financial position as follows:
	2020	2019
Current	75,377	23,166
Non-current	13,853	4,683
Total	89,230	27,849
The balances of principal of long-term loans and borrowings as of December 31, 2020 have the following maturities:
2022	12,132
2023	1,721
Non-current liabilities	13,853
The reconciliation of change in liabilities to cash flows arising from financing activities is shown below:

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	2020
	Liabilities		Net equity	Total
	Loans and financing	Leases (Note 12.b)	Reserves
Balance as of January 1st, 2020	27,849	77,393	36,937	142,179
Financing cash flow variations
Loans and borrowings	144,269	—	—	144,269
Loan and borrowings payments, and lease payments	(88,107)	(15,500)	—	(103,607)
Interest on own capital	—	—	(4,276)	(4,276)
Dividends paid	—	—	(30,977)	(30,977)
Total changes in financing cash flows	56,162	(15,500)	(35,253)	5,409
Effect of changes in exchange rates	1,310	7,657	—	8,967
Other changes – related to liabilities
New leases	—	16,715	—	16,715
Interest expense	5,281	5,023	—	10,304
Interest paid	(3,880)	(5,023)	—	(8,903)
Other borrowing costs	2,508	—	—	2,508
Lease write-offs	—	(11,037)	—	(11,037)
Total other changes related to liabilities	3,909	5,678	—	9,587
Total other changes related to equity	—	—	114,388	114,388
Balance as of December 31, 2020	89,230	75,228	116,072	280,530
	2019
	Liabilities		Net equity	Total
	Loans and financing	Leases (Note 12.b)	Reserves
Balance as of January 1, 2019	42,288	81,893	85,330	209,511
Financing cash flow variations
Loans and borrowings	8,179	—	—	8,179
Loan and borrowings payments, and lease payments	(24,161)	(10,949)	—	(35,110)
Interest on own capital	—	—	(2,676)	(2,676)
Dividends paid	—	—	(40,059)	(40,059)
Total changes in financing cash flows	(15,982)	(10,949)	(42,735)	(69,666)
Effect of changes in exchange rates	484	(53)	—	431
Other changes – related to liabilities
Capital increase (Note 18.a)	—	—	(43,500)	(43,500)
Partial spin-off (Note 1.a)	—	—	213	213
New leases	—	6,496	—	6,496
Interest expense	1,928	6,135	—	8,063
Interest paid	(1,912)	(6,129)	—	(8,041)
Other borrowing costs	1,043	—	—	1,043
Total other changes related to liabilities	1,059	6,502	(43,287)	(35,726)
Total other changes related to equity	—	—	37,629	37,629
Balance at December 31, 2019	27,849	77,393	36,937	142,179

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Loans and borrowings covenants — 2020
During the year, the Company was in compliance with all financial covenants. In 2020, the loans and borrowings are subject to covenants, which establish the early maturity of debts. There were no cross-default clauses. Early maturity of the loans could be caused by:
•
Disposal, merger, incorporation, spin-off, or any other corporate reorganization process that implies a change in the shareholding control, except with the prior consent from the creditor, and if it does not affect the liquidity capacity of this instrument;

•
Failure to send the annual financial statements within 180 days of the base date;

•
Public notice of default before a relevant notary office, in the amount of R$500,unless it has been proved to the creditor that the public note was issued due to a third party mistake or bad faith, the public note of default was canceled or the payment of the relevant debt was deposited in court within 30 days from such public notice default.

Loans and borrowings covenants — 2019
The 2019 loan and borrowings agreements contained covenants which establishes that in the event of corporate changes, the loan become payable on demand. However, in November 2019, Management obtained a waiver from financial institutions for this clause, agreeing with the non-execution of the anticipated maturity in relation to the change of shareholders in 2019.
Additionally, the 2019 loan and financing agreement with BNDES, had other restrictive conditions, such as:
•
Maintain the following indexes calculated based on the audited financial statements:

(a)
Shareholders’ equity / total assets equal to or greater than 0.30 and;

(b)
Net debt(i)/ Earnings before financial costs, taxes, depreciation and amortization (EBITDA) equal to or less than 2.5.

In 2019, the Company held a loan with BNDES in the amount of R$ 20,105 (short-term). According to the terms of this contract, the loan should be repaid in installments by April 2022. The contracts contain covenants as described above. As of December 31, 2019, the Company exceeded the limit established in the contract (shareholders’ equity / total assets = 0.27); and did not obtain formal waiver from the bank. Therefore, the Company reclassified the balance in 2019 to current liabilities in the amount of R$ 11,463 (long-term) and there were no cross-default clauses. This loan was fully repaid by the Company in 2020.
(i)
Net of cash and cash equivalents and gross debt.

14
Salaries and welfare charges

	2020	2019
Accrued vacation and charges	50,064	33,983
Bonus	52,312	26,015
Salaries	15,258	10,311
Withholding income tax	10,604	7,519
Social Security tax	5,929	4,051
Others	7,627	6,029
	141,794	87,908

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
15
Provisions

The Company is involved in tax and labor lawsuits that were considered probable losses and are provisioned for according to the table below:
	Balance as of January 1, 2019	Provisions made during the year	Reversal	Balance as of December 31, 2019	Provisions made during the year	Reversal	Balance as of December 31, 2020
Tax	9	1	—	10	1	—	11
Labor	141	73	(51)	163	12	(25)	150
Total Provisions	150	74	(51)	173	13	(25)	161
The main labor lawsuits mentioned above deal with complying with the minimum quota of employees with disabilities and lack of work hours control.
As of December 31, 2020, and 2019, the Company has a balance of R$ 3,083 of judicial deposits recorded in its statement of financial position, in non-current assets. Of this amount, R$ 2,932 is of a tax nature and R$ 151 is of a labor nature.
Proceedings with possible loss
The Company has contingent liabilities related to lawsuits arising from the normal course of business. Additionally, the Company has civil, labor and tax lawsuits, involving risk of loss as possible, for which there is no provision recorded in the amount of R$ 215 as of December 31, 2020, and 2019.
These lawsuits assessed as possible loss refer to:
(i)
The labor infraction notices that addresses the hiring of employees with disabilities. The Company filed an administrative defense, but the notice was maintained. In February 2019, the Company appealed administratively and is awaiting the review.

(ii)
Labor lawsuits related to health hazard bonus, and their effects on other labor costs, as well as the payment of additional and indemnity for moral damages.

16
Employee benefits

The Company provides its employees with benefits from medical care, dental care and life insurance during their employment. These benefits are borne by the Company and according to the category of health plans elected, with a consideration borne by the employee.
Additionally, the Company offers its employees the option to adhere to private pension plan managed by BrasilPrev Previdência Privada S.A., to which voluntary contributions are made, that is, contributions are made exclusively by the participants, and there is no consideration to be borne by the Company. The nature of the plan allows employees to suspend or discontinue their contributions at any time and allows the Company to transfer the portfolio to another administrator.
The Company has no additional post-employment obligation as well as no other long-term benefits, such as time-of-service leave and other time-service benefits.
17
Stock option plan

a.
Plan in force

On April 1, 2020, the Board of Directors approved the new stock option plan, through which elected executives were granted the option that confers the right to exercise the stock purchase, subject to certain conditions under “Stock Option Plan”, with the option to settle in equity and cash.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Stock option program (equity settled)
The following are the general conditions of the Company’s stock option plan:
Equity-settled
Characteristics of the plans:
Grant date	04/01/2020
Exercise Period:	6.8 years(i)
Exercise	—(i)
Limit date	01/01/2027(i)
Activity of stock option number
(+) Total number of granted options	57,830
(-) Number of options not exercised	57,830(i)
(=) Number of outstanding options on 12/31/2020	57,830
(=) Number of exercisable options on 12/31/2020	—
Inputs used in the measurement
Exercise price (in reais)	653.21(ii)
Share price on the grant date (in reais)	528.78(v)
Volatility (% a.a)	24.19(iv)
Interest rate (% a.a.)	1.53%
Option value (in reais)	32.75(iii)
Remaining average term (expected lifetime)	3.7 years(vi)
Effects on income for the year:
Total expense attributed to the granting of options (R$)	1,895
Expenses incurred until December 31, 2020 (R$)
Expenses to incur	1,753

(i)
Conditional upon the grace period and assuming the possibility of anticipated vesting in face of a liquidity event

(ii)
Price established by the plan

(iii)
Fair value based on the Black-Scholes method

(iv)
The expected volatility was estimated based on the index of comparable companies, considering the historical volatility of the Entity’s share price in a period proportional to the expected term.

(v)
The share price was determined based on a recent transaction involving the sale of shares of the Company.

(vi)
Average calculated considering that, according to the definition of the plan, 25% of the options can be exercised before the determined vesting period.

The Board of Directors is entitled to select the participants of the program, at its sole discretion, among the Administrators, Executives, Employees and Service Providers of the Company and its Subsidiaries. Additionally, the Board defines the terms of each program, in regard to when, the Option granted to the Participants will become eligible for exercise (“Grace Period”), including the possibility of anticipating the vesting period.
The fair value of the stock options granted is estimated on the grant date, based on the Black-Scholes model, which considers the terms and conditions for granting the shares.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The exercise price of the options is R$ 653.21 to be updated according to the official national price index (IPCA / IBGE). The participants must pay the exercise price in cash and the program does not provide alternatives for paying cash back to participants.
In the year ended December 31, 2020, the Company recognized in the statement of profit or loss an amount of R$ 183 (see details in item d).
Stock option program (settled in cash)
The amount to be settled in cash is based on the increase of the Company’s share price between the grant date and the exercise date.
Program attributes:	Payable in cash
Granting date	04/01/2020
Exercise Period:	6.8 years(i)
Exercise Date	—(i)
Limit date for exercising the options	01/01/2027(i)
Total number of options granted	1,024
Liabilities carrying amount as of December 31, 2020	41

(i)
Conditional upon the grace period and assuming the possibility of anticipated vesting in face of a liquidity event.

b.
Exercised and canceled plans

Up to the fiscal year 2016, the Company approved two stock option plans, the first as of August 2, 2006 (Exercised in 2016) and the second as of August 31, 2013, through which the executive officers elected by the Board of Directors were granted the possibility of acquisition of Company’s shares, subject to certain conditions (“Stock Option Plan”).
At the Extraordinary General Meeting (“EGM”), held on November 13, 2019, the cancellation of all programs and contracts of the Company’s Stock Option Plan, approved at the Extraordinary General Meeting of the Company of May 31, 2013, so that all options to purchase shares issued by the Company granted to beneficiaries, exercisable or not, are canceled, having no effect or effectiveness for all legal purposes.
As of November 13, 2019, the Company unilaterally canceled the share-based payment plan, according to the EGM held on that date.
As of December 19, 2019, at a meeting of the Board of Directors, the Company approved with the beneficiaries of the extinguished plan, the Instrument of Transaction, Settlement and Other Covenants. , which includes the indemnities to be paid in the amount of R$ 44,000,granting full discharge to the Company of any right related to the Plan.
In 2019, the Company recognized in profit or loss an amount of R$1,677, of which R$319 was due to the period in which the Plan was in effect and R$1,358 related to the remaining expense of the Plan (accelerated vesting — see details in item d). The reserve, totaling R$ 3,202, detailed on the note 18.b, was written off from capital reserve.
Additionally, in 2019, at the date of the cancellation, the Company determined the fair value of the cancellation of the options and recognized:
•
R$ 3,202 to capital reserve account;

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
•
R$ 26,004 to retained earnings account; and

•
The surplus, in the amount of R$ 14,891, was recognized as an indemnity expense (note 20).

During the year 2020, the agreements were ratified and paid, in the amount of R$ 43,354. The agreement that remains pending approval is in the amount of R$ 628.
The impacts of the program cancellation on the reserves, are presented below:
	Effects on capital reserve	Effects on the retained earnings	Total shareholders’ equity
Expense recognized in profit or loss (previous years)	1,525	—	1,525
Expenses recognized in profit or loss of 2019	1,677	—	1,677
Expenses recognized in profit or loss	3,202	—	3,202
Options cancelation	(3.202)	(26,004)	29,206
The variations in the number of cancelled options during the fiscal year of 2019 and their corresponding weighted average prices for the year are shown below:
	2019
	Outstanding options	Average exercise price per option — R$
‘Granted 2013	86,454	180.92
‘Granted 2014	8,500	171.77
‘Granted 2017	11,067	328.04
Balance at beginning of the fiscal year of 2019	106,021	—
Canceled options – number of shares	(106,021)	—
Balance at the end of the fiscal year of 2019	—	—

c.
Shares granted to executives

The Company granted to the former controlling shareholders of the subsidiary Comrade, Inc. (later merged by CI&T, Inc.) the right to receive 16,530 shares. Comrade’s shareholders became executives of the Company and the granting of the shares is conditioned to continuing employment in the Company for a period of four years from the date of acquisition of Comrade. The fair value of the shares was estimated on the acquisition date of the subsidiary, using the “Black-Scholes” pricing model, in the amount of R$ 5,120.
The impact on profit or loss as of December 31, 2020, was R$ 759 (R$ 1,493 on December 31, 2019) (see details below in item “d”).

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
d.
Expenses recognized in profit or loss

	2020	2019
Plan in force:
Equity settled	142	—
Cash settled	41	—
Canceled plan	—	1,677
Shares granted to executives’ officers	759	1,493
Expenses recognized in profit or loss	942	3,170
Other effects in shareholders’ equity	1,751	—
Total	2,693	3,170
(-) Effect of cash settled	(41)	—
Total shareholders’ equity	2,652	3,170

18
Net equity

a.
Share capital

The capital stock as of December 31, 2020 and 2019 consists of 1,760,538 common shares with no par value, in the total amount of R$ 68,968.
At the Annual and Extraordinary General Meeting held on May 31, 2019 and Extraordinary General Meeting held on July 31, 2019, the shareholders approved the capitalization of the share redemption reserve in the amount of R$ 43,500.
Before capitalization the share capital was 30,098. Therefore, the Company’s share capital increased to R$ 73,598 without the issuance of new shares.
The “Extraordinary Shareholders’ Meeting” of July 31, 2019, also approved the partial spin-off of the subsidiary Sensedia SA, in the amount of R$ 4,630, according to note 1.a, which resulted in a decrease in share capital from R$ 73,598 to R$ 68,968, through the cancellation of 59,546 ordinary shares.
Conversion of registered preferred shares
At the Extraordinary General Meeting (“EGM”) held on November 13, 2019, the conversion of 560,349 registered preferred shares with no par value and with voting rights in 560,349 common shares was approved, in equal rights to the existing common shares issued by the Company, thus, the share capital of the Group was divided into 1,760,538 registered common shares, with voting rights and no-par value.
The company’s shareholding structure is as follows:
Shareholders	Participation Ordinary shares
Hoshin Empreendimentos S.A.	42.3%
BGN Participações – Eireli	13.2%
Cesar Nivaldo Gon	20.1%
Fernando Matt Borges Martins	19.6%
Minority	4.8%

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Capital reserve
Relates to the stock option plans (see note 17).
b.
Earnings reserves

Earnings reserves are composed as follows:
	2020	2019
Legal reserve	13,793	8,846
Earning retention reserves	95,515	23,979
Total retained earning	109,308	32,825
The balance of these reserves may not exceed the Company’s share capital. As of December 31, 2020, the balance of earnings reserves exceeded the share capital. The application of the excess reserve will be decided at the Annual and Extraordinary Shareholders’ Meeting.
(i)
Legal reserve

A legal reserve comprises 5% of the net profit of each year, until it reaches 20% of the share capital. The Group may not constitute the legal reserve in the year in which the balance of that reserve plus the amount of capital reserves, exceeds 20% of the share capital.
The legal reserve can only be used to offset losses or increase capital. As of December 31, 2020, the reserve was constituted to the limit of 20% of the capital.
(ii)
Retained earnings reserve

Reserve for investments in the acquisition of IT equipment and research and development, approved by the Extraordinary General Meeting.
(iii)
Stock redemption reserve

According to note 18.a, the Annual and Extraordinary Shareholders’ Meeting held on May 31, 2019 and on July 31, 2019, the shareholders approved the capitalization of the share redemption reserve in the amount of R$ 43,500.
c.
Dividends and interest on shareholders’ equity

The Company distributes mandatory dividends to its shareholders in the amount of 25% of the profits, determined in accordance with accounting practices adopted in Brazil and applicable legislation. We show below the minimum dividends calculated:
	2020	2019
Net profit for the fiscal year	127,654	56,534
Legal reserve	(4,947)	(2,826)
Net income – after legal reserve	122,707	53,708
Mandatory minimum dividend	30,677	14,714
The following table shows the movement of dividends liability:

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	1st January 2019	Additions	Payments	Reversal	December 31, 2019	Additions	Tax withholding income	Payments	December 31, 2020
Dividends	13,803	41,281	(40,059)	(311)	14,714	46,940	—	(30,977)	30,677
Interest on company capital	2,676	—	(2,676)	—	—	4,276	(641)	(3,635)	—
	16,479	41,281	(42,735)	(311)	14,714	51,216	(641)	(34,612)	30,677
On July 30, 2020 the Extraordinary General Meeting approved the distribution of additional dividends related to the profits for the year of 2019 in the amount of R$ 16,263 and the payment of interest on shareholders’ equity in the amount of an additional R$ 4,276.
In May 31, 2019 the Extraordinary General Meeting approved the additional distribution of dividends, relating to the profits for the year 2018, in the amount of R$ 11,119 and the distribution of dividends from the retained earnings, in the amount of R$ 15,448, totaling a distribution of R $ 26,567.
Dividends declared and paid were R$ 17.60 per ordinary share in 2020 (R$ 13.52 per ordinary share in 2019).
d.
Other comprehensive income

Accumulated translation adjustments include all foreign currency translation differences on investments abroad (exchange variation).
19
Net operating revenue

The Company generates revenue primarily through the provision of services described in the table below, which is summarized by nature:
	2020	2019
Software development revenue	891,012	597,457
Software maintenance revenue	31,133	37,634
Revenue from software license agent	2,413	7,005
Consulting revenue	28,601	25,942
Other revenue	3,360	9,095
Total Net revenue	956,519	677,133
The following table sets forth the Net revenue by industry vertical for the years indicated:
By Industry Vertical	2020	2019
Financial Services	324,117	231,813
Food and Beverages	244,590	116,911
Pharmaceuticals and Cosmetics	134,763	85,410
Retail and Manufacturing	83,046	65,130
Technology, Media and Telecom	81,961	92,113
Education and Services	41,323	21,042
Others	46,719	64,714
Total Net revenue	956,519	677,133

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
a.
Performance obligations and revenue recognition policies

The revenue is measured based on the consideration specified in the contract with the client. The Company recognizes revenue when it transfers control over the product or service to the customer.
The table below provides information on the nature and timing of performance obligations in contracts with customers, including the revenue recognition policies listed in the main types of services:
Type of service	Nature and timing of performance obligations	Revenue recognition in accordance with IFRS 15
Services provision: – software development; – software maintenance; – consulting.
The Company has determined that the customer controls all work in progress as the services are provided. This is because, according to these contracts, services are provided according to the client’s specifications and, if a contract is terminated by the client, the Company will be entitled to reimbursement of the costs incurred to date, including a reasonable margin.
Invoices are issued in accordance with contractual terms and are usually paid in average within 70 days. Unbilled amounts are presented as contract assets.
The associated revenue and costs are recognized over time. The progress of the performance obligation is measured based on the hours incurred.
Software License Agency
The Company acts as an agent in software license agreements between the developer and the customer.
Invoices (related to agency fees) are issued in accordance with the contractual terms and are generally paid in average within 45 days.
Revenue related to fees as agent is recognized when contracts are entered into.

b.
Contract Assets

Contract assets relate mainly to the Company’s rights to consideration for services performed, for which control has been transferred to the client, but not invoiced on the reporting date. Contract assets are transferred to receivables when the Company issues an invoice to the customer.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The balances from contract assets are shown and segregated in the statement of financial position as follows:
	2020	2019
Local market	35,364	26,575
Foreign market	15,936	10,723
(-) Expected credit losses from contract assets	(675)	(805)
Total	50,625	36,493
The movement of expected credit losses of contract assets, is as follows:
Balance at January 1, 2019	(209)
Provision (Reversal)	(1,039)
Spin-off investment	430
Effect of movements in exchange rates	13
Balance as of December 31, 2019	(805)
Reversal (Provision)	218
Effect of movements in exchange rates	(88)
Balance as of December 31, 2020	(675)

20
Expenses by nature

Information on the nature of expenses recognized in the consolidated statement of profit or loss is presented below:
	2020	2019
Employee expenses(a)	(629,545)	(457,071)
Third-party services and other inputs(b)	(55,835)	(37,037)
Short-term leases(c)	(4,669)	(4,165)
Travel expenses	(8,656)	(25,891)
Depreciation and amortization(d)	(29,882)	(25,577)
Expected credit loss	(196)	(1,091)
Indemnity (note 17.b)	18	(14,891)
Other costs and expenses(e)	(19,510)	(19,701)
	(748,275)	(585,434)
Disclosed as:
Costs of services provided	(600,866)	(448,979)
Selling expenses	(65,093)	(44,802)
General and administrative expenses	(81,161)	(81,197)
Research and technological innovation expenses	(3,462)	(12,093)
Impairment loss on trade receivables and contract assets	(196)	(1,091)
Other income (expenses) net	2,503	2,728
	(748,275)	(585,434)

(a)
Employee expenses include mainly R$468,037 (R$342,073 in 2019) of salaries and welfare, of which R$398,909 (R$282,132 in 2019) are classified as costs of service provided and R$69,128 (R$59,941 in 2019) are classified as expenses; profit sharing amounting to R$51,051 (R$26,167 in 2019) of which

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
R$41,945 (R$21,215 in 2019) are classified as cost of service provided and R$9,106 (R$4,952 in 2019) are classified as expenses; provision vacation amounting to R $4,207 (R$4,834 in 2019) of which $ 4,042 (R$4,523 in 2019) are classified as costs of services provided and R$165 (R$311 in 2019) are classified as expenses; employee benefits amounting to R$71,286 (R$53,726 in 2019) of which R$60,204 (R$43,799 in 2019) are classified as costs of services provided and R$11,082 (R$9,927 in 2019) as expenses; stock options amounting to R$934 (R$3,199 in 2019), of which R$139 (R$626 in 2019) are classified as costs of services provided and R$795 (R$2,573 in 2019) as expenses.
(b)
Third party services and other inputs include mainly facilities costs amounting to R$5,459 (R$6,213 in 2019); advertising and publicity expenses amounting to R$9,155 (R$1,192 in 2019); recruiting expenses amounting to R$3,211 (R$1,818 in 2019); Business Licenses & Permits amounting to R$8,757 (R$8,061 in 2019) of which R$4,213 (R$4,585 in 2019) are classified as costs of services provided and R$4,543 (R$3,476 in 2019) are classified as expenses; business consultants amounting to R$9,752 (R$5,631 in 2019) of which R$4,330 (R$1,727 in 2019) are classified as costs of services provided and R$5,422 (R$3,904 in 2019) and consulting expenses amounting to R$175 (R$858 in 2019).

(c)
Short-term leases in the total amount of R$4,669 (R$4,165 in 2019) include R$3,295 (R$2,771 in 2019) classified as costs of services provided and R$1,374 (R$1,394 in 2019) as expenses with expiration less than one year.

(d)
Depreciation and amortization in the total amount of R$29,882 (R$25,577 in 2019) include R$24,085 (R$19,527 in 2019) classified as cost of services provided and R$5,797 (R$6,050 in 2019) as expenses.

(e)
Other costs and expenses include facilities cost amounting to R$2,676 (R$2,054 in 2019); consulting expenses amounting to R$271 and government grant amounting to R$1,571 (R$3 in 2019), fees amounting to R$3,599 (R$3,131 in 2019) of which R$2,367 (R$1,693 in 2019) are classified as costs of services provided and R$1,233 (R$1,437 in 2019) as expenses; events expenses amounting to R$2,923 (R$4,372 in 2019).

21
Net finance costs

	2020	2019
Finance income:
Income from financial investments	2,626	2,372
Foreign-exchange gain	28,135	12,489
Gains on derivatives	16,652	8,775
Interest received	170	43
Other finance income	225	265
	47,808	23,944
Finance costs:
Exchange variation loss	(20,080)	(11,254)
Loss on derivatives	(31,575)	(8,802)
Interest and charges on loans and leases (note 13)	(10,304)	(8,063)
Interest and charges on loan with related parties	(15)	—
Bank guarantee expenses	(17)	(263)
Other finance costs	(1,270)	(1,473)
	(63,261)	(29,855)
Total	(15,453)	(5,911)

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
22
Income tax and social contribution

Income tax and social contribution recognized in the profit or loss for the year are shown as follows:
	2020	2019
Current income tax and social security contribution	(66,912)	(39,457)
Deferred income tax	1,775	10,238
Income tax and social contributions	(65,137)	(29,219)
The reconciliation of the effective rate with the average nominal rate is shown as follows:
	2020	2019
Profit before income tax and social contribution	192,791	85,788
Combined income tax and social contribution rate	34%	34%
Tax using the Company’s domestic tax rate	(65,549)	(29,168)
Interest on own capital	1,469	—
Expected income tax expense and interest on own capital	(64,080)	(29,168)
Tax incentives	219	346
Other permanent additions	(1,276)	(397)
Income Tax and Social Contribution Expenses	(65,137)	(29,219)
Current	(66,912)	(39,457)
Deferred	1,775	10,238
	(65,137)	(29,219)
Effective rate	34%	34%
Amounts recognized directly in shareholders’ equity
	2020	2019
Cancellation of the stock option plan	—	6,244
Stock option plan compensation	45	—
Total	45	6,244
Current	8,698	(2,556)
Deferred	(8,653)	8,800
Total taxes recognized in equity	45	6,244

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Deferred taxes
The composition and changes in deferred income tax and social contribution are described below:
2020
	Net balance at January 1st	Recognition in equity	Recognition in profit or loss	Other	Exchange variation effect	Net amount	Deferred tax asset	Deferred tax liabilities
Provisions	1,597	—	107	—	334	2,038	2,075	(37)
Salaries and welfare charges	10,122	—	7,236	—	1,090	18,447	18,447	—
Lease	1,583	—	486	—	98	2,168	2,168	—
Other items	(2,435)	—	(1,119)	(4,956)	(119)	(8,629)	66	(8,695)
Indemnity on stock options plan	13,304	(8,653)	(4,757)	—	321	214	214	—
tax loss carry amount	806	—	(178)	—	286	914	914	—
Net tax liability (assets)	24,977	(8,653)	1,775	(4,956)	2,009	15,152	23,884	(8,732)
2019
	Net balance as of January 1st	Recognition in Equity	Recognition in profit or loss	Other	Exchange variation effect	Net amount	Deferred tax asset	Deferred tax liabilities
Provisions	1,653	—	350	—	(406)	1,597	1,597	—
Salaries and welfare charges	6,643	—	3,447	—	32	10,122	10,122	—
Lease	—	—	1,589	—	(7)	1,583	1,583	—
Other items	(1,335)	—	(493)	(611)	4	(2,435)	261	(2,696)
Indemnity on stock options plan	—	8,800	4,527	—	(23)	13,304	13,304	—
tax loss carry amount	—	—	818	—	(11)	806	806	—
Net tax liability (assets)	6,961	8,800	10,238	(611)	(411)	24,977	27,673	(2,696)

23
Earnings per share

Basic and diluted profit per share
The calculation of basic earnings per share was based on the net income attributed to holders of ordinary shares and the weighted average number of outstanding ordinary shares. The calculation of diluted earnings per share was based on the net income attributed to holders of ordinary shares and the weighted average number of outstanding ordinary shares, after adjustments for all potential diluted ordinary shares.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	2020	2019
Numerator
Profit attributable to holders of ordinary shares	127.654	56.534
Denominator
Weighted average number of basic shares held by shareholders	1.760.538	1.795.055
Earnings per share – basic	72.51	31.49
Numerator
Profit attributable to holders of ordinary shares	127,654	56,534
Denominator
Weighted average number of diluted shares held by shareholders	1,784,673	1,795,055
Net earnings per share – diluted	71.53	31.49
Weighted-average number of ordinary shares
	2020	2019
Weighted average ordinary shares (basic)	1,760,538	1,795,055
Effect of stock options when exercised	24,135	—
Weighted average number of ordinary shares	1,784,673	1,795,055
The average value of the Company’s shares for the purpose of calculating the diluted effect of the stock options that was based on a recent sale transaction of the Company’s shares as a basis for the share price.
24
Financial Instruments and Risk Management

24.1
Financial instrument categories

The Company maintains operations with derivative and non-derivative financial instruments. These instruments are managed to assure liquidity and profitability. The control policy consists of monitoring the terms contracted against the terms and condition current in the market. The Company does not make investments of a speculative nature in derivatives or any other risk assets.
The estimate of the fair value of the Company’s financial instruments considered the following methods and assumptions:
•
Cash and cash equivalents:   recognized at cost plus income earned up to the closing date of the financial statements, which approximate their fair value.

•
Trade receivables:   they arise directly from the Company’s operations, classified at amortized cost, are recorded at their original values, adjusted by the exchange variation, when applicable, and subject to a provision for losses. The amounts recorded approximate fair values at the reporting date.

•
Loans and borrowings are classified as financial liabilities measured at amortized cost and are recorded at their contractual values. The contractual flow of loans and borrowings is adjusted to the future value of the liabilities considering the interest until maturity.

•
Derivative financial instruments:   the purpose of derivative transactions is to mitigate the risk of foreign exchange exposure on the Company’s sales, carried out in foreign currency. The amount of these transactions is lower than the revenues in foreign currency as of December 31, 2020.

NDFs — non-deliverable forwards are used for operations with derivative instruments, for the discounted cash flow model for fair value calculation, with future dollar and interest assumptions obtained at B3 — Brasil, Bolsa, Balcão.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Black and Scholes fair value statistical model is used for transactions with currency option (dollar), with future dollar and interest assumption obtained at B3.
The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels, mentioned in the note 24.4, in the fair value hierarchy, segregated by category:
	2020
	Amortized cost	Assets / liabilities measured at FVTPL	Total
Financial assets
Cash and cash equivalents	162,827	—	162,827
Trade receivables	196,256	—	196,256
Contract assets	50,625	—	50,625
Derivatives		8,837	8,837
Other receivables	15,368	—	15,368
Total	425,076	8,837	433,913
Financial liabilities
Trade payables	15,312	—	15,312
Loans and borrowings	89,230	—	89,230
Lease liabilities	75,228		75,228
Derivatives		5,392	5,392
Contract liabilities	9,987	—	9,987
Other payables	8,856	—	8,856
Total	198,613	5,392	204,005
	2019
	Amortized cost	Assets / liabilities measured at FVTPL	Total
Financial assets
Cash and cash equivalents	79,500	—	79,500
Trade receivables	128,184	—	128,184
Contract assets	36,493	—	36,493
Derivatives	—	2,983	2,983
Other receivables	5,990	—	5,990
Total	250,167	2,983	253,150
Financial liabilities
Trade payables	8,631	—	8,631
Loans and borrowings	27,849	—	27,849
Derivatives	—	2,050	2,050
Lease liabilities	77,393		77,393
Contract liabilities	16,162	—	16,162
Other payables	10,246	—	10,246
Total	140,281	2,050	142,331

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
24.2
Financial Risk Management

The Company’s operations are subject to the following risks factors:
a.
Market Risks

The Company is exposed to market risks resulting from the normal course of its activities such as inflation, interest rates and foreign exchange.
Thus, the Company’s operating results may be affected by changes in national economic policy, especially regarding short and long-term interest rates, inflation targets and exchange rate policy. Exposures to market risk are measured by sensitivity analysis.
a.1
Foreign Currency — Exchange rate risk

Foreign currency risk is intrinsic to our business model. The Company’s revenue is mostly in foreign currency and thus is exposed to exchange variation. The Company’s expenses, on the other hand, are mostly in the Company’s functional currency (Brazilian reais) and, therefore, are not as exposed to exchange rate risks (when compared to our revenue). We utilize hedge operations to mitigate our exchange rate exposure through financial derivatives to minimize the volatility of the Company’s functional currency, therefore the Company is exposed to exchange rate risk on its accounts receivable, accounts payable, and loans and borrowings.
	December, 2020		December, 2019
	USD	Other	USD	Other
Suppliers	(3,057)	(540)	(1,905)	(28)
Trade receivables	160,411	3,855	89,703	3,341
Loans and borrowings	(37,116)	—	(7,682)	—
Derivatives	(1,321)		(372)	—
Net exposure	118,917	3,315	79,744	3,313

a.2
Exchange rate risk

The Company is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings are denominated and the respective functional currencies of the Company and its subsidiaries. The Company uses hedge transactions to mitigate these risks.
a.3
Interest rate risk

Derives from the possibility of the Company incurring gain or losses resulting from fluctuations in interest rates applicable to its financial assets and liabilities. To mitigate this type of risk, the Company seeks to diversify its funds raising in terms of prefixed or postfixed rates.
Sensitivity analysis of non-derivative financial instruments
Exchange rate fluctuations and changes in interest rates may positively or adversely affect the financial statements, due to an increase or decrease in the balances of trade receivables and investments in US dollars and yen currency and the variation in the balances of financial investments and loans and borrowings.
The Company mitigates its risks in non-derivative financial assets and liabilities substantially, through the contracting of derivative financial instruments. In this context, the Company identified the main risk

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
factors that may generate losses for its operations with derivative financial instruments and this sensitivity analysis is based on three scenarios that may impact on future results and cash flows. Company, as described below:
(i)
Probable Scenario:   The Company relied on projections released by the Central Bank of Brazil (BACEN) considering: (i) the interest rate index for the next 12 months in order to analyze the sensitivity of the index in financial investments, whose average was 3.90%; (ii) the exchange rate of R$ 5.60 USD, related to the closing rate projected for December 31, 2021, for the purpose of analyzing the foreign exchange exposure. Based on these factors, variations in the adverse and remote scenarios were calculated.

(ii)
Adverse scenario:   reduction of 25% in the main risk factor of each transaction in relation to the level verified on December 31, 2020.

(iii)
Remote Scenario:   reduction of 50% in the main risk factor of each transaction in relation to the level verified on December 31, 2020.

For each scenario, the gross financial income or expense was calculated, not considering the incidence of taxes and the maturity flow of each agreement. The base date used was December 31, 2020, projecting the indexes for one year and verifying their sensitivity in each scenario.
Operation	Risk	Exposure in R$	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Financial investments	Interest Rate reduction	103,187	3.90%	2.93%	1.95%
Income from financial investments			4,024	3,023	2,012
Effect on earnings (reduction)			(1,961)	(2,961)	(3,973)
Operation	Risk	Exposure in R$	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Loans and borrowings	Interest rate increase	89,230	3.90%	4.88%	5.85%
Interest incurred			3,480	4,354	5.220
Effect on earnings (increase)			1,695	2,570	3,435
Operation	Risk	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Net exchange variation on transactions	Foreign currency appreciation	5.6000	7.0000	8.4000
Exchange variation in the year		8,680	10,850	13,563
Effect on earnings (increase)		625	2,795	5,508
As of December 31, 2020, the Company had agreements for financial derivatives (NDFs) in the amount of R$ 21,572, with purpose of reducing trade receivables exposure.
Operation	Risk	Exposure in US $	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
			5.6000	7.0000	8.4000
NDF	Foreign currency appreciation	3.900	(21,840)	(27,300)	(32,760)
Options	Foreign currency appreciation	11.500	(64,400)	(80,500)	(96,600)
Effect on earnings (increase)			(3,289)	(24,849)	(46,409)

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
b.
Credit risk

Credit risk refers to the risk that a counterparty will not comply with its contractual obligations, causing the Company to incur financial losses. Credit risk is the risk of a counterparty in a business transaction not complying with an obligation provided by a financial instrument or an agreement with customer, which would cause financial loss. To mitigate these risks, the Company has adopted as a practice an analysis of the financial and equity condition of its counterparties, as well as the definition of credit limits and permanent monitoring of outstanding positions.
The Company applies the simplified standard approach to commercial financial assets, where the provision for losses is analyzed over the remaining life of the asset. The policies considered by the Company regarding the application of IFRS 9, regarding expected credit losses are disclosed in note 5.b.
In addition, the Company is exposed to credit risk with respect to financial guarantees granted to banks.
The carrying amount of financial assets represents the maximum credit exposure. The maximum credit risk exposure on the date of the financial statements is:
	2020	2019
Hedge financial instruments (current and non-current)	8,837	2,983
Cash and cash equivalents	162,827	79,500
Trade receivables	196,256	128,184
Contract assets	50,625	36,493
Other receivables (current and non-current)	15,368	5,990

c.
Liquidity risk

The Company monitors liquidity risk by managing its cash resources and financial investments.
The Company strengthened its cash position by securing new loans and financing in 2020 of R$ 144,269, as well as having pre-approved unfunded credit lines in the amounts described in the table below “Bank credit lines”.
The Company’s indebtedness and cash resources management policy provides for the use of credit lines, collateralized by receivables in the case of the ACC (advance on the foreign exchange contract) and in other indebtedness such as working capital, financing lines of the BNDES and guaranteed account with collateral, promissory notes and shareholder guarantee, to manage adequate levels of liquidity in the short, medium and long term.
The schedules of the long-term installments of the loans are presented in note 13.
The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	2020
	Carrying amount	Cash Contractual cash flow	6 months or less	6 – 12 months	1 – 2 years	2 – 5 years
Non-derivative financial liabilities
Trade payables	15,312	15,312	15,312	—	—	—
Loans and borrowings	89,230	111,779	78,898	7,313	23,901	1,667
Lease liabilities	75,228	93,242	11,393	10,470	19,053	52,326
Contract liabilities	9,987	9,987	9,987	—	—	—
Other payables (current and non-current)	8,945	8,945	8,945	—	—	—
	198,702	239,265	124,535	17,783	42,954	53,993
	2019
	Carrying amount	Cash Contractual cash flow	6 month or less	6 – 12 months	1 – 2 years	2 – 5 years
Non-derivative financial liabilities
Trade payables	8,631	8,631	8,631	—	—	—
Loans and borrowings	27,849	28,649	28,649	—	—	—
Lease liabilities	77,393	100,638	11,769	11,184	20,954	56,731
Contract liabilities	16,162	16,162	16,162	—	—	—
Other payables (current and non-current)	10,246	10,246	10,246	—	—	—
	140,281	164,326	75,457	11,184	20,954	56,731
Financing Lines
Guaranteed unsecured account, reviewed annually and paid upon request:
2019
Used	—
Not used	2,200
2,200
Bank credit lines
	2020	2019
Used	89,197	30,000
Not used	61,521	27,653
	150,718	57,653
On June 25, 2019, the subsidiary CI&T Inc. obtained a credit line for working capital in the amount of US$ 5,000 or R$ 25,983 by exchange rate of 5.1967 , the commercial selling rate for U.S. dollars as of December 31, 2020, as reported by the Brazilian Central Bank, which can be used if necessary by the Company. The subsidiary partially used the credit line, in the total amount of US$ 2,000 or R$ 10,393 by exchange rate of 5.1967, the commercial selling rate for U.S. dollars as of December 31, 2020, as reported by the Brazilian Central Bank (note 13).

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The Company has credit lines from NCE — Export credit note and ACC — Advance on foreign exchange contract, in the amount of R$ 124,734, partially used (note 13).
24.3
Derivatives financial instruments

The Company holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. As of December 31, 2020, the Company had purchase and sale agreement for derivative financial instruments (NDFs) in the amount of R$ 3,445.
The balances of NDF derivative financial instruments derive from the accumulated effect of the difference between the fair value and the notional value of the derivative financial instruments, in the currency modality, which are classified as financial hedge, and were recognized as gain or loss in the profit or loss for the period, as applicable.
Fair value estimated for derivative financial instruments contracted by the Company was determined according to information available in the market, essentially through financial instituions and specific methodologies of assessment. However, considerable judgment is necessary to interpret market data in order to produce the fair value estimate for each operation. As a consequence, the estimates do not necessarily indicate the amounts that will be effectively realized at settlement.
As of December 31, 2020, the Company had the following agreements for financial derivatives (NDFs):
Maturity	2020
	Nominal Value (USD)	Contracted rate	Amount in R$	Market rate	Fair value
June 15, /2021	(3,100)	5.4928	(17,064)	5.4763	968
April 15, 2021	(800)	5.6345	(4,508)	5.1909	353
Total					1,321
Maturity	2019
	Nominal Value (USD)	Contracted rate	Amount in R$	Market rate	Fair value
March 31, 2020	(1,900)	4.1276	(7,884)	4.1025	233
April 15, 2020	(1,200)	4.1307	(4,959)	4.1053	126
March 16, 2020	(200)	4.0941	(819)	4.0820	13
Total					372
The operations of purchase and selling agreement aim to protect exports against the risk of exchange variation. The financial instruments used by the Company in this operation were the zero-cost collar, which consists of the purchase of a put option and the sale of a call option, contracted with the same counterparty and with a net zero premium. The fair value of these instruments is determined by the observable market pricing model (through market information providers). When the dollar closing rate is between the exercise values of the put and the call, the recognized fair value will reflect the extrinsic value of the option, that is, the value that is directly linked to the time remaining to maturity, or the expectation of reaching the option’s practice price.
The composition of the balances involving options to buy and sell currencies is as follows:

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Maturity	2020
	Nominal Value (USD)	Type	Stock price	Gross premium	Fair value
June 15, 2021	1,800	“Call” Sale	5.6770	587	(12)
December 15, 2021	2,800	“Call” Sale	5.5656	786	(569)
November 30, 2021	6,900	“Call” Sale	5.5116	2,161	(1,277)
Total					(1,858)
June 15, 2021	1,800	“Put” Purchase	5.4800	(587)	512
December 15, 2021	2,800	“Put” Purchase	5.2425	(786)	862
November 30, 2021	6,900	“Put” Purchase	5.3388	(2,161)	2,608
Total					3,982
Maturity	2019
	Nominal Value (USD)	Type	Stock price	Gross premium	Fair value
October 30,2020	2,900	“Call” Sale	4.0643	412	(165)
May 29, 2020	400	“Call” Sale	4.1600	58	15
September 30, 2020	500	“Call” Sale	4.1800	45	(33)
August 28, 2020	6,800	“Call” Sale	4.0071	899	(453)
					(636)
October 30,2020	2,900	“Put” Purchase	4.0643	(412)	367
May 29, 2020	400	“Put” Purchase	4.1600	(58)	71
September 30, 2020	500	“Put” Purchase	4.1800	(45)	104
August 28, 2020	6,800	“Put” Purchase	4.0071	899	654
Total					1,196

24.4
Classification of financial instruments by type of measurement of fair value

The Company has financial instruments measured at fair value, which are qualified as defined below:
•
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the group may have access to on the measurement date,

•
Level 2 — Observable information for the asset or liability, directly or indirectly, except for quoted prices included in Level 1, and

•
Level 3 — Unobservable data for the asset or liability.

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
	Carrying Amount		Fair value
	2020	2019	2020	2019
Level 2
Derivatives:
“Non-Deliverable Forward – NDF”	1,321	372	1,321	372
Call and put option term (“put” and “call”)	2,124	560	2,124	560
Total	3,445	932	3,445	932
The Company applied the new measures of fair value prospectively and the changes had no significant impact on the measurement of the Company’s assets and liabilities.
Cash and cash equivalents, trade receivables, lease liabilities and trade payables were not included in the table above. The carrying amount of these items is a reasonable approximation of fair value.
25
Contractual guarantees and obligations

	2020	2019
Deposits	1,286	1,027
Contractual Commitments	648	2,085
Insurance-guarantee	10,102	8,008
Total	12,036	11,120
The maturity of the contractual commitments on December 31, 2020 and December 31, 2019 is shown below:
	2020	2019
Less than 1 year	10,271	1,027
Between 1 and 2 years	648	2,085
More than 2 years ago	1,117	8,008
Total	12,036	11,120

26
Related parties

Parent and ultimate controlling party
The Company’s parent is formed by the control block, made up of the shareholders Cesar Nivaldo Gon, Fernando Matt Borges Martins and BGN Participações Eireli.
Transactions with key management personnel
The Company paid the amounts of R$ 9,919 on December 31, 2020 (R$ 9,189 in 2019), as direct compensation to their managers. These amounts basically correspond to the executive board compensation, respective social charges and short-term benefits and are recorded under line item “General and administrative expenses”.
During the year 2020, the amount of R$ 43,354 was ratified and paid to the directors, the agreement on the cancellation of the Company’s stock option plan as per note 17.
The executive officers also participate in the Company’s stock option program (see note 17).

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
The Company has no additional post-employment obligation as well as no other long-term benefits, such as premium leave and other severance benefits. The Company also does not offer other benefits in the dismissal of members of its Senior Management members, in addition to those defined by the Brazilian labor legislation in force.
27
Operating segments

Operating segments are defined based on business activities that reflect how CODM — Chief Operating Decision Maker reviews financial information for decision
The Company’s CODM is Company’s Board of Director. The CODM is in charge for the operational decisions of resource allocation and performance evaluation. The CODM considers the whole Group as a single operating and reportable segment, monitoring operations, making decisions on fund allocation and evaluating performance based on a single operating segment.
The CODM reviews relevant financial data on a consolidated basis for all subsidiaries. CODM makes decisions and regularly evaluates the performance of Company’s services as a whole in a single operational and reportable segment.
The table below summarizes Net revenues by geographic region:
	2020	2019
NAE (North America and Europe)
United States of America	451,999	284,321
United Kingdom	19,764	25,044
Subtotal	471,763	309,365
LATAM (Latin America)
Brazil	435,987	332,662
Subtotal	435,987	332,692
APJ (Asia, Pacific and Japan)
Japan	29,402	22,905
China	17,962	11,028
Other	1,405	1,173
Subtotal	48,769	35,106
TOTAL (Note 19)	956,519	677,133
Net revenues by geographic area were determined based on the country where the sale was made. The Net revenues of a customer, from the NAE region, represent 20% of the Company’s total Net revenues on December 31, 2020 (8% on December 31, 2019) and the Net revenue of a customer from the Latam region represent 12% of the total Net revenues of the Company on December 31, 2020 (14% on December 31, 2019 from another customer).

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
Revenue By Client Concentration
The following table sets forth Net revenue contributed by the top client, top five clients, top ten clients and top twenty clients for the years indicated:
	2020	2019
Top Client	190,599	97,248
Top Five Clients	479,511	289,142
Top Ten Clients	644,722	417,547
Top 20 Clients	791,711	536,091
Geographic information of the Company’s non-current assets
The table below summarizes non-current assets, except deferred taxes, and are based on assets’ geographic location.
	2020	2019
Brazil	97,887	93,016
Abroad:
United States of America	36,010	32,612
Japan	398	1,055
China	776	545
Canada	196	—
Other countries	111	2
	135,378	127,230

28
Subsequent events

The Company approved, at the Board of Directors’ Meeting, held on February 26, 2021, the 3rd and 4th Stock Option Programs. The options will be granted to the participants through the execution of the respective Stock Option Instrument. These options will be distributed by Brazil, United States, United Kingdom and Australia.
The Extraordinary General Meeting, held on April 30, 2021, approved the partial spin-off of subsidiary CI&T IOT, not foreseeing its use in the Company’s business activity. The spun-off portion will be carried out at book value, based on the statement of financial position of the subsidiary as of March 31, 2021. The Extraordinary General Meeting, held on April 30, 2021, approved the reverse merger of Hoshin Empreendimentos S.A., the vehicle used by Advent to invest in the Company into the Company and Java Fundo de Investimento em Participações became a direct shareholder of the Company.
On June 26, 2021, the Company entered into a purchase agreement to acquire 100% of the control of Dextra Investimentos S.A. (“Dextra Holding”) and its subsidiaries. Dextra Holding is primarily involved in customized software development. Our strategy for pursuing this acquisition is to increase the talent pool available to us and our client portfolio in Brazil. The transaction will amount to R$800,000 thousand, subject to certain purchase price adjustments for indebtedness, cash and net working capital amounts. The process is under evaluation in order to be approved by the regulatory responsible in Brazil — Conselho Administrativo de Defesa Econômica (CADE).
At the closing date, the Company will pay R$650,000 thousand, with the remaining balance of R$150,000 thousand due on the first anniversary of the closing date, subject to the application of any purchase price adjustments. In addition, prior to the one-year anniversary of the closing date, R$50,000

CI&T Software S.A.
Notes to the consolidated financial statements
December 31, 2020 and 2019
(Amounts in thousands of Brazilian reais — R$, unless otherwise stated)
thousand of the remaining amount of R$ 150,000 the will become due and payable if the Company or its successors complete an Initial Public Offering. Until the payment in full of the Deferred Payment, the Company will pledge the shares of Dextra Holdings for the benefit of the seller, provided that if a portion of the Deferred Payment is made pursuant to the consummation of the Company’s offering, such share pledge will be replaced with a bank guarantee covering the remaining outstanding amount.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated statement of financial position
(In thousands of Brazilian Reais — R$)
	Note	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalentes	5	857	7,874
Trade receivables	6	26,506	25,406
Contract assets	13	21,686	12,168
Recoverable taxes		3,691	3,250
Deferred expenses		1,719	1,564
Other assets		1,983	1,683
Loans to related party	7	18,810	—
Total current assets		75,252	51,945
Recoverables taxes		42	180
Property, plant and equipment	8	8,612	8,490
Intangible assets	9	83,855	81,137
Right-of-use assets	12	5,745	6,517
Total non-current assets		98,254	96,324
Total assets		173,506	148,629
Liabilities and equity
Suppliers	10	2,850	4,966
Lease liabilities	12	4,131	2,405
Salaries and welfare charges	11	29,348	19,552
Income tax and social contribution		12,253	265
Other liabilities		373	937
Accounts payable for business combination		5,416	5,481
Contract liability		266	3,208
Total current liabilities		54,637	36,814
Deferred tax liabitlies		10,186	182
Provisions	18	225	225
Accounts payable for business combination		19,177	19,177
Lease liabilities	12	2,262	4,806
Total non-current liabilities		31,850	24,390
Shareholder’s Equity/ Parent’s net investment
Net investments		—	87,065
Share capital		92,889	—
Distributions to controlling shareholder		(28,247)	—
Retained earnings		22,377	—
Total equity/ parent’s net investment		87,019	87,065
Total liabilities and parent’s net investment		173,506	148,629
The notes are an integral part of these unaudited condensed interim consolidated financial statements.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2021 and 2020
(In thousands of Brazilian Reais — R$)
	Note	June 30, 2021	June 30, 2020
Net revenue	13	137,823	95,562
Costs of services provided	14	(82,868)	(52,939)
Gross profit		54,955	42,623
General and administrative expenses	14	(15,387)	(15,795)
Commercial expenses	14	(811)	(795)
Research and technological innovation expenses	14	—	(43)
Impairment loss on trade receivables	14	92	(21)
Other income (expenses) net	14	(964)	(95)
Operating profit before financial income		37,885	25,874
Finance income		201	1,035
Finance cost		(1,234)	(762)
Net finance (cost) income		(1,033)	273
Profit before income tax		36,852	26,147
Income tax expense
Deferred	15	(1,618)	(559)
Current	15	(12,253)	(7,996)
Net profit for the period		22,981	17,592
Other comprehensive income (OCI):
Items that are or may be reclassified subsequently to profit or loss
Exchange variation in foreign investments		(604)	(238)
Total comprehensive income for the period		22,377	17,354
Net profit for the period – Controlling shareholders		22,981	17,592
Comprehensive income for the period – Controlling shareholders		22,377	17,354
Non-controlling interests		—	—
The notes are an integral part of these unaudited condensed interim consolidated financial statements.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated statements of changes in equity/ parent’s net investment
(In thousands of Brazilian Reais — R$)
	Parent’s net investment	Share capital	Distributions to controlling shareholder	Retained earnings	Total Investment / Equity
Balances as of December 31, 2019	78,699	—	—	—	78,699
Net profit for the year	17,592	—	—	—	17,592
Net investment	(18,373)	—	—	—	(18,373)
Other comprehensive income	(238)	—	—	—	(238)
Balances as of June 30, 2020	77,680	—	—	—	77,680
Balances as of December 31, 2020	87,065	—	—	—	87,065
Net profit for the period	—	—	—	22,981	22,981
Changes in parent’s net investment, net	(87,065)	92,889	(28,247)	—	(22,423)
Other comprehensive income	—	—	—	(604)	(604)
Balances as of June 30, 2021	—	92,889	(28,247)	22,377	87,019
The notes are an integral part of these unaudited condensed interim consolidated financial statements.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated statement of cash flows for the six months period ended June 30, 2021 and 2020
(In thousands of Brazilian Reais — R$)
	Note	June 30, 2021	June 30, 2020
Cash flows from operating activities
Net profit for the period		22,981	17,592
Adjustments for:
Depreciation and amortization	8 and 9	4,280	3,803
Interest and exchange variation		12	(4)
Impairment losses on trade receivables	6	(92)	21
Deferred tax assets		1,618	559
Income tax as social contribution		12,253	7,996
Depreciation of right-of-use assets	12	1,378	1,206
Interest on lease	12	390	454
Change in operating assets and liabilities
Trade receivables		(1,020)	1,332
Contract assets		(9,518)	(10,822)
Taxes recoverables		(303)	529
Deferred expenses		(156)	(408)
Other assets		(299)	(3,227)
Suppliers		(2,116)	1,237
Salaries and welfare charges		9,796	7,801
Other liabilities		(564)	182
Deferred revenue		(2,942)	(4,081)
Cash generated from operating activities		35,698	24,170
Income tax paid		(265)	(156)
Interest paid on lease	12	(435)	(314)
Net cash from operating activities		34,998	23,700
Cash flows from investment activities
Acquisition of property and equipment and intangible assets	8 and 9	(7,122)	(3,573)
Net cash used in investment activities		(7,122)	(3,573)
Cash flows from financing activities
Net parent investment		(14,101)	(18,373)
Loans to related party	7	(18,810)	—
Payment of lease liabilities	12	(1,378)	(1,206)
Net cash used in financing activities		(34,289)	(19,579)
Net increase (decrease) in cash and cash equivalents		(6,413)	548
Cash and cash equivalents at the beginning of the period		7,874	5,806
Exchange variation effect on cash and cash equivalents		(604)	(144)
Cash and cash equivalents at the end of the period		857	6,210
The notes are an integral part of these unaudited condensed interim consolidated financial statements.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
1
General information

Dextra Tecnologia (hereinafter referred to as the “Business”) was not a separate legal entity until January 1, 2021. The Business’s operations relates to the development of customizable software, through implementation of innovative software solutions, including Machine Learning, Artificial Intelligence (AI), Analytics, Cloud and Mobility technologies, previously carried out by the legal entity Prime Sistemas de Atendimento ao Consumidor Ltda. (hereinafter referred to as “Parent Entity”).
On January 1, 2021, the Parent Entity incorporated a new legal entity named Dextra Tecnologia S.A. (“Dextra Tecnologia” and/or “Company”) and contributed the net assets of the carve out Business as well as other related legal entities, all entities or business under common control of the Parent. The legal entities comprising these consolidated financial statements in addition to Dextra Tecnologia are as follows:
—
Dextra Inc.;

—
Cinq Technologies Ltda.; and

—
Cinq Technologies US LLC.

These statements comprise the condensed interim consolidated financial statements as of and for six month period ended June 30, 2021 and combined carve-out financial statements as of December 31, 2020, including the statements of profit or loss and other comprehensive income and cash flows for the six months period ended June 30, 2020.
These condensed interim consolidated financial statements as of and for six month period ended June 30, 2021 and combined carve-out financial statements as of December 31, 2020 and for the six month period ended June 30, 2020 were prepared in order to present the Business’ historical financial position, the performance of its operations and its respective cash flows as of June 30, 2021 and December 31, 2020 and for the six month period ended June 30, 2021 and 2020, and distributions to controlling shareholder, are being presented for the purpose of providing relevant information through a single set of consolidated financial statements for their inclusion in the CI&T Inc. Registration Statement ("Form F-1") with the Securities and Exchange Commission ("SEC") of the United States of America.
Prior to the legal reorganization referred to above, part of the Business was included in the consolidated tax return of its Parent Entity and certain assets and liabilities, including goodwill and intangible assets were tax deductible and the Business considered these tax bases to measure and recognize income tax. Upon the completion of the reorganization, Dextra became a separate legal entity and started to prepare and present its own separate tax return. For tax purposes these assets were not carried forward to the new legal entity and therefore they current has no tax basis. The Company has treated this transaction as a distribution of tax basis to its Parent Entity and recognized R$ 8,387 as a reduction of Distributions to controlling shareholder in equity and an increase to deferred income tax liability at the date of the reorganization. See additional information related to tax accounting for the combined carve out in the last annual financial statements of the Company.
1.1. Purchase agreement
On June 26, 2021, the Parent Entity entered into a sale and purchase agreement to sell 100% of the control of Dextra Tecnologia S.A. (“Company”) to CI&T Software S.A. (“CI&T”).
The acquisition was consummated on August 10, 2021 in the total amount of R$800,000, subject to certain purchase price adjustments for indebtedness, cash and net working capital amounts. The process was approved by the administrative council of economic defense, which is the regulatory body, Conselho Administrativo de Defesa Econômica (CADE) on July 22, 2021.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
On August 10, 202,1 CI&T paid R$650,000 to Parent Entity for this transaction. The remaining balance of R$ 150,000 is due on the first anniversary of the closing date, subject to the application of any purchase price adjustments. In addition, prior to the one-year anniversary of the closing date, R$50,000 of the remaining amounts will become due and payable if CI&T or its successors complete an Initial Public Offering. Until the payment in full of the Deferred Payment, the CI&T will pledge the shares of Company for the benefit of the seller, provided that if a portion of the Deferred Payment is made pursuant to the consummation of the CI&T offering, such share pledge will be replaced with a bank guarantee covering the remaining outstanding amount.
2
Basis of accounting

These unaudited condensed consolidated financial statements for the six-month period ended June 30, 2021 and 2020 have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Business’s last annual combined carve-out financial statements as of and for the year ended December 31, 2020 (“ “last annual financial statements”). They do not include all the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Business’s financial position and performance since the last annual financial statements.
The Business has not historically experienced significant seasonality throughout the year.
The issuance of these unaudited condensed consolidated carve-out financial statements was authorized by Management on September 14, 2021.
3
Functional and presentation currency

These unaudited condensed consolidated financial statements of June 30, 2021 and the unaudited combined carve-out financial statements of 2021 are presented in Reais, which is the Company’s functional currency. All balances are rounded to the nearest thousands, except when otherwise indicated.
4
Use of estimates and judgments

In preparing these unaudited condensed consolidated financial statements as of and for the period of six months ended June 30, 2021 and the unaudited combined carve-out financial statements for the six months ended on June 30, 2020, Management has made judgments and estimates that affect the application of the Business’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
The significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty where the same as those described in the last annual combined carve-out financial statements.
a.
Measurement of fair values

Several Business’s accounting policies and disclosures require the measurement of fair values for both financial and non-financial assets and liabilities.
The Business Management has established a control framework with respect to the measurement of fair value that includes the review of significant fair value measurements, significant unobservable data and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, the valuation team assesses the evidence obtained from third parties to support the conclusion that such valuations meet the requirements of the accounting standards, including the level in the fair value hierarchy in which the valuations should be classified.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
When measuring the fair value of an asset or a liability, the Company uses observable market data as much as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
•
Level 1:   Quoted prices (not adjusted) in active markets for identical assets or liabilities.

•
Level 2:   Inputs, except for quoted prices, included in Level 1, which are observable for the asset or liability, either directly (prices) or indirectly (derived from prices).

•
Level 3:   Inputs for the asset or liability, which are not based on observable market data (unobservable inputs).

Additional information on the assumptions used to measure fair values is included in the following notes:
•
Note 16 — financial instruments.

5
Cash and cash equivalents

	June 30, 2021	December 31, 2020
Cash and cash equivalents	675	1,333
Financial investments	182	6,541
Total	857	7,874
Financial investments are represented by fixed income securities, with interest rates of 90% on June 30, 2021 (70% on December 31, 2020) of the changes of Interbank Deposit Certificate (CDI) variation — which (i) management expects to use for short-term commitments, (ii) present daily liquidity and (iii) are readily convertible into a known amount of cash, subject to an insignificant risk of change in value.
6
Trade receivables

	June 30, 2021	December 31, 2020
Trade receivables – Domestic market	19,513	19,998
Trade receivables – Foreign market	7,095	5,602
(-) Expected credit losses	(102)	(194)
Trade Receivables, net	26,506	25,406
The balances of trade receivables by maturity date are as follows:
	June 30, 2021	December 31, 2020
Not due	18,689	19,873
Overdue:
from 1 to 60 days	2,668	5,384
61 to 90 days	2,624	129
91 to 120 days	268	—
Over 120 days	2,359	214
	26,608	25,600

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
The movement of impairment loss on trade receivables is as follows:
Balance as of December 31, 2019	(132)
Provision	(21)
Balance as of June 30, 2020	(153)
Balance as of December 31, 2020	(194)
Reversal	92
Balance as of June 30, 2021	(102)

7
Related parties

As presented in note 1, the Business had transactions that were performed with its related parties and the effect of these transactions is reflected in this condensed interim consolidated financial statements.
Statements of financial position — Asset or Liability
As of June 30, 2021 and December 31, 2020, the balances of transactions with related parties are as follows:
Loans to related party	2021
Prime Sistemas de Atendimento ao Consumidor Ltda(i)	18,810
Loans to related party – Total	18,810

(i)
Refers to a loan from Dextra to its controlling shareholder which is repayable on demand.

Statements of profit or loss — Prime Sistemas de Atendimento ao Consumidor Ltda.
	June 30, 2021 (six-month period)	June 30, 2020 (six-month period)
Net revenue(i)
Prime Sistemas de Atendimento ao Consumidor Ltda	20,928	13,103
Costs of services provided(ii)
Prime Sistemas de Atendimento ao Consumidor Ltda	(3,561)	(4,069)
General and administrative expenses(iii)
Prime Sistemas de Atendimento ao Consumidor Ltda.	(3,280)	(2,090)

(i)
Amount refers to services provided by the Business to Parent Entity;

(ii)
Amount refers to the total cost for services provided by the Parent Entity;

(iii)
Amount refers to shared services of administrative and commercial provided to the Parent Entity by the Business.

Transactions with key management personnel
For the six-month period ended June 30, 2021, the Business paid total compensation to key management personnel in the amount of R$ 1,281 (R$ 1,426 in 2020).
This amount includes the compensation of the Company’s officers. The Company also provides health insurance, healthcare, and private pension plans to key management personnel.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
8
Property, plant and equipment

	December 31, 2019	Additions	June 30, 2020	Additions	Disposals	December 31, 2020	Additions	June 30, 2021
Cost
Installations	—	—	—	—	—	—	—	—
Computer equipment	4,575	457	5,032	2,660	—	7,692	1,594	9,286
Furniture and fixtures	1,623	67	1,690	—	—	1,690	—	1,690
Phone equipment	219	6	225	11	—	236	14	250
Vehicles	152	—	152	—	(140)	12	—	12
Data processing equipment	412	159	571	50	—	521	—	521
Leasehold improvements	4,188	187	4,375	—	—	4,375	—	4,375
Total cost	11,169	876	12,045	2,621	(140)	14,526	1,608	16,134
Depreciation
Installations	—	—	—	—	—	—	—	—
Computer equipment	(1,503)	(416)	(1,919)	(470)	—	(2,389)	(608)	(2,997)
Furniture and fixtures	(416)	(115)	(531)	(132)	—	(663)	(101)	(764)
Phone equipment	(55)	(17)	(72)	(36)		(108)	(17)	(125)
Vehicles	—	(12)	(12)	—		(12)		(12)
Data processing equipment	—	(33)	(33)	(65)	—	(98)	(64)	(162)
Leasehold improvements	(1,578)	(474)	(2,052)	(714)	—	(2,766)	(696)	(3,462)
Total depreciation	(3,552)	(1,067)	(4,619)	(1,417)	—	(6,036)	(1,486)	(7,522)
Net fixed assets	7,617	(191)	7,426	1,204	(140)	8,490	122	8,612
The Business does not have property, plant or equipment pledged as collateral.
During the six-month periods ended June 30, 2021 and 2020, the Business did not identify triggering events that would require impairment testing.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
9
Intangible assets

Description	Dec 31, 2019	Additions	Jun 30, 2020	Additions	Dec 31, 2020	Additions	Jun 30, 2021
Cost
Goodwill(i)	21,974	—	21,974	—	21,974	—	21,974
Brands and patents	14,499	—	14,499	—	14,499	—	14,499
Customer portifolio	33,477	—	33,477	—	33,477	—	33,477
Non-compete agreement	2,795	—	2,795	—	2,795	1,444	4,239
Software	638	—	638	414	1,052	182	1,234
Intangible in progress(ii)	10,840	2,697	13,537	4,209	17,746	3,888	21,634
Total do custo	84,222	2,697	86,919	4,623	91,544	5,514	97,057
Amortization
Brands and patents	(1,397)	(345)	(1,742)	(345)	(2,086)	(345)	(2,431)
Customer portifolio	(2,436)	(1,940)	(4,376)	(1,940)	(6,316)	(1,940)	(8,256)
Non-compete agreement	(792)	(280)	(1,071)	(280)	(1,351)	(280)	(1,630)
Software	(435)	(171)	(606)	(48)	(654)	(229)	(883)
Intangible in progress	—	—	—	—	—	—	—
Total amortizations	(5,059)	(2,736)	(7,795)	(2,613)	(10,407)	(2,794)	(13,201)
Net intangible assets	79,163	(38)	79,124	2,010	81,137	2,721	83,855

(i)
Refers to the goodwill on the acquisition of Dextra Consultoria in the total amount of R$ 21,897 in 2018, and Cinq Technologies in the total amount of R$ 77 in 2019.

(ii)
Substantially refers to development of the project to improve the digital platform and other projects related to enterprise resource management (ERP) solutions.

Impairment test — Goodwill
During the period ended June 30, 2021 and 2020, Management did not identify factors that could significantly change the assumptions used in the annual impairment analysis for goodwill and, did not identify any other indicator of impairment of intangible assets and goodwill.
10
Suppliers

	June 30, 2021	December 31, 2020
Local supplier	715	3,015
Foreign supplier	2,135	1,951
	2,850	4,996

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
11
Salaries and welfare charges

	June 30, 2021	December 31, 2020
Accrued vacation and charges	17,887	14,203
Accrued (13th) Salary	3,655	—
Social Integration Program and Contribution to Social Security Financing	1,382	116
Social security charges	5,536	4,631
Withholding and billing taxes	460	385
Others	428	217
	29,348	19,552

12
Leases

Some lease contracts of the Company have the option of an extension that can be exercised for an indefinite period, and in these cases the Company has already considered in the measurement of the lease amounts the extensions that are reasonably certain to be exercised.
The Company applies the short-term lease recognition exemption to its short-term leases of properties (those leases that have a lease term of 12 months or less). It also applies the lease of low-value assets recognition exemption to leases that are considered of low value. Lease payments on short-term leases and leases of low-value asset are recognized as expenses on a straight line basis. The amount recorded as rental expenses in the year was R$127 for the six-month period ended June 30, 2021 (R$172 for the six month period ended June 30, 2020).
The changes in the balances of the right-of-use, are presented below:
a.
Right-of-use assets

Properties
Balance at December 31, 2019	7,766
Depreciation	(1,206)
Balance at June 30, 2020	6,560
Balance at December 30, 2020	6,517
New contracts	606
Depreciation	(1,378)
Balance at June 30, 2021	5,745
Net balance at:
June 30, 2020	6,517
June 30, 2021	5,745

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
b.
Lease liabilities

	Average discount rate (per year)	June 30, 2021	December 31, 2020
Properties	between 9.51% to 11.91%	6,393	7,211
Total		6,393	7,211
Current		4,131	2,405
Non-current		2,262	4,806
		6,393	7,211
The maturities of lease liabilities are classified according to the following schedule:
Analysis of maturities – lease liabilities
2021	—	2,405
2022	4,131	2,405
2023	2,262	2,401
Total	6,393	7,211
The change in lease liability is disclosed in the reconciliation of change in liabilities to cash flows is described below:
Balance at December 31, 2019	8,210
Remeasurement	853
Interests expenses	454
Interest paid	(314)
Payments	(1,206)
Balance at June 30, 2020	7,997
Balance at December 31, 2020	7,211
New contracts	605
Interests expenses	390
Interest paid	(435)
Payments	(1,378)
Balance at June 30, 2021	6,393
Net balance at:
Current liabilities	4,131
Non current liabilities	2,262

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
13
Revenue

The Business generates revenue primarily through the provision of services described in the table below, which is disaggregated as follows:
	June 30, 2021 (six-month period)	June 30, 2020 (six-month period)
Software development revenue	118,049	79,559
Consulting revenue	19,774	16,003
Total net revenue	137,823	95,562
The following table sets forth the net revenue by industry vertical for the periods indicated:
By Industry Vertical	June 30, 2021 (six-month period)	June 30, 2020 (six-month period)
Financial Services	52,068	36,675
Retail and Manufacturing	1,453	1,317
Technology, Media and Telecom	35,475	26,841
Tourism	8,669	2,368
Aviation/transport	11,124	13,630
Insurance	27,071	12,084
Others	1,963	2,648
Total net revenue	137,823	95,562
Net revenues by geography area were determined based on the country where the revenue was generated as presented below:
	June 30, 2021	June 30, 2020
United States of America	118,049	79,559
Brazil	19,774	16,003
Total net revenue	137,823	95,562
The Business recognized 46% and 51% of net revenue from four major customers in June 2021 and June 2020 (six-month period), respectively, as identified in the table below. Of these amounts, net revenue recognized from Customer 4, is a related party, the Parent Entity.
	June 30, 2021 (six-month period)		June 30, 2020 (six-month period)
Customers	R$	%	R$	%
Customer 1	18,006	13%	9,255	10%
Customer 2	13,490	10%	11,301	12%
Customer 3	11,145	8%	14,603	15%
Customer 4	20,928	15%	13,103	14%
	63,569	38%	48,262	51%
Total net revenue	137,823	100%	95,562	100%

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Contract assets
Contract assets relate mainly to the Business’s rights to consideration for services performed, for which control has been transferred to the client, but not invoiced on the reporting date. Contract assets are transferred to receivables when the Business issues an invoice to the customer.
The balances from contract assets are shown and segregated in the statement of financial position is R$ 21,686 (R$ 12,168 in December 2020).
14
Expenses by nature

	June 30, 2021 (six-month period)	June 30, 2020 (six-month period)
Employee expenses	(82,052)	(52,781)
Third-party services and other inputs	(4,953)	(4,697)
Travel expenses	(795)	(1,298)
Depreciation and amortization	(5,658)	(5,009)
Expected credit loss	92	(21)
Other costs and expenses	(6,572)	(5,882)
	(99,938)	(69,688)
Disclosed as:
Costs of services provided	(82,868)	(52,939)
Selling expenses	(811)	(795)
General and administrative expenses	(15,387)	(15,795)
Research and technological innovation expenses	—	(43)
Impairment loss on trade receivables and contract assets	92	(21)
Other income (expenses) net	(964)	(95)
	(99,938)	(69,688)

15
Income tax and social contribution

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. Income tax expenses include current and deferred tax and social contribution on net profit.
The Business’ consolidated effective tax rate for the six months ended June 30, 2021 was 37% (six months ended June 30, 2020: 33%). The change in effective tax rate from 2020 was caused mainly due to the increase permanent differences.
16
Financial instruments and risk management

16.1
Financial instrument categories

The Business maintains operations with non-derivative financial instruments. These instruments are managed to assure liquidity and profitability. The control policy consists of monitoring the terms contracted against the terms and condition current in the market. The Business does not make investments of a speculative nature in derivatives or any other risk assets.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
The estimate of the fair value of the Business’s financial instruments considered the following methods and assumptions:
•
Cash and cash equivalents:   approximate their respective carrying amount due to the short-term maturity of these instruments.

•
Trade receivables:   they arise directly from the Business’s operations, classified at amortized cost, are recorded at their invoiced amount, adjusted by the exchange variation, when applicable, and subject to expected credit losses. The amounts recorded approximate fair values at the reporting date.

•
Contract assets and contract liabilities:   the characteristics of contract assets are short-term, therefore, the Business believes that the fair values corresponds to their amortized cost.

•
Loans to related party:   Measured at amortized cost. The amounts recorded approximate fair values at the reporting date.

•
Lease liabilities:   are classified as financial liabilities measured at amortized cost . The contractual flow of lease liabilities is adjusted to the future value of the liabilities considering the interest until maturity.

The following table shows the carrying amounts of financial assets and financial liabilities, segregated by category:
	June 30, 2021
	Amortized cost	Total
Financial assets
Cash and cash equivalents	857	857
Trade receivables	26,506	26,506
Contract assets	21,686	21,686
Other assets	1,983	1,983
Loans to related party	18,810	18,810
Total	69,842	69,842
Financial liabilities
Trade payables	2,850	2,850
Lease liabilities	6,393	6,393
Contract liabilities	266	266
Other liabilities	373	373
Accounts payable for business combination	3,593	3,593
Total	13,475	13,475
	June 30, 2021
	Financial liabilities measured at fair value	Total
Contingent consideration from business combination	21,000	21,000
Total	21,000	21,000

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
	December 31, 2020
	Amortized cost	Total
Financial assets
Cash and cash equivalents	7,874	7,874
Trade receivables	25,406	25,406
Contract assets	12,168	12,168
Other assets	1,683	1,683
Total	47,131	47,131
Financial liabilities
Trade payables	4,966	4,966
Lease liabilities	7,211	7,211
Contract liability	3,208	3,208
Other liabilities	937	937
Accounts payable for business combination	3,658	3,658
Total	19,980	19,980
	December 31, 2020
	Financial liabilities measured at fair value	Total
Contingent consideration from business combination	21,000	21,000
Total	21,000	21,000
The Business Management understands that all financial instruments abovementioned have no classification, where it considers that the fair values are close to their carrying amount, except of contingent consideration from business combination that is classified in level 3 (financial liabilities at fair value). No significant changes were identified in the assumptions that could impact the change in values.
16.2
Financial Risk Management

The Business’s operations are subject to the following risks factors:
a.
Market Risks

The Business is exposed to market risks resulting from the normal course of its activities such as inflation, interest rates and foreign exchange.
Thus, the Business’s operating results may be affected by changes in national economic scenario, especially regarding short and long-term interest rates.
a.2
Interest rate risk

Derives from the possibility of the Business incurring gain or losses resulting from fluctuations in interest rates applicable to its financial assets and liabilities. To mitigate this type of risk, the Business seeks to diversify its funds raising in terms of fixed or variable interest rates.
Sensitivity analysis of non-derivative financial instruments
Changes in interest rates may positively or adversely affect the consolidated financial statements.

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
As a probable scenario (scenario I) in the interest rate, expectations of rates in effect at a date close to the presentation of the financial statements were considered, according to information extracted from the Focus bulletin released by Central Bank (“BACEN”).
For the two adverse scenarios in the interest rate, an increase of 25% was considered as a possible adverse scenario (scenario II) and 50% as a remote scenario (scenario III).
The following table presents our sensitivity analysis over our financial instruments, in which we calculated the base rate, which is the expected impact for one year from the reporting date, given the index rate and the current scenario for the CDI interest rate and IPCA inflation rate.
Operation	Risk	Exposure in R$	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)
Financial investments	Interest Rate reduction	182	187	140	94

a.
Credit risk

Credit risk refers to the risk that a counterparty will not comply with its contractual obligations, causing the Business to incur financial losses. Credit risk is the risk of a counterparty in a business transaction not complying with an obligation provided by a financial instrument or an agreement with customer, which would cause financial loss. To mitigate these risks, the Business has adopted as a practice an analysis of the financial and equity condition of its counterparties, as well as the definition of credit limits and permanent monitoring of outstanding positions.
The credit risk to the counterparties was not greater than 10% of gross monetary assets.
The Business applies the simplified standard approach to commercial financial assets, where the provision for losses is analyzed over the remaining life of the asset.
The carrying amount of financial assets represents the maximum credit exposure, which is presented below:
	June 30, 2021	December 31, 2020
Cash and cash equivalents	857	7,874
Trade receivables	26,506	25,406
Contract assets	21,686	12,618
Other assets	1,983	1,683
Loans to related party	18,810	—

b.
Liquidity risk

The Business monitors liquidity risk by managing its cash resources and financial investments.
The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:

Dextra Tecnologia S.A.
Unaudited condensed interim consolidated financial statements
Notes to the unaudited condensed interim consolidated financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
	2021
	Cash		6 months or less	6 – 12 months	1 – 2 years	2 – 5 Years
	Carrying amount	Contractual cash flow
Non-derivative financial liabilities
Trade payables	2,850	2,850	2,850	—	—	—
Lease Liabilities	6,393	6,721	—	4,301	2,420	—
Contract Liabilities	266	266	266	—	—	—
Accounts payable for business combination	24,593	27,346		5,416	—	21,930
Other payables	373	373	373	—	—	—
	34,475	37,556	3,489	9,717	2,420	21,930
	2020
	Cash		6 months or less	6 – 12 months	1 – 2 years	2 – 5 Years
	Carrying amount	Contractual cash flow
Non-derivative financial liabilities
Trade payables	4,966	4,966	4,966	—	—	—
Lease Liabilities	7,211	7,530	—	2,495	5,035	—
Contract Liabilities	3,208	3,208	3,208	—	—	—
Accounts payable for business combination	24,658	27,068	—	5,481	—	21,587
Other payables	937	937	937	—	—	—
	40,980	43,709	9,111	7,886	5,035	21,587

17
Provisions

The Company has provisions related to lawsuits arising from the normal course of business. It is involved in labor lawsuits that were considered probable losses and are provisioned for according in the amount of R$ 225 in 2021 and 2020.
Additionally, the Company has civil and labor lawsuits, involving risk of loss as possible, for which there is no provision recorded in the amount of R$ 4,189 (R$ 4,104 in 2020).
18
Subsequent events

The Parent Entity entered a sales agreement with CI&T Software S.A. to sell 100% of the control of Dextra Tecnologia S.A. and subsidiaries as described in the note 1. The process was approved by the administrative council of economic defense, which is the regulatory body, Conselho Administrativo de Defesa Econômica (CADE) on July 22, 2021.
The acquisition was consummated on August 10, 2021 in the total amount of R$800,000.

KPMG Auditores Independentes
Av. Coronel Silva Teles, 977, 10º andar, Conjuntos 111 e 112 — Cambuí
Edifício Dahruj Tower
13024-001 — Campinas/SP — Brasil
Caixa Postal 737 — CEP: 13012-970 — Campinas/SP — Brasil
Telefone +55 (19) 3198-6000
kpmg.com.br
Report of Independent Registered Public Accounting Firm
To the Board of Directors
Dextra Tecnologia
Report on the Combined Carve-out Financial Statements
We have audited the accompanying combined carve-out financial statements of Dextra Tecnologia (“Business”), which comprise the combined carve-out statements of financial position as of December 31, 2020 and 2019 and January 1, 2019, and the related combined carve-out statements of profit or loss and other comprehensive income, changes in parent net investment, and cash flows for the years then ended, and the related notes to the combined carve-out financial statements.
Management’s Responsibility for the Combined Carve-out Financial Statements
Management is responsible for the preparation and fair presentation of these combined carve-out financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these combined carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined carve-out financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the combined carve-out financial position of Dextra Tecnologia as of December 31, 2020 and 2019 and January 1, 2019, and its combined carve-out financial performance and its combined carve-out cash flows for each of the years ended December 31, 2020 and 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Emphasis of Matter — Basis of Preparation
We draw attention to Note 2 to the combined carve-out financial statements, which describes their basis of preparation, including the approach to and the purpose for preparing them. The combined carve-out financial statements were prepared for the purpose of providing relevant information through a single set of combined carve-out financial statements for their inclusion in the CI&T Inc. Registration Statement (“Form F-1”) with the Securities and Exchange Commission (“SEC”) of the United States of America. The combined carve-out financial statements may not necessarily be indicative of the financial performance that would have been achieved if the reporting entity had operated as an independent entity, nor may they be indicative of the results of operations of the reporting entity for any future period. Our opinion is not modified in respect of this matter.
KPMG Auditores Independentes
Campinas, Brazil
September 14, 2021

Dextra Tecnologia
Combined carve-out statements of financial position as of December 31, 2020 and 2019 and
January 1, 2019
(In thousands of Brazilian Reais — R$)
	Note	December 31 2020	December 31 2019	January 1 2019
Assets
Cash and cash equivalentes	8	7,874	5,806	1,336
Trade receivables	9	25,406	20,452	6,404
Contract assets	16.b	12,168	5,022	1,733
Recoverable taxes		3,250	4,230	24
Deferred expenses		1,564	245	—
Other assets		1,683	534	1,303
Total current assets		51,945	36,289	10,800
Recoverable taxes		180	181	—
Deferred tax assets	18	—	—	662
Property, plant and equipment	11	8,490	7,617	3,504
Intangible assets	12	81,137	79,165	41,295
Right-of-use assets	15	6,517	7,766	6,429
Total non-current assets		96,324	94,729	51,890
Total assets		148,269	131,018	62,690
Liabilities and equity
Suppliers	13	4,966	1,866	1,095
Lease liabilities	15	2,405	1,545	1,860
Tax and welfare charges	14	19,552	13,645	3,959
Income tax and social contribution		265	156	—
Contract liability		3,208	4,081	611
Accounts payable for business combination	3	5,481	5,335	—
Other liabilities		937	110	11
Total current liabilities		36,814	26,738	7,536
Deferred tax liabilities	18	182	251	—
Lease liabilities	15	4,806	6,665	4,569
Accounts payable for business combination	3	19,177	18,665	—
Provisions		225	—	—
Total non-current liabilities		24,390	25,581	4,569
Parent’s net investment
Net investments		87,065	78,699	50,585
Total equity and parent’s net investment		87,065	78,699	50,585
Total liabilities and parent´s net investment		148,269	131,018	62,690
The notes are an integral part of these combined carve-out financial statements.

Dextra Tecnologia
Combined carve-out statements of profit or loss and other comprehensive income
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian Reais — R$)
	Note	2020	2019
Net revenue	16	204,036	103,013
Costs of services provided	17	(116,835)	(59,773)
Gross profit		87,201	43,240
General and administrative expenses	17	(34,033)	(17,802)
Commercial expenses	17	(1,504)	(769)
Research and technological innovation expenses	17	(43)	—
Impairment loss on trade receivables	17	(62)	(132)
Other income (expenses) net	17	213	(1,731)
Operating profit before net finance cost and tax		51,772	22,806
Finance income		1,367	2,872
Finance cost		(2,102)	(1,086)
Net finance (cost) income		(735)	1,786
Profit before Income tax		51,037	24,592
Income tax expense
Current	18	(16,953)	(6,473)
Deferred	18	70	(913)
Net profit for the year		34,154	17,206
Other comprehensive income (OCI):
Items that are or may be reclassified subsequently to profit or loss
Exchange variation in foreign investments		351	24
Total comprehensive income for the year		34,505	17,230
Net profit for the year – Controlling shareholders		34,154	17,206
Comprehensive income for the year – Controlling shareholders		34,505	17,230
Non-controlling interests		—	—
The notes are an integral part of these combined carve-out financial statements.

Dextra Tecnologia
Combined carve-out statement of changes in parent net investment
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian Reais — R$)
Balance at January 1, 2019	50,585
Net profit for the year	17,206
Net parent investment	10,884
Other comprehensive income for the year	24
Balances at December 31, 2019	78,699
Net profit for the year	34,154
Net parent investment	(26,139)
Other comprehensive income for the year	351
Balances at December 31, 2020	87,065
The notes are an integral part of these combined carve-out financial statements.

Dextra Tecnologia
Combined carve-out statement of cash flows
For the years ended on December 31, 2020 and 2019
(In thousands of Brazilian Reais — R$)
	Notes	2020	2019
Cash flows from operating activities
Net profit for the year		34,154	17,206
Adjustments for:
Depreciation and amortization	11 and 12	7,832	5,800
Write-offs property, plant and equipment	11	140	1,108
Interest and exchange variation		665	14
Expected credit losses	9	62	94
Depreciation of right of use asset	15	2,539	2,095
Current income tax and social contribution	18	16,953	6,473
Deferred income tax and social contribution	18	(70)	913
Interest on lease	15	880	958
Provisions		225	—
Changes in
Trade receivables		(5,016)	(14,142)
Contract assets		(7,146)	(3,289)
Taxes recoverables		981	(4,388)
Deferred expenses		(1,319)	(245)
Other assets		(1,151)	769
Suppliers		3,100	774
Tax and welfare charges		5,907	9,686
Other liabilities		827	99
Contract liability		(873)	3,470
Cash generated from operating activities		58,690	27,395
Income tax and social contribution paid		(156)	—
Interest paid on lease	15	(631)	(513)
Net cash from operating activities		57,903	26,882
Cash flows from investment activities
Acquisition of property, plant and equipment and intangible assets	11 and 12	(10,817)	(16,047)
Net cash (used in) investment activities		(10,817)	(16,047)
Cash flows from financing activities
Net parent investment		(42,477)	(4,251)
Payment of lease liabilities	15.b	(2,539)	(2,095)
Net cash from (used in) financing activities		(45,016)	(6,346)
Net increase in cash and cash equivalents		2,070	4,489
Cash and cash equivalents at the beginning of the year		5,806	1,336
Effect of exchange variation on cash and cash equivalents		(2)	(19)
Cash and cash equivalents at the end of the year		7,874	5,806
The notes are an integral part of these combined carve-out financial statements.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
1
General information

Dextra Tecnologia (hereinafter referred to as the “Business”), is not a separate legal entity. The Business is comprised of combined carved-out historical balances of certain assets, liabilities and results of operations related to the development of customizable software, through implementation of innovative software solutions, including Machine Learning, Artificial Intelligence (AI), Analytics, Cloud and Mobility technologies, previously carried out by the legal entity Prime Sistemas de Atendimento ao Consumidor Ltda. (hereinafter referred to as “Parent Entity”).
As described in the note 3, on December 18, 2019, Prime Sistemas de Atendimento ao Consumidor Ltda. (“Parent Entity”) acquired the control of Cinq Tecnologies Ltda. and Cinq Technologies USA LLC (“Cinq Group”), in synergy with Dextra’s Business, as they develop the same type of service.
These combined carve-out financial statements include historical financial information and operations from the following legal entities and branch:
—
Prime Sistemas de Atendimento ao Consumidor Ltda. — branch;

—
Dextra Inc.;

—
Cinq Technologies Ltda. (consolidated as from December 18, 2019); and

—
Cinq Technologies US LLC (consolidated as from December 18, 2019).

These combined carve-out financial statements aim to materially reflect the financial statements of the Business as if it had operated as a separate entity from the Parent Entity and were prepared in accordance with the Business’ historical financial position, the performance of its operations and its respective cash flows as of December 31, 2020 and 2019. The combined carve-out financial statements for the years ended December 31, 2020 and 2019 are being presented for the purpose of providing relevant information through a single set of combined carve-out financial statements for their inclusion in the CI&T Software S.A. Registration Statement (“Form F-1”) with the Securities and Exchange Commission (“SEC”) of the United States of America.
2
Basis of accounting

The combined carve-out financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”).
IFRS 1 “First-time adoption of International Financial Reporting Standards” has been applied in preparing these combined carve-out financial statements. As established in accounting standards, the Business’s combined carve-out financial statements have been prepared according to IFRS applicable as at December 31, 2020, together with comparative period data for the year ended December 31, 2019. In preparing these combined carve-out financial statements, the date adopted as transition to IFRS was the one of the combined carve-out statements of financial position prepared on January 1, 2019.
The Business adopted the exemption to measure its assets and liabilities at the carrying amounts reflected in Parent Entity consolidated financial statements. Before the first time adoption of IFRS, the Parent Entity presented consolidated statements prepared according to IFRS. The requirement in IFRS 1 to provide reconciliations of financial information prepared under previous GAAP to IFRS is not relevant to the Business as this is the first set of combined carve-out financial statements of the Business.
These financial statements are the first combined carve-out financial statements prepared in accordance with IFRS and are consistent with the accounting practices mentioned in note 7. IFRS provides no guidelines for the preparation of combined carve-out financial statements, which are therefore subject to the principles given in International Accounting Standards (IAS) 8.12. This paragraph requires consideration of the

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
most recent pronouncements of other standard-setting bodies that use a similar conceptual framework to develop accounting standards, other financial accounting literature and acceptable industry practices.
The combined carved-out assets, liabilities and results of operations of the Business were obtained based on the historical accounting records of the Parent Entity. The balances of trade receivables, contract assets, other assets, property, plant and equipment, intangible assets (including goodwill), suppliers, lease liabilities and right-of-use assets, revenue and costs of services relating to the Business were individually identified.
Historically, the Business has received services from corporate functions of the Parent Entity and costs associated with these functions were allocated to the Business. These functions included corporate communications, human resources, treasury, corporate controllership, information technology. The charges for these functions were allocated to the Business based on relative percentage the number of employees attributable to the Business and are included in general and administrative expenses in the combined carve-out statement of profit or loss and other comprehensive income.
Carve-out expenses related to salaries and social contributions charges, including those related to the members of the Board of Directors, the CEO, the vice-presidents and the statutory officers were allocated to the Business through assessment of the nature of the tasks performed by Parent Entity’s key personnel and employees and their connection with the activities of the Business.
Cash and cash equivalents and changes in cash flows of the Business and the entities Cinq Tecnologies Ltda., Cinq Technologies US LLC (as from the acquisition date of December 18, 2019) and Dextra Inc., and specifically related to the operations of the Business have been included in these combined carve-out financial statements.
Allocated costs and expenses have generally been considered to have been paid by the Parent Entity in the year in which the costs were incurred. Amounts receivable from or payable to the Parent Entity have been classified in the combined carve-out statement of financial position within “Parent’s net investment”. The Business reflected the cash received from and expenses paid by the Parent Entities on behalf of the Business’ operations as a component of “Net investment” in the combined carve-out statement of changes in parent’s net investment and combined carve-out statement of cash flows.
Income taxes were determined based on the assumption that the operations carved-out to the Business were a single separate taxable entity. This assumption implies that income was determined based on a carve-out basis and adjusted to reflect applicable regulations. Thus, determination of income tax and social contribution expenses is based on assumptions, attributions and estimates, including those used to prepare these combined carve-out financial statements. The taxes paid have been allocated in the net parent investment based on amounts that would have been due if the business were a separate reporting entity.
The current tax law in Brazil allows the deductibility of the acquisition date goodwill and fair value of net assets acquired when a non-substantive action is taken after acquisition by the Business (i.e. when the Business merges the businesses acquired) and therefore the tax and accounting basis of the net assets acquired are the same as of the acquisition date. In this regard, for the Cinq Group where the Business considers that it will merge the acquiree with the acquirer and it will be entitled to the deductibility of the amortization or depreciation of the net assets acquired. Additionally, for the purpose of determining deferred income tax for the carve-out operations, the tax basis of goodwill, intangibles and other net assets were those included in the consolidated tax return of the Parent Entity.
Management believes that the assumptions used in these combined carve-out financial statements, including assumptions related to recognition of general expenses are reasonable. However, the combined carve-out financial statements may not be indicative of the Business’ future performance and may not reflect what the consolidated results of operations, financial position and cash flows would have been had the Business operated as an independent entity during the period presented and thus should not be used to

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
calculate dividends, taxes or for other corporate purposes. To the extent that an asset, liability, revenue or expense is directly associated with the Business, it is reflected in the combined carve-out financial statements and all significant intercompany transactions and balances within the Business have been eliminated.
3
Business combination

Acquisition of Cinq Group
On December 18, 2019, the Parent Entity acquired 100% of the shares of Cinq Technologies Ltda. and Cinq Technologies USA LLC (“Cinq Group”). Cinq Technologies Ltda. is headquartered in Curitiba and has branches in Ponta Grossa and São Paulo, all located in Brazil. Cinq Technologies USA LLC is located in Miami, Florida. This acquisition is in line with the Business’ strategy of focusing on the distribution of its operations to another region.
Included in the identifiable assets and liabilities acquired at the date of acquisition of Cinq Group are inputs (trademarks and licenses and customer portfolio), processes and an organized workforce. The Business has determined that together the acquired inputs and processes significantly contribute to the ability to create revenue.
The acquisition was accounted for using the acquisition method when the acquired set of activities and assets meets the definition of a business. The consideration transferred in the acquisition is measured at fair value, as are the identifiable net assets acquired.
Consideration transferred
The following table summarizes the acquisition date fair value of each major class of consideration transferred:
	Note
Cash	(i)	16,319
Escrow	(i)	3,000
Earnout (Contingent consideration)	(i)	21,000
Total consideration transferred		40,319

(i)
The price agreed for the acquisition of Cinq Group was R$ 40,319, of which R$ 16,319 were paid in December 2019. The agreement has an escrow account which is to certain achievements of operations performance agreement through a defined number of years, such as revenue and profit, in the amount of R$ 21,000 and R$ 3,000 to an escrow account in order to indemnify the Business for any losses that may be related to the periods prior to the acquisition. As of December 31, 2020, the escrow and contingent consideration, which are indexed to CDI, were recorded in the amount of R$24,658 (R$5,481 current liabilities and R$19,177 noncurrent liabilities) and R$ 24,000 (R$5,335 current liabilities and R$18,665 noncurrent liabilities) in 2019.

Identifiable assets acquired and liabilities assumed
The following are the balances recognized in the business combination using the acquisition method of accounting:

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Current assets	Note	Fair Value
Cash and cash equivalents		2,171
Accounts receivable		7,860
Taxes to be recovered		1,420
Property, plant and equipment	11	2,285
Right-of-use assets	15	1,974
Intangible assets – software	12	82
Other assets		109
Intangible assets – trademarks and licenses(i)	12	13,100
Intangible assets – customer portfolio(ii)	12	17,300
Other accounts payable		(1,687)
Leasing liability	15	(2,345)
Other liabilities		(2,027)
Net assets (A)		40,242
Total consideration transferred (B)		40,319
Goodwill (B - A)(iii)	12	77

The valuation techniques used for measuring the fair value of significant assets acquired were as follows:
(i)
Trademarks and licenses: The fair value is determined based on the Relief-from-royalty method. The relief-from-royalty method considers the discounted estimated royalty payments that are expected to be avoided as a result of the trademarks and licenses being owned.

(ii)
Customer portfolio: The fair value is determined based on Multi-Period Excess Earnings (MPEEM). The multi-period excess earnings method considers the present value of net cash flows expected to be generated by the customer relationships, by excluding any cash flows related to contributory assets.

(iii)
Goodwill is recognized based on expected synergies from combining the operations of the acquiree and the acquiror, as well as due to an expected increase in the market share of the business due to the penetration of business products and services in regions where the business did not operate before.

4
Functional and presentation currency

These combined carve-out financial statements are presented in Reais, which is the Business’s functional currency. All balances are rounded to the nearest thousand, except when otherwise indicated.
5
Use of estimates and judgments

In preparing these combined carve-out financial statements, Management has made judgements and estimates that affect the application of Business´ accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. The revisions to estimates are recognized prospectively.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
a.
Judgments

Information about judgments made in the application of accounting policies that have significant effects on the amounts recognized in the combined carve-out financial statements are included in the following notes:
—
Note 2 — Basis of accounting: criteria for the allocation of assets and liabilities, income and expenses related to carve out operations;

—
Note 7.k — Revenue recognition: identification of performance obligations within the Business’ contracts with customers and when they are satisfied.

—
Note 7.i — Leases: whether the Business is reasonably certain to exercise extension options.

b.
Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties at December 31, 2020 that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following note:
—
Note 2 — Allocation of costs: allocation of costs related to carve out operations are based on relative percentage of number of employees attributable to the Business;

—
Note 3 — business combination: assumptions on the determination of fair value of consideration transferred, assets acquired, and liabilities assumed.

c.
Measurement of fair values

Several Business’s accounting policies and disclosures require the measurement of fair values for both financial and non-financial assets and liabilities.
The Business has established a control framework with respect to the measurement of fair value that includes the review of significant fair value measurements, significant unobservable data and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, the valuation team assesses the evidence obtained from third parties to support the conclusion that such valuations meet the requirements of the accounting standards, including the level in the fair value hierarchy in which the valuations should be classified.
When measuring the fair value of an asset or a liability, the Business uses observable market data as much as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
—
Level 1:   Quoted prices (not adjusted) in active markets for identical assets or liabilities.

—
Level 2:   Inputs, except for quoted prices, included in Level 1, which are observable for the asset or liability, either directly (prices) or indirectly (derived from prices).

—
Level 3:   Inputs for the asset or liability, which are not based on observable market data (unobservable inputs).

Additional information on the assumptions used to measure fair values is included in the following notes:
—
Note 3 — business combination;

—
Note 19 — financial instruments.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
6
Basis of measurement

The combined carve-out financial statements were prepared based on historical cost, as explained in the significant accounting policies described in note 7.
7
Significant accounting policies

The Business applied the accounting policies described below in a consistent manner to all the years presented in the combined carve-out financial statements.
a.
Foreign currency

(i)
Foreign currency transactions

Transactions in foreign currency are translated into the respective functional currencies of the Business at the exchange rates at the dates of the transactions.
Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within net finance (costs) income.
(ii)
Foreign operations

The assets and liabilities of foreign operations are translated into Reais at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into Brazilian reais at the exchange rates that represent the average monthly rates for the respective period.
Foreign currency differences are recognized in other comprehensive income.
b.
Finance income and finance expenses

The Business’s finance income and finance expenses include:
—
Interest income;

—
Interest expense;

—
The foreign currency gain or loss on financial assets and financial liabilities.

Interest income or expense is recognized using the effective interest method.
The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts though the expected life of the financial instrument to:
—
The gross carrying amount of the financial asset; or

—
The amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or the amortized cost of the liability. However, for financial assets that have become credit-impaired after initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
c.
Income tax

Income tax expenses comprise current and deferred income and social security contribution taxes. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in Parent net investment or in other comprehensive income.
The Business has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 — Provisions, Contingent Liabilities and Contingent Assets.
(i)
Current tax

Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the year and any adjustment to taxes payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income tax, if any. It is measured using tax rates enacted at the reporting date.
Current tax assets and liabilities are only offset if certain criteria are met.
(ii)
Deferred taxes

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:
—
Temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and

—
Temporary differences related to investments in subsidiaries to the extent that the Business can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Deferred tax assets are recognized in respect of tax losses and unused deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for each legal entity.
Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable.
Deferred tax assets and liabilities are measured based on the rates that are expected to be applied to temporary differences when they are reversed, based on the rates that were enacted up to the reporting date.
The measurement of deferred tax reflects the tax consequences that would follow from the way the Business expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.
Deferred tax assets and liabilities are only offset if certain criteria are met.
d.
Property, plant and equipment

(i)
Recognition and measurement

Property, plant and equipment items are measured at the historical cost of acquisition or construction, deducted from accumulated depreciation and any impairment losses.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.
(ii)
Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Business.
(iii)
Depreciation

Depreciation is calculated to write off the cost of items of property, plant and equipment, less their estimated residual values using the straight-line method based on the estimated useful lives and is recognized in profit and loss.
The estimated useful lives of property, plant and equipment for current and comparative years are as follows:
In years
Buildings	10
Computer equipment	3
Furniture and equipment	7
Machines	5
Telephone equipment	5
Vehicles	5
Leasehold improvements	10
Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.
e.
Intangible assets

(i)
Recognition and measurement

Goodwill
Goodwill arises from acquisitions of subsidiaries, representing the excess of the consideration transferred; the non-controlling interest in the acquiree, and the fair value at the acquisition date of any prior equity interest in the acquiree over the fair value of the identifiable net assets acquired.
The Business accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Business. In determining whether a particular set of activities and assets is a business, the Business Management assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs
The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Any contingent consideration is measured at fair value at the date of acquisition
Trademarks and licenses
Trademarks and licenses acquired separately are initially stated at historical cost. Trademarks and licenses acquired through business combinations are recognized at their fair value at the acquisition date.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Customer portfolio
Customer portfolio acquired through a business combination are recognized at their fair value at the acquisition date.
Software
Software licenses are capitalized based on the costs incurred to acquire the software and prepare them to be ready for use.
Costs associated with software maintenance are recognized as expenses as incurred. Development costs directly attributable to the design and testing of identifiable and unique software products, controlled by the Business, are recognized as intangible assets.
Directly attributable costs, which are capitalized as a part of the software product, include the costs of employees allocated to software development and an appropriate portion of the applicable indirect expenses.
Other development costs that do not meet these criteria for capitalization are recognized as expenses as they are incurred. Development costs previously recognized as expenses are not recognized as assets in subsequent periods.
Non-competition agreements
Non-competition agreements are usually considered in a “share purchase agreement” (SPA), depending on the business and industry characteristics, and are amortized in 5 years.
Intangible in progress
Intangible in progress are capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Business intends to and has sufficient intention and resources to complete development and use or sell the asset. Otherwise, it is recognized in profit and loss as incurred. Subsequent to initial recognition, intangible in progress is measured at cost less any accumulated impairment losses.
(ii)
Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates.
(iii)
Amortization

Amortization is calculated using the straight-line method based on the estimated useful lives of the items, net of their estimated residual values. Amortization is generally recognized in profit or loss. Goodwill is not amortized.
The estimated useful lives of the year and comparative years are as follows:
Trademarks and licenses	19 years
Customer portfolio	7 years
Non-compete agreement	5 years
Software	5 years
Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted, if appropriate.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
f.
Financial instruments

(i)
Recognition and initial measurement

Trade receivables are initially recognized on the date they were originated. All other financial assets and liabilities are initially recognized when the Business becomes a party to the contractual provisions of the instrument.
A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not measured at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.
(ii)
Classification and subsequent measurement

Financial assets
On initial recognition, a financial asset is classified as measured at: amortized cost; or FVTPL — fair value through profit or loss.
Financial assets are not reclassified subsequent to their initial recognition unless the Business changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the presentation period following the change in business model.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as measured at FVTPL:
—
It is maintained within a business model aimed at maintaining financial assets to receive contractual cash flows; and

—
Its contractual terms give rise on specific dates to cash flows that are related to the payment of principal and interest on the outstanding principal value.

All financial assets not classified as measured at amortized cost, as described above, are classified as at FVTPL. This includes all derivative financial assets. On initial recognition, the Business may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or fair value through other comprehensive income (“FVOCI”) as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
Financial assets — Business model assessment
The Business carries out an assessment of the objective of the business model in which a financial asset is held at the portfolio because it better reflects the way the business is managed, and the information is provided to Management. Information considered includes:
—
The stated policies and objectives set for the portfolio and the operation of those policies in practice. They include whether Business’s strategy focuses on achieving contractual interest income, maintaining a particular interest rate profile, matching the duration of financial assets with the duration of related liabilities or expected cash outflows, or realizing cash flows through the sale of assets;

—
How the portfolio’s performance is assessed and reported to the Business’s Management;

—
The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
—
How the managers of the business are compensated — e.g., whether the compensation is based on the fair value of the assets managed or on the contractual cash flows earned; and

—
The frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and its expectations about future sales.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales, in a manner consistent with the continuous recognition of the assets of the Business.
Financial assets held for trading or managed and whose performance is evaluated on a fair value basis are measured at fair value through profit or loss.
Financial assets — assessment whether contractual cash flows are solely principal and interest payments
For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. Interest’ is defined as consideration for the time value of money and the credit risk associated with the principal amount outstanding over a given period of time and for the other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.
The Business considers the contractual terms of the instrument to assess whether the contractual cash flows are solely payments of principal and interest. This includes assessing whether the financial asset contains a contractual term that could change the timing or value of the contractual cash flows such that it would not meet this condition. In making this assessment, the Business considers:
—
Contingent events that change the amount or timing of cash flows;

—
Terms that can adjust the contractual rate, including variable rates features;

—
Prepayment and extension features; and

—
Terms that limit the Business’s access to cash flows from specific assets (e.g., based on the performance of an asset).

Prepayment feature is consistent with the principal and interest payment criteria if the prepayment amount mostly represents unpaid principal and interest on the outstanding principal amount — which may include additional compensation reasonable for early termination of the contract. In addition, for a financial asset acquired for a value less than or greater than the nominal value of the contract, the permission or requirement for prepayment for an amount that represents the nominal value of the contract plus contractual interest (which also may include reasonable additional compensation for early termination of the contract) accumulated (but not paid) are treated as consistent with this criterion if the fair value of the prepayment is insignificant at initial recognition.
Financial assets — Subsequent measurement and profit and loss
—
Financial assets at FVTPL

These assets are subsequently measured at fair value. The net gain, including interest, is recognized in profit or loss.
—
Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Financial liabilities — classification, subsequent measurement and profit and loss
Financial liabilities were classified as measured at amortized cost or FVTPL. A financial liability is classified as measured at fair value through profit or loss if it is a derivative or is designated as such upon initial recognition. Financial liabilities measured at FVTPL are measured at fair value and net income, including interest, is recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense, foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.
(iii)
Derecognition

Financial assets
The Business derecognizes a financial asset when the contractual rights to the cash flows of the asset expire, or when the Business transfers the contractual rights to receive the contractual cash flows on a financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or in which the Business neither transfers nor substantially maintains all the risks and rewards of ownership of the financial asset nor retains control over the financial asset.
Financial liabilities
The Business derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire. The Business also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.
(iv)
Offsetting

The financial assets or liabilities are compensated, and the net amount presented in the statement of financial position when, and only when, the Business currently has a legally enforceable right to offset the amounts and intends to settle them on a net basis or to dispose of the asset and settle the liabilities simultaneously.
g.
Impairment

Non-derivative financial assets
Financial instruments and contract assets
The Business recognizes provisions for expected credit losses on:
—
Financial assets measured at amortized cost

—
Contract assets

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime expected credit losses.
The Business considers a financial asset to be in default when:
—
It is unlikely that the creditor will fully pay its credit obligations to the Business, without resorting to actions such as the realization of the guarantee (if any); or

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
—
The financial asset is more than 360 days past due.

Lifetime credit losses are the expected credit losses that result from all possible default events over the expected life of the financial instrument.
The maximum period considered in the expected credit loss estimate is the maximum contractual period over which the Business is exposed to credit risk.
Measurement of expected credit losses
The Business considers evidence of impairment of assets measured at amortized cost at the collective level. The assets are assessed collectively for any loss of value that could have occurred but had not yet been identified.
Assets are assessed collectively for impairment based on the grouping of assets with similar risk characteristics.
In assessing the impairment as a whole, the Business uses historical trends in the probability of default, the recovery period and the loss amounts incurred, adjusted to reflect management’s judgment on the assumptions if the current economic and credit conditions are such that actual losses are probable to be higher or lower than those suggested by historical trends.
A loss by reduction to the recoverable amount is calculated as the difference between the recorded amount and the present value of estimated future cash flows, discounted by the original effective interest rate of the asset. Losses are recognized in profit or loss and deducted from the gross carrying amount of the assets.
The allowance for loss on financial assets measured at amortized cost is deducted from the gross carrying amount of the assets.
Write-off
The gross carrying amount of a financial asset is written off when the Business has no reasonable expectation of recovering the financial asset in whole or in part. With respect to customers, the Business assesses the time and value of the write-off based on whether there is reasonable expectation of recovery. The Business does not expect any significant recovery of the amount written off. However, the financial assets written off may still be subject to credit for the fulfillment of the Business’s procedures for recovering the amounts due.
Non-financial assets
At each reporting date, the Business reviews the carrying amounts of its non-financial assets (other than deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.
The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market evaluations of the time value of money and the risks specific to the asset or CGU.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.
Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.
An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization if no impairment loss had been recognized.
h.
Provisions

Labor, tax and civil risks
The provision for labor, tax and civil risks is recognized when it is probable that the Business will be required to make future payments as a result of past events. Such payments include, but are not limited to, the various claims, processes and actions initiated by both third parties and the Business, relating to labor disputes, complaints from tax authorities and other judicial matters.
The Business has civil and labor lawsuits, involving risk of possible loss, for which there is no provision recorded in the amount of R$ 4,104 (R$ 3,906 in 2019).
i.
Leases

At inception of a contract, the Business assesses whether a contract is, or contains, a lease. A contract is or contains a lease if the contract transfers the right to control the use of an identified asset for a period of time in exchange for consideration.
At commencement or on the modification of a contract that contains a lease component, the Business allocates the consideration in the contract to each lease component of the lease based on individual prices. However, for property leases, the Business elected to not separate the non-lease components and account for the lease components and non-lease as a single component.
The Business recognize a right-of-use asset and a lease liability at lease commencement. The right-to-use asset is initially measured at cost, which comprises the initial measurement amount of the lease liability, adjusted for any lease payments made at or before the commencement date, less any leasing incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term unless the lease transfers ownership of the underlying asset to the Business by the end of the lease term or the cost of the right-of-use asset reflects that the Business will exercise a purchase option. In this case, the right of use will be depreciated over the useful life of the underlying asset, which is determined in same basis as that of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of lease liabilities.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if this rate cannot be readily determined, the Business’s incremental borrowing rate. Generally, the Business uses its incremental borrowing rate as a discount rate.
The Business determines its incremental borrowing rate by obtaining interest rates from various external sources of financing and making some adjustments to reflect the terms of the contract and the type of leased asset.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Lease payments included in the measurement of the lease liability comprise the following:
—
Fixed payments, including in-substance fixed payments; and

—
Amounts expected to be payable under a residual value guarantee.

Regarding the option of extension to the office leases, the Business applies an additional of 5 years to determine ROU amounts, except when it is not reasonably certain that it will renew the lease agreements. Renewal clauses generally use an inflation update index (IGPM or IPCA) that is updated annually.
For the years ended December 31, 2020 and 2019, the Business does not have lease agreements with variable payments.
The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments resulting from a change in index or rate, if there is a change in the Business’s estimate of the amounts expected to be payable under a residual value guarantee, if the Business changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset is made or is accounted in the profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The right-of-use asset is amortized using the straight-line method from the commencement date to the end of the lease term.
Short-term leases and leases of low-value assets
The Business has chosen not to recognize right-of-use assets and liabilities for leases of low value assets and short-term leases. The Business recognizes lease payments associated with these leases as an expense on a straight-line basis over the lease term.
j.
Employee benefits

Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. The liability is recognized at the amount of the expected payment if the Business has a present legal obligation to pay this amount due to service provided by the employee and the obligation can be estimated reliably.
k.
Revenue recognition

Information about the Business’s accounting policies relating to contracts with customers is provided in Note 16.
l.
Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date in the principal or, in its absence, the most advantageous market to which the Business has access at that date. The fair value of a liability reflects its non-performance risk.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
8
Cash and cash equivalents

	2020	2019	January 1, 2019
Cash and cash equivalents	1,333	1,665	1
Financial investments	6,541	4,141	1,335
Total	7,874	5,806	1,336
The financial investments, on December 31, 2020 and 2019, substantially relates to fixed interest rates with immediate liquidity, with interest rate at 70% (100% on December 31, 2019) of the changes of Interbank Deposit Certificate (CDI) and redeemable in terms of less than 90 days from the financial investment date.
9
Trade receivables

The balances of trade receivables are presented as follows:
	2020	2019	January 1, 2019
Trade receivables – Domestic market	19,998	19,916	6,442
Trade receivables – Foreign market	5,602	668	—
(-) Expected credit losses	(194)	(132)	(38)
Trade receivables	25,406	20,452	6,404
The balances of trade receivables by maturity date are as follows:
	2020	2019	January 1, 2019
Not due	19,873	16,591	6,442
Overdue:
from 1 to 60 days	5,384	3,538	—
61 to 90 days	129	248	—
91 to 120 days	—	20	—
Over 120 days	214	187	—
	25,600	20,584	6,442
The movement of impairment loss on trade receivables is as follows:
Balance as of January 1, 2019	(38)
Provision	(241)
Reversal	147
Balance as of December 31, 2019	(132)
Provision	(520)
Reversal	458
Balance as of December 31, 2020	(194)

10
Related parties

As presented in note 1, the Business is part of Parent Entity and therefore some of the Business’ transactions and arrangements are performed with related parties and the effect of these transactions is reflected in this combined carve-out financial statement.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Statements of profit or loss
Statements of profit or loss	Related party	2020	2019
Net revenue(i)	Prime Sistemas de Atendimento ao Consumidor Ltda.	26,593	21,569
Cost of services provided(ii)	Prime Sistemas de Atendimento ao Consumidor Ltda.	(9,573)	(10,568)
General and administrative expenses(ii)	Prime Sistemas de Atendimento ao Consumidor Ltda.	(4,214)	(3,468)

(i)
Amount refers to services provided by the Business to Parent Entity;

(ii)
Amount refers to the total cost for services provided by the Parent Entity;

(iii)
Amount refers to shared services of administrative and commercial provided by the Parent Entity to the Business.

Transactions with key management personnel
In the year ended December 31, 2020, the Business paid total compensation to key management personnel in the amount of R$ 2,885 (R$ 2,163 in 2019).
This amount includes the compensation of the Business’s officers. The Business also provides health insurance, healthcare, and private pension plans to key management personnel.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
11
Property, plant and equipment

	Jan 1, 2019	Additions	Additions in business combination (note 3)	Disposals	Dec 31, 2019	Additions	Disposals	Dec 31, 2020
Cost
Buildings	225	—	—	(225)	—	—	—	—
Computer equipment	2,237	3,262	44	(968)	4,575	3,117	—	7,692
Furniture and equipment	893	236	494	—	1,623	67	—	1,690
Telephone equipment	26	153	40	—	219	17	—	236
Vehicles	—	—	152	—	152	—	(140)	12
Data processing equipment	—	—	412	—	412	109	—	521
Leasehold improvements	1,493	1,552	1,143	—	4,188	187	—	4,375
Total	4,874	5,203	2,285	(1,193)	11,169	3,497	(140)	14,526
Depreciation
Buildings	(73)	—	—	73	—	—	—	—
Computer equipment	(715)	(800)	—	12	(1,503)	(886)	—	(2,389)
Furniture and equipment	(299)	(117)	—	—	(416)	(247)	—	(663)
Telephone equipment	(14)	(41)	—	—	(55)	(53)	—	(108)
Vehicles	—	—	—	—	—	(12)	—	(12)
Data processing equipment		—	—	—	—	(98)	—	(98)
Leasehold improvements	(269)	(1,309)	—	—	(1,578	(1,188)	—	(2,766)
Total	(1,370)	(2,267)	—	85	(3,552)	(2,484)	—	(6,036)
Property, plant and equipment, net	3,504	2,936	2,285	(1,108)	7,617	1,013	(140)	8,490
The Business does not have property, plant or equipment pledged as collateral.
There were no indications of impairment of property and equipment for the years ended December 31, 2020 and 2019.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
12
Intangible assets

	Jan 1, 2019	Additions	Additions in business combination (note 3)	Dec 31, 2019	Additions	Dec 31, 2020
Cost
Goodwill(i)	21,897	—	77	21,974	—	21,974
Software	553	4	82	639	414	1,053
Trademarks and licenses	1,399	—	13,100	14,499	—	14,499
Customer portfolio	16,177	—	17,300	33,477	—	33,477
Non-compete agreement	2,795	—	—	2,795	—	2,795
Intangible in progress(ii)	—	10,840	—	10,840	6,906	17,746
Total	42,821	10,844	30,559	84,224	7,320	91,544
Amortization
Trademarks and licenses	(411)	(986)	—	(1,397)	(689)	(2,086)
Customer portfolio	(716)	(1,720)	—	(2,436)	(3,880)	(6,316)
Non-compete agreement	(281)	(559)	—	(840)	(559)	(1,399)
Software	(118)	(268)	—	(386)	(220)	(606)
Total	(1,526)	(3,533)	—	(5,059)	(5,348)	(10,407)
Intangible assets, net	41,295	7,311	30,559	79,165	1,972	81,137

(i)
Refers to the goodwill on the acquisition of Dextra Consultoria in the total amount of R$ 21,897 in 2018, and Cinq Technologies in the total amount of R$ 77 in 2019.

(ii)
Substantially refers to development of the project to improve the digital platform and other projects related to enterprise resource management (ERP) solutions. Intangible in progress are tested for impairment at least on an annual basis or when there is a triggering event

Impairment test — Goodwill
The Business tests annually goodwill for impairment based on the recoverable amounts of Cash-generating Units (CGUs), that have been determined based on estimated value-in-use calculations.
The recoverable amount was estimated based on the present value of the future cash flows expected to be derived from the CGU. The cash flows are derived from the budget for the next five years.
The values attributed to the main assumptions, as detailed below, represent the assessment of future management trends in relevant sectors and were based on historical data from internal and external sources.
	2020	2019
Discount rate – before taxes	17.83%	15.62%
Discount rate – after taxes	16.55%	14.37%
EBITDA growth rate(1)	11.65%	11.61%
Terminal value growth rate:	2.00%	2.00%

(1)
EBITDA — Earnings before interest, taxes, depreciation and amortization

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
The financial projections of the Business were prepared in Reais, in nominal terms for the next five years.
The discount rate was estimated after taxes based on the historical weighted average cost of the capital rate at which the UGC operates.
Cash flow projections were prepared for five years and a growth rate in perpetuity after this period. The growth rate in perpetuity was determined as the lowest value among the nominal gross domestic product of the countries where the Business operates and the estimated annual compound rate of long-term EBITDA growth, which management considers to be consistent with the market.
The main estimates used were the following:
•
Revenue growth projected until 2025 is considering the average levels of growth experienced in recent years and growth remained at 13.2%.

•
Budgeted EBITDA was based on expectations of future outcomes taking into account past experience, adjusted for anticipated revenue growth.

Management’s impairment test for 2020 and 2019 indicated that value in use is substantially higher than the carrying amount of the goodwill. Management therefore believes that no reasonably possible change in any of the above key assumptions would cause the carrying amount of goodwill to materially exceed its recoverable amount.
The Business did not recognize any impairment loss for the years ended December 31, 2020, and 2019.
13
Suppliers

	2020	2019	January 1 2019
In Brazil	3,015	1,325	1,095
Foreign	1,951	541	—
	4,966	1,866	1,095

14
Salaries and welfare charges

	2020	2019	January 1 2019
Accrued vacation and charges	14,203	8,912	2,472
Social Security charges	4,471	3,445	125
Withholding and billing taxes	385	377	502
Other	493	911	860
	19,552	13,645	3,959

15
Leases

The Business applies the short-term lease recognition exemption to its short-term leases of properties (those leases that have a lease term of 12 months or less). It also applies the lease of low-value assets recognition exemption to leases that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expenses on a straight line.
The Business used the average discount rate of 9.51% to 11.91% p.a., obtained using the borrowing rate as a criterion for new financing with similar terms and similar assets.
The balances of the right of use are presented below:

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
a.
Right-of-use assets

Initial adoption on January 1, 2019	6,429
Addition in business combination (note 3)	1,974
New contracts	1,458
Depreciation	(2,095)
Balance at December 31, 2019	7,766
New contracts	1,290
Depreciation	(2,539)
Balance at December 31, 2020	6,517
Net balance at:
December 31, 2019	7,766
December 31, 2020	6,517

b.
Lease liabilities

	Average discount rate (per year)	2020	2019
Properties	between 9.51% to 11.91%	7,211	8,210
Total		7,211	8,210
Current		2,405	1,545
Non-current		4,806	6,665
Total		7,211	8,210
The maturities of lease liabilities are as follows:
Analysis of maturities — lease liabilities	2020	2019
2021	—	1,545
2022	2,405	3,006
2023	4,806	3,659
Total	7,211	8,210
The reconciliation of movements of lease liability to cash flows arising from financing activities is described below:

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
Initial adoption on January 1, 2019	6,429
Addition in business combination (note 3)	2,345
New contracts	1,086
Interest	958
Interest paid	(513)
Lease payments	(2,095)
Balance at December 31, 2019	8,210
New contracts	1,291
Interest	880
Interest paid	(631)
Lease payments	(2,539)
Balance at December 31, 2020	7,211
Net balance at:
Current liabilities	2,405
Non-current liabilities	4,806

16
Revenue

	2020	2019
Software development revenue	169,596	98,360
Consulting revenue	34,440	4,653
Total net revenue	204,036	103,013
The following table sets forth the net revenue by industry vertical for the years indicated:
	2020	2019
By Industry Vertical
Financial Services	74,260	47,327
Pharmaceuticals and Cosmetics	6,021	2,200
Retail and Manufacturing	26,091	17,210
Technology, Media and Telecom	48,970	35,776
Aviation/transport	22,080	500
Insurance	2,010	—
Digital industry	10,240	—
Advisory	4,010	—
Others	10,354	—
Total net revenue	204,036	103,013
Net revenue by geography was determined based on the country where the revenue was generated as presented below:

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
	2020	2019
United States of America	20,054	4,653
Brazil	183,982	98,360
Total net revenue	204,036	103,013
The Business recognized 50% and 55% of net revenue from four major customers in 2020 and 2019, respectively, as identified in the table below. Of these amounts, net revenue recognized from Customer 4, is a related party, the Parent Entity.
Customers	2020		2019
	R$	%	R$	%
Customer 1	26,950	13%	16,860	16%
Customer 2	25,795	12%	10,473	10%
Customer 3	22,510	11%	8,060	8%
Customer 4	26,593	13%	21,569	21%
	101,848	50%	59,962	55%
Total net revenue	204,036	100%	103,013	100%

a.
Performance obligations and revenue recognition policies

The revenue is measured based on the consideration specified in the contract with the client. The Business recognizes revenue when it transfers control over the product or service to the customer.
The table below provides information on the nature and timing of performance obligations in contracts with customers, including the revenue recognition policies listed in the main types of services:
Type of service	Nature and timing of performance obligations	Revenue recognition in accordance with IFRS 15
Services provision: – software development; – consulting.
The Business has determined that the customer controls all work in progress as the services are provided. This is because, according to these contracts, services are provided according to the client’s specifications and, if a contract is terminated by the client, the Business will be entitled to reimbursement of the costs incurred to date, including a reasonable margin.
Invoices are issued in accordance with contractual terms and are usually paid in average within 70 days. Unbilled amounts are presented as contract assets.
The associated revenue and costs are recognized over time. The progress of the performance obligation is measured based on the hours incurred.

b.
Contract assets

Contract assets relate mainly to the Business’s rights to consideration for services performed, for which control has been transferred to the client, but not invoiced on the reporting date. Contract assets are transferred to receivables when the Business issues an invoice to the customer.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
The balances from contract assets from local market are shown and segregated in the statement of financial position is R$ 12,168 (R$ 5,022 in 2019 and R$ 1,733 in January 1, 2019).
17
Costs and expenses by nature

Information on the nature of expenses recognized in the combined statement of profit or loss is presented below:
	2020	2019
Employee expenses	(118,990)	(53,703)
Third-party services and other inputs	(14,576)	(11,976)
Travel expenses	(1,790)	(2,576)
Depreciation and amortization	(10,371)	(7,895)
Research and technological innovation expenses	(43)	—
Expected credit loss	(62)	(94)
Other	(6,432)	(3,963)
Total	(152,264)	(80,207)
Disclosed as:
Costs of services provided	(116,835)	(59,773)
Commercial expenses	(1,504)	(769)
General and administrative expenses	(34,033)	(17,802)
Research and technological innovation expenses	(43)	—
Impairment loss on trade receivables	(62)	(132)
Other income (expenses) net	213	(1,731)
Total	(152,264)	(80,207)

18
Income tax and social contribution

Income tax and social contribution recognized in the profit or loss for the year are shown as follows:
	2020	2019
Current income tax and social security contribution	(16,953)	(6,473)
Deferred income tax	70	(913)
Income tax and social contributions	(16,883)	(7,386)
The reconciliation of the effective rate with the average nominal rate is shown as follows:

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
	2020	2019
Profit before income tax and social contribution	51,037	24,592
Combined income tax and social contribution rate – %	34	34
Tax using the Business’s domestic tax rate	(17,353)	(8,361)
Permanent exclusions	857	1,323
Permanent additions	(282)	(192)
Taxation of foreign companies	(105)	(156)
Income Tax and Social Contribution Expenses	(16,883)	(7,386)
Current	(16,953)	(6,473)
Deferred	70	(913)
Effective rate	33%	30%
Deferred taxes
The composition and changes in deferred income tax and social contribution are described below:
	December 31, 2020
	Balance as of January 1	Recognition in profit or loss	Deferred tax assets (liabilities)
Property, plant and equipment	48	180	228
Intangibles (Goodwill)	(1,489)	(1,489)	(2,978)
Expected credit loss	35	56	91
Salaries and welfare charges	1,058	1,244	2,302
Lease	97	109	206
Exchange variation	—	(30)	(30)
Net deferred tax assets	(251)	70	(182)
	December 31, 2019
	Balance as of January 1	Recognition in profit or loss	Deferred tax assets (liabilities)
Property, plant and equipment	40	8	48
Intangibles	—	(1,489)	(1,489)
Expected credit loss	13	22	35
Salaries and welfare charges	519	539	1,058
Lease	90	7	97
Net deferred tax assets	662	(913)	(251)

19
Financial Instruments and Risk Management

19.1
Financial instrument categories

The Business maintains operations with non-derivative financial instruments. These instruments are managed to assure liquidity and profitability. The control policy consists of monitoring the terms contracted against the terms and condition current in the market. The Business does not make investments of a speculative nature in derivatives or any other risk assets.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
The estimate of the fair value of the Business’s financial instruments considered the following methods and assumptions:
—
Cash and cash equivalents:   approximate their respective carrying amount due to the short-term maturity of these instruments.

—
Trade receivables:   they arise directly from the Business’s operations, classified at amortized cost, are recorded at their invoiced amounts, adjusted by the exchange variation, when applicable, and subject to a provision for losses. The amounts recorded approximate fair values at the reporting date.

—
Contract assets and contract liabilities:   the characteristics of contract assets are short-term, therefore, the Business believes that the fair values corresponds to their amortized cost.

—
Lease liabilities:   are classified as financial liabilities measured at amortized cost. The contractual flow of lease liabilities is adjusted to the future value of the liabilities considering the interest until maturity.

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, segregated by category:
	2020
	Amortized cost	Total
Financial assets
Cash and cash equivalents	7,874	7,874
Trade receivables	25,406	25,406
Contract assets	12,168	12,168
Other assets	1,683	1,683
Total	47,131	47,131
Financial liabilities
Suppliers	4,966	4,966
Lease liabilities	7,211	7,211
Contract liability	3,208	3,208
Other liabilities	937	937
Accounts payable for business combination	3,658	3,658
Total	19,980	19,980
	2020
	Financial liabilities measured at fair value	Total
Contingent consideration from business combination	21,000	21,000
Total	21,000	21,000

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
	2019
	Amortized cost	Total
Financial assets
Cash and cash equivalents	5,806	5,806
Trade receivables	20,452	20,452
Contract assets	5,022	5,022
Other assets	534	534
Total	31,814	31,814
Financial liabilities
Suppliers	1,866	1,866
Lease liabilities	8,210	8,210
Contract liability	4,081	4,081
Other liabilities	110	110
Accounts payable for business combination	3,000	3,000
Total	17,267	17,267
	2019
	Financial liabilities measured at fair value	Total
Contingent consideration from business combination	21,000	21,000
Total	21,000	21,000
	January 1, 2019
	Amortized cost	Total
Financial assets
Cash and cash equivalents	1,336	1,336
Trade receivables	6,404	6,404
Contract assets	1,733	1,733
Other assets	1,303	1,303
Total	10,776	10,776
Financial liabilities
Suppliers	1,095	1,095
Lease liabilities	6,429	6,429
Contract liability	611	611
Total	8,135	8,135
The Business Management understands that all financial instruments above-mentioned have no classification, where it considers that the fair values are close to their carrying amount, except of contingent consideration for business combination that is classified in level 3 (financial liabilities at fair value). No significant changes were identified in the assumptions that could impact the change in values.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
19.2
Financial Risk Management

The Business’s operations are subject to the following risks factors:
a.
Market Risks

The Business is exposed to market risks resulting from the normal course of its activities such as inflation, interest rates and foreign exchange.
Thus, the Business’s operating results may be affected by changes in national economic scenario, especially regarding short and long-term interest rates and inflation targets.
a.2   Interest rate risk
Derives from the possibility of the Business incurring gain or losses resulting from fluctuations in interest rates applicable to its financial assets and liabilities. To mitigate this type of risk, the Business seeks to diversify its funds raising in terms of fixed or variable interest rates.
Sensitivity analysis of non-derivative financial instruments
Changes in interest rates may positively or adversely affect the combined carve-out financial statements.
As a probable scenario (scenario I) in the interest rate, expectations of rates in effect at a date close to the presentation of the financial statements were considered, according to information extracted from the Focus bulletin released by Central Bank (“BACEN”).
For the two adverse scenarios in the interest rate, an increase of 25% was considered as a possible adverse scenario (scenario II) and 50% as an remote scenario (scenario III).
The following table presents our sensitivity analysis over our financial instruments, in which we calculated the base rate, which is the expected impact for one year from the reporting date, given the index rate and the current scenario for the CDI interest rate and IPCA inflation rate.
				Decrease		Increase
Operation	Risk	Exposure in R$	Probable scenario (I)	Adverse Scenario (II)	Remote Scenario (III)	Adverse Scenario (II)	Remote Scenario (III)
Financial investments	Interest Rate reduction	6,541	6,884	5,163	3,442	8,605	10,326

a.
Credit risk

Credit risk refers to the risk that a counterparty will not comply with its contractual obligations, causing the Business to incur financial losses. Credit risk is the risk of a counterparty in a business transaction not complying with an obligation provided by a financial instrument or an agreement with customer, which would cause financial loss. To mitigate these risks, the Business has adopted as a practice an analysis of the financial and equity condition of its counterparties, as well as the definition of credit limits and permanent monitoring of outstanding positions.
The Business applies the simplified standard approach to commercial financial assets, where the provision for losses is analyzed over the remaining life of the asset. The policies considered by the Business regarding the application of IFRS 9, regarding expected credit losses are disclosed in note 7.f.

Dextra Tecnologia
Combined Carve-out Financial Statements December 31, 2020 and 2019
Notes to the combined carve-out financial statements
(Amounts in thousands of Brazilian Reais — R$, unless otherwise stated)
The carrying amount of financial assets represents the maximum credit exposure. The maximum credit risk exposure on the date of the financial statements is:
	2020	2019	Jan 1, 2019
Cash and cash equivalents	7,874	5,806	1,336
Trade receivables	25,406	20,452	6,404
Contract assets	12,168	5,022	1,733
Other assets	1,683	534	1,303

b.
Liquidity risk

The Business monitors liquidity risk by managing its cash resources and financial investments.
The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:
	December 31, 2020
	Carrying amount	Cash Contractual cash flow	6 months or less	6 – 12 months	1 – 2 years	2 – 5 Years
Non-derivative financial liabilities
Suppliers	4,966	4,966	4,966	—	—	—
Lease liabilities	7,211	7,530	—	2,495	5,035	—
Contract liabilities	3,208	3,208	3,208	—	—	—
Other liabilities	937	937	937	—	—	—
Accounts payable for business combination	24,658	32,001	—	5,481	—	26,520
	40,980	48,642	9,111	7,976	5,035	26,520
	December 31, 2019
	Carrying amount	Cash Contractual cash flow	6 months or less	6 – 12 months	1 – 2 years	2 – 5 Years
Non-derivative financial liabilities
Suppliers	1,866	1,866	1,866	—	—	—
Lease liabilities	8,210	8,776	—	1,929	6,847	—
Contract liabilities	4,081	4,081	4,081	—	—	—
Other liabilities	110	110	110
Accounts payable for business combination	24,000	26,339	—	5,335	—	21,004
	38,267	41,172	6,057	7,264	6,847	21,004

20
Subsequent events

Purchase agreement
The Parent Entity entered a sales agreement with CI&T Software S.A. to sell 100% of the control of Dextra Tecnologia S.A. and subsidiaries as described in the note 1. The process was approved by the administrative council of economic defense, which is the regulatory body, Conselho Administrativo de Defesa Econômica (CADE) on July 22, 2021.
The acquisition was consummated on August 10, 2021 in the total amount of R$800,000.

13,043,478
CLASS A COMMON SHARES
CI&T
PROSPECTUS

Global Coordinators / Lead Bookrunners
Goldman Sachs & Co LLC	Citigroup
Joint Bookrunners
J.P. Morgan	Morgan Stanley
Passive Bookrunners
Itaú BBA	BofA Securities	Bradesco BBI

November 9, 2021
Through and including December 4, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.